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As filed with the Securities and Exchange Commission on March 11, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REGAL ENTERTAINMENT GROUP
(Exact name of Registrant as specified in its charter)

Delaware	7832	02-0556934
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9110 East Nichols Avenue, Suite 200
Englewood, CO 80112
(303) 792-3600
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

Peter B. Brandow
Executive Vice President and General Counsel
9110 East Nichols Avenue, Suite 200
Englewood, CO 80112
(303) 792-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Whitney Holmes, Esq. Christopher J. Walsh, Esq. Hogan & Hartson L.L.P. 1200 Seventeenth Street, Suite 1500 Denver, Colorado 80202 (303) 899-7300	Nicholas P. Saggese, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Suite 3400 Los Angeles, California 90071 (213) 687-5000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Class A common stock, $0.001 par value per share	$345,000,000	$31,740

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)
Includes shares that the underwriters have the option to purchase solely to cover over-allotments, if any.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH    , 2002

                    Shares

[LOGO]

Regal Entertainment Group

Class A Common Stock

        Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price of our Class A common stock is expected to be between $    and $    per share. We will apply to list our Class A common stock on The New York Stock Exchange under the symbol "RGC."

        Upon completion of this offering, Anschutz will own 81.9% of our Class B common stock. Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted on by our stockholders. Accordingly, following this offering, Anschutz will own common stock representing              % of the combined voting power of our common stock or              % if the underwriters exercise their over-allotment option in full.

        The underwriters have an option to purchase a maximum of              additional shares to cover over-allotments of shares.

        Investing in our Class A common stock involves risks. See "Risk Factors" on page 9.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Regal
Per Share	$	$	$
Total	$	$	$

        Delivery of the shares of Class A common stock will be made on or about                            , 2002.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston	Lehman Brothers

The date of this prospectus is                            , 2002.

[Inside Cover]

[Regal Cinemas Logo]	[United Artists Theatres Logo]	[Edwards Theatres Logo]

[Graphic material omitted—photographs depicting interior and exterior movie theatre scenes.]

        The largest domestic motion picture exhibitor with 5,885 screens in 561 theatres in 36 states.

        You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

MARKET INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America and the National Association of Theatre Owners) and analysts, and our knowledge of our revenues and markets.

        We take responsibility for compiling and extracting, but have not independently verified, market and industry data provided by third parties, or by industry or general publications, and take no further responsibility for such data. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you as to their accuracy.

Dealer Prospectus Delivery Obligation

        Until                        , 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

        The information below is only a summary of more detailed information included in other sections of this prospectus. Unless otherwise indicated, all references in this prospectus to "we," "us," "our," "Regal" or "Regal Entertainment" mean Regal Entertainment Group and its subsidiaries including Regal Cinemas Corporation, United Artists Theatre Company, Edwards Theatres, Inc. and Regal CineMedia Corporation, assuming that the exchange transaction described under "About Regal Entertainment Group" has been consummated. Unless otherwise indicated in this prospectus, all references to "Regal Cinemas" mean Regal Cinemas Corporation and its subsidiaries, all references to "United Artists" mean United Artists Theatre Company and its subsidiaries, all references to "Edwards Theatres" mean Edwards Theatres, Inc. and its subsidiaries, all references to "Regal CineMedia" mean Regal CineMedia Corporation and its subsidiaries, all references to "Anschutz" mean Anschutz Company and its subsidiaries and all references to "Oaktree's Principal Activities Group" mean OCM Principal Opportunities Fund II, L.P. and its subsidiaries. The term "pro forma" refers to the combined results of operations described under "Unaudited Pro Forma Financial Statements." This summary may not contain all of the information that is important to you or that you should consider before buying shares in the offering. The information in other sections of this prospectus is important, so please read this entire prospectus carefully.

REGAL ENTERTAINMENT GROUP

        We are a leading motion picture exhibitor operating the largest theatre circuit in the United States. Our nationwide theatre circuit, comprising Regal Cinemas, United Artists and Edwards Theatres, operates 5,885 screens in 561 theatres in 36 states. We operate approximately 17% of all screens in the United States, nearly twice as many screens as our nearest competitor. Our geographically diverse circuit includes theatres in 41 of the top 50 U.S. demographic market areas as well as prime locations in growing suburban markets. We believe that the size, reach and quality of our theatre circuit provide an exceptional platform to realize economies of scale in our theatre operations and capitalize upon high-margin ancillary revenue opportunities.

        We have a stable, recurring and geographically diverse revenue base and high operating margins. On a pro forma basis for fiscal 2001, we generated total revenues, EBITDA and EBITDA margin of $2.0 billion, $358.0 million and 17.7%. Our strong operating cash flow combined with our modest working capital requirements, low maintenance capital expenditures and conservative capital structure provide us with significant flexibility to capitalize on future growth opportunities.

Our Industry

        Overview.    The domestic motion picture exhibition industry has historically maintained steady growth in revenues and attendance. Since 1965, total box office revenues have grown at a compound annual growth rate of approximately 6%, and annual attendance has grown to approximately 1.5 billion attendees. The industry has been relatively unaffected by downturns in the economic cycle, with total box office revenues and attendance growing in three of the last five recessions. In 2001, total box office revenues increased for the tenth consecutive year rising approximately 10% to $8.4 billion, and attendance grew approximately 5% to 1.5 billion attendees.

        Trends.    We believe that the U.S. motion picture exhibition industry will benefit from the following trends:

  •
  Increased Marketing of New Releases by Studios.  Movie studios have increased marketing expenditures per new film at a compound annual growth rate of approximately 10% since 1995. Because domestic movie theatres are the primary distribution channel for domestic film releases, the theatrical success of a film is often the most important factor in establishing its value in other film distribution channels, including home video, cable television, broadcast television and international releases.

  •
  Affordable and Increasingly Attractive Form of Entertainment.  We believe that patrons are attending movies more frequently because moviegoing is convenient, affordable and attractively priced relative to other forms of out-of-home entertainment. Since 1991, per capita movie attendance has grown from 4.5 to 5.3 times per year. Over this period, average ticket prices for movies have increased at a compound annual growth rate of only 3%, while ticket prices for professional sporting events and concerts have increased at approximately three times that rate.

  •
  Ongoing Screen Rationalization.  In 2000 and 2001, substantially all of the major exhibitors reduced their expansion plans and implemented screen rationalization programs to close under-performing theatres. This screen count rationalization benefits exhibitors as patrons of closed theatres migrate to remaining theatres, thereby increasing industry-wide attendance per screen and operating efficiencies.

  •
  Model Facilities Lower Future Capital Requirements.  We believe that the modern, 10 to 18 screen megaplex is the appropriate facility for most markets. Over the last several years, major exhibitors spent substantial capital upgrading their asset bases, including the development of the megaplex format and introducing enhanced amenities such as stadium seating and digital sound. Given the substantial capital spent on theatre circuit expansion and facilities upgrades, we believe that major exhibitors have reduced their capital spending for new theatre construction or further upgrades.

Competitive Strengths

        We believe that the following competitive strengths position us well for future growth:

        Industry Leader.    We are the largest domestic motion picture exhibitor with nearly twice as many screens as our nearest competitor. We believe that the quality and size of our theatre circuit is a significant competitive advantage for negotiating attractive concession contracts and generating economies of scale. We believe that our leading position enables us to capitalize on favorable attendance trends, attractive consolidation opportunities and high-margin ancillary businesses.

        Superior Management Drives Strong Operating Margins.    We have developed a proven operating philosophy focused on efficient operations and strict cost controls at both the corporate and theatre levels. We have developed a highly efficient purchasing and distribution supply chain that generates favorable concession margins. On a pro forma basis for fiscal 2001, we generated EBITDA margin of 17.7% and EBITDA per screen of approximately $60,800.

        Healthy Balance Sheet and Strong Cash Flow Generation.    We believe that we have one of the most conservative capital structures among reporting exhibitors of motion pictures. By combining our capital structure with our high operating margins, low maintenance capital expenditures and modest working capital requirements, we believe that we will generate significant cash flow to take advantage of future growth opportunities.

        Proven Acquisition and Integration Expertise.    We have significant experience identifying, completing and integrating acquisitions of theatre circuits. We have demonstrated our ability to enhance revenues and realize operating efficiencies through the successful acquisition and integration of 11 theatre circuits since 1995. We have generally achieved immediate cost savings at acquired theatres and improved their profitability through the application of our consolidated operating functions and key supplier contracts.

        Reorganizations Formed a Stronger Circuit with More Flexibility.    Our theatre operations have recently completed reorganizations that have enabled us to improve our asset base and profitability. By selectively closing under-performing locations and negotiating rent reductions and lease termination rights, we have enhanced our operational flexibility and created competitive advantages over major theatre operators that have not entered or completed a bankruptcy reorganization process.

        Quality Theatre Portfolio.    Regal Cinemas, Inc., United Artists and Edwards Theatres have invested approximately $1.8 billion in capital expenditures since 1997. As a result, we believe that we operate one of the most modern theatre circuits among major exhibitors of motion pictures. Approximately 75% of our screens are located in theatres with 10 or more screens. Approximately 60% of our screens are located in theatres featuring stadium seating and digital sound. Our theatres have an average of 10.5 screens per location, which is well above an average of 5.5 screens per location for the North American motion picture exhibition industry. In addition, our theatres have excellent access to first-run films since approximately 80% of our screens are located in film licensing zones in which we are the sole exhibitor.

        Distinctive Opportunity in Ancillary Revenues.    We are the largest and most geographically diverse theatre circuit in the nation with over 240 million annual attendees and a nationwide presence that includes 9 of the top 10 and 23 of the top 25 U.S. demographic market areas. We believe that our asset base provides an attractive platform for advertisers to reach a desirable customer base and for businesses to conduct corporate communications services, conferencing, product introductions and distance learning. We believe we have a distinct opportunity among exhibitors to generate revenues from digital advertising and from corporate communications services. Our subsidiary, Regal CineMedia, focuses exclusively on leveraging our theatre assets to increase our revenues from these high-margin, complementary lines of business.

Business Strategy

        Our business strategy is to continue to enhance our leading position in the motion picture exhibition industry. Key elements of our strategy include:

        Enhancing Operating Efficiencies.    We believe that significant opportunities exist for us to generate economies of scale from the integration of Regal Cinemas, United Artists and Edwards Theatres. We expect to enhance our operating results through the application of best practices from across our combined company.

        Pursuing Strategic Acquisitions.    We believe that our acquisition experience and the financial flexibility provided by our conservative capital structure position us well to execute future acquisitions. We may selectively pursue theatre acquisitions that enhance our market position and improve our consolidated operating results. In addition, we may pursue acquisitions that strengthen our ancillary business by broadening our service offerings.

        Creating a Digital Network to Generate Ancillary Revenues.    We intend to generate additional revenue growth by investing in the equipment necessary to create the largest digital video and communications network among domestic exhibitors. We intend to use the digital network to generate additional revenue from on-screen and in-lobby advertising and corporate communication services.

        Pursuing Selective Growth Opportunities.    We intend to selectively pursue theatre and screen expansion opportunities that meet our strategic and financial return criteria. We are combining the capital spending programs of Regal Cinemas, United Artists and Edwards Theatres under one management team to maximize our return on investment by enabling us to make strategic capital expenditures that we believe will provide the highest returns among our theatre portfolio.

Other Information

        Our principal executive offices are located at 9110 East Nichols Avenue, Suite 200, Englewood, Colorado 80112. Our telephone number is (303) 792-3600. The Satellite Theatre Network® is the property of United Artists. Other trademarks and trade names appearing in this prospectus are the property of their holders.

        Despite the competitive strengths described above, our business is subject to a number of risks. If we fail to adequately integrate the operations of Regal Cinemas, United Artists and Edwards Theatres, or if we fail to maintain the operating efficiencies we have generated in the past, or if we are unable to successfully establish the business of Regal CineMedia, our results of operations may suffer. In addition, we may not be able to successfully execute our business strategy because of the competitive environment in which we operate. For a discussion of these, and other risks, please see "Risk Factors" beginning on page 9.

The Offering

Class A common stock offered	shares
Common stock to be outstanding immediately after this offering
Class A	shares
Class B	84,423,764 shares
Use of proceeds
We intend to use the net proceeds from this offering to retire indebtedness of Edwards Theatres, redeem preferred stock of Edwards Theatres, for operating costs and capital expenditures of Regal CineMedia and for general corporate purposes.
Proposed NYSE Symbol	RGC

        The number of shares of Class A common stock and Class B common stock to be outstanding after this offering is based on the number of shares outstanding as of March 8, 2002. This number excludes:

  •
  shares issuable upon exercise of the underwriters' over-allotment option;

  •
  8,832,147 shares issuable upon exercise of outstanding options at a weighted average exercise price of $7.96 per share;

  •
  3,928,185 shares of Class B common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $8.88 per share and 296,129 shares of Class A common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $8.88 per share; and

  •
  2,362,207 shares reserved for future issuance under our 2002 Stock Incentive Plan.

Summary Unaudited Pro Forma Combined Financial Data for 2001
(with combined adjusted historical amounts for 2000)

        Regal was created through a series of transactions during 2001 and 2002. Anschutz acquired controlling equity interests in United Artists and Edwards Theatres upon United Artists' emergence from bankruptcy reorganization on March 1, 2001 and Edwards Theatres' emergence from bankruptcy reorganization on September 29, 2001. Our historical combined fiscal 2001 financial statements reflect the results of United Artists and Edwards Theatres following these dates. Therefore, the historical results of operations for Regal include only the results of operations of United Artists from March 2, 2001, and of Edwards Theatres from September 30, 2001. These controlling equity interests have been recorded in the combined financial statements of Regal at the combined cost basis of Anschutz.

        On January 29, 2002, Anschutz acquired a controlling equity interest in Regal Cinemas, Inc. Anschutz exchanged its controlling equity interest in Regal Cinemas, Inc. for a controlling equity interest in Regal Cinemas immediately after Regal Cinemas, Inc. and its subsidiaries emerged from bankruptcy reorganization. Since our financial statements will reflect the results of Regal Cinemas following the date Anschutz acquired a controlling equity interest, our 2001 historical results of operations do not include Regal Cinemas, Inc.

        We have provided unaudited pro forma combined results of operations for fiscal 2001 because (i) the results of Regal Cinemas, Inc. are significant, (ii) our historical results do not include a full year's results of United Artists and Edwards Theatres, and (iii) the effects of the reorganizations on our theatre operations are material. We believe this presentation of the unaudited pro forma combined results of operations for fiscal 2001 as set forth below is more useful in understanding our current operations than our historical 2001 financial statements. For purposes of the discussion below, we have included a comparison to unaudited combined adjusted historical financial data for fiscal 2000 because we believe it provides a more meaningful basis for period-to-period comparisons than actual historical financial data.

        The unaudited pro forma combined statement of operations for fiscal 2001 and the combined adjusted historical results for 2000 for comparative purposes assume that each of the following had occurred at the beginning of each entity's fiscal years:

  •
  the acquisition by Anschutz of the controlling equity interests in Regal Cinemas, United Artists and Edwards Theatres;

  •
  the contribution by Anschutz to Regal of those interests;

  •
  the contribution to Regal by certain other stockholders of Regal Cinemas, United Artists and Edwards Theatres of their equity interests in those entities;

  •
  the elimination of operating results for theatres rejected or closed in connection with the bankruptcy reorganizations of Regal Cinemas, Inc., United Artists and Edwards Theatres;

  •
  the elimination of direct costs and other items associated with these entities' respective bankruptcy reorganizations; and

  •
  the estimated effects of this offering and the use of proceeds described herein.

        The unaudited pro forma combined as adjusted balance sheet assumes that each of the following had occurred on our fiscal year ends:

  •
  the acquisition by Anschutz of the controlling equity interests in Regal Cinemas, United Artists and Edwards Theatres;

  •
  the contribution by Anschutz to Regal of those interests;

  •
  the contribution to Regal by certain other stockholders of Regal Cinemas, United Artists and Edwards Theatres of their equity interests in those entities;

  •
  the completion of the bankruptcy reorganization of Regal Cinemas, Inc.; and

  •
  the estimated effects of this offering and the use of proceeds described herein.

        The summary pro forma combined financial data does not necessarily indicate the operating results or financial position that would have resulted from our operation on a combined basis during the period presented, nor does this 2001 pro forma data necessarily represent any future operating results or financial position. In addition to this summary financial data, you should also refer to the more complete financial information included elsewhere in this prospectus, including historical financial results of Regal, Regal Cinemas, Inc., United Artists and Edwards Theatres and our unaudited pro forma combined financial statements and the accompanying notes.

	Combined Adjusted Historical(1)	Pro Forma
	Fiscal Year Ended
	December 28, 2000	December 27, 2001
	(dollars in millions, except operating and per share data)
Statement of Operations Data:
Revenues:
Admissions	$1,263.9	$1,403.3
Concessions	492.5	553.4
Other	62.1	70.4

Total revenues	1,818.5	2,027.1
Operating income	132.3	162.4
Net income		58.3
Net income per share:
Basic
Diluted
Weighted average number of shares:
Basic
Diluted
Other Financial Data:
EBITDA (2)	$293.5	$358.0
EBITDA margin (3)	16.1%	17.7%
EBITDAR (2)	$537.8	$604.3
EBITDAR margin (3)	29.6%	29.8%
Capital expenditures (4)		$52.1
Operating Data:
Theatres at period end	575	561
Screens at period end	5,910	5,885
Average screens per theatre	10.3	10.5
Attendance (in millions)	224.5	241.1
Average ticket price	$5.63	$5.82
Average concessions per patron	2.19	2.30

As of December 27, 2001
Pro Forma As Adjusted
(in millions)
Balance Sheet Data:
Cash and cash equivalents	$115.9
Total assets	2,127.8
Total debt	823.3
Stockholders' equity	1,032.5

(1)
Represents the historical operating results for fiscal 2000 of Regal Cinemas, Inc., United Artists and Edwards Theatres as adjusted to eliminate the results of theatres rejected or closed as a result of bankruptcy, reorganization and restructuring items. The adjustments result in a decrease in total revenues of $192.1 million and an increase in operating income, EBITDA and EBITDAR of $268.8 million, $267.1 million and $222.7 million, respectively.

(2)
EBITDA represents operating income (loss) from continuing operations before depreciation and amortization expense, (loss) gain on disposal of operating assets, loss on impairment of assets, theatre closing costs, lease exit and restructure costs, legal and professional fees related to restructuring and merger and recapitalization expenses. EBITDAR represents EBITDA before rent expense. We have included EBITDA and EBITDAR in these data because we believe them to be measures commonly used by investors to analyze and compare companies in our industry. EBITDA and EBITDAR are not measurements of financial performance under generally accepted accounting principles and should not be considered in isolation or construed as substitutes for net income or other operations data or cash flow data prepared in accordance with generally accepted accounting principles for purposes of analyzing our profitability or liquidity. EBITDA and EBITDAR, as we calculate them, may not be comparable to similarly titled measures reported by other companies.

        EBITDA and EBITDAR are calculated as follows:

	Combined Adjusted Historical(1)	Pro Forma
	Fiscal Year Ended
	December 28, 2000	December 27, 2001
	(dollars in millions, except operating and per share data)
Operating income	$132.3	$162.4
Depreciation and amortization	126.6	145.8
Gain on disposal of operating assets	(15.6)	(2.8)
Loss on impairment of assets	50.2	52.6

EBITDA	$293.5	$358.0
Rent expense	244.3	246.3

EBITDAR	$537.8	$604.3

(3)
Defined as EBITDA and EBITDAR as a percentage of total revenues.

(4)
Represents our fiscal 2001 capital expenditures pro forma for theatres not closed or rejected during the bankruptcy proceedings.

RISK FACTORS

        Before you invest in our Class A common stock, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our pro forma and historical financial statements and related notes, before you decide to purchase shares of our Class A common stock. The following risks and uncertainties are not the only ones we face. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our Class A common stock could decline, perhaps significantly.

Risks Related to Our Business and Industry

Our operating companies lack a combined operating history and have in the past operated at a loss

        Regal Cinemas, United Artists and Edwards Theatres operated as separate motion picture exhibitors until we acquired them, and each operated at a loss prior to its reorganization in bankruptcy. There can be no assurance that we can successfully conduct their combined operations on an economically feasible basis and we may therefore incur further losses in the future. Because we are recording the combination of Regal Cinemas, United Artists and Edwards Theatres in accordance with the purchase method of accounting, the pro forma combined information contained in this prospectus may not be indicative of our future operating results. As a result, we have limited historical financial and operating data upon which you can evaluate our business.

Failure to integrate our operations or establish the business of Regal CineMedia may result in operating losses or reduce our profits

        We have combined three independent motion picture exhibitors and Regal CineMedia into a new company, and our success as a national motion picture exhibitor will depend in large part on our ability to integrate the operations, employees and management of three previously independent motion picture exhibitors, as well as our ability to establish the business and operations of Regal CineMedia. The success of this business model will depend on our ability to build on the strengths of our operating companies and to centralize many of our business functions. We will have to expend substantial managerial, operational, financial and other resources to integrate these businesses. It may take us longer than anticipated to integrate the operations, employees and management of Regal Cinemas, United Artists and Edwards Theatres, establish the business of Regal CineMedia and implement our business model, or we may fail to successfully complete the integration or be unable to establish the business of Regal CineMedia. Failure to integrate our motion picture exhibitors or establish Regal CineMedia successfully may result in significant operating inefficiencies. In addition, delays in the successful completion of the integration would delay our ability to benefit from cost savings and increased operating efficiencies, including the negotiation of long-term concession contracts. Consequently, a delay or failure of our integration efforts could prevent us from achieving or maintaining profitability or from attaining the level of profitability we hope to achieve.

We have a substantial investment in developing ancillary revenue opportunities that we may be unable to achieve

        We have made a substantial investment in Regal CineMedia and we expect to make additional investments in Regal CineMedia in the future. These investments are aimed at generating revenues through a digital network that is not complete and through exploiting other ancillary business uses of our theatres. We may be unable to attract significant interest in the products and services of Regal CineMedia. If we are unable to generate sufficient revenue from the sale of advertising in our theatres or from alternative products and services, we may not achieve or maintain the level of profitability we hope to achieve, and our results of operations may be adversely affected.

We operate in a competitive environment

        The motion picture exhibition industry is fragmented and highly competitive, particularly with respect to film licensing, attracting patrons and developing new theatre sites. Theatres operated by national and regional circuits and by small independent exhibitors compete with our theatres. In recent years, motion picture exhibitors have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make them financially burdensome to close and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. As a result, there is an oversupply of screens in the North American motion picture exhibition industry. This has affected and may continue to affect the performance of some of our theatres.

        There are no significant barriers to entry in the motion picture exhibition industry. Although we expect a decline in the number of screens industry-wide, our competitors, including new motion picture exhibitors, may from time to time build new theatres or screens in areas in which we operate, which may require us to compete for popular films or result in excess capacity in those areas and hurt attendance at our theatres. Moviegoers are generally not brand conscious and usually choose a theatre based on its location, the films showing there and its amenities. A change in consumer preferences or technology may cause increased competition, require us to make large capital expenditures and adversely affect our operations.

        The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees resulting from those cases bind certain major motion picture distributors and require such distributors to offer and license films to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

        We also compete with other movie delivery vehicles, including cable television, video disks and cassettes, satellite and pay-per-view services. Further, new technologies for movie delivery (such as video on demand) could have a material adverse effect on our business and results of operations. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, concerts, live theatre and restaurants.

Development of digital technology will increase our capital expenses

        The industry is in the early stages of conversion from film based media to electronic based media. There are a variety of constituencies associated with this anticipated change which may significantly impact industry participants, including content providers, distributors, equipment providers and exhibitors. Should the conversion process rapidly accelerate, we may have to raise additional capital to finance the conversion costs associated with this potential change. The additional capital necessary may not, however, be available to us on attractive terms. Furthermore, it is impossible to accurately predict how the roles and allocation of costs between various industry participants will change if the industry changes from physical media to electronic media.

We depend on motion picture production and performance

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We mostly license first-run motion pictures, the success of which have increasingly depended on the marketing efforts of the major studios. Poor performance of, or any disruption in the production of (including by reason of a strike), these motion pictures, or a reduction in the marketing efforts of the major studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by studios may adversely affect the demographic base of moviegoers.

The bankruptcy reorganizations of our theatre circuit operators could harm our business, financial condition and results of operations

        During the past 13 months, each of Regal Cinemas, Inc., United Artists and Edwards Theatres has emerged from reorganization under Chapter 11 of the U.S. Bankruptcy Code. Regal Cinemas, Inc. and Edwards Theatres have certain claims from these bankruptcy reorganizations that remain unsettled and are subject to ongoing negotiation and possible litigation. The final amounts paid in connection with these claims could materially exceed our current estimates of these amounts, which could reduce our profitability or cause us to incur losses that would affect the trading price of our common stock. In addition, the past inability of our theatre circuit operators to meet their obligations that resulted in their filing for bankruptcy protection, or the perception that we may not be able to meet our obligations in the future, could adversely affect our ability to obtain adequate financing, or our relationships with our customers and suppliers, as well as our ability to retain or attract high-quality employees.

We may not benefit from our acquisition strategy

        We may have difficulty identifying suitable acquisition candidates. Even if we do identify such candidates, we anticipate significant competition from other motion picture exhibitors and financial buyers when trying to acquire these candidates, and there can be no assurances that we will be able to acquire such candidates at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. As a result of this competition for limited assets, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating the acquired operations and personnel and integrating them into our current business;
  •
  the potential disruption of our ongoing business;
  •
  the diversion of management's attention and other resources;
  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;
  •
  the risks of entering markets in which we have little or no experience;
  •
  the potential impairment of relationships with employees;
  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and
  •
  the possibility that any acquired theatres or theatre circuit operators do not perform as expected.

We depend on our relationships with film distributors

        The film distribution business is highly concentrated, with nine major film distributors reportedly accounting for 93% of admissions revenues and 48 of the 50 top grossing films during 2000. Our business depends on maintaining good relations with these distributors. In addition, we are dependent on our ability to negotiate commercially favorable licensing terms for first-run films. A deterioration in our relationship with any of the nine major film distributors could affect our ability to negotiate film licenses on favorable terms or our ability to obtain commercially successful films and, therefore, could hurt our business and results of operations.

We must comply with the ADA

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance. Any such imposition of injunctive relief, fines, damage awards or capital expenditures could adversely affect our business and results of operations.

We depend on our senior management

        Our success depends upon the retention of our senior management, including Michael Campbell and Kurt Hall, our Co-Chief Executive Officers. We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key-man life insurance for any of our employees. The loss of any member of senior management could adversely affect our ability to effectively pursue our business strategy.

A prolonged economic downturn could materially affect our business by reducing consumer spending on attending movies

        We depend on consumers voluntarily spending discretionary funds on leisure activities. Motion picture theatre attendance may be affected by prolonged, negative trends in the general economy that adversely affect consumer spending, including such trends resulting from terrorist attacks on the United States. Any reduction in consumer confidence or disposable income in general may affect the demand for motion pictures or severely impact the motion picture production industry, which, in turn, could adversely affect our operations.

Risks Related to Our Corporate Structure

The interests of our controlling stockholders may conflict with your interests

        Following this offering, Anschutz and Oaktree's Principal Activities Group will own all of our outstanding Class B common stock. Our Class A common stock has one vote per share while our Class B common stock has ten votes per share on all matters to be voted on by stockholders. As a result, Anschutz and Oaktree's Principal Activities Group after this offering will control            % of the combined voting power of all of our outstanding common stock, or            % if the underwriters exercise their over-allotment option in full. For as long as Anschutz and Oaktree's Principal Activities Group continue to own shares of common stock representing more than 50% of the combined voting power of our common stock, they will be able to direct the election of all of the members of our board of directors and determine the outcome of all matters submitted to a vote of our stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock. Anschutz and Oaktree's Principal Activities Group will also have the power to prevent or cause a change in control, and could take other actions that might be desirable to Anschutz and Oaktree's Principal Activities Group but not to other stockholders. In addition, Anschutz and Oaktree's Principal Activities Group and their affiliates have controlling interest in companies in related and unrelated industries, including interests in the sports, motion picture and entertainment industries. In the future, they may combine our company with one or more of their other holdings.

Our substantial lease and debt obligations could impair our financial condition

        We have substantial lease and debt obligations. For fiscal 2001, on a pro forma basis, our total rent expense and interest expense were approximately $246.3 million and $72.9 million, respectively. As of January 3, 2002, on a pro forma combined basis, we had total debt of $823.3 million.

        Our substantial lease obligations and debt could have important consequences to you. For example, it could:

  •
  limit our ability to obtain necessary financing in the future;
  •
  make it more difficult for us to satisfy our obligations;
  •
  require us to dedicate a substantial portion of our cash flow to payments on our lease and debt obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;
  •
  make us more vulnerable to a downturn in our business and limit our flexibility to plan for, or react to, changes in our business; and
  •
  place us at a competitive disadvantage compared to competitors that might have proportionately less lease and debt obligations or have better access to capital.

        If we are unable to meet our lease and debt service obligations, we could be forced to restructure or refinance our obligations and seek additional equity financing or sell assets. We may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, inability to meet our lease and debt service obligations could cause us to default on those obligations.

We are a holding company with no operations of our own

        We are a holding company with no operations of our own. Consequently, our ability to service our debt and pay dividends is dependent upon the earnings from the businesses conducted by our subsidiaries. The distribution of those earnings, or advances or other distributions of funds by these subsidiaries to us, all of which could be subject to statutory or contractual restrictions, are contingent upon the subsidiaries' earnings and are subject to various business considerations.

We may be subject to restrictions due to minority interests in our subsidiaries

        We conduct our business through our subsidiaries. Minority stockholders may hold significant interests in these subsidiaries. Minority stockholders will own 14.6% of the combined voting power of the outstanding capital stock of United Artists. Various disadvantages may result from the participation of minority stockholders whose interests may not always coincide with ours. The presence of minority interests may, among other things, impede our ability to implement organizational efficiencies and transfer cash and assets from one subsidiary to another in order to allocate assets most effectively.

Our certificate of incorporation and bylaws contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders

        Certain provisions of our certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. Certain provisions in our certificate of incorporation and bylaws:

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares, making a takeover more difficult and expensive;
  •
  provide for a classified board of directors;
  •
  provide for a minimum and maximum number of directors, with the number of directors within the range to be fixed by a majority vote of the board of directors; this provision restricts the ability of our stockholders to increase the size of our board of directors; and
  •
  do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

Our issuance of shares of preferred stock could delay or prevent a change of control of our company

        Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 50,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our other classes of voting stock.

We have not paid and currently do not anticipate paying any cash dividends on our common stock

        We have not paid any cash dividends on our common stock since our inception and do not currently anticipate paying dividends on our common stock in the foreseeable future. Our payment of dividends is and will continue to be restricted by or subject to, among other limitations, applicable provisions of federal and state laws, our earnings, our status as a holding company, various business considerations and restrictions in credit agreements and indentures or other contracts.

Stock Market Risks

You will experience immediate and substantial dilution in net tangible book value per share of Class A common stock

        The initial public offering price will be substantially higher than the net tangible book value per share of the outstanding common stock. If you purchase shares of our common stock, you will incur immediate and substantial dilution in the amount of $                        per share, based on an assumed initial public offering price of $                        per share, which is the mid-point of the initial public offering price range set forth on the cover of this prospectus.

Our stock price may be volatile and decline substantially

        Prior to this offering, there has been no public market for our Class A common stock, and there can be no assurance that an active trading market for our Class A common stock will develop or continue upon completion of the offering. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the price at which our Class A common stock will trade after the offering.

        The stock market in general has experienced extreme price and volume fluctuations in recent years. These broad market fluctuations may adversely affect the market price of our Class A common stock, regardless of our actual operating performance. You may be unable to resell your shares at or above the public offering price because of a number of factors, including:

  •
  actual or anticipated quarterly fluctuations in our operating results;
  •
  changes in expectations of future financial performance or changes in estimates of securities analysts;
  •
  changes in the market valuations of other companies;
  •
  announcements relating to strategic relationships, acquisitions or industry consolidation; and
  •
  general economic, market and political conditions not related to our business.

Our results of operations fluctuate on a seasonal basis and may be unpredictable, which could increase the volatility of our stock price

        Our revenues are usually seasonal because of the way the major film distributors release films. Generally, the most marketable movies are released during the summer and the holiday season. Poor performance of these films, or a disruption in the release of films during these periods, could hurt our results for the entire fiscal year. An unexpected "hit" film during other periods can alter the traditional trend. The timing of movie releases can have a significant effect on our results of operations, and our results of operations for one quarter are not necessarily indicative of our results of operations for any other quarter. These variations in results could cause increased volatility in our stock price.

The substantial number of shares that will be eligible for sale in the near future could cause the market price for our Class A common stock to decline

        Upon completion of this offering, we will have outstanding                        shares of Class A common stock and                        shares of Class B common stock which may convert into Class A common stock. Prior to this offering, there has been no public market for our Class A common stock. We cannot predict the effect, if any, that market sales of shares of Class A common stock or the availability of shares of Class A common stock for sale will have on the market price of our common stock prevailing from time to time. All of the outstanding shares of Class A common stock and Class B common stock belonging to officers, directors and other stockholders are currently "restricted securities" under the Securities Act and are subject to the lock-up agreements described in "Underwriting." The remaining shares are eligible for future sale in the public market at prescribed times pursuant to Rule 144 under the Securities Act, or otherwise and holders of our common stock have the registration rights described in "Description of Capital Stock—Registration Rights." Sales of a significant number of these shares in the public market could adversely affect the market price of our Class A common stock.

        Anschutz, Oaktree, all of our other stockholders and our directors and executive officers have entered into the lock-up agreements described in "Underwriting." Anschutz, Oaktree's Principal Activities Group and other significant stockholders will also be able to sell their shares pursuant to the registration rights that we have granted as described in "Description of Capital Stock—Registration Rights." We cannot predict whether substantial amounts of our Class A common stock will be sold in the open market in anticipation of, or following, any divestiture by Anschutz, Oaktree's Principal Activities Group or our directors or executive officers of their shares of our common stock. Additionally, approximately 8,832,147 shares of our Class A common stock will be issuable upon exercise of stock options which vest and become exercisable over the next five years. Sales of substantial amounts of shares of our Class A common stock in the public market following this offering, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline. Those sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains some "forward-looking statements" based on our current expectations, assumptions, estimates and projections about our business and our industry. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties, some of which are beyond our control.

        For example, we could be adversely affected by:

  •
  reduced attendance at movies generally, a reduction in the number or diversity of popular movies released or an inability to successfully license and exhibit popular films;

  •
  competitive pressures from other motion picture exhibitors;

  •
  increased costs of operation, such as increased film licensing costs, rising cost of concessions or increases in hourly wages;

  •
  adverse determinations in lawsuits to which we are a party or legal or regulatory actions under laws that substantially affect our business, such as the Americans with Disabilities Act;

  •
  failure to successfully integrate our existing businesses or businesses that we acquire in the future;

  •
  inability to generate advertising revenue;

  •
  failure to successfully complete construction of our digital network;

  •
  failure to successfully market and profitably sell advertising and other services for which we are developing our digital network system;

  •
  reduced marketing of films by movie studios;

  •
  increased capital expenditures caused by a change in consumer preferences for our current megaplex format;

  •
  a change in the cost of attending movies relative to alternative forms of entertainment; or

  •
  reduced access to first run films as a result of competitors entering into a film licensing zone in which we are currently a sole exhibitor.

        If any of these events, or other events that we do not currently foresee, actually occur, our results of operations could differ materially from those anticipated in the forward-looking statements. Various factors more fully described under the heading "Risk Factors" and elsewhere in this prospectus could cause our results to differ from those forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. In addition, we have no general duty to publicly update forward-looking statements, even if new information becomes available or other events occur in the future.

        This prospectus contains information regarding market share, market position and industry data pertaining to our business based on data and reports compiled by industry professional organizations and analysts, and our knowledge of our revenues and markets. Although we believe these sources are reliable, we have not independently verified this market data. This market data includes projections that are based on a number of assumptions. If any one or more of those assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions.

ABOUT REGAL ENTERTAINMENT GROUP

The Exchange Agreement

        On                        , 2002, through a series of transactions, we issued Class B common stock to Anschutz in exchange for its controlling equity interests in Regal Cinemas, United Artists, Edwards Theatres and Regal CineMedia, we issued Class B common stock to Oaktree in exchange for its contribution of capital stock of Regal Cinemas and Edwards Theatres and we issued Class A common stock to the other stockholders of Regal Cinemas, United Artists and Edwards Theatres in exchange for their capital stock of Regal Cinemas, United Artists and Edwards Theatres, as follows:

  •
  Anschutz contributed its Regal Cinemas common stock for 45,646,395 shares of Class B common stock;

  •
  Anschutz contributed its common stock and Series A Convertible Preferred Stock of United Artists in exchange for 17,194,900 shares of Class B common stock;

  •
  Anschutz contributed its Edwards Theatres common stock for 6,679,321 shares of Class B common stock;

  •
  Anschutz contributed its Regal CineMedia common stock for 850,828 shares of Class B common stock;

  •
  Oaktree's Principal Activities Group contributed its Regal Cinemas common stock for 12,265,357 shares of Class B common stock;

  •
  Oaktree's Principal Activities Group contributed its Edwards Theatres common stock for 1,786,963 shares of Class B common stock;

  •
  The other stockholders of Regal Cinemas exchanged their Regal Cinemas common stock for 23,895,694 shares of Class A common stock;

  •
  The other stockholders of United Artists exchanged their common stock and Series A Convertible Preferred Stock of United Artists for 1,185,388 shares of Class A common stock;

  •
  The other stockholders of Edwards Theatres exchanged their Edwards Theatres common stock for 2,212,298 shares of Class A common stock; and

  •
  The other stockholder of Regal CineMedia exchanged its Regal CineMedia common stock for 46,859 shares of Class A common stock.

        Upon the closing of the exchange the holders of outstanding options of United Artists and Regal Cinemas will receive replacement options to purchase 8,832,147 shares of Class A common stock at prices ranging from $4.44 to $12.87 per share. We also granted to the holders of United Artists Warrants in exchange for their contribution to Regal of outstanding warrants to purchase 3,750,000 shares of United Artists' common stock, replacement warrants to purchase 3,928,185 shares of Class B common stock at $8.88 per share and warrants to purchase 296,129 shares of Class A common stock at $8.88 per share. We refer to the exchange as the "exchange transaction."

Our Relationship with Anschutz

        Following the exchange transaction, Anschutz transferred beneficial ownership of 1,364,464 shares of Class B common stock to Oaktree. Consequently, upon completion of this offering, Anschutz will own 81.9% of our outstanding Class B common stock, giving it            % of the combined voting power of our outstanding common stock, or             % if the underwriters exercise their over-allotment option in full. Anschutz will have the ability to direct the election of members of our board of directors and to determine the outcome of other matters submitted to the vote of our stockholders. On March 5, 2002, Anschutz acquired a controlling equity interest in a financially troubled digital video advertising company, Next Generation Network, Inc., for approximately $2.8 million in an out-of-court restructuring of Next Generation's indebtedness. Anschutz has funded Next Generation through bridge loans and is considering whether any of Next Generation's assets may be useful in Regal CineMedia's business. Regal CineMedia may enter into various transactions with Next Generation prior to consummation of the exchange transaction if Anschutz and Regal CineMedia both determine that Next Generation's assets would be useful to the business of Regal CineMedia.

        Anschutz is not subject to any contractual obligation to maintain its share ownership, except that Anschutz has agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters.

USE OF PROCEEDS

        We estimate our net proceeds from the sale of                        shares of Class A common stock in this offering will be approximately $278.0 million, or approximately $                        if the underwriters exercise their over-allotment option in full, based on an assumed initial public offering price of $            per share, the midpoint of the offering price range set forth on the cover of this prospectus, and after deducting the underwriting discount and our estimated offering expenses.

        Currently, we intend to use the net proceeds as follows:

  •
  $180.0 million to repay principal owed by Edwards Theatres under its term credit agreement; until March 31, 2002, the interest rate on $90.0 million of the principal owed under the term credit agreement is 5.92% per annum; until April 30, 2002, the interest rate on the remaining $90.0 million of the principal owed is 5.89% per annum; after such dates, the interest rate will be based on the London interbank lending market rates available at the time, plus a percentage per annum ranging between 3.75% and 4.25% based on Edwards Theatres' leverage ratio (as calculated under Edwards Theatres' term credit agreement); interest is due and payable on the last day of each month and the term credit agreement matures on June 30, 2005;

  •
  approximately $12.1 million to pay amounts owed on the senior subordinated notes issued by Edwards Theatres; the notes bear interest at a rate of 13% per annum and mature on September 29, 2005;

  •
  approximately $76.0 million to redeem Edwards Theatres' Series A and Series B redeemable preferred stock outstanding at the closing of this offering;

  •
  approximately $5.0 million for operating costs and capital expenditures of Regal CineMedia; and

  •
  the balance for general corporate purposes, including future acquisitions and working capital.

        Edwards Theatres used the proceeds from its term credit agreement and the issuance of its senior subordinated notes and preferred stock to pay claims allowed in its bankruptcy reorganization as described under "Business—Legal Proceedings."

        The foregoing represents our current intentions based upon our present plans and business condition. Our management will have broad discretion in the application of the net proceeds from this offering, and the occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus.

DIVIDEND POLICY

        We do not intend to pay dividends on our common stock in the foreseeable future. Instead, we expect to retain our earnings to finance the expansion of our business and for general corporate purposes. In addition, our future dividend policy will depend on the requirements of financing agreements to which we may be a party and other factors considered relevant by our board of directors, including the General Corporation Law of the State of Delaware, which provides that dividends are only payable out of surplus or current net profits.

CAPITALIZATION

        The following table shows our capitalization at December 27, 2001 on a pro forma combined basis and on a pro forma as adjusted basis. The pro forma combined presentation includes:

  •
  the acquisition by Anschutz of the controlling equity interests in Regal Cinemas, United Artists and Edwards Theatres;

  •
  the contribution by Anschutz to Regal of those interests;

  •
  the contribution to Regal by certain other stockholders of Regal Cinemas, United Artists and Edwards Theatres of their equity interests in those entities; and

  •
  the completion of the bankruptcy reorganization of Regal Cinemas, Inc.

The pro forma as adjusted presentation includes the effects of this offering and the use of proceeds described herein.

	As of December 27, 2001
	Pro Forma Combined	Pro Forma As Adjusted(1)
	(in millions)
Cash and cash equivalents	$106.0	$115.9

Total debt:
Revolving credit facilities (2)	$—	$—
Term credit facilities	690.6	510.6
Senior subordinated notes	210.3	200.0
Lease financing arrangements	99.4	99.4
Other	13.3	13.3

Total debt	1,013.6	823.3
Redeemable preferred stock (3)	47.0	—
Stockholders' equity:
Class A common stock (4)
Class B common stock (5)
Additional paid in capital	780.4	1,058.4
Retained earnings (deficit)	4.9	(25.9)

Total stockholders' equity	785.3	1,032.5

Total capitalization	$1,845.9	$1,855.8

(1)
The pro forma as adjusted column does not include:

•
shares of Class A common stock to be issued if the underwriters exercise their over-allotment option in full; or

•
8,832,147 shares issuable upon exercise of outstanding options at a weighted average exercise price of $7.96 per share;

•
3,928,185 of Class B common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $8.88 per share and 296,129 shares of Class A common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $8.88 per share; and

•
2,362,207 shares reserved for future issuance under our 2002 Stock Incentive Plan.

(2)
As of March 8, 2002, Regal Cinemas had $100.0 million and United Artists had $33.4 million of available borrowings under their revolving credit facilities.

(3)
Par value $0.001 per share, 1,000,000 shares authorized; 56,000 shares of Edwards Theatres' Series A Preferred Stock, liquidation preference $1,000 per share and 15,000 shares of Edwards Theatres' Series B Preferred Stock, liquidation preference $1,000 per share issued and outstanding (pro forma combined) and no shares outstanding (pro forma as adjusted).

(4)
Par value $0.001 per share, 500,000,000 shares authorized; 27,340,240 shares issued and outstanding (pro forma combined) and             shares issued and outstanding (pro forma as adjusted).

(5)
Par value $0.001 per share, 200,000,000 shares authorized; 84,243,764 shares issued and outstanding (pro forma combined); and            shares issued and outstanding (pro forma as adjusted).

DILUTION

        As of December 27, 2001, our pro forma net tangible book value would have been $       million, or $         per share of common stock. Pro forma net tangible book value per share is equal to our total net tangible book value, which is total tangible assets less total liabilities, divided by the number of shares of common stock outstanding on a pro forma basis after giving effect to the combination of Regal Cinemas, United Artists, Edwards Theatres and Regal CineMedia. Dilution in pro forma net tangible book value per share equals the difference between the amount per share paid by purchasers of shares of Class A common stock in this offering and the pro forma net tangible book value per share of common stock immediately following this offering.

        Without taking into account any other changes in our pro forma net tangible book value per share after December 27, 2001, other than to give effect to the sale of the              shares of Class A common stock offered by this prospectus at an assumed initial public offering price of $         per share, which represents the midpoint of the offering price range, set forth on the cover of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 27, 2001, would have been $       million, or $         per share. This represents an immediate increase in pro forma as adjusted net tangible book value to existing stockholders of $         per share, and an immediate dilution to purchasers in this offering of $         per share. The following table illustrates the per share dilution:

Per Share
Assumed initial public offering price per share of Class A common stock		$

Pro forma net tangible book value per share as of December 27, 2001	$

Increase per share attributable to existing investors

Pro forma net tangible book value per share after this offering

Pro forma dilution per share to new investors		$

        These calculations do not give effect to the issuance of             shares of Class A common stock upon exercise of the underwriters over-allotment option.

        The following table illustrates, on a pro forma basis, as of December 27, 2001, the difference between the number of shares of Class A common stock purchased from us, the total consideration paid and the average price per share paid (1) by existing common stockholders and (2) by the purchasers of Class A common stock in this offering at an assumed initial public offering price of $            per share and before deducting the underwriting discount and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100.0%			$100.0%

        As of                        , 2002, there were options outstanding to purchase a total of 8,832,147 shares of Class A common stock at a weighted average price of $7.96 per share. As of the same date, there were warrants to purchase a total of 3,928,185 shares of Class B common stock and 296,129 shares of Class A common stock at a weighted average exercise price of $8.88 per share. New investors will experience further dilution to the extent any of our outstanding options or warrants are exercised or if the underwriters exercise their over-allotment option.

REGAL ENTERTAINMENT GROUP
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        Regal was created through a series of transactions during 2001 and 2002. Anschutz acquired controlling equity interests in United Artists and Edwards Theatres upon United Artists' emergence from bankruptcy reorganization on March 1, 2001 and Edwards Theatres' emergence from bankruptcy reorganization on September 29, 2001. Our historical combined fiscal 2001 financial statements reflect the results of United Artists and Edwards Theatres following these dates. Therefore, the historical results of operations for Regal include only the results of operations of United Artists from March 2, 2001, and Edwards Theatres from September 30, 2001. These contributions have been recorded in the combined financial statements of Regal at the combined cost basis of Anschutz.

        On January 29, 2002, Anschutz acquired a controlling equity interest in Regal Cinemas, Inc. Anschutz exchanged its controlling equity interest in Regal Cinemas, Inc. for a controlling equity interest in Regal Cinemas immediately after Regal Cinemas, Inc. and its subsidiaries emerged from bankruptcy reorganization. Since our financial statements will reflect the results of Regal Cinemas following the date Anschutz acquired a controlling interest, our 2001 historical results of operations do not include Regal Cinemas, Inc.

        We have provided unaudited pro forma combined results of operations for fiscal 2001 because (i) the results of Regal Cinemas, Inc. are significant, (ii) our historical results do not include a full year's results of United Artists and Edwards Theatres, and (iii) the effects of the reorganizations on our theatre operations are material. We believe this presentation of the unaudited pro forma combined results of operations for fiscal 2001 as set forth below is more useful in understanding our current operations than our historical 2001 financial statements.

        The unaudited pro forma combined statement of operations for fiscal 2001 assumes that each of the following had occurred at the beginning of each entity's fiscal years:

  •
  the acquisition by Anschutz of the controlling equity interests in Regal Cinemas, United Artists and Edwards Theatres;

  •
  the contribution by Anschutz to Regal of those interests;

  •
  the contribution to Regal by certain other stockholders of Regal Cinemas, United Artists and Edwards Theatres of their equity interests in those entities;

  •
  the elimination of operating results for theatres rejected or closed in connection with the bankruptcy reorganizations of Regal Cinemas, Inc., United Artists and Edwards Theatres;

  •
  the elimination of direct costs and other items associated with these entities' respective bankruptcy reorganizations; and

  •
  the estimated effects of this offering and the use of proceeds described herein.

        The unaudited pro forma combined as adjusted balance sheet assumes that each of the following had occurred on our fiscal year ends:

  •
  the acquisition by Anschutz of the controlling equity interests in Regal Cinemas, United Artists and Edwards Theatres;

  •
  the contribution by Anschutz to Regal of those interests;

  •
  the contribution to Regal by certain other stockholders of Regal Cinemas, United Artists and Edwards Theatres of their equity interests in those entities;

  •
  the completion of the bankruptcy reorganization of Regal Cinemas, Inc.; and

  •
  the estimated effects of this offering and the use of proceeds described herein.

        The pro forma adjustments are based on available information and assumptions that management believes are reasonable. The notes to the unaudited pro forma combined statements of operations and balance sheet provide a detailed discussion of how such adjustments were derived and presented in the pro forma financial statements. The unaudited pro forma financial statements do not purport to represent what our results of operations or financial position would actually have been had the combination occurred on the date indicated, or to project our results of operations or financial position for any future period. The pro forma statements of operations do not reflect any synergies or other operating benefits which may be realized from the integration of the combination nor does it include any pro forma adjustments or reduction in rent or other occupancy costs resulting from certain lease amendments entered into in connection with the bankruptcy proceedings.

        The unaudited pro forma financial statements should be read in conjunction with selected historical financial data of our subsidiaries, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Regal Entertainment, Regal Cinemas, Inc., United Artists and Edwards Theatres and the notes thereto included elsewhere in this prospectus.

REGAL ENTERTAINMENT GROUP

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 27, 2001

	Combined Regal Entertainment Historical 2001 (1)	Regal Cinemas, Inc. Historical 2001 (2)	Regal Cinemas, Inc. Restructuring Adjustments (3)	Regal Cinemas Pro Forma Adjustments (4)	Edwards Theatres Pro Forma Adjustments (5)	United Artists Pro Forma Adjustments (6)	This Offering (7)	Pro Forma
	(in millions)
Revenues:
Admissions	$382.5	$799.8	$(38.3)	—	$190.2	$69.1	—	$1,403.3
Concessions	153.3	321.3	(15.6)	—	67.5	26.9	—	553.4
Other operating revenues	21.1	44.5	(2.1)	—	3.7	3.2	—	70.4

Total revenues	556.9	1,165.6	(56.0)	—	261.4	99.2	—	2,027.1
Operating expenses:
Film rental and advertising costs	212.9	432.4	(18.8)	—	103.5	36.2	—	766.2
Cost of concessions	18.1	47.2	(2.9)	—	11.3	3.1	—	76.8
Rent expense	75.8	140.4	(14.7)	—	32.4	12.4	—	246.3
Other theatre operating expenses	151.7	297.8	(24.5)	—	61.1	26.2	—	512.3
General and administrative expenses	21.4	31.6	—	—	11.3	3.2	—	67.5
Legal and professional fees—restructuring related	0.8	20.8	(20.8)	—	(0.8)	—	—	—
Depreciation and amortization	42.6	91.0	(3.3)	(15.4)	20.8	10.1	—	145.8
Theatre closing costs	1.8	12.0	(12.0)	—	(1.8)	—	—	—
Loss (gain) on disposal of operating assets	(2.6)	21.5	(21.5)	—	0.1	(0.3)	—	(2.8)
Loss on impairment of assets	2.9	78.5	(35.0)	—	6.0	0.2	—	52.6

Total operating expenses	525.4	1,173.2	(153.5)	(15.4)	243.9	91.1	—	1,864.7

Operating income (loss)	31.5	(7.6)	97.5	15.4	17.5	8.1	—	162.4
Other income (expense):
Interest expense	(21.8)	(174.2)	2.9	121.5	(11.1)	(4.9)	14.7	(72.9)
Interest income	0.4	5.1	—	—	—	—	—	5.5
Other, net	(1.6)	—	—	—	—	2.0	—	0.4

Income (loss) before reorganization items, income taxes and extraordinary item	8.5	(176.7)	100.4	136.9	6.4	5.2	14.7	95.4
Reorganization items	—	(16.5)	16.5	—	—	—	—	—

Income (loss) before income taxes and extraordinary item	8.5	(193.2)	116.9	136.9	6.4	5.2	14.7	95.4
Income tax expense(8)	(3.6)	—	—	(23.3)	(2.5)	(2.0)	(5.7)	(37.1)

Income (loss) before extraordinary item	$4.9	$(193.2)	$116.9	$113.6	$3.9	$3.2	$9.0	$58.3

(See Accompanying Notes to Unaudited Pro Forma Combined Statement of Operations)

REGAL ENTERTAINMENT GROUP

Notes to Unaudited Pro Forma Combined Statement of Operations

(1)
Represents the historical operating results for United Artists and Edwards Theatres from the date that Anschutz acquired control of the entities (for United Artists for the forty-four weeks ended January 3, 2002 and for Edwards Theatres for the three months ended December 27, 2001).

(2)
Represents the results of operations of Regal Cinemas, Inc. and its subsidiaries for the fiscal year ended December 27, 2001. Upon emergence from bankruptcy, Regal Cinemas, Inc. became a wholly owned subsidiary of Regal Cinemas.

(3)
Represents direct operating revenues and expenses for the year ended December 27, 2001 attributable to theatres rejected or closed as a result of bankruptcy proceedings and elimination of reorganization and restucturing items.

(4)
Represents (i) adjustments made to give effect of Regal Cinemas, Inc. emergence from bankruptcy and the acquisition of a controlling equity interest by Anschutz which includes the elimination of historical amortization of goodwill and a reduction in depreciation and amortization expense for the write down in certain assets, and (ii) adjustments to Regal Cinemas, interest expense and amortization of deferred financing fees resulting from the (a) extinguishment of the old Regal Cinemas, Inc. senior credit facilities, senior subordinated notes and debentures, and equipment financing note; (b) $270 million of borrowings by Regal Cinemas under its senior credit facility; and (c) $200 million of proceeds from the senior subordinated notes offering of Regal Cinemas in January 2002 as follows (in millions):

Year Ended December 27, 2001
Interest expense before amortization of deferred financing fees for new debt	$33.7
Amortization of deferred financing fees	2.2
Elimination of previous interest expense under extinguished debt	(157.4)

Total adjustment	$(121.5)

(5)
Represents the historical results of operations of Edwards Theatres for the nine months ended September 29, 2001, the date that Anschutz acquired a controlling equity interest in Edwards Theatres, as adjusted for the effects of the bankruptcy reorganization. These bankruptcy related adjustments include the elimination of the operating results of theatres rejected or closed through the bankruptcy proceedings, reorganization costs and interest expense. The effect of adjusting the historical results of operations are as follows (in millions):

	Historical Nine Months	Adjustments	Pro Forma
Revenue	$266.4	$(5.0)	$261.4
Operating income	2.1	15.4	17.5
Income (loss) before extraordinary item	(29.5)	33.4	3.9
(6)
Represents the historical results of operations of United Artists for the nine weeks ended March 1, 2001, the date that Anschutz acquired a controlling equity interest in United Artists, as adjusted for the effects of the bankruptcy reorganization, reorganization costs and interest expense and the exchange transactions as related to minority interests and stock compensation. The effect of adjusting the historical results of operations are as follows (in millions):

	Historical Nine Weeks	Adjustments	Pro Forma
Revenue	$99.2	$—	$99.2
Operating income	14.8	(6.7)	8.1
Income (loss) before extraordinary item	71.8	(68.6)	3.2
(7)
Represents the elimination of interest expense and the related tax effect on the Edwards Theatres senior credit facility and the Edwards Theatres senior subordinated notes for the year ended December 27, 2001, as the Edwards Theatres senior credit facility and the Edwards Theatres senior subordinated notes are to be repaid with proceeds of the offering.

(8)
Represents the adjustments to reflect a composite income tax rate of 38.9% on a combined pro forma basis.

REGAL ENTERTAINMENT GROUP

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 27, 2001

	Combined Regal Entertainment Historical 2001 (1)	Regal Entertainment Pro Forma Adjustments (2)	Regal Cinemas, Inc. Historical 2001 (3)	Regal Cinemas Pro Forma Adjustments (4)	United Artists and Edwards Theatres Pro Forma Adjustments (5)	Pro Forma Combined	This Offering (6)	Pro Forma As Adjusted
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$68.0	—	$237.7	$(183.9)	$(15.8)	$106.0	$9.9	$115.9
Restricted cash	28.1	—	—	—	(28.1)	—	—	—
Accounts receivable	9.6	—	3.9	—	—	13.5	—	13.5
Construction receivables	—	—	2.2	—	—	2.2	—	2.2
Inventories	1.0	—	3.3	—	—	4.3	—	4.3
Prepaid and other current assets	26.0	—	13.7	(0.1)	—	39.6	—	39.6
Assets held for sale	2.8	—	5.4	—	—	8.2	—	8.2

Total current assets	135.5	—	266.2	(184.0)	(43.9)	173.8	9.9	183.7
Property and equipment, net	552.8	—	1,226.5	(85.9)	—	1,693.4	—	1693.4
Goodwill, net of accumulated amortization	136.2	—	336.2	(336.2)	72.4	208.6	—	208.6
Deferred tax asset	—	—	—	8.0	—	8.0	—	8.0
Other assets	298.2	(292.7)	41.5	(12.9)	—	34.1	—	34.1

Total assets	$1,122.7	$(292.7)	$1,870.4	$(611.0)	$28.5	$2,117.9	$9.9	$2,127.8

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current maturities of long-term obligations	$15.6	—	$2.2	$13.5	—	$31.3	$(12.6)	$18.7
Accounts payable	76.4	—	40.2	—	—	116.6	—	116.6
Accrued expenses	60.5	—	42.7	(2.9)	—	100.3	—	100.3
Liabilities subject to compromise	43.9	—	183.9	(183.9)	(43.9)	—	—	—

Total current liabilities	196.4	—	269.0	(173.3)	(43.9)	248.2	(12.6)	235.6
Long term obligations:
Senior credit facilities	408.0	—	—	256.5	—	664.5	(167.4)	497.1
Senior subordinated notes	10.3	—	—	200.0	—	210.3	(10.3)	200.0
Other debt	5.0	—	3.2	—	—	8.2	—	8.2
Capital lease obligations	—	—	1.5	—	—	1.5	—	1.5
Lease financing arrangements	—	—	97.8	—	—	97.8	—	97.8
Other liabilities	32.6	—	23.5	(21.3)	—	34.8	—	34.8
Deferred tax liability	3.8	—	—	—	—	3.8	—	3.8
Liabilities subject to compromise	—	—	1,899.3	(1,899.3)	—	—	—	—

Total liabilities	656.1	—	2,294.3	(1,637.4)	(43.9)	1,269.1	(190.3)	1,078.8
Minority interest	36.6	—	—	—	(20.1)	16.5	—	16.5
Redeemable preferred stock	47.0	—	—	—	—	47.0	(47.0)	—
Stockholders' equity (deficit):
Parents' investment	378.1	(378.1)	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—
Common stock	—	—	—	—	—	—	—	—
Additional paid in capital	—	85.4	196.5	406.0	92.5	780.4	278.0	1,058.4
Loans to stockholders	—	—	(3.1)	3.1	—	—	—	—
Retained earnings (deficit)	4.9	—	(617.3)	617.3	—	4.9	(30.8)	(25.9)

Total stockholders' equity (deficit)	383.0	(292.7)	(423.9)	1,026.4	92.5	785.3	247.2	1,032.5

Total liabilities and stockholders' equity (deficit)	$1,122.7	$(292.7)	$1,870.4	$(611.0)	$28.5	$2,117.9	$9.9	$2,127.8

(See Accompanying Notes to Unaudited Pro Forma Combined Balance Sheet)

REGAL ENTERTAINMENT GROUP
Notes to Unaudited Pro Forma Combined Balance Sheet

(1)
Represents the historical financial position of Regal Entertainment, as of its fiscal year end January 3, 2002.

(2)
Represents pro forma adjustments to reflect (i) elimination of Regal Entertainment's investment in Regal Cinemas, Inc. and (ii) the reclassification of Regal Entertainment's parents' investment to additional-paid-in-capital.

(3)
Represents the historical financial position of Regal Cinemas, Inc. as of its fiscal year ended December 27, 2001.

(4)
Represents (i) adjustments to give effect of Regal Cinemas, Inc. emergence from bankruptcy proceedings, including the payment of allowed claims and extinguishment of debt and (ii) pro forma adjustments required to reflect the contribution of Anschutz; controlling equity interests at its net cost and the exchange of certain pre-petition claims for equity by the non-Anschutz investors. The equity of the non-Anschutz investors has been reflected in the accompanying unaudited pro forma combined balance sheet at fair value based upon the reorganization value of Regal Cinemas, Inc.

  These adjustments resulted in a $414.1 million reduction of historical goodwill and property and equipment of Regal Cinemas, Inc., allocated on a preliminary basis as follows (in millions):

Property and equipment	$(85.9)
Goodwill	(336.2)
Deferred tax asset	8.0

$414.1

  The estimated net use of funds assuming Regal Cinemas, Inc. emerged from bankruptcy on December 27, 2001:

Payment of old senior credit facilities	$369.4
Cash to bondholders	181.0
General unsecured claims	69.6 (a)
Redemption of equipment financing note	17.7
Proceeds from senior credit facilities	(270.0)
Proceeds from new debt offering	(200.0)
Fees and expenses of new debt	16.2

Use of cash and cash equivalents	$183.9

  (a)
  This represents the aggregate amount of allowed general unsecured claims estimated to be payable to all general unsecured creditors assuming that all payments to these creditors will be paid under the terms and conditions of Regal Cinemas, Inc.'s emergence from bankruptcy. Certain payments will be deferred as part of the reconciliation and settlement process. The final payment amount may differ from our estimates depending on the final settlement of the claims ultimately determined to be allowable.

(5)
Represents pro forma adjustments to reflect (i) the contribution, in exchange for shares of Regal Entertainment, of additional minority interests in Edwards Theatres purchased by Anschutz subsequent to December 27, 2001, (ii) the exchange of the minority interest in Edwards Theatres held by the remaining shareholders of Edwards Theatres, for shares of Regal Entertainment, (iii) the contribution, in exchange for shares of Regal Entertainment, of certain minority interests in United Artists purchased by Anschutz subsequent to December 27, 2001, and (iv) the payment of estimated bankruptcy claims at December 27, 2001. The equity contributions have been reflected at fair value with any difference between fair value and the related minority interest liability reflected, on a preliminary basis, as goodwill in the combined pro forma balance sheet.

(6)
Represents the adjustments for the assumed net proceeds of $278.0 million and the use of a portion of such proceeds to retire debt and redeemable preferred stock.

SELECTED HISTORICAL FINANCIAL DATA
FOR REGAL ENTERTAINMENT GROUP

        We present below selected historical financial data for Regal Entertainment Group based on historical data for the year ended January 3, 2002, considering the historical results for United Artists for the period from March 2, 2001 to January 3, 2002, and Edwards Theatres for the period from October 1, 2001 to December 27, 2001 (the fiscal 2001 periods in which Anschutz controlled United Artists and Edwards Theatres, "the periods under common control"). The selected historical financial data do not necessarily indicate the operating results or financial position which would have resulted from our operation on a combined basis during the period presented, nor do these historical data necessarily represent any future operating results or financial position of Regal Entertainment Group. As historical financial data for Regal Entertainment Group for the periods under common control ended January 3, 2002 includes partial year data for United Artists and Edwards Theatres, we have included limited information for Regal Entertainment Group and more complete financial data for Regal Cinemas, Inc. and United Artists below in order to assist you in making more meaningful comparisons between prior periods. In addition to these selected financial data, you should also refer to the more complete financial information included elsewhere in this prospectus, including more complete historical results for Regal Cinemas, Inc., United Artists and Edwards Theatres and our unaudited pro forma combined results.

Periods Under Common Control Ended January 3, 2002
(in millions)
Statement of Operations Data:
Total revenues	$556.9
Operating income	31.5
Net income	4.9
As of January 3, 2002
Balance Sheet Data:
Total assets	$1,122.7
Total debt	438.9
Redeemable preferred stock	47.0
Parents' investment	378.1

SELECTED HISTORICAL FINANCIAL AND OTHER DATA
FOR REGAL CINEMAS, INC.

        The selected historical consolidated financial data set forth below were derived from the consolidated financial statements of Regal Cinemas, Inc. The selected historical consolidated financial data as of and for the years ended January 1, 1998, December 31, 1998, December 30, 1999, December 28, 2000 and December 27, 2001, were derived from the consolidated financial statements of Regal Cinemas, Inc. The consolidated financial statements of Regal Cinemas, Inc. and the report of Deloitte & Touche LLP, with respect to December 28, 2000 and December 27, 2001 and the three years in the period ended December 27, 2001, have been included elsewhere in this prospectus. The consolidated financial statements of Regal Cinemas, Inc. for the year ended January 1, 1998 were audited by Coopers & Lybrand LLP. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by the "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Regal Cinemas' consolidated financial statements and notes thereto included elsewhere in this prospectus.

	For or at the Fiscal Year Ended
	January 1, 1998	December 31, 1998	December 30, 1999	December 28, 2000	December 27, 2001
	(in millions, except operating data)
Revenues:
Admissions	$325.1	$462.8	$690.5	$767.1	$799.8
Concessions	137.2	202.4	285.7	310.2	321.3
Other	21.3	41.8	60.9	53.4	44.5

Total revenues	483.6	707.0	1,037.1	1,130.7	1,165.6
Operating expenses:
Film rental and advertising costs	178.2	251.3	384.9	421.6	432.4
Cost of concessions and other	21.1	31.7	44.3	49.0	47.2
Other theatre operating expenses	156.5	241.7	377.7	446.4	438.2
General and administrative expenses	16.6	20.4	32.1	32.7	31.6
Legal and professional fees related to restructuring	—	—	—	4.9	20.8
Depreciation and amortization	30.5	52.4	80.8	95.7	91.0
Merger expenses	7.8	—	—	—	—
Recapitalization expense	—	65.7	—	—	—
Theatre closing costs	—	—	4.3	55.8	12.1
Loss on disposal of operating assets	—	0.9	16.8	20.9	21.4
Loss on impairment of assets	5.0	67.9	98.6	113.7	78.5

Total operating expenses	415.7	732.0	1,039.5	1,240.7	1,173.2

Operating income (loss)	$67.9	$(25.0)	$(2.4)	$(110.0)	$(7.6)
Net income (loss)	25.2	(73.5)	(88.5)	(366.5)	(171.5)
Other Financial Data:
EBITDA (1)	$111.2	$161.9	$198.1	$181.0	$216.2
EBITDA margin (2)	23.0%	22.9%	19.1%	16.0%	18.5%
EBITDAR (1)	$164.9	$248.3	$332.0	$342.8	$356.6
EBITDAR margin (2)	34.1%	35.1%	32.0%	30.3%	30.6%
Cash flow provided by (used in) operating activities	$64.0	$45.1	$92.7	$(3.6)	$152.0
Cash flow used in investing activities	202.3	296.2	435.9	62.3	23.3

Operating Data:
Theatre locations	256	403	430	391	304
Screens	2,306	3.573	4,413	4,328	3,662
Average screens per location	9.0	8.9	10.3	11.1	12.0
Attendance (in millions)	76.3	102.6	141.0	143.1	142.3
Average ticket price	$4.26	$4.51	$4.90	$5.36	$5.62
Average concessions per patron	1.80	1.97	2.03	2.17	2.26
Balance Sheet Data:
Cash and cash equivalents	$18.4	$20.6	$40.6	$118.8	$237.7
Total assets	660.7	1,660.5	2,080.2	1,991.1	1,870.4
Total debt	288.6	1,341.1	1,779.7	1,998.5	1,922.5
Stockholders' equity (deficit)	306.6	202.5	114.2	(252.4)	(423.9)

(1)
EBITDA represents operating income (loss) from continuing operations before depreciation and amortization expense, loss (gain) on disposal of operating assets, loss on impairments of assets, theatre closing costs, lease exit and restructure costs, legal and professional fees related to restructuring and merger and recapitalization expenses. EBITDAR represents EBITDA before rent expense. We have included EBITDA and EBITDAR in these data because we believe them to be measures commonly used by investors to analyze and compare companies in our industry. EBITDA and EBITDAR are not measurements of financial performance under generally accepted accounting principles and should not be considered in isolation or construed as substitutes for net income or other operations data or cash flow data prepared in accordance with generally accepted accounting principles, for purposes of analyzing our profitability or liquidity. EBITDA and EBITDAR, as we calculate them, may not be comparable to similarly titled measures reported by other companies.

        EBITDA and EBITDAR are calculated as follows:

	Fiscal Year Ended
	January 1, 1998	December 31, 1998	December 30, 1999	December 28, 2000	December 27, 2001
	(in millions)
Operating income (loss)	$67.9	$(25.0)	$(2.4)	$(110.0)	$(7.6)
Depreciation and amortization	30.5	52.4	80.8	95.7	91.0
Loss on disposal of operating assets	—	0.9	16.8	20.9	21.4
Loss on impairment of assets	5.0	67.9	98.6	113.7	78.5
Theatre closing costs	—	—	4.3	55.8	12.1
Legal and professional fees—restructuring related	—	—	—	4.9	20.8
Merger and recapitalization expense	7.8	65.7	—	—	—

EBITDA	$111.2	161.9	$198.1	$181.0	$216.2
Rent expense	53.7	86.4	133.9	161.8	140.4

EBITDAR	$164.9	$248.3	$332.0	$342.8	$356.6

(2)
Defined as EBITDA and EBITDAR as a percentage of total revenues.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA
FOR UNITED ARTISTS

        In the table below we provide you with the historical financial data of United Artists. Effective March 1, 2001 United Artists emerged from protection under Chapter 11 of the U.S Bankruptcy Code pursuant to a reorganization plan that provided for the discharge of significant financial obligations. In accordance with AICPA Statement of Position 90-7, United Artists adopted fresh start reporting whereby United Artists' assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of March 1, 2001. For the periods prior to March 2, 2001, the assets and liabilities of United Artists and the related consolidated results of operations are referred to below as "Predecessor Company", and for periods subsequent to March 1, 2001, the assets and liabilities of United Artists and the related consolidated results of operations are referred to as the "Reorganized Company."

        As a result of the above, the financial data of the Predecessor Company is not comparable to the financial data of the Reorganized Company. For this and other reasons, you should read the selected historical financial data provided below in conjunction with the consolidated financial statements and accompanying notes found elsewhere in this prospectus and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Predecessor Company					Reorganized Company
	For The Fiscal Years Ended (1)
						Forty-Four Weeks Ended January 3, 2002
	December 31, 1997	December 31, 1998	December 30, 1999	December 28, 2000	Nine Weeks Ended March 1, 2001
	(in millions)
Revenue:
Admissions	$473.9	$454.4	$433.1	$372.4	$69.1	$322.2
Concession sales	189.6	188.5	174.4	154.6	26.9	130.1
Other	20.8	19.6	23.9	23.3	3.2	19.2

Total revenue	684.3	662.5	631.4	550.3	99.2	471.5
Costs and expenses:
Film rental and advertising expenses	262.5	248.5	244.0	204.9	36.2	179.3
Direct concession costs	30.2	28.0	22.7	18.0	3.1	14.8
Other operating expenses	258.1	260.2	264.0	227.5	35.7	181.4
Sale and leaseback rentals	12.8	14.5	16.8	16.9	2.9	14.8
General and administrative	24.3	23.4	22.6	21.3	3.2	16.8
Depreciation and amortization	59.0	53.9	53.5	44.8	6.8	35.6
Asset impairments, lease exit and restructure costs (2)	35.8	36.3	61.6	55.1	1.1	2.9
Gain on disposition of assets, net	(28.0)	(1.0)	(4.5)	(14.4)	(4.6)	(2.1)

Total costs and expenses	654.7	663.8	680.7	574.1	84.4	443.5

Operating income (loss) from continuing operations	$29.6	$(1.3)	$(49.3)	$(23.8)	$14.8	$28.0
Net income (loss) available to common stockholders	(50.8)	(98.0)	(127.3)	(123.6)	534.4	3.2

	Predecessor Company					Reorganized Company
	For The Fiscal Years Ended(1)
						Forty-Four Weeks Ended January 3, 2002
	December 31, 1997	December 31, 1998	December 30, 1999	December 28, 2000	Nine Weeks Ended March 1, 2001
	(in millions, except operating data)
Other financial data:
EBITDA (3)	$96.4	$87.9	$61.3	$61.7	$18.1	$64.4
EBITDA margin (4)	14.1%	13.3%	9.7%	11.2%	18.2%	13.7%
EBITDAR (3)	$178.6	$174.0	$155.2	$143.7	$30.7	$130.4
EBITDAR margin (4)	26.1%	26.3%	24.6%	26.1%	30.9%	27.7%
Cash flow provided by (used in) operating activities	$46.3	$42.6	$(9.5)	$(1.2)	$(2.7)	$38.8
Cash flow provided by (used in) investment activities	0.1	(113.4)	(35.4)	(1.5)	2.7	6.1
Operating data:
Theatre locations	347	330	291	220	214	205
Screens	2,208	2,229	2,049	1,625	1,590	1,573
Average screens per location	6.4	6.8	7.0	7.4	7.4	7.7
Attendance (in millions)	96.5	89.5	80.9	66.7	120.0	54.7
Average ticket price	$4.91	$5.08	$5.35	$5.58	$5.76	$5.89
Average concessions per patron	1.97	2.11	2.15	2.32	2.24	2.38
Balance sheet data at period end:
Cash and cash equivalents	$10.8	$8.2	$16.0	$11.4	$7.5	$23.5
Total assets	563.0	579.1	534.3	432.5	422.5	453.6
Total debt (5)	414.0	653.9	721.6	722.5	728.9	248.6
Redeemable preferred stock	193.9	—	—	—	—	—
Stockholders' equity (deficit)	(20.3)	(268.2)	(394.1)	(519.3)	(519.3)	99.4

(1)
Beginning in 1999, United Artists changed its reporting period from the traditional calendar year to a 52/53 week presentation. The 2001 year contained 53 weeks and ended on January 3, 2002. The 2000 and 1999 years contained 52 weeks and ended on December 28 and December 30, respectively.

(2)
Includes non-cash charges for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, the non-cash write off of under-performing theatres, and costs related to United Artists' restructuring exclusive of those amounts incurred subsequent to the petition date (September 5, 2000) which are classified as reorganization items.

(3)
EBITDA represents operating income (loss) from continuing operations before depreciation and amortization expense, loss (gain) on disposal of operating assets, loss on asset impairments, theatre closing costs, lease exit and restructure costs, legal and professional fees related to restructuring, and merger and recapitalization expenses. EBITDAR represents EBITDA before rent expense. We have included EBITDA and EBITDAR in these data because we believe them to be measures commonly used by investors to analyze and compare companies in our industry. EBITDA and EBITDAR are not measurements of financial performance under generally accepted accounting principles and should not be considered in isolation or construed as substitutes for net income or other operations data or cash flow data prepared in accordance with generally accepted accounting principles, for purposes of analyzing our profitability or liquidity. EBITDA and EBITDAR, as we calculate them, may not be comparable to similarly titled measures reported by other companies.

        EBITDA and EBITDAR are calculated as follows:

	Predecessor Company					Reorganized Company
	For The Fiscal Years Ended(1)
						Forty-Four Weeks Ended January 3, 2002
	December 31, 1997	December 31, 1998	December 30, 1999	December 28, 2000	Nine Weeks Ended March 1, 2001
	(in millions)
Operating income (loss)	$29.6	$(1.3)	$(49.3)	$(23.8)	$14.8	$28.0
Depreciation and amortization	59.0	53.9	53.5	44.8	6.8	35.6
Gain on disposal of operating assets	(28.0)	(1.0)	(4.5)	(14.4)	(4.6)	(2.1)
Asset impairments, lease exit and restructure costs	35.8	36.3	61.6	55.1	1.1	2.9

EBITDA	96.4	87.9	61.3	61.7	18.1	64.4
Rent expense	82.2	86.1	93.9	82.0	12.6	66.0

EBITDAR	$178.6	$174.0	$155.2	$143.7	$30.7	$130.4

(4)
Defined as EBITDA and EBITDAR as a percentage of total revenue.

(5)
Total debt at December 28, 2000 and at March 1, 2001 includes $716.4 million of debt that is a liability subject to compromise as part of United Artists' reorganization.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements of Regal, Regal Cinemas, Inc., United Artists, Edwards Theatres and notes thereto and the Unaudited Pro Forma Combined Financial Statements and notes thereto contained elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including but not limited to, those described in the "Risk Factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

        We are the largest domestic motion picture exhibitor with 5,885 screens in 561 theatres in 36 states. We primarily conduct our operations through our wholly owned subsidiaries, Regal Cinemas, Edwards Theatres and Regal CineMedia, and our approximately 85% owned subsidiary United Artists.

        Regal was created through a series of transactions during 2001 and 2002. Anschutz acquired controlling equity interests in United Artists and Edwards Theatres upon United Artists' emergence from bankruptcy reorganization on March 1, 2001 and Edwards Theatres' emergence from bankruptcy reorganization on September 29, 2001. On January 29, 2002, Anschutz acquired a controlling equity interest in Regal Cinemas, Inc. when Regal Cinemas, Inc. and its subsidiaries emerged from bankruptcy reorganization. Anschutz exchanged its controlling equity interest in Regal Cinemas, Inc. for a controlling equity interest in Regal Cinemas immediately thereafter. Regal Cinemas, Inc. is a wholly owned subsidiary of Regal Cinemas. Regal CineMedia was formed in February 2002 to focus on the development of ancillary revenues.

        Our financial statements reflect the results of operations from the dates Anschutz acquired its controlling equity interests. These controlling equity interests have been recorded in our financial statements at the combined historical cost basis of Anschutz. Our fiscal 2001 financial statements reflect the results of United Artists from March 2, 2001, and Edwards Theatres from September 30, 2001. Our 2001 results of operations do not include Regal Cinemas, Inc. Our 2002 results of operations will include Regal Cinemas from January 30, 2002. Regal CineMedia to date has not generated significant revenue nor incurred significant operating expenses or made significant capital expenditures. Therefore, we believe our historical results of operations are not indicative of our current operations.

        We have provided unaudited pro forma combined results of operations for fiscal 2001 because (i) the results of Regal Cinemas, Inc. are significant, (ii) our historical results do not include a full year's results of United Artists and Edwards Theatres, and (iii) the effects of the reorganizations on our theatre operations are material. We believe this presentation of the pro forma combined results of operations for fiscal 2001 as set forth below is more useful in understanding our current operations than our historical 2001 financial statements.

        This financial data gives pro forma effect to those transactions described under "Unaudited Pro Forma Combined Financial Statements," as if those transactions had occurred at the beginning of fiscal 2001 or fiscal 2000, as appropriate. We have included 2000 pro forma combined financial data to provide, in the opinion of management, a meaningful period-to-period comparison with our 2001 unaudited pro forma combined data. This pro forma combined financial data should not be viewed as a substitute for our historical results of operations determined in accordance with generally accepted accounting principles.

        We have also provided the historical results of operations for Regal Cinemas, Inc. and United Artists for their past three fiscal years because the results of Regal Cinemas, Inc. and United Artists are significant and important to understanding our business.

        In 2001 and 2002, United Artists, Edwards Theatres and Regal Cinemas, Inc. completed reorganizations which had the effect of improving our asset base, balance sheet and profitability. As part of the reorganizations, our management conducted an extensive review of the combined theatre portfolio. On a combined basis, we closed 279 under-performing theatres representing 1,836 screens since January 2000. We have renegotiated leases at 98 of our continuing theatres to obtain rent reductions, lease termination rights or shorter lease terms. These renegotiated leases enable us to increase our cash flow from operations by reducing our rent expense and exit certain leases that do not satisfy our strategic and financial return criteria. Our pro forma adjustments do not include reductions in rent or other occupancy costs resulting from these lease renegotiations.

        On a pro forma combined basis, we operated 5,910 screens at the end of 2000. During 2001, we acquired or developed 110 screens and closed or sold 135 screens resulting in 5,885 screens at the end of 2001. During 2002, we expect to open two theatres with 30 screens, add approximately 15 screens to existing theatres and close approximately 20 theatres with 140 screens.

Basis of Reporting

  Admissions and Concessions Revenues

        We generate revenues primarily from admissions receipts and concessions sales.

  Other Operating Revenues

        We generate other operating revenues from on-screen advertising, other in-theatre advertising programs and vendor marketing programs.

  Direct Theatre Costs

        Our direct theatre costs consist of film rental and advertising costs, cost of concessions, and theatre operating expenses. Film rental costs are primarily related to the popularity of a film and are based on admissions revenues. Advertising costs consist of the cost of promoting our theatres and the films we exhibit, and concession costs consist of the cost of procuring the concessions we sell. Because certain concession items, such as fountain drinks and popcorn, are purchased in bulk and are not pre-packaged for individual servings, we are able to negotiate volume discounts. Theatre operating expenses consist primarily of theatre labor, rent and occupancy costs.

RESULTS OF OPERATIONS—PRO FORMA COMBINED AND COMBINED ADJUSTED HISTORICAL

        The following table sets forth for the fiscal periods indicated the percentage of total revenues represented by certain items reflected in our unaudited pro forma combined statement of operations for 2001 and combined adjusted historical data for 2000. This financial data gives effect to those transactions described above under "Unaudited Pro Forma Combined Financial Statements," as if those transactions had occurred at the beginning of fiscal 2001 or 2000, as appropriate. For purposes of the discussion below, we have included this comparison based on unaudited pro forma financial data for 2001 and combined adjusted historical for 2000 because we believe it provides a more meaningful basis for period-to-period comparisons than actual historical financial data. This pro forma and combined adjusted historical financial data should not be viewed as a substitute for our results of operations determined in accordance with generally accepted accounting principles. The following pro forma and combined adjusted historical financial data does not purport to be indicative of future results of operations.

	Combined Adjusted Historical	Pro Forma
	Fiscal Year Ended
	December 28, 2000	December 27, 2001
Revenues:
Admissions	69.5%	69.2%
Concessions	27.1	27.3
Other operating revenues	3.4	3.5

Total revenues	100.0	100.0
Direct theatre costs:
Film rental and advertising costs	37.8	37.8
Cost of concessions	3.9	3.8
Theatre operating expenses	37.9	37.4
General and administrative	4.3	3.3

Sub-total	83.9	82.3
Depreciation and amortization	7.0	7.2
Gain on disposal of operating assets	(1.0)	(0.1)
Loss on impairment of assets	2.8	2.6

Total operating expenses	92.7	92.0

Operating income	7.3%	8.0%

Pro Forma Year Ended December 27, 2001 Compared to Combined Adjusted Historical Year Ended December 28, 2000

  Total Revenues

        The following table summarizes revenues and revenue-related data for fiscal 2000 and 2001 (in millions, except averages):

	Combined Adjusted Historical	Pro Forma
	Fiscal Year Ended
	December 28, 2000	December 27, 2001
Admissions	$1,263.9	$1,403.3
Concessions	492.5	553.4
Other operating revenues	62.1	70.4

Total revenues	$1,818.5	$2,027.1

Attendance	224.5	241.1
Average ticket price	$5.63	$5.82
Average concessions per patron	2.19	2.30

        Admissions.    Total admissions revenues increased $139.4 million, or 11.0%, to $1,403.3 million, for fiscal 2001, from $1,263.9 million for fiscal 2000. The increase in admissions revenues in 2001 compared to 2000 was primarily attributable to an approximately 3.4% increase in ticket prices coupled with a 7.4% increase in attendance.

        Concessions.    Total concessions revenues increased $60.9 million, or 12.4%, to $553.4 million for fiscal 2001, from $492.5 million for fiscal 2000. The increase in concessions revenues in 2001 compared to 2000 was primarily due to both higher attendance and an increase in concessions prices. Average concessions per patron increased 5.0% from 2000 to 2001.

        Other Operating Revenues.    Total other operating revenues increased $8.3 million, or 13.4%, to $70.4 million for fiscal 2001, from $62.1 million for fiscal 2000. The increase in other operating revenues in 2001 compared to 2000 was primarily attributable to increased revenues from on-screen advertising and other vendor marketing programs.

  Direct Theatre Costs

        The following table summarizes direct theatre costs for fiscal 2000 and 2001 (in millions):

	Combined Adjusted Historical		Pro Forma
	Fiscal Year Ended
	December 28, 2000		December 27, 2001
	$	% of Revenues	$	% of Revenues
Film rental and advertising costs (1)	$686.6	54.3%	$766.2	54.6%
Cost of concessions (2)	70.7	14.4	76.8	13.9
Other theatre operating expenses (3)	689.9	37.9	758.6	37.4

Total direct theatre costs (3)	$1,447.2	79.6%	$1,601.6	79.0%

(1)
Percentage of revenues calculated as a percentage of admissions revenues.

(2)
Percentage of revenues calculated as a percentage of concessions revenues.

(3)
Percentage of revenues calculated as a percentage of total revenues.

        Film Rental and Advertising Costs.    Film rental and advertising costs increased $79.6 million, or 11.6%, to $766.2 million for fiscal 2001, from $686.6 million for fiscal 2000. Film rental and advertising costs as a percentage of admissions revenues increased to 54.6% in 2001 as compared to 54.3% in 2000. The increase in film rental and advertising costs as a percentage of admissions revenues in 2001 from 2000 was primarily attributable to a slight increase in film rental costs as a percentage of admissions revenue partially offset by a decline in advertising costs as a percentage of admissions revenues.

        Cost of Concessions.    Cost of concessions increased $6.1 million, or 8.6%, to $76.8 million for fiscal 2001, from $70.7 million for fiscal 2000. Cost of concessions as a percentage of concessions revenues decreased to 13.9% in 2001 as compared to 14.4% in 2000. The decrease in cost of concessions as a percentage of concessions revenues in 2001 was primarily attributable to purchasing cost reductions and increases in certain rebate programs.

        Other Theatre Operating Expenses.    Other theatre operating expenses increased $68.7 million, or 10.0%, to $758.6 million for fiscal 2001, from $689.9 million for fiscal 2000. Other theatre operating expenses as a percentage of total revenues decreased to 37.4% in 2001 as compared to 37.9% in 2000. The decrease in other theatre operating expenses as a percentage of total revenues in 2001 was primarily attributable to the fixed cost nature of certain of these expenses coupled with the increase in total revenue.

  General and Administrative Expenses

        General and administrative expenses decreased $10.3 million, or 13.2%, to $67.5 million for fiscal 2001, from $77.8 million for fiscal 2000. As a percentage of total revenues, general and administrative expenses decreased to 3.3% in 2001 from 4.3% in 2000. The decrease in 2001 reflected a decline in corporate payroll costs primarily attributable to restructuring efforts.

  EBITDA

        EBITDA increased $64.5 million, or 22.0%, to $358.0 million in 2001, from $293.5 million for 2000. EDITDA as a percentage of total revenues increased to 17.7% in 2001 from 16.1% in 2000.

  Operating Income

        Operating income increased by $30.1 million to $162.4 million for 2001, from $132.3 million for 2000. Operating income as a percentage of total revenues increased to 8.0% in 2001 from 7.3% in 2000.

PRO FORMA COMBINED LIQUIDITY AND CAPITAL RESOURCES

        We primarily conduct our operations through our subsidiaries: Regal Cinemas, United Artists, Edwards Theatres and Regal CineMedia. We were formed in March 2002 and as such we have not experienced significant uses of cash to date. We expect our primary uses of cash to be for operating expenses and general corporate purposes related to corporate operations. Our principal sources of liquidity will be cash from our operating subsidiaries and cash from this offering. In our operating subsidiaries, our principal uses of cash will be for operating expenses, capital expenditures, working capital and debt service. The principal sources of liquidity for our theatre subsidiaries will be cash generated from their operations, cash on hand and the revolving credit facilities provided for under the

Regal Cinemas and United Artists senior credit facilities. On a pro forma as adjusted basis as of December 27, 2001, we had $115.9 million of cash and cash equivalents.

        Our revenues are generally collected in cash through admissions and concessions revenues. Our operating expenses are primarily related to film and advertising costs, rent and occupancy, and payroll. Film costs are ordinarily paid to distributors within 30 days following receipt of admissions revenues and the cost of our concessions are generally paid to vendors approximately 30 days from purchase.

        We primarily lease our theatres pursuant to long-term non-cancelable operating leases. Our future minimum lease payments under noncancelable operating leases for each of the next five years and thereafter are summarized as follows (in millions):

	Regal Cinemas	United Artists	Edwards Theatres
Fiscal year end:
2002	$110.7	$73.7	$41.1
2003	111.8	72.7	41.0
2004	112.4	72.5	40.4
2005	112.1	71.5	39.6
2006	111.1	66.7	39.4
Thereafter	1,388.6	639.7	499.8

        We fund the cost of our operating subsidiaries' capital expenditures through internally generated cash flow, cash on hand and financing activities. Our capital requirements have historically arisen principally in connection with acquisitions of theatres, new theatre openings, adding new screens to existing theatres and upgrading our theatre facilities. During fiscal 2001, we invested $52.1 million in capital expenditures for theatres not closed or rejected during the bankruptcy reorganizations.

        We intend to continue to grow our theatre circuit through selective expansion and acquisition opportunities. We anticipate that capital expenditures related to our theatre circuit will be approximately $80.0 million in 2002. We have commitments to build three new theatres representing an aggregate of 44 screens and, in 2002, expect to add 15 screens to existing theatres. In addition to capital expenditures associated with our theatre operations, we expect to have capital expenditures of approximately $30.0 million in connection with Regal CineMedia during 2002, almost entirely in the second half of the year. We anticipate a significant portion of these capital expenditures to be made in connection with the purchase of digital equipment to provide advertising and promotional services. As we build our digital network and attempt to grow our ancillary revenues, we expect Regal CineMedia to generate an operating loss in 2002. Our primary sources of liquidity to fund these losses and capital expenditures will be cash on hand, cash from Edwards Theatres and cash from this offering.

        Upon completion of this offering and applying the proceeds as set forth under "Use of Proceeds," we will have approximately $115.9 million of cash on hand and $823.3 million of debt at our subsidiaries in the form of senior credit facilities, senior subordinated notes, lease financing arrangements and other debt. As of December 27, 2001, on a pro forma basis, Regal Cinemas had $100.0 million available under its undrawn senior revolving credit facility, $270.0 million outstanding under its senior secured term loan and $200.0 million of senior subordinated notes due February 1, 2012. As of January 3, 2002, United Artists had $33.4 million available under its senior revolving credit facility and $240.6 million outstanding under its term credit facility. During 2002, we will have principal maturities of $15.7 million related to the long-term debt obligations of Regal Cinemas and $3.0 million related to the long-term debt obligations of United Artists.

        We believe that the amount of cash and cash equivalents on hand, cash flow expected from operations, availability under our revolving credit facilities and proceeds from this offering will be adequate for us to execute our business strategy and meet our anticipated requirements for lease obligations, capital expenditures, working capital and debt service for at least 12 months following this offering.

        Upon completion of this offering, Edwards Theatres will have no indebtedness. The following is a description of material indebtedness of Regal Cinemas and United Artists:

  Regal Cinemas Senior Credit Facility

        Regal Cinemas entered into a senior credit agreement with certain lenders on January 29, 2002. Under the credit agreement, the lenders advanced Regal Cinemas $270.0 million through a senior secured term loan and have made available, subject to certain conditions, an additional $100.0 million through a senior secured revolving credit facility. The term loan will amortize at a rate of 5% per annum for the first five years, with the remaining 75% due on January 29, 2008. The revolving credit facility became available on January 29, 2002 and will be available until January 29, 2007.

        Borrowings bear interest, at Regal Cinemas' option, at either the base rate or Eurodollar rate plus, in each case, an applicable margin. The applicable margin for loans under the revolving credit facility is subject to adjustment based upon the consolidated total leverage ratio of Regal Cinemas. The base rate is a fluctuating interest rate equal to the higher of (a) the Bankers Trust Company's prime rate or (b) the Federal Funds Effective Rate plus 0.5%. Regal Cinemas must also pay customary administration fees, expenses and commitment fees on the unused portion of the revolving credit facility and provide certain indemnities.

        Regal Cinemas may prepay borrowings under the credit agreement in whole or in part, in minimum amounts and subject to certain other conditions set forth in the credit agreement. Regal Cinemas is required to make mandatory prepayments to the lenders from:

  •
  the net cash proceeds from certain asset sales;

  •
  up to 50% of their excess cash flow; and

  •
  the net cash proceeds from certain new debt or equity issuances.

        The mandatory prepayment of the obligations under the credit agreement are subject to specified exceptions. The lenders under the term loan facility may elect to decline any mandatory prepayment.

        Regal Cinemas' obligations are secured by, among other things, the capital stock of certain subsidiaries of Regal Cinemas, mortgages on certain properties and a security interest in substantially all of the assets of Regal Cinemas, Inc.

        The credit agreement includes several financial covenants. Regal Cinemas cannot permit, at the end of each applicable fiscal quarter:

  •
  its ratio of consolidated total debt to consolidated EBITDA to exceed the ratio of (a) 3.75 to 1 for the first through third fiscal quarters in 2002, (b) 3.50 to 1 for the fourth fiscal quarter in 2002 through the third fiscal quarter in 2004 and (c) 3.25 to 1 for the fourth fiscal quarter in 2004 through the fourth fiscal quarter in 2007 and thereafter;

  •
  its ratio of consolidated EBITDAR to interest plus rent expense to be less than 1.50 to 1 for any period of four consecutive fiscal quarters;

  •
  its ratio of consolidated senior debt to consolidated EBITDA to exceed the ratio of (a) 2.65 to 1 for the first through the third fiscal quarters in 2002, (b) 2.40 to 1 for the fourth fiscal quarter 2002 through the third fiscal quarter in 2003, (c) 2.15 to 1 from the fourth fiscal quarter in 2003 through the third fiscal quarter in 2004, (d) 2.00 to 1 from the fourth fiscal quarter in 2004 through the third fiscal quarter in 2005, (e) 1.75 to 1 from the fourth fiscal quarter in 2005 through the fourth fiscal quarter in 2007 and thereafter;

  •
  its ratio of consolidated adjusted debt to consolidated EBITDAR to exceed the ratio of (a) 5.75 to 1 for the first fiscal quarter in 2002 through the third fiscal quarter in 2002, (b) 5.50 to 1 for the fourth fiscal quarter in 2002 through the third fiscal quarter in 2004 and (c) 5.25 to 1 for the fourth fiscal quarter in 2004 through the fourth fiscal quarter in 2007 and thereafter; and

  •
  its capital expenditures as a percentage of the prior year's EBITDA to exceed 25% for fiscal 2002 and up to 35% for each year thereafter.

The credit agreement also contains customary covenants, including limitations on Regal Cinemas' ability to incur debt, and events of default, including a change of control, as defined in the credit agreement. The credit agreement also limits Regal Cinemas' ability to pay dividends, to make advances to us or our other subsidiaries and otherwise to engage in intercompany transactions. These limitations will restrict our ability to fund operations outside of Regal Cinemas with funds generated at Regal Cinemas.

  Regal Cinemas Senior Subordinated Notes

        On January 29, 2002, Regal Cinemas issued $200.0 million aggregate principal amount of 9 3/8% senior subordinated notes due 2012. Interest on the notes is payable semi-annually on February 1 and August 1 of each year, and the notes mature on February 1, 2012. The notes are guaranteed by all of Regal Cinemas existing subsidiaries, and certain future subsidiaries will also be required to guarantee the notes. The notes are unsecured and rank behind Regal Cinemas' obligations under its senior credit facility and any future senior indebtedness.

        Regal Cinemas has the option to redeem the notes, in whole or in part, at any time on or after February 1, 2007 at redemption prices declining from 104.688% of their principal amount on February 1, 2007 to 100% of their principal amount on or after February 1, 2010, plus accrued interest. At any time on or prior to February 1, 2005, Regal Cinemas may also redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.375% of their principal amount, plus accrued interest, within 90 days of an underwritten public offering of common stock of Regal Cinemas or of a future underwritten public offering of our common stock, the proceeds of which are used as a contribution to the equity of Regal Cinemas. Upon a change of control, as defined in the indenture pursuant to which the notes were issued, Regal Cinemas is required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued interest. In addition, the indenture limits Regal Cinemas' and its subsidiaries' ability to, among other things, incur additional indebtedness and pay dividends on or repurchase capital stock.

        The notes have not been registered under the Securities Act of 1933, as amended. Under a registration rights agreement entered into in connection with the notes offering, Regal Cinemas is required to offer to exchange identical notes that have been registered under the Securities Act for the existing notes. Under the registration rights agreement, Regal Cinemas must file a registration statement with respect to the exchange notes on or before May 14, 2002 and must complete the notes exchange within 30 days after the registration statement is declared effective. Under certain circumstances, Regal Cinemas may also be required to file a shelf registration statement. If Regal Cinemas defaults on any of the registration covenants under the registration rights agreement, Regal Cinemas will be required to pay liquidated damages to the affected noteholders in an amount equal to 0.25% per annum of the principal amount of notes held by such holders for the first 90 day period immediately following a default. Thereafter, the amount of liquidated damages will increase by an additional 0.25% per annum with respect to each subsequent 90 day period until all defaults are cured, up to a maximum amount of 2.0% of the principal amount of the affected notes.

  Regal Cinemas, Inc. Leveraged Sale and Leaseback

        During 2000, Regal Cinemas, Inc. entered into a sale and leaseback transaction with an unaffiliated third party, involving 15 of its owned theatres. Under the terms of this transaction, Regal Cinemas, Inc. sold the land and related improvements of the theatres for $45.2 million and leased them back for an initial lease term of 20 years, with an option to extend it for up to 20 additional years. Regal Cinemas accounts for these leases as operating leases. Rent expense during the initial term is approximately $5.0 million annually. Regal Cinemas is amortizing the gain on the sale of $2.1 million over the initial lease term of 20 years and will offset rent expense.

  Regal Cinemas Lease Financing Arrangements

        For certain of our new theatre sites built in fiscal years 1999, 2000 and 2001, we were considered the owner (for accounting purposes) of the theatre during the construction period. In accordance with Emerging Issues Task Force (EITF) No. 97-10, we were required to record the balance sheet obligations when the construction of the theatre was completed resulting in payments being recorded as interest expense and principal reduction rather than rent expense. These leases typically run for a period of 20 years. The application of the provisions of EITF No. 97-10 resulted in the recording of approximately $83.3 million and $7.1 million of such leases as capital leases in 2001 and 2000, respectively. The application of the provisions of EITF No. 97-10 has resulted in payments of $16.9 million and $16.3 million in 2001 and 2000, respectively, that would have otherwise been shown as rent expense.

  United Artists Senior Credit Facility

        United Artists entered into a restructured term credit facility with various lenders on February 2, 2001. As of January 3, 2002, United Artists had an outstanding balance of $240.6 million under the restructured term credit facility. Outstanding amounts accrue interest at an annual rate equal to the average British Bankers Association Interest Settlement Rate for deposits in dollars with a term equal to the period over which the interest is calculated. The interest rate at March 7, 2002 was 5.85%. Interest is payable monthly.

        United Artists is required to make repayments as follows:

  •
  one quarter percent of the original loan amount, as reduced by required prepayments, per quarter for the first three years commencing June 2001;

  •
  two and one-half percent of the original loan amount, as reduced by required prepayments, per quarter for the final year;

  •
  in addition, proceeds from the sale of certain theatre assets are required to be used to make repayments in excess of the quarterly principal payments; and

  •
  a final payment of the unpaid principal balance of the loan on the earlier of February 2, 2005 or the date on which the loan is accelerated by the lenders, if ever.

        The restructured term credit facility contains several other terms and conditions including:

  •
  maximum capital expenditure limitations of (i) $50.0 million per year (excluding any unused carry-over from the prior year only) and (ii) $10.0 million in unused carry-over from the prior year;

  •
  limitations on additional indebtedness exceeding (i) $5.0 million in the aggregate for borrowed money, capital lease obligations, and amounts related to rate contracts (none as of January 3, 2002), on an unsecured or secured (relating to required capital expenditures only) basis and

    (ii) $25.0 million for borrowed money or preferred stock from Anschutz, provided that, among other things, the indebtedness is subordinated to the restructured term credit facility; and

  •
  the release of claims in favor of the lenders.

        The restructured term credit facility is secured by, among other things, the capital stock of certain subsidiaries of United Artists, mortgages on certain property of United Artists and a security interest in substantially all assets of United Artists. All of these security interests are subordinated to the security interests of the lenders under United Artists' revolving credit facility described below.

        The restructured term credit facility includes several financial covenants. United Artists is required to maintain at the end of each applicable fiscal quarter:

  •
  a minimum 12 month trailing EBITDA (as defined in the credit agreement) of (a) $60.0 million through the second quarter of 2002, (b) $62.5 million for the third and fourth quarters of 2002, (c) $65.0 million for the first and second quarters of 2003, (d) $67.5 million for the third and fourth quarters of 2003, (e) $70.0 million for the first and second quarters of 2004 and (f) $72.5 million for the third and fourth quarters of 2004; and

  •
  a minimum ratio of EBITDA (as defined in the credit agreement) to interest expense of (a) 2.00 to 1 through the second quarter of 2002, (b) 2.15 to 1 for the third and fourth quarters of 2002, (c) 2.20 to 1 for the first and second quarters of 2003, (d) 2.35 to 1 for the third and fourth quarters of 2003, (e) 2.50 to 1 for the first and second quarters of 2004 and (f) 2.75 to 1 for the third and fourth quarters of 2004.

The restructured term credit facility also contains certain other financial covenants and other covenants that impose limitations on United Artists' creation of liens, transactions with affiliates, dividends, mergers, investments, assets sales and business activities.

        United Artists has also entered into a revolving credit facility with various lenders. The credit facility is repayable in full on August 2, 2004. The credit facility consists of a revolving credit facility of up to $35.0 million, with a $10.0 million sub-limit for letters of credit. As of January 3, 2002 there were no outstanding borrowings and $1.6 million of outstanding letters of credit under the revolving credit facility. Amounts outstanding accrue interest at an annual rate equal to either (a) the higher of (i) the prime rate and (ii) a rate that is 0.5% in excess of the Federal Funds Effective Rate or (b) an adjusted Eurodollar rate. Interest is payable monthly. United Artists may re-borrow amounts repaid under the credit facility.

        The revolving credit facility is secured by, among other things, the capital stock of certain subsidiaries of United Artists, mortgages on certain property of United Artists and a security interest in substantially all assets of United Artists. All of these security interests are senior to the security interest of the lenders under United Artists restructured term credit facility described above. The revolving credit facility requires United Artists to maintain the same financial ratios set forth under the restructured term credit facility.

  United Artists Leveraged Sale and Leaseback

        In December 1995, United Artists entered into a sale and leaseback transaction whereby the land and buildings underlying 27 of its operating theatres and four theatres and a screen addition under development were sold to and leased back from an unaffiliated third party. The transaction requires United Artists to lease the underlying theatres for a period of 21 years and one month, with the option to extend for up to an additional 10 years. In conjunction with the transaction, the buyer of the properties issued certain publicly traded pass-through certificates. The lease required United Artists to enter into a Participation Agreement that requires United Artists to comply with certain covenants including limitations on indebtedness and restricted payments. Several of its properties included in the sale and leaseback transaction have been determined by United Artists to be economically obsolete for theatre use. United Artists amended the lease on March 7, 2001 to allow United Artists to terminate the master lease with respect to the obsolete properties, allow the owner trustee to sell those properties and pay down the underlying debt and reduce the amount of rent paid by United Artists on the lease.

        On November 8, 1996, United Artists entered into a sale and leaseback transaction, pursuant to which United Artists sold three of its operating theatres and two theatres under development to an unaffiliated third party for approximately $21.5 million and leased back those theatres pursuant to a lease that terminates in 2017. The lease gives United Artists an option to extend the term of the lease for an additional 10 years. Two of the theatres have been determined by United Artists to be economically obsolete and are no longer in operation.

        In December 1997, United Artists entered into a sale and leaseback transaction, pursuant to which United Artists sold two theatres under development and leased them back from an unaffiliated third party for approximately $18.1 million. Approximately $9.2 million of the sales proceeds were paid to United Artists during 1999 for reimbursement of certain of the construction costs associated with the two theatres. The lease has a term of 22 years with options to extend the term of the lease for an additional 10 years.

        During 1999, United Artists entered into a sale and leaseback transaction on one existing theatre. Proceeds were received in the amount of $5.4 million by United Artists during 1999. The lease has a term of 20 years, with an option to extend the term of the lease for up to 20 additional years.

  Edwards Theatres Leveraged Sale and Leaseback

        During 2000, Edwards Theatres entered into two sale leaseback transactions whereby Edwards Theatres sold and leased back two of its properties from an unaffiliated third party. The sale resulted in a $3.9 million gain which was deferred and is being amortized over the life of the leaseback. As part of these transactions, an additional location was sold with a portion of the building being leased back for corporate use. The related leases are being accounted for as operating leases.

        During 1999, Edwards Theatres entered into four sale and leaseback transactions whereby Edwards Theatres sold and leased back four theatres from an unaffiliated third party. The sale of three of these theatres resulted in a $1.2 million gain which was deferred and is being amortized over the life of the leaseback. The sale of the remaining theatre resulted in a $0.3 million loss which was recognized in 1999. The related leases are being accounted for as operating leases.

  Bankruptcy Claims

        Regal Cinemas, Inc. and Edwards Theatres have certain bankruptcy claims that remain unsettled and are subject to ongoing negotiation and possible litigation.

        Regal Cinemas, Inc. has accrued approximately $70 million during 2001 to resolve these claims. In the opinion of management, based on its examinations of these matters and discussions with legal counsel, the actual payment of these claims is not expected to materially exceed the liability accrued as of December 27, 2001.

        The payment of these claims will be funded from cash on hand at Regal Cinemas. The timing of the payment of these claims will depend upon the resolution of these claims.

        Edwards Theatres has accrued approximately $43.9 million during 2001 for the estimated costs to resolve certain bankruptcy claims. In the opinion of management, based on its examination of these matters, its experience to date and discussions with legal counsel, the outcome of these legal matters, after taking into consideration the amounts already accrued, is not expected to have a material effect on liquidity. The payment of these claims will be funded from cash on hand at Edwards Theatres. Edwards Theatres has an agreement with certain shareholders if the settlement of these claims exceeds certain amounts (see "Business—Legal Proceedings—Edwards Theatres' Reorganization").

RESULTS OF OPERATIONS—REGAL ENTERTAINMENT GROUP

        Regal was created through a series of transactions during 2001 and 2002. Anschutz acquired controlling equity interests in United Artists and Edwards Theatres upon United Artists' emergence from bankruptcy reorganization on March 1, 2001 and Edwards Theatres' emergence from bankruptcy reorganization on September 29, 2001. On January 29, 2002, Anschutz acquired a controlling equity interest in Regal Cinemas, Inc. when Regal Cinemas, Inc. and its subsidiaries emerged from bankruptcy reorganization. Anschutz exchanged its controlling equity interest in Regal Cinemas, Inc. for a controlling equity interest in Regal Cinemas immediately thereafter. Regal Cinemas, Inc. is a wholly owned subsidiary of Regal Cinemas. Regal CineMedia was formed in February 2002 to focus on the development of ancillary revenues.

        Our financial statements reflect the results of operations from the dates Anschutz acquired its controlling equity interests. These controlling equity interests have been recorded in our financial statements at the combined historical cost basis of Anschutz. Our fiscal 2001 financial statements reflect the results of United Artists from March 2, 2001, and Edwards Theatres from September 30, 2001. Our 2001 results of operations do not include Regal Cinemas, Inc. Our 2002 results of operations will include Regal Cinemas from January 30, 2002. Regal CineMedia to date has not generated significant revenue nor incurred significant operating expenses or made significant capital expenditures. Therefore, we believe our historical results of operations are not indicative of our current operations.

        Our predessor company is United Artists and we have provided analysis of results of operations for United Artists in this "Management Discussion and Analysis of Financial Condition and Results of Operations." We have not provided a comparison of our 2001 results versus those of our predessor company in 2000 because (i) 2001 does not include a full year's operations for United Artists and (ii) 2001 includes three months of Edwards Theatres. Therefore, we do not believe a period-to-period comparison of these results would be useful in understanding our current operations.

        The following discussion is based on the historical results of operations for United Artists and for Edwards Theatres for the periods under common control ended January 3, 2002.

For the Periods Under Common Control Ended January 3, 2002

  Total Revenues

        The following table summarizes revenues for the periods under common control ended January 3, 2002 (in millions):

Periods Under Common Control Ended January 3, 2002
Admissions	$382.5
Concessions	153.3
Other operating revenues	21.1

Total revenues	$556.9

        The following table summarizes direct theatre costs for the periods under common control ended January 3, 2002 (in millions):

	Periods Under Common Control Ended January 3, 2002
	$	% of Revenues
Film rental and advertising costs (1)	$212.9	55.7%
Cost of concessions (2)	18.1	11.8
Other theatre operating expenses (3)	227.5	40.9

Total direct theatre costs (3)	$458.5	82.3%

(1)
Percentage of revenues calculated as a percentage of admissions revenues.

(2)
Percentage of revenues calculated as a percentage of concessions revenues.

(3)
Percentage of revenues calculated as a percentage of total revenues.

  General and Administrative Expenses

        General and administrative expenses were $21.4 million, or 3.8% of total revenues, for the periods under common control ended January 3, 2002.

  EBITDA

        EBITDA was $77.0 million, or 13.8% of total revenues, for the periods under common control ended January 3, 2002.

  Operating Income

        Operating income was $31.5 million, or 5.7% of total revenues, for the periods under common control ended January 3, 2002.

RESULTS OF OPERATIONS—REGAL CINEMAS, INC.

        The following table sets forth for the fiscal periods indicated the percentage of total revenues represented by certain items reflected in Regal Cinemas, Inc.'s consolidated statements of operations:

	Fiscal Year Ended
	December 30, 1999	December 28, 2000	December 27, 2001
Revenues:
Admissions	66.6%	67.8%	68.6%
Concessions	27.5	27.5	27.6
Other operating revenues	5.9	4.7	3.8

Total revenues	100.0	100.0	100.0
Direct theatre costs:
Film rental and advertising costs	37.1	37.3	37.1
Cost of concessions	4.3	4.3	4.0
Theatre operating expenses	36.4	39.5	37.6
General and administrative	3.1	2.9	2.7

Sub-total	80.9	84.0	81.4

Legal and professional fees—restructuring	—	0.4	1.9
Depreciation and amortization	7.8	8.5	7.8
Theatre closing costs	0.4	4.9	1.0
Loss on disposal of operating assets	1.6	1.8	1.9
Loss on impairment of assets	9.5	10.1	6.7

Total operating expenses	100.2	109.7	100.7

Operating loss	(0.2)%	(9.7)%	(0.7)%

Fiscal Years Ended December 27, 2001, December 28, 2000 and December 30, 1999

Total Revenues

        The following table summarizes revenues and revenue-related data for fiscal 1999, 2000 and 2001 (in millions, except averages):

	Fiscal Year Ended
	December 30, 1999	December 28, 2000	December 27, 2001
Admissions	$690.5	$767.1	$799.8
Concessions	285.7	310.2	321.3
Other operating revenues	60.9	53.4	44.5

Total revenues	$1,037.1	$1,130.7	$1,165.6

Attendance	141.0	143.1	142.3
Average ticket price	$4.90	$5.36	$5.62
Average concessions per patron	2.03	2.17	2.26

        Admissions.    Total admissions revenues increased $32.7 million, or 4.3%, to $799.8 million, for fiscal 2001 from $767.1 million for fiscal 2000, which increased $76.6 million, or 11.1%, from $690.5 million for fiscal 1999. The increase in admissions revenues in 2001 compared to 2000 was primarily attributable to an approximately 4.9% increase in ticket prices, which was partially offset by a 0.6% decrease in attendance due primarily to the closure of under-performing theatres. The increase in admissions revenues in fiscal 2000 compared to 1999 was primarily attributable to an approximately 9.4% increase in ticket prices coupled with a 1.5% increase in attendance.

        Concessions.    Total concessions revenues increased $11.1 million, or 3.6%, to $321.3 million in 2001 from $310.2 million for 2000, which increased $24.5 million, or 8.6%, from $285.7 million for 1999. The increase in concessions revenues in 2001 compared to 2000 was due to a 4.2% increase in average concessions per patron, which was partially offset by a 0.6% decrease in attendance. The increase in concessions revenues in 2000 compared to 1999 was primarily due to both higher attendance and an increase in concessions per patron.

        Other Operating Revenues.    Total other operating revenues decreased $8.9 million, or 16.7%, to $44.5 million in 2001, from $53.4 million for 2000, which decreased $7.5 million, or 12.3%, from $60.9 million for 1999. Included in other operating revenues are on-screen advertising revenues and other marketing revenues from certain of our vendor programs. Other operating revenues were lower in 2001 primarily due to the elimination of revenues from Regal Cinemas, Inc.'s entertainment centers, "Funscapes," which were closed in November 2000. This decrease was partially offset by increased revenues from on-screen advertising and certain vendor marketing programs. The decrease in other operating revenues in 2000 compared to 1999 was primarily attributable to declines in revenues associated with the closure of the Funscapes.

Direct Theatre Costs

        The following table summarizes direct theatre costs for fiscal 1999, 2000 and 2001 (dollars in millions).

	Fiscal Year Ended
	December 30, 1999		December 28, 2000		December 27, 2001
	$	% of Revenues	$	% of Revenues	$	% of Revenues
Film rental and advertising costs (1)	$384.9	55.7%	$421.6	55.0%	$432.4	54.1%
Cost of concessions (2)	44.3	15.5	49.0	15.8	47.2	14.7
Other theatre operating expenses (3)	377.7	36.4	446.4	39.5	438.2	37.6

Total direct theatre costs (3)	$806.9	77.8%	$917.0	81.1%	$917.8	78.7%

(1)
Percentage of revenues calculated as a percentage of admissions revenues.

(2)
Percentage of revenues calculated as a percentage of concessions revenues.

(3)
Percentage of revenues calculated as a percentage of total revenues.

        Film Rental and Advertising Costs.    Film rental and advertising costs increased $10.8 million, or 2.6%, to $432.4 million in 2001, from $421.6 million for 2000, which increased $36.7 million, or 9.5%, from $384.9 million for 1999. Film rental and advertising costs as a percentage of admissions revenues decreased to 54.1% in 2001 as compared to 55.0% in 2000, which decreased from 55.7% in 1999. The increase in film rental and advertising costs in 2001 from 2000 was primarily attributable to higher box office revenues, which translated into higher film rental costs. The decrease in film rental and advertising costs as a percentage of admissions revenues is primarily attributable to a decline in advertising costs associated with the closure of under-performing theatres combined with a decline in the number of new theatre openings in 2001 as compared to 2000. The decrease in film rental and advertising costs as a percentage of admissions revenues in 2000 was primarily attributable to the higher film rental costs associated with the release of "Star Wars—The Phantom Menace" in 1999.

        Cost of Concessions.    Cost of concessions decreased $1.8 million, or 3.7%, to $47.2 million in 2001, from $49.0 million for 2000, which increased $4.7 million, or 10.6%, from $44.3 million for 1999. Cost of concessions as a percentage of concessions revenues decreased to 14.7% in 2001 as compared to 15.8% in 2000, which increased from 15.5% in 1999. The decrease in the cost of concessions as a percentage of concessions revenues in 2001 is primarily attributable to the continued closure of under-performing theatres and the closure of the Funscapes. The increase in cost of concessions as a percentage of concessions revenues in 2000 was primarily attributable to increases in cost associated with a higher mix of specialty cafes as well as increases in Funscapes' concession costs.

        Other Theatre Operating Expenses.    Other theatre operating expenses decreased $8.2 million, or 1.8%, to $438.2 million in 2001, from $446.4 million for 2000, which increased $68.7 million, or 18.2%, from $377.7 million for 1999. Other theatre operating expenses as a percentage of total revenues decreased to 37.6% in 2001 as compared to 39.5% in 2000, which increased from 36.4% in 1999. The decrease in other theatre operating expenses as a percentage of total revenues in 2001 is primarily attributable to declines in rent and occupancy costs associated with the continued closure of under-performing theatres. The increase in other theatre operating expenses as a percentage of total revenues in 2000 was primarily attributable to the rent and occupancy costs associated with Regal Cinemas, Inc.'s expansion efforts.

General and Administrative Expenses

        General and administrative expenses decreased $1.1 million, or 3.4%, to $31.6 million in 2001, from $32.7 million for 2000, which increased $0.6 million, or 1.9%, from $32.1 million for 1999. As a percentage of total revenues, general and administrative expenses decreased to 2.7% in 2001 from 2.9% in 2000, and 3.1% in 1999. The decrease in general and administrative expense reflected a decline in corporate payroll costs, which was primarily attributable to Regal Cinemas, Inc.'s restructuring efforts. The reduction in general and administrative expenses as a percentage of total revenues was primarily due to lower corporate salary and wage expenses and the corresponding decrease in payroll related costs and an increase in total revenues.

EBITDA

        EBITDA increased $35.2 million, or 19.4%, to $216.2 million in 2001, from $181.0 million for 2000, which decreased $17.1 million, or 8.6%, from $198.1 million for 1999. EBITDA as a percentage of total revenues increased in 2001 to 18.5% from 16.0% in 2000, which decreased from 19.1% in 1999.

Operating Loss

        Operating loss decreased $102.4 million, or 93.1%, to $7.6 million in 2001, from $110.0 million for 2000, which increased $107.6 million from $2.4 million for 1999. Operating loss as a percentage of total revenues decreased in 2001 to 0.7% from 9.7% in 2000, which increased from 0.2% in 1999.

RESULTS OF OPERATIONS—UNITED ARTISTS

        Because of United Artists' adoption of fresh start reporting on March 2, 2001, United Artists' historical financial statements do not necessarily reflect its ongoing operations. In order to provide a meaningful basis of comparing United Artists' year over year operating results for purposes of the following tables and discussion, the operating results of United Artists for the forty-four weeks ended January 3, 2002 have been combined with the operating results of United Artists for the nine weeks ended March 1, 2001. The combined periods are herein referred to as combined United Artists fiscal 2001. The combined United Artists fiscal 2001 results are compared to the fiscal year ended December 28, 2000. Depreciation, amortization and certain other line items included in the operating results of United Artists are not comparable between periods as the nine weeks ended March 1, 2001 and the fiscal years ended December 28, 2000 and December 30, 1999 do not include the effect of fresh-start reporting adjustments. The combining of reorganized and predecessor periods is not acceptable under accounting principles generally accepted in the United States. This combined financial data should not be viewed as a substitute for United Artists' results of operations determined in accordance with generally accepted accounting principles. In addition, the following financial data does not purport to be indicative of future results of operations.

        The following table sets forth for the fiscal periods indicated the percentage of total revenues represented by certain items reflected in United Artists' statements of operations:

			Combined United Artists
	Fiscal Year Ended		Fiscal Year Ended
	December 30, 1999	December 28, 2000	January 3, 2002
Revenues:
Admissions	68.6%	67.7%	68.6%
Concessions	27.6	28.1	27.5
Other operating revenues	3.8	4.2	3.9

Total revenues	100.0	100.0	100.0
Direct theatre costs:
Film rental and advertising costs	38.6	37.2	37.8
Cost of concessions	3.6	3.3	3.1
Theatre operating expenses	44.5	44.4	41.1
General and administrative	3.6	3.9	3.5
Sub-total	90.3	88.8	85.5
Depreciation and amortization	8.5	8.1	7.5
Asset impairments, lease exit and restructure costs	9.7	10.0	0.7
Gain on disposition of assets, net	(0.7)	(2.6)	(1.2)

Total operating expenses	107.8	104.3	92.5

Operating income (loss)	(7.8)%	(4.3)%	7.5%

Fiscal Years Ended January 3, 2002, December 28, 2000 and December 30, 1999

  Total Revenues

        The following table summarizes revenues and revenue-related data for the fiscal 1999, 2000 and 2001 (in millions, except averages):

			Combined United Artists
	Fiscal Year Ended		Fiscal Year Ended
	December 30, 1999	December 28, 2000	January 3, 2002
Admissions	$433.1	$372.4	$391.3
Concessions	174.4	154.6	157.0
Other operating revenues	23.9	23.3	22.4

Total revenues	$631.4	$550.3	$570.7

Attendance	80.9	66.7	66.7
Average ticket price	$5.35	$5.58	$5.87
Average concessions per patron	2.15	2.32	2.35

        Admissions.    Total admissions revenues increased $18.9 million, or 5.1%, to $391.3 million, for the year ended January 3, 2002 from $372.4 million for the year ended December 28, 2000, which decreased $60.7 million, or 14.0% from $433.1 million for the year ended December 30, 1999. The increase in admissions revenues in 2001 was primarily attributable to a 5.0% increase in average ticket prices. The decrease in admissions revenues in 2000 was primarily attributable to a 17.6% decrease in attendance, partially offset by a 4.5% increase in average ticket price.

        Concessions.    Total concessions revenues increased $2.4 million, or 1.6%, to $157.0 million in 2002, from $154.6 million for 2000, which decreased $19.8 million, or 11.4%, from $174.4 million for 1999. The increase in concessions revenues in 2001 was primarily due to an increase in average concessions per patron. The decrease in concessions revenues in 2000 was primarily due to lower attendance, partially offset by increased average concessions per patron.

        Other Operating Revenues.    Total other operating revenues decreased $0.9 million, or 3.9%, to $22.4 million in 2001, from $23.3 million for 2000, which decreased $0.6 million, or 2.5%, from $23.9 million for 1999. The decreases in other operating revenues in 2001 and 2000 were primarily due to the closure of under-performing theatres, the general downturn in the advertising market during 2001 and customers' reluctance to book The Satellite Theatre Network® events during United Artists' bankruptcy proceedings.

Direct Theatre Costs

        The following table summarizes direct theatre costs for fiscal 1999, 2000 and 2001 (in millions):

					Combined United Artists
	Fiscal Year Ended				Fiscal Year Ended
	December 30, 1999		December 28, 2000		January 3, 2002
	$	% of Revenues	$	% of Revenues	$	% of Revenues
Film rental and advertising costs (1)	$244.0	56.3%	$204.9	55.0%	$215.5	55.1%
Cost of concessions (2)	22.7	13.0%	18.0	11.6%	17.9	11.4%
Other theatre operating expenses (3)	280.8	44.5%	244.4	44.4%	234.8	41.1%

Total direct theatre costs (3)	$547.5	86.7%	$467.3	84.9%	$468.2	82.0%

(1)
Percentage of revenues calculated as a percentage of admissions revenues.

(2)
Percentage of revenues calculated as a percentage of concessions revenues.

(3)
Percentage of revenues calculated as a percentage of total revenues.

        Film Rental and Advertising Costs.    Film rental and advertising costs increased $10.6 million, or 5.2%, to $215.5 million in 2001, from $204.9 million for 2000, which decreased $39.1 million, or 16.0%, from $244.0 million for 1999. During 2001, a slight increase from 2000 in film rental costs as a percentage of admissions revenue was nearly offset by a decrease in advertising costs as a percentage of admissions revenue, thus resulting in film rental and advertising costs as a percentage of admission revenue increasing by 0.1%. The decrease in film rental and advertising costs as a percentage of admissions revenue during 2000 from 56.3% during 1999 was primarily attributable to the higher than average film terms associated with certain films released in 1999, as well as a decrease in advertising costs as a percentage of admissions revenue during 2000.

        Cost of Concessions.    Cost of concessions decreased $0.1 million, or 0.6%, to $17.9 million in 2001, from $18.0 million for 2000, which decreased $4.7 million, or 20.7%, from $22.7 million for 1999. Cost of concessions as a percentage of concessions revenues decreased to 11.4% in 2001 as compared to 11.7% in 2000, which decreased from 13.0% in 1999. The decreases in concession costs as a percentage of concessions revenue are primarily due to purchasing cost reductions, reduced concession promotional costs and increased rebates from certain concession vendors.

        Other Theatre Operating Expenses.    Other theatre operating expenses decreased $9.6 million, or 3.9%, to $234.8 million in 2001 from $244.4 million for 2000, which decreased $36.4 million, or 13.0%, from $280.8 million for 1999. Other theatre operating expenses as a percentage of total revenues decreased to 41.1% in 2001 from 44.4% during 2000, which decreased from 44.5% during 1999. The decreases in other theatre operating expenses are primarily due to the sale, closure or rejection of under-performing theatres and a reduction in other controllable costs.

General and Administrative Expenses

        General and administrative expenses decreased $1.3 million, or 6.1%, to $20.0 million in 2001, from $21.3 million for 2000, which decreased $1.3 million, or 5.8%, from $22.6 million for 1999. As a percentage of total revenues, general and administrative expenses decreased to 3.5% in 2001 from 3.9% in 2000 and 3.6% in 1999. The decrease in general and administrative expenses during 2001 is primarily due to the elimination of four district offices, a reduction in the number of corporate personnel, and other expense efficiency measures. The increase in 2000 was primarily due to employee retention payments incurred during 2000.

EBITDA

        EBITDA increased $20.8 million, or 33.7%, to $82.5 million in 2001, from $61.7 million for 2000, which increased $0.4 million, or 0.7%, from $61.3 million for 1999. EBITDA as a percentage of total revenues increased in 2001 to 14.5% from 11.2% in 2000, which increased from 9.7% in 1999.

Operating Income (Loss)

        Operating income increased by $66.6 million to $42.8 million in 2001, from a loss of $23.8 million for 2000. The 2000 loss decreased $25.5 million, or 51.7%, from a loss of $49.3 million for 1999. Operating income as a percentage of total revenues was 7.5% in 2001. Operating loss as a percentage of total revenues was 4.3% in 2000, which decreased from 7.8% in 1999.

REGAL ENTERTAINMENT GROUP

New Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 supersedes Accounting Principles Board Opinion No. 16 (APB 16), "Business Combinations," and primarily addresses the accounting for the cost of an acquired business (i.e., the purchase price allocation), including any subsequent adjustment to its cost. SFAS No. 142 primarily addresses the accounting for goodwill and intangible asset subsequent to their acquisition (i.e., the post-acquisition accounting) and supersedes APB 17, "Intangible Assets." The most significant changes made by SFAS No. 141 involve the requirement to use the purchase method of accounting for all business combinations, thereby eliminating use of the pooling-of-interests method along with the establishment of new criteria for determining whether we should recognize intangible assets acquired in a business combination separately from goodwill. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. The adoption of SFAS No. 141 will not have a material impact on our financial position or results of operation.

        Under SFAS No. 142, we will no longer amortize goodwill, reorganizational value in excess of amounts allocated to identifiable assets or indefinite lived intangible assets, and will test for impairment at least annually at a reporting unit level. Additionally, the amortization period of intangible assets with finite lives is no longer limited to 40 years. Other long-lived assets will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," issued in August 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 for all goodwill and other intangible assets including excess reorganization value recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. We are evaluating the impact of the adoption of this standard and have not yet determined the effect of adoption on our financial position and results of operations.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which provides clarifications of certain implementation issues with SFAS No. 121 along with additional guidance on the accounting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB 30, "Reporting the Effects of Disposal of a Segment of a Business." SFAS No. 144 develops one accounting model (based on the model in SFAS No. 121) for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS No. 144 requires that entities measure long-lived assets that are to be disposed of by sale at the lower of book value or fair value less cost to sell. That requirement eliminates APB 30's requirement that discontinued operations be measured at net realizable value or that entities include under "discontinued operations" in the financial statements amounts for operating losses that have not yet occurred. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) the entity can distinguish from the rest of the entity and (2) the entity will eliminate from the ongoing operations of the entity in a disposal transaction.

        SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and early application is encouraged. We are evaluating the impact of the adoption of SFAS No. 144 and have not yet determined the effect of adoption on our financial position and results of operations.

Seasonality

        Our revenues are usually seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, studios release the most marketable motion pictures during the summer and the holiday season. The unexpected emergence of a "hit" film during other periods can alter the traditional pattern. The timing of movie releases can have a significant effect on our results of operations, and the results of one quarter are not necessarily indicative of results for the next or any other quarter. The seasonality of motion picture exhibition, however, has become less pronounced in recent years as studios have begun to release major motion pictures somewhat more evenly throughout the year.

Qualitative and Quantitative Disclosures About Market Risk

        Our market risk is confined to interest rate exposure of our debt obligations that bear interest based on floating rates. Our credit facilities provide for variable rate interest that could be adversely affected by an increase in interest rates. Pro forma for the combination of Regal Cinemas, United Artists and Edwards Theatres, their reorganizations and this offering, as of December 27, 2001 we had borrowings of $510.6 million under our credit facilities. A one-half percent rise in the interest rate on our variable rate indebtedness held at December 27, 2001 would increase our interest expense by approximately $2.6 million.

Inflation

        We do not believe that inflation has had a material impact on our financial position or results of operations.

BUSINESS

Our Business

        We are a leading motion picture exhibitor operating the largest theatre circuit in the United States. Our nationwide theatre circuit, comprising Regal Cinemas, United Artists and Edwards Theatres, operates 5,885 screens in 561 theatres in 36 states. We operate approximately 17% of all screens in the United States, nearly twice as many screens as our nearest competitor. Our geographically diverse circuit includes theatres in 9 of the top 10 and 41 of the top 50 U.S. demographic market areas as well as prime locations in growing suburban markets. We believe that the size, reach and quality of our theatre circuit provide an exceptional platform to realize economies of scale in our theatre operations and capitalize upon high-margin ancillary revenue opportunities.

        We have a stable, recurring and geographically diverse revenue base and high operating margins. On a pro forma basis for fiscal 2001, we generated total revenues, EBITDA and EBITDA margin of $2.0 billion, $358.0 million and 17.7%. Our strong operating cash flow combined with our modest working capital requirements, low maintenance capital expenditures and conservative capital structure provide us with significant flexibility to capitalize on future growth opportunities.

Our Industry

        Overview.    The domestic motion picture exhibition industry has historically maintained steady growth in revenues and attendance. Since 1965, total box office revenues have grown at a compound annual growth rate of approximately 6% and annual attendance has grown to approximately 1.5 billion attendees. The industry has been relatively unaffected by downturns in the economic cycle, with total box office revenues and attendance growing in three of the last five recessions. In 2001, total box office revenues increased for the tenth consecutive year rising approximately 10% to $8.4 billion, and attendance grew approximately 5% to 1.5 billion attendees.

        Recent History.    During the past few years, the domestic motion picture exhibition industry underwent a period of extraordinary new theatre construction and re-screening of older theatres. From 1996 to 1999, the number of screens increased at a compound annual growth rate of approximately 8%, which was more than double the industry's screen growth rate of approximately 3.5% from 1965 to 1995. The aggressive building strategies undertaken by exhibitors resulted in intensified competition in once stable markets and rendered many older theatres obsolete more rapidly than anticipated. This effect, together with the fact that many older theatres were under long-term, non-cancelable leases, created an oversupply of screens, which caused both attendance per screen and revenue per screen to decline. Most major exhibitors used extensive debt financing to fund their expansion efforts and experienced significant financial challenges in 1999 and 2000.

        In 2000 and 2001, substantially all of the major exhibitors of motion pictures reduced their expansion plans and implemented screen rationalization plans to close under-performing theatres. During this period, the number of screens declined by approximately 1,800. This screen count rationalization has benefited exhibitors as patrons of closed theatres have migrated to remaining theatres, thereby increasing industry-wide attendance per screen and operating efficiencies.

        The recent industry expansion was primarily driven by major exhibitors upgrading their asset bases to an attractive megaplex format that typically included 10 or more screens per theatre and adding enhanced features such as stadium seating, improved projection quality and superior sound systems. From 1996 to 1999, the five largest motion picture exhibitors spent over $4.1 billion on capital expenditures to expand and upgrade their theatre circuits. As a result of the extensive capital investment over the last several years, we believe the capital expenditures needed to maintain these modern theatres will be modest.

        We believe that another evolution of theatre formats beyond the current megaplex is unlikely to occur in the foreseeable future. We believe theatres larger than the current 10 to 18 screen megaplex are not able to generate attractive returns in most locations because of the substantial market suitability requirements to generate a level of profitability similar to the current megaplex format. In addition, for the foreseeable future we do not believe that additional major amenities will be required to meaningfully enhance the moviegoing experience. Consequently, we believe major exhibitors have reduced capital spending and the rate of new screen growth substantially.

        Current Industry Trends.    We believe that the U.S. motion picture exhibition industry will benefit from the following trends:

        Affordable and Increasingly Attractive Form of Entertainment.    We believe that patrons are attending movies more frequently because of convenience, affordability and attractive pricing compared to other forms of out-of-home entertainment. The average price per patron continues to compare favorably to alternatives such as concerts and sporting events. Since 1991, average movie ticket prices have increased at a compound annual growth rate of only 3%, while ticket prices for professional sporting events and concerts have increased at approximately three times that rate. Over the same time period, per capita movie attendance has grown from 4.5 to 5.3 times per year.

        Increased Marketing of New Releases by Studios.    Movie studios have increased marketing expenditures per new film at a compound annual growth rate of approximately 10% since 1995. Because domestic movie theatres are the primary distribution channel for domestic film releases, the theatrical success of a film is often the most important factor in establishing its value in other film distribution channels, including home video, cable television, broadcast television and international releases. We believe that movie studios have placed an increased emphasis on theatrical success because these secondary distribution channels represent important and growing sources of additional revenues.

        Increasing Appeal of a Diversity of Films.    Box office revenues are increasingly diversified among a number of strong movies rather than concentrated on a few major "hits." Box office revenues from the top 10 grossing movies as a percentage of annual total box office revenues have declined from an average of 29% during 1990 through 1992 to an average of 25% during 1998 through 2000. This increased appeal in a breadth of films benefits exhibitors by expanding the demographic base of moviegoers and generating greater attendance at a wider variety of movies as opposed to attracting to patrons to only a few major releases.

        Extension of Movie Release Calendar Reduces Seasonality.    Distributors have increasingly staggered new releases over more weekends as opposed to opening multiple movies on the same weekend or saving major releases for only a few holiday weekends. This trend has reduced the seasonality of box office revenues by spreading attendance over an extended period of time, which we believe benefits exhibitors by increasing admissions and concessions revenues.

Competitive Strengths

        We believe that the following competitive strengths position us well for future growth:

        Industry Leader.    We are the largest domestic motion picture exhibitor with nearly twice as many screens as our nearest competitor. We operate 5,885 screens in 561 theatres in 36 states across the nation. We believe that the quality and size of our theatre circuit is a significant competitive advantage for negotiating attractive concession contracts and generating economies of scale. We believe that our market leadership positions us to capitalize on favorable attendance trends, attractive consolidation opportunities and high-margin ancillary businesses. In addition, we also believe that our market leadership, brand names and the size, scope and quality of our asset base improve our access to prime real estate sites and enable us to negotiate favorable lease terms.

        Superior Management Drives Higher Operating Margins.    We have developed a proven operating philosophy focused on efficient operations and strict cost controls at both the corporate and theatre levels. At the corporate level, we are able to leverage our size and operational expertise to achieve economies of scale in purchasing and marketing functions. We have developed a highly efficient purchasing and distribution supply chain that generates favorable concession margins. At the theatre level, we devote significant attention to cost controls through the use of detailed management reports and performance-based compensation programs to encourage theatre managers to practice effective cost control. On a pro forma basis for fiscal 2001, we generated EBITDA margin of 17.7% and EBITDA per screen of approximately $60,800.

        Healthy Balance Sheet and Strong Cash Flow Generation.    We believe that we have one of the most conservative capital structures among reporting exhibitors of motion pictures. Pro forma as adjusted as of December 27, 2001, we had a ratio of pro forma net debt to EBITDA of 2.0 to 1. Regal Cinemas, Inc., United Artists and Edwards Theatres have invested approximately $1.8 billion in capital expenditures since 1997 to expand and upgrade their theatre circuits. As a result, we do not expect to require major capital reinvestments to maintain our operations. By combining our conservative capital structure with our high operating margins, low maintenance capital expenditures and working capital requirements, we believe that we will generate significant cash flow to take advantage of future growth opportunities.

        Proven Acquisition and Integration Strategy.    We have significant experience identifying, completing and integrating acquisitions of theatre circuits. We have demonstrated our ability to enhance revenues and realize operating efficiencies through the successful acquisition and integration of 11 theatre circuits since 1995. We have generally achieved immediate cost savings at acquired theatres and improved their profitability through the application of our consolidated operating functions and key supplier contracts.

        Reorganizations Formed a Stronger Circuit with More Flexibility.    Our theatre operations have recently completed reorganizations that have enabled us to improve our asset base and profitability. The quality of our enhanced asset base enables us to benefit from a stable, recurring and geographically diversified mix of revenues and cash flows. As part of the reorganization, our management team conducted extensive reviews of our theatre portfolio. On a combined basis, we have closed 279 under-performing theatres representing 1,836 screens since January 2000. We have renegotiated leases at over 98 of our continuing theatres to obtain rent reductions, lease termination rights or shortened lease terms. By selectively closing under-performing locations and negotiating rent reductions and lease termination rights, we have enhanced our operational flexibility and created competitive advantages over major theatre operators who have not entered or completed a bankruptcy reorganization process.

        Quality Theatre Portfolio.    Regal Cinemas, Inc., United Artists and Edwards Theatres have invested approximately $1.8 billion in capital expenditures since 1997. As a result, we believe that we operate one of the most modern theatre circuits among major exhibitors of motion pictures. Approximately 60% of our screens are located in theatres featuring stadium seating and digital sound. Approximately 75% of our screens are located in theatres with 10 or more screens. Our theatres have an average of 10.5 screens per location, which is well above an average of 5.5 screens per location for the North American motion picture exhibition industry.

        Leading Access to First-Run Films.    Approximately 80% of our screens are located in film licensing zones in which we are the sole exhibitor. Being the sole exhibitor in a film licensing zone provides us with access to all films distributed by major distributors and eliminates our need to compete with other exhibitors for films in that zone. As the sole exhibitor in a particular zone, we can exhibit all commercially successful films on our screens, subject to a successful negotiation with the distributor, and have the ability to compete for attendance generated from commercially popular films.

        Distinctive Opportunity in Ancillary Revenues.    We believe we are in a distinct position among exhibitors as the largest and most geographically diverse theatre circuit in the nation with over 240 million annual attendees and a nationwide presence that includes 9 of the top 10 and 23 of the top 25 U.S. demographic market areas. We believe that our asset base provides an attractive platform for advertisers to reach a desirable customer base and for businesses to use for corporate communications, conferencing, product introductions and distance learning. We believe we will be able to generate revenues from digital advertising and by providing corporate communications services. We have a subsidiary, Regal CineMedia, which focuses exclusively on leveraging our theatre assets to increase our revenues from these high-margin complementary lines of business.

Business Strategy

        Our business strategy is to continue to enhance our leading position in the motion picture exhibition industry. Key elements of our strategy include:

        Enhancing Operating Efficiencies.    We intend to continue to generate operating margins that are among the highest in the industry by continuously attempting to improve our operating efficiency. We believe that significant opportunities exist for us to generate economies of scale from the combination of Regal Cinemas, United Artists and Edwards Theatres and we expect to benefit from merger synergies from the combined operations. We expect to enhance our operating results through the application of best practices from across the combined company.

        Pursuing Strategic Acquisitions.    We believe that our acquisition experience and the financial flexibility provided by our conservative capital structure position us well to execute future acquisitions. We may selectively pursue theatre acquisitions that enhance our market position and asset base and improve our consolidated operating results. In addition, we may pursue acquisitions that strengthen our ancillary business by broadening our service offerings.

        Creating a Digital Network to Generate Ancillary Revenues.    We intend to generate additional revenue growth by investing in the equipment necessary to create the largest digital video and communications network among domestic theatre operators for the provision of on screen and in-lobby advertising. We believe the capabilities and reach of the digital network will enhance our advertising and promotions business by providing a more efficient purchasing process for advertisers and streamlining the delivery of advertising, allowing for more targeted marketing and providing improved projection and sound capabilities. The digital network will also enable us to leverage our assets more efficiently during non-peak periods from the rental of auditoriums on a single site and networked basis for seminars, business conferencing, distance learning and other business meetings.

        Pursuing Selective Growth Opportunities.    We intend to selectively pursue theatre and screen expansion opportunities that meet our strategic and financial return criteria. We also intend to enhance our operations by selectively expanding and upgrading existing properties with prime locations. We are combining the capital spending programs of Regal Cinemas, United Artists and Edwards Theatres under one management team to maximize our return on investment by enabling us to make strategic capital expenditures that we believe will provide the highest returns among our theatre portfolio. We have commitments to build three new theatres representing an aggregate of 44 screens and, in 2002, expect to add 15 new screens to existing theatres.

Theatre Circuit

        We operate the largest theatre circuit in the United States with 5,885 screens in 561 theatres in 36 states. We operate theatres in 9 of the top 10 and 41 of the top 50 U.S. demographic market areas. We target prime locations with excellent access to large, high patron-traffic areas.

        We primarily operate multiscreen theatres. Our multiscreen theatre complexes typically contain 10 to 18 screens with auditoriums ranging from 100 to 500 seats each. As a result, our theatres appeal to a diverse group of patrons because we offer a wide selection of films and convenient show times. In addition, many of our theatres feature modern amenities such as wall-to-wall screens, digital stereo surround-sound, multi-station concessions stands, computerized ticketing systems, plush stadium seating with cup holders and retractable armrests, neon-enhanced interiors and exteriors and video game areas adjacent to the theatre lobby.

        Our modern, multiscreen theatres are designed to increase profitability by optimizing revenues per square foot and reducing the cost per square foot of operation. We vary auditorium seating capacities within the same theatre, allowing us to exhibit films on a more cost effective basis for a longer period of time by shifting films to smaller auditoriums to meet changing attendance levels. In addition, we realize significant operating efficiencies of having common box office, concessions, projection, lobby and restroom facilities, which enables us to spread certain costs, such as payroll, advertising and rent, over a higher revenue base. We stagger movie show times to reduce staffing requirements and lobby congestion and to provide more desirable parking and traffic flow patterns. In addition, we believe that operating a theatre circuit consisting primarily of modern theatres enhances our ability to attract patrons.

        The following table details our theatre circuit by state as of December 27, 2001:

	Number of Screens					Number of Screens
State	Regal Cinemas	United Artists	Edwards Theatres	Total	State	Regal Cinemas	United Artists	Edwards Theatres	Total
California	204	198	554	956	South Carolina	89	7	—	96
Florida	638	135	—	773	Louisiana	9	74	—	83
New York	140	219	—	359	Maryland	27	41	—	68
Texas	143	161	47	351	Illinois	67	—	—	67
Washington	339	—	—	339	Minnesota	36	28	—	64
Pennsylvania	173	129	—	302	Idaho	14	—	49	63
Ohio	300	—	—	300	New Mexico	—	57	—	57
Virginia	258	29	—	287	Alaska	43	—	—	43
Georgia	236	36	—	272	Michigan	8	33	—	41
Oregon	212	—	—	212	Arkansas	16	24	—	40
New Jersey	107	53	—	160	Delaware	33	—	—	33
Tennessee	154	—	—	154	Oklahoma	26	—	—	26
North Carolina	61	60	—	121	Arizona	—	21	—	21
Alabama	118	—	—	118	Missouri	18	—	—	18
Nevada	84	26	—	110	Kentucky	16	—	—	16
Colorado	—	104	—	104	Wisconsin	16	—	—	16
Mississippi	—	103	—	103	West Virginia	12	—	—	12
Indiana	65	33	—	98	Connecticut	—	2	—	2

Theatre Operations

        Our management closely monitors our operations. In connection with the combination of our three theatre circuits, we are implementing the best management practices across all of our theatres, including daily, weekly and monthly management reports generated for each individual theatre, as well as maintaining active communication between the theatres, divisional management and corporate management. We use these management reports and communications to closely monitor admissions and concessions revenues as well as accounting, payroll and workforce information necessary to manage our theatre operations effectively and efficiently.

        We seek experienced theatre managers and require new theatre managers to complete a comprehensive training program. The program is designed to encompass all phases of theatre operations, including our operating philosophy, policies, procedures and standards. In addition, in certain regions we have an incentive compensation program for theatre-level management that rewards theatre managers for controlling operating expenses while complying with our operating standards. We plan to implement this program in theatres that currently do not operate an active incentive compensation program for theatre managers.

        In addition, we are implementing quality assurance programs in all of our theatres to maintain clean, comfortable and modern facilities. To maintain quality and consistency within our theatre circuit, district and regional managers regularly inspect each theatre. We also operate a "mystery shopper" program, which involves unannounced visits by unidentified customers who report on the quality of service, film presentation and cleanliness at individual theatres.

Regal CineMedia

        Regal CineMedia focuses exclusively on the expansion of certain high-margin ancillary businesses, such as advertising, and the creation of new complementary business lines that leverage our existing asset and customer bases. We have committed resources and dedicated a management team with experience in these new business areas to focus exclusively on these opportunities and on emerging technologies such as digital advertising. We intend to invest in the equipment necessary to create the largest digital network among U.S. theatre operators for the provision of advertising. While digital projection technologies required to display motion pictures in our theatres are not yet commercially viable, low-cost digital video and communications technology is available to expand the revenue generating capabilities and opportunities. We believe that this digital network will enable us to more effectively capitalize on ancillary revenue opportunities.

        In-Theatre Advertising.    We are the largest and most geographically diverse theatre circuit in the nation with over 240 million annual attendees. Our nationwide presence consists of locations in 9 of the top 10 and 41 of the top 50 U.S. demographic market areas as well as locations in suburban growth areas. We believe that our theatres provide an attractive platform for advertisers by allowing them to target a large and desirable customer base. We believe on-screen and in-lobby advertising allows advertisers to achieve high impact appeal due to the captive nature of the movie audience and the sound and projection capabilities of our theatres. The addition of digital video and communications technologies will further improve the quality of our slide advertising business and marketing and promotions business by replacing our slide projectors and streamlining the delivery of advertising and allowing for more targeted marketing. Our in-theatre advertising programs currently consist of rolling stock commercials, intermission slides, intermission music, lobby monitor advertising and entertainment, coupon distribution and customer sampling. We have strong business relationships with many national advertisers, such as the Coca-Cola Company, and with leading Internet ticket providers, Fandango and MovieFone. Advertising revenues generally generate high margins because they utilize our existing theatre assets and personnel.

        The Satellite Theatre Network®.    The Satellite Theatre Network® rents theatres on an individual or networked basis for seminars, corporate training, business meetings, distance learning or business communication uses, product and customer research and other entertainment uses. To provide broadcasting and teleconferencing services, we have created a network of theatres by installing digital video equipment within some of our theatres that are networked through a combination of satellite and telephonic communications. Our continued investment in digital video and communications equipment will allow for the expansion of our Satellite Theatre Network®. Theatre rentals allow us to utilize our assets more effectively during non-peak periods, such as weekday mornings.

        Other Ancillary Business Opportunities.    We believe that we will generate additional high-margin revenues in the future as we continue to expand our ancillary business activities. In addition, Regal CineMedia will work closely with our theatre operations group to leverage new technologies to create a more interactive relationship with patrons, to improve the marketing information we provide advertisers and thus improve the local marketing of motion pictures and provide a better overall movie-going experience for our customers.

Film Distribution

        Domestic movie theatres are the primary initial distribution channel for domestic film releases. The theatrical success of a film is often the most important factor in establishing its value in other film distribution channels. Motion pictures are generally made available through several alternative distribution methods after the theatrical release date, including home video, cable television, broadcast television, international distribution and satellite and pay-per-view services. A strong opening run at the theatre can establish a film's success and substantiate the film's revenue potential for both domestic and international distribution channels. For example, the value of home video and pay cable distribution agreements frequently depends on the success of a film's theatrical release. Furthermore, studios' revenue-sharing percentage and ability to control the choice of distribution channels generally declines as a film moves further from its theatrical release. As the primary distribution window for the public's evaluation of films, domestic theatrical distribution remains the cornerstone of a film's overall financial success.

        The development of additional distribution channels has given motion picture producers the ability to generate a greater portion of a film's revenues through channels other than theatrical release. This increased revenue potential after a film's initial theatrical release has enabled major studios and certain independent producers to increase the budgets for film production and advertising. The total cost of producing a film averaged approximately $47.7 million in 2001 compared with approximately $26.1 million in 1991, while the average cost to advertise and promote a film averaged approximately $31.0 million in 2001 compared with approximately $12.0 million in 1991.

Film Licensing

        Evaluation of Film.    We license films on a film-by-film and theatre-by-theatre basis by negotiating directly with film distributors. Prior to negotiating for a film license, we evaluate the prospects for upcoming films. Criteria we consider for each film include cast, director, plot, performance of similar films, estimated film rental costs and expected rating from the Motion Picture Association of America. Successful licensing depends greatly upon the exhibitor's knowledge of trends and historical film preferences of the residents in markets served by each theatre, as well as on the availability of commercially successful motion pictures.

        Access to Film Product.    Films are licensed from film distributors owned by major film production companies and from independent film distributors that generally distribute films for smaller production companies. Film distributors typically establish geographic film licensing zones and allocate each available film to one theatre within that zone. Film licensing zones generally encompass a radius of three to five miles in metropolitan and suburban markets, depending primarily upon population density.

        In film licensing zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those films being offered and negotiating directly with the distributor. In zones where there is competition, a distributor will either allocate films among the exhibitors in the zone, or, on occasion, may require the exhibitors in the zone to bid for a film. When films are licensed under the allocation process, a distributor will select an exhibitor who then negotiates film rental terms directly with the distributor. We currently do not bid for films in any of our markets.

        Film Rental Fees.    Film licenses typically specify rental fees based on the higher of a gross receipts formula or a theatre admissions revenues formula. Under a gross receipts formula, the distributor receives a specified percentage of box office receipts, with the percentage declining over the term of the film run. Under a theatre admissions revenues formula, the distributor receives a specified percentage of the excess of admissions revenues over a negotiated allowance for theatre expenses. Although not specifically contemplated by the provisions of film licenses, rental fees actually paid by us are in some circumstances adjusted subsequent to exhibition in relation to the commercial success of a film in a process known as "settlement."

        Relationship with Distributors.    Many distributors provide quality first-run movies to the motion picture exhibition industry. However, according to industry reports, nine distributors accounted for approximately 93% of admissions revenues and 48 of the top 50 grossing films during 2000. No single distributor dominates the market. We license films from each of the major distributors and believe that our relationships with these distributors are good. From year to year, the revenues attributable to individual distributors will vary widely depending upon the number and quality of films that each one distributes.

Concessions

        In addition to box office admissions revenues, we generate revenues from concessions sales. We emphasize prominent and appealing concession stations designed for rapid and efficient service. We continually seek to increase concessions sales by optimizing product mix, introducing special promotions from time to time and training employees to cross-sell products. We have favorable concession supply contracts and have developed a highly efficient concession purchasing and distribution supply chain. Our management negotiates directly with manufacturers for many of our concession items to obtain competitive prices and to ensure adequate supplies.

Marketing and Advertising

        Currently, film distributors organize and finance multimedia advertising campaigns for major film releases. To market our theatres, we utilize advertisements, including radio advertising, television commercials and movie schedules published in newspapers and over the Internet informing our patrons of film selections and show times. Newspaper advertisements are typically displayed in a single grouping for all of our theatres located in a newspaper's circulation area. In certain markets we employ special marketing programs for specific films and concessions items.

        In addition, we seek to develop patron loyalty through a number of marketing programs such as free summer children's film series, frequent moviegoer promotional programs, cross-promotion ticket redemptions and promotions within local communities. We currently offer these programs only in selected markets. We plan to use these programs in markets where we believe patron loyalty can be further enhanced, and we will continue to evaluate our markets on a case-by-case basis to determine the suitability of these programs in individual regions.

Management Information Systems

        We have a significant commitment to our management information systems. In substantially all of our theatres, we have point-of-sale terminals and other management information systems installed. The point-of-sale terminals provide daily management reports that address all aspects of theatre operations, including concession sales, fraud detection and film booking. In addition, our systems provide us with payroll and workforce information that enable us to compare our actual to budgeted labor for each theatre and allow us to properly schedule and manage our hourly workforce. We plan to continue our commitment to developing our management information systems. We will continue to upgrade point-of-sale systems in theatres to optimize our management information systems. We believe that these systems enable us to monitor our theatre operations more closely and strengthen our ability to generate high margins.

Competition

        The motion picture industry is highly competitive. Motion picture exhibitors generally compete on the basis of the following competitive factors:

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  ability to secure favorable licensing terms;

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  seating capacity, location and reputation of their theatres;

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  quality of projection and sound systems at their theatres; and

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  ability and willingness to promote the films they are showing.

        Our competitors vary substantially in size, from small independent exhibitors to large national chains. As a result, our theatres are subject to varying degrees of competition in the regions in which they operate. Our competitors, including newly established motion picture exhibitors, may build new theatres or screens in areas in which we operate, which may result in increased competition and excess capacity in those areas. If this occurs, it may have an adverse effect on our business and results of operations.

        We also compete with other motion picture distribution channels, including home video, cable television, broadcast television and satellite and pay-per-view services. Other new technologies (such as video on demand) could also have an adverse effect on our business and results of operations. In addition, we compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, concerts, live theatre and restaurants.

        In addition to the motion picture industry, we also operate in other industries as a result of our ancillary business activities. These industries currently include advertising services and business communications services. Our advertising services compete with other forms of marketing media including television, radio and billboards, as well as advertising in shopping centers, airports, stadiums, supermarkets and public transportation, including taxis, trains and buses. While we believe that in-theatre advertising and promotions are becoming increasingly common, advertisers may choose alternative methods of conveying their messages. If this occurs, it may have an adverse effect on our ancillary business activities and may affect our results of operations.

        Our auditorium rental and business communications services compete with other forms of large-scale venues including hotel conference centers, concert halls, other public meeting venues and in-house communications equipment. We believe that our combination of size, geographic distribution and advanced technology offer customers a unique and effective venue for events such as employee meetings and product demonstrations.

Seasonality

        Our revenues are usually seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, studios release the most marketable motion pictures during the summer and the holiday season. The unexpected emergence of a hit film during other periods can alter the traditional trend. The timing of movie releases can have a significant effect on our results of operations, and the results of one quarter are not necessarily indicative of results for the next quarter or any other quarter. The seasonality of motion picture exhibition, however, has become less pronounced in recent years as studios have begun to release major motion pictures somewhat more evenly throughout the year.

Employees

        As of December 27, 2001, we employed 23,815 persons, of whom 542 were corporate personnel and the remainder were theatre personnel. We consider our employee relations to be good.

Regulation

        The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees bind certain major film distributors and require the films of such distributors to be offered and licensed to exhibitors, including us, on a theatre-by-theatre basis. Consequently, exhibitors cannot assure themselves of a supply of films by entering into long-term arrangements with major distributors, but must negotiate for licenses on a film-by-film and theatre-by-theatre basis.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants and additional capital expenditures to remedy such non-compliance. United Artists and several of its subsidiaries are subject to a consent decree arising from a lawsuit captioned Connie Arnold et. al. v. United Artists Theatre Circuit, Inc. et. al. Plaintiffs alleged nationwide violations with the ADA for failure to remove barriers to access at existing theatres in a timely manner. In 1996, the parties involved in the case entered into a settlement agreement in which United Artists agreed to remove certain physical barriers to access at its theatres prior to July 2001. In January, 2001, the settlement agreement was amended to, among other things, extend the completion date for barrier removal to July 2006 and require minimum expenditures of $250,000 a year for barrier removal.

        We believe that we are in substantial compliance with all current applicable regulations relating to accommodations for the disabled. We intend to comply with future regulations in this regard, and except as set forth above, we do not currently anticipate that compliance will require us to expend substantial funds. Our theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship and health and sanitation requirements.

Properties

        As of December 27, 2001, we operated 465 of our theatres pursuant to lease agreements and owned the land and buildings for 96 theatres. Of the 561 theatres operated by us as of December 27, 2001, 202 were acquired as existing theatres and 359 have been developed by us. The majority of our leased theatres are subject to lease agreements with original terms of 20 years or more and, in most cases, renewal options for up to an additional 10 years. These leases provide for minimum annual rentals and the renewal options generally provide for rent increases. Under certain conditions, further rental payments may be based on a percentage of revenues above specified amounts. A significant majority of the leases are net leases, which require us to pay the cost of insurance, taxes and a portion of the lessor's operating costs. Regal Cinemas' corporate office is located in approximately 96,450 square feet of space in Knoxville, Tennessee. Our and United Artists' corporate office is located in approximately 47,500 square feet of space in Englewood, Colorado. We believe that these facilities are adequate for our operations.

Legal Proceedings

        General.    We are presently involved in various legal proceedings arising in the ordinary course of our business operations, including personal injury claims, employment matters and contractual disputes.

        Bankruptcy Related Litigation.    On January 31, 2001, PLC Commercial, LLC filed a legal action against Edwards Theatres. PLC Commercial is claiming breach of lease, breach of joint venture, breach of fiduciary duty, intentional and negligent misrepresentation and concealment and is seeking approximately $46.2 million in damages. Edwards Theatres has filed a motion for summary judgment on the first claim and intends to file a second motion for summary judgment for the remaining claims. Unless Edwards Theatres prevails on its summary judgment motions, the case is expected to proceed to trial. The case is currently pending in the U.S. Bankruptcy Court for the Central District of California.

        Edwards Theatres is also defending three different claims from Imax Corporation. On August 1, 2001, Imax filed a proof of claim against Edwards Theatres in the U.S. Bankruptcy Court for the Central District of California for alleged damages arising from Edwards Theatres' rejection of the IMAX system lease agreements entered into by Edwards Theatres and Imax. Imax's proof of claim alleges damages in a total amount of approximately $28.9 million. Imax also filed an adversary proceeding against Edwards Theatres on August 3, 2001, alleging unfair competition, false advertising and intellectual property violation. Imax is seeking treble damages in an unspecified amount and an award of costs and attorneys' fees.

        United Artists Reorganization.    On September 5, 2000, United Artists and certain of United Artists' subsidiaries, including United Artists Theatre Circuit, Inc. and certain of its subsidiaries, all as debtors, filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware, as well as a joint plan of reorganization. Under the terms of the plan, Anschutz agreed to convert approximately $91.8 million of its pre-petition secured claims into shares of common stock and Series A Convertible Preferred Stock of United Artists, constituting approximately 20% and 100% of the outstanding shares common stock are Series A Convertible Preferred Stock, respectively.

        In conjunction with the reorganization, United Artists' bank credit facility, as it existed before the petition date, was replaced by a Restructured Term Credit Facility of approximately $252.1 million, and an additional $35.0 million Revolving Credit Facility was secured. The plan provided that all claims would be paid in full, except general unsecured claims, certain equity interests and a claim of United Artists against United Artists Theatre Circuit arising from an intercompany note. A portion of all general unsecured claims other than those relating to United Artists were paid. General unsecured claims and equity interests relating to United Artists, equity interests relating United Artists Theatre Circuit and the intercompany note claim received no payment. On January 22, 2001, the joint plan of reorganization, as amended, was approved by the Court and declared effective by the debtors on March 2, 2001.

        Edwards Theatres Reorganization.    On August 23, 2000, Edwards Theatre Circuit, Inc. and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Central District of California. Pursuant to these filings, Anschutz and Oaktree's Principal Activities Group agreed to exchange certain of their pre-petition secured claims of approximately $14.6 million and cash of $41.4 million for $56.0 million in Edwards Theatres' Series A Preferred Stock and 51% of Edwards Theatres' newly-issued common stock.

        Anschutz and Oaktree's Principal Activities Group have agreed to contribute to Edwards Theatres $0.90 for each $1.00 of certain allowed general unsecured claims in excess of $55.0 million, up to $13.5 million. For each $900 contributed, Anschutz and Oaktree's Principal Activities Group will receive one share of Edwards Theatres' Series B Preferred Stock, up to a maximum of 15,000 shares.

Pursuant to the Exchange Agreement, we will also acquire up to 38,333 shares of Class A common stock owned by certain former stockholders of Edwards Theatres based on the dollar amount contributed by Anschutz and Oaktree's Principal Activities Group. Pursuant to the Exchange Agreement, Anschutz and Oaktree's Principal Activities Group will, in turn, receive up to 38,333 shares of our Class A common stock and up to $7,384,469 in cash based on the amount contributed and allocated between Anschutz and Oaktree's Principal Activities Group in relation to their respective contributions.

        In addition, Anschutz and Oaktree's Principal Activities Group have agreed to contribute to Edwards Theatres $0.90 for each $1.00 of certain allowed general unsecured claims in excess of $70.0 million. In exchange for these contributions, we will acquire up to 160,000 shares of Class A common stock owned by certain former stockholders of Edwards Theatres based on the dollar amount contributed by Anschutz and Oaktree's Principal Activities Group. Pursuant to the Exchange Agreement, Anschutz and Oaktree's Principal Activities Group will, in turn, receive up to 160,000 shares of our Class A common stock and up to $5,935,531 based on the amount contributed and allocated between Anschutz and Oaktree's Principal Activities Group in relation to their respective contributions.

        The plan provided that Edwards Theatres' senior secured lenders would receive a principal pay-down of $8.5 million and all prepetition and post-petition accrued and unpaid interest at the applicable non-default rate. In connection with the plan, the existing secured lenders established a new $20.0 million secured revolving credit facility ranking pari passu with the existing senior term loan. General unsecured creditors were entitled to receive, at their option, either a cash distribution equal to 90% of the holder's allowed claim or an unsecured note equal to 100% of the allowed claim. The seven year notes provide for semi-annual interest payments, in arrears, beginning on the six-month anniversary of the effective date at a rate of 9% per annum, compounded annually. The notes also require semi-annual principal reduction payments beginning on the 6-month anniversary of the effective date.

        On September 24, 2001, the plan of reorganization was confirmed.

        Regal Cinemas, Inc. Reorganization.    In October 2001, Regal Cinemas, Inc. filed a prepackaged plan of reorganization pursuant to which certain holders of its then existing senior credit facilities agreed to exchange approximately $725.0 million of their pre-petition claims for 100% of Regal Cinemas, Inc.'s newly-issued common stock. Other principal terms of the plan included:

  •
  cash payment in full of principal and accrued and unpaid interest existing under Regal Inc.'s then existing senior credit facility for certain holders;

  •
  cash payment in full of all other secured claims, relating primarily to Regal Cinemas, Inc.'s equipment financing facility;

  •
  satisfaction and retirement of Regal Cinemas, Inc.'s outstanding subordinated debt by a cash payment equal to approximately 20% of the claims amount; and

  •
  distributions to the holders of general unsecured claims of 100% of such holder's allowed claim.

        Regal Cinemas emerged from bankruptcy on January 29, 2002.

MANAGEMENT

Directors and Executive Officers

        Shown below are the names, ages and positions of our executive officers and directors as of March 8, 2002:

Name	Age	Position
Philip F. Anschutz	62	Chairman of the board of directors
Michael L. Campbell	48	Vice Chairman of the board of directors and Co-Chief Executive Officer of Regal Entertainment Group, and Chief Executive Officer of Regal Cinemas
Kurt C. Hall	42	Vice Chairman of the board of directors and Co-Chief Executive Officer of Regal Entertainment Group, and President and Chief Executive Officer of Regal CineMedia
Thomas D. Bell, Jr.	52	Director
Michael F. Bennet	37	Director
Alfred C. Eckert III	54	Director
Stephen A. Kaplan	43	Director
Craig D. Slater	44	Director
Robert Starzel	61	Director
Gregory W. Dunn	42	Executive Vice President and Chief Operating Officer
Amy E. Miles	35	Executive Vice President and Chief Financial Officer
Peter B. Brandow	41	Executive Vice President and General Counsel

        Philip F. Anschutz is Chairman of Regal's board of directors. Mr. Anschutz has served as the Chairman of the board of directors of The Anschutz Corporation, which he founded in 1965, and Anschutz Company for more than the last five years. He has been a director and Chairman of the board of Qwest Communications International, Inc. since February 1997, and a director of Forest Oil Corporation since 1995. Mr. Anschutz was the Chairman of Southern Pacific Rail Corporation until it was acquired by Union Pacific Corporation in 1996, and has served as a director and Vice Chairman of Union Pacific thereafter.

        Michael L. Campbell is Vice Chairman and Co-Chief Executive Officer of Regal and is Chief Executive Officer of Regal Cinemas Corporation. Mr. Campbell founded Regal Cinemas, Inc. in November 1989, and has served as President and Chief Executive Officer of Regal Cinemas, Inc. since its inception. Mr. Campbell served as a director and executive officer of Regal Cinemas, Inc. throughout the bankruptcy proceedings described in "Business—Legal Proceedings." Prior thereto, Mr. Campbell was the Chief Executive Officer of Premiere Cinemas Corporation, which he co-founded in 1982, and served in such capacity until Premiere was sold in October 1989. Mr. Campbell is a director of Fandango, Inc. and serves as Chairman of the National Association of Theatre Owners in addition to serving on its Executive Committee of the board of directors.

        Kurt C. Hall is Vice Chairman and Co-Chief Executive Officer of Regal and is President and Chief Executive Officer of Regal CineMedia Corporation. Mr. Hall has served as President and Chief Executive Officer of United Artists Theatre Company since March 6, 1998, and a director since May 12, 1992. Mr. Hall served as a director and executive officer of United Artists throughout the bankruptcy proceedings described in "Business—Legal Proceedings." Prior thereto, Mr. Hall served as Chief Operating Officer since February 24, 1997, and as Executive Vice President since May 12, 1992. Mr. Hall was Chief Financial Officer of United Artists Theatre Circuit from May 12, 1992 to March 5, 1998.

        Gregory W. Dunn is Executive Vice President and Chief Operating Officer of Regal and President and Chief Operating Officer of Regal Cinemas Corporation and served as Executive Vice President and

Chief Operating Officer of Regal Cinemas, Inc. from 1995 to March 2002. Mr. Dunn served as an executive officer of Regal Cinemas, Inc. throughout the bankruptcy proceedings described in "Business—Legal Proceedings." Mr. Dunn served as Vice President of Marketing and Concessions of Regal Cinemas, Inc. from 1991 to 1995.

        Michael F. Bennet has been a Vice President of The Anschutz Investment Company since November 1997. Mr. Bennet served on the board of directors of United Artists Theatre Company since its emergence from bankruptcy on March 2, 2001. Before joining The Anschutz Investment Company, Mr. Bennet served as counsel to the Deputy Attorney General at the U.S. Department of Justice from September 1994 to October 1997. Prior thereto, Mr. Bennet practiced law at Wilmer, Cutler & Pickering in Washington, D.C.

        Stephen A. Kaplan is a principal of Oaktree Capital Management, LLC. Since 1995 he has managed Oaktree's Principal Investment Activities Group that invests in controlling and minority positions in private and public companies. Prior to joining Oaktree, Mr. Kaplan was a managing director of Trust Company of the West. Prior to his work with Trust Company of the West, Mr. Kaplan was a partner with the law firm Gibson, Dunn & Crutcher. Mr. Kaplan currently serves as a director of Forest Oil Corporation, General Maritime Corporation, Cherokee International, Inc. and CollaGenex Pharmaceuticals, Inc.

        Craig D. Slater has served as President of The Anschutz Investment Company since 1997, and as Executive Vice President of Anschutz Company since April 1999 and The Anschutz Corporation since May 1999. Mr. Slater served as Vice President of Acquisitions and Investments of both The Anschutz Corporation and Anschutz Company from August 1995 until May and April 1999, respectively. He also served as Corporate Secretary of Anschutz Company and The Anschutz Corporation from September 1991 to October 1996. He currently serves on the boards of directors of Qwest Communications International, Inc., United Artists Theatre Company and Forest Oil Corporation.

        Alfred C. Eckert III has been Chairman and Chief Executive Officer of GSC Partners, a private investment firm, since 1994. Mr. Eckert is also a director of Kensington Group (UK) and Moore Corporation Ltd. Mr. Eckert has been a director of McKesson since 1999, and was previously a director of HBO & Company.

        Thomas D. Bell, Jr. is the President and Chief Executive Officer of Cousins Properties Incorporated. Mr. Bell has served as the Vice Chairman of the board of directors and Chairman of the Executive Committee of Cousins Properties since January 2001. Prior to joining Cousins Properties, Mr. Bell served as a senior advisor at Credit Suisse First Boston, overseeing real estate activities. Prior thereto, Mr. Bell spent ten years with Young & Rubican and retired as Chairman and Chief Executive Officer. Mr. Bell has served as a director of McLeod USA, which filed for bankruptcy on January 31, 2002, since August 2001. Mr. Bell was a director of McLeod USA throughout its bankruptcy proceedings. Mr. Bell is also a member of the boards of Lincoln Financial Group and the U.S. Chamber of Commerce.

        Robert F. Starzel is the Senior Representative of the Chairman of the Union Pacific Corporation. Mr. Starzel served as Senior Vice President of Union Pacific Corporation from May 1998 to September 2000 and as Vice President of Union Pacific Railroad Company from September 1996 to April 1998. Mr. Starzel served as Vice Chairman of Rio Grande Industries from October 1998 to 1994 and Southern Pacific Rail Corporation from 1994 to September 1996.

        Amy E. Miles is our Executive Vice President and Chief Financial Officer and has served as the Executive Vice President, Chief Financial Officer and Treasurer of Regal Cinemas, Inc. since January 2000. Ms. Miles served as an executive officer of Regal Cinemas, Inc. throughout the bankruptcy proceedings described in "Business—Legal Proceedings." Prior thereto, Ms. Miles was Senior Vice President of Finance from April 1999, when she joined Regal Cinemas, Inc. Ms. Miles was a Senior Manager with Deloitte & Touche from 1998 to 1999. From 1989 to 1998, she was with PriceWaterhouseCoopers, LLC.

        Peter B. Brandow is our Executive Vice President and General Counsel and has served as the Executive Vice President, General Counsel and Secretary of Regal Cinemas, Inc. since July 2001, and served as Senior Vice President, General Counsel and Secretary of Regal Cinemas, Inc. since February 2000. Mr. Brandow served as an executive officer of Regal Cinemas, Inc. throughout the bankruptcy proceedings described in "Business—Legal Proceedings." Prior thereto, Mr. Brandow was Vice President, General Counsel and Secretary from February 1999 when he joined Regal Cinemas, Inc. From September 1989 to January 1999, Mr. Brandow was an associate with the law firm Simpson Thatcher & Bartlett.

Board Composition

        Our board of directors consists of nine directors classified into three classes consisting of three members each. Directors of each class are elected to serve three year terms and shall hold office until the next annual meeting of stockholders or until his or her successor is duly elected and qualified.

Board Committees

        Our board of directors has established an audit committee and a compensation committee. The audit committee consists of Thomas D. Bell, Jr., Alfred C. Eckert III, and Robert F. Starzel. The audit committee will meet periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also is responsible for:

  •
  recommending the appointment of independent accountants to audit our financial statements and perform services related to the audit;

  •
  reviewing the scope and results of the audit with the independent accountants;

  •
  reviewing with management and the independent accountants our annual operating results;

  •
  considering the adequacy of the internal accounting control procedures; and

  •
  considering the independence of our accountants.

        The compensation committee consists of Michael F. Bennet, Alfred C. Eckert III and Robert F. Starzel. The compensation committee is responsible for determining the salary and incentive compensation of our officers and providing recommendations for the salaries and incentive compensation of our other employees. The compensation committee also is responsible for administering our 2002 Stock Incentive Plan, including reviewing management recommendations with respect to option grants and taking other actions as may be required in connection with our compensation and incentive plans.

Compensation Committee Interlocks and Insider Participation

        Please see "Related Party Transactions—Compensation Committee Interlocks and Insider Participation."

Director Compensation

        We will reimburse our directors for reasonable out-of-pocket expenses related to attending board or committee meetings. We currently do not intend to pay cash compensation to directors for serving on our board of directors. We may grant non-employee directors non-qualified stock options to purchase shares of our Class A common stock on a yearly basis in an amount and with a vesting schedule to be determined by our board of directors.

Executive Compensation

        We were founded in March 2002. Effective upon consummation of the combination of Regal Cinemas, United Artists and Edwards Theatres and for the balance of 2002, we anticipate that we will pay compensation based on the following annual salaries to our Co-Chief Executive Officers and to the three other individuals named below who are to be our executive officers and who we believe will be our three other most highly compensated executive officers in 2002.

		Long Term Compensation
Name and Principal Position	Annual Salary	Securities Underlying Options/SARs
Michael L. Campbell, Co-Chief Executive Officer and Chief Executive Officer of Regal Cinemas	$589,100	1,908,840
Kurt C. Hall, Co-Chief Executive Officer and President and Chief Executive Officer of Regal CineMedia	$589,100	620,918
Gregory W. Dunn, Executive Vice President, Chief Operating Officer	$377,169	590,832
Amy E. Miles, Executive Vice President, Chief Financial Officer	$310,500	590,832
Peter B. Brandow, Executive Vice President, General Counsel	$305,000	454,486

Under a severance plan maintained by Regal Cinemas, Inc. Mr. Brandow is entitled to severance payments in the event we terminate his employment without cause or if he terminates his employment with good reason prior to January 29, 2003. In either event, we would pay Mr. Brandow two times his base salary plus 1.5 times his target bonus.

For more specific information regarding the compensation to be paid to our executive officers following this offering, see "—Employment Agreements."

Employment Agreements

        On March     , 2002, we entered into employment agreements with Michael L. Campbell and Kurt C. Hall, pursuant to which Mr. Campbell serves as one of our Co-Chief Executive Officers and as Chief Executive Officer of Regal Cinemas, and Mr. Hall serves as our other Co-Chief Executive Officer and as President and Chief Executive Officer of Regal CineMedia. The term of the agreements is three years and provide for a base annual salary of $589,100 for each of Mr. Campbell and Mr. Hall, subject to subsequent annual adjustment. Each employee is also eligible to receive a cash bonus each year based on performance and attainment of earnings objectives set by our board of directors. Each employee's target bonus shall be at least 100% of his base annual salary and each employee's stretch bonus shall be at least 150% of his base annual salary. If we terminate either employee's employment without cause, such employee is entitled to severance payments equal to that of two times his base annual salary and health and life insurance benefits for 24 months from the date of the termination of his employment. Under those circumstances, each employee is also entitled to receive, pro-rated to the date of termination, any bonus he would have received for that year. If either employee terminates his employment for good reason, he is entitled to receive, in addition to amounts payable if we were to have terminated his employment without cause, one times such employee's target bonus. Also, if we terminate employment, or if either employee resigns for good reason, within 3 months prior to, or one year after, a change of control of Regal, such employee is entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, he would have received in respect of the fiscal year in which the termination occurs; and (ii) two and one-half times his annual base salary plus two times his target bonus, any bonus he would have received for that year pro-rated to the date of termination and health and life insurance benefits for 24 months. Each employee is also subject to a noncompete agreement under which he agrees not to compete with us or our theatre affiliates or solicit or hire certain of our employees during the term of his employment agreement and for one year thereafter.

        In addition, in connection with its bankruptcy reorganization proceedings, Regal Cinemas, Inc. entered into an employment agreement with Mr. Campbell on substantially similar terms. The Regal Cinemas, Inc. agreement with Mr. Campbell also contained a transition period severance arrangement providing that, if Mr. Campbell resigns for good reason or is terminated without cause prior to January 29, 2003, he will be entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, he would have received in respect of the fiscal year in which the termination occurs; and (ii) two and one-half times his annual base salary plus two times his target bonus.

        Except for the transition period severance arrangement, Mr. Campbell's employment agreement with Regal Cinemas, Inc. has been superceded by his employment agreement with Regal Entertainment Group. Any payment pursuant to the transition period severance arrangement would be reduced by any severance payments due under the Regal employment agreement with Mr. Campbell.

        On March     , 2002, we entered into employment agreements with Amy E. Miles and Gregory W. Dunn, pursuant to which Ms. Miles serves as our Chief Financial Officer and Mr. Dunn serves as our Chief Operating Officer. The term of the agreements is three years and the agreements provide for base annual salaries of $377,169 for Mr. Dunn and $310,500 for Ms. Miles subject to subsequent annual adjustment. Each employee is also eligible to receive a cash bonus each year based on performance and attainment of earnings objectives set by our board of directors. Each employee's target bonus shall be at least 75% of his or her base annual salary and each employee's stretch bonus shall be at least 100% of his or her base annual salary. If we terminate either employee's employment without cause, such employee is entitled to severance payments equal to that of two times his or her base annual salary and health and life insurance benefits for 24 months from the date of the termination of his or her employment. Under those circumstances, each employee is also entitled to receive, pro-rated to the date of termination, any bonus he or she would have received for that year. If either employee terminates his or her employment for good reason, he or she is entitled to receive, in addition to amounts payable if we were to have terminated his or her employment without cause, one times such employee's target bonus. Also, if we terminate employment, or if either employee resigns for good reason, within 3 months prior to, or one year after, a change of control of Regal, such employee is entitled to receive severance payments equal to: (i) the annual bonus, pro-rated to the date of termination, the executive would have received in the fiscal year in which the termination occurs, and (ii) two times the executive's annual salary plus one and one half times the executive's target bonus, any bonus he or she would have received for that year pro-rated to the date of termination and health and life insurance benefits for 30 months. Each employee is also subject to a noncompete agreement under which he or she agrees not to compete with us or our theatre affiliates or solicit or hire certain of our employees during the term of his or her employment agreement and for one year thereafter.

        In addition, in connection with its bankruptcy reorganization proceeding, Regal Cinemas, Inc. entered into employment agreements with Mr. Dunn and Ms. Miles on substantially similar terms. The Regal Cinemas, Inc. agreements with Mr. Dunn and Ms. Miles also contained a transition period severance arrangement providing that, if the executive resigns for good reason or is terminated without cause prior to January 29, 2003, the executive will be entitled to receive severance payments equal to: (i) the annual bonus, pro-rated to the date of termination, the executive would have received in the fiscal year in which the termination occurs, and (ii) two times the executive's annual salary plus one and one half times the executive's target bonus. Except for the transition period severance arrangement, Mr. Dunn's and Ms. Miles' employment agreements with Regal Cinemas, Inc. have been superceded by their employment agreements with Regal Entertainment Group. Any payment pursuant to the transition severance arrangement would be reduced by the amount of any severance payments due under the Regal employment agreements with Mr. Dunn and Ms. Miles.

2002 Stock Incentive Plan

        The following is a summary description of our 2002 Stock Incentive Plan. Our board of directors and stockholders have approved the Stock Incentive Plan. You may refer to the exhibits that are part of the registration statement of which this prospectus is a part for a copy of the stock incentive plan.

        Types of Awards.    The stock option plan provides for grants of incentive stock options, which are intended to qualify for favorable federal tax treatment under Section 422 of the Internal Revenue Code of 1986, and nonqualified stock options, which do not so qualify. The stock incentive plan also provides for grants of restricted stock that are subject to restrictions and risks of forfeiture.

        Shares Subject to the 2002 Stock Incentive Plan.    As of March 8, 2002, the total number of shares of common stock authorized for issuance under our stock incentive plan was 11,194,354 shares. These shares may be authorized but unissued Class A common stock. If an option grant expires or for any reason is terminated or unexercised, the shares of Class A common stock relating to that grant again become available for issuance under the stock incentive plan. As of                        , 2002, there were nonqualified stock options to purchase 8,832,147 shares outstanding and no incentive stock options outstanding.

        Mergers and other Similar Transactions.    In the event of a merger, consolidation, reorganization, stock dividend, stock split, or other similar change affecting our capital structure, we have the authority to make appropriate adjustments to the total number of shares available for issuance under the stock option plan, the number of shares that may be purchased and the exercise price applicable to outstanding stock options.

        Eligibility.    Grants may be made to any of our or any of our affiliates' employees, officers, directors, consultants or to any consultant, independent contractor or other person providing services to us or our affiliates, in each case as determined by our board of directors.

        Administration.    Currently, our board of directors administers the stock incentive plan. Upon completion of this public offering, our compensation committee will administer the stock incentive plan.

        Section 162(m).    Section 162(m) of the Internal Revenue Code limits publicly-held companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year. However, performance-based compensation is excluded from this limitation. The stock incentive plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) at such time as the stock option plan becomes subject to Section 162(m).

Option Grants

        There have been no grants of stock options to the named executive officers other than in connection with the combination of Regal Cinemas, United Artists and Edwards Theatres. See "Related Party Transactions—The Exchange Agreement."

RELATED PARTY TRANSACTIONS

The Exchange Agreement

        On March 8, 2002, we entered into an Exchange Agreement with stockholders of Regal Cinemas, United Artists, Edwards Theatres and Regal CineMedia to acquire capital stock of Regal Cinemas, United Artists, Edwards Theatres and Regal CineMedia. The following table identifies our executive officers, directors and each stockholder beneficially owning five percent or more of either class of our outstanding common stock who received Class A common stock, Class B common stock or warrants or options to purchase Class A common stock or Class B common stock in connection with the exchange transaction. See "Principal Stockholders" for additional information about the beneficial ownership of shares of our common stock held by these holders.

	Shares of Class A Common Stock	Value of Shares of Class A Common Stock		Shares of Class A Common Stock Underlying Warrants and Options		Value of Shares of Class A Common Stock Underlying Warrants and Options		Shares of Class B Common Stock	Value of Shares of Class B Common Stock
REGAL CINEMAS
		$				$			$
Executive Officers and Directors
Philip F. Anschutz(a)	—		—		—		—	45,646,395	$
Michael L. Campbell	—		—		1,908,840			—		—
Alfred C. Eckert III	9,223,244				—		—	—		—
Stephen A. Kaplan(b)	—		—		—		—	12,265,357
Craig D. Slater(a)	630,583				—		—
Gregory W. Dunn	—		—		590,832			—		—
Amy E. Miles	—		—		590,832			—		—
Peter B. Brandow	—		—		454,486			—		—
Five Percent Stockholders
Anschutz(c)	—		—		—		—	45,646,395	$
OCM Principal Opportunities Fund II, L.P.(d)	—		—		—		—	12,265,357	$
GSCP Recovery, Inc.	9,223,244	$			—		—	—
LB I Group Inc.	5,638,333	$			—		—	—
ACE II LP	2,810,500	$			—		—	—
Putnam Investment Management, LLC	4,046,178	$			—		—	—
UNITED ARTISTS
Executive Officers and Directors
Philip F. Anschutz(a)	—		—		—		—	17,194,900	$
Kurt C. Hall	—		—		620,918			$—		—
Craig D. Slater(a)	205,163	$			54,266			$—	$
Five Percent Stockholders
Anschutz(c)	—		—		—		—	17,194,900	$
ACE II LP	980,225	$			241,863			$—		—
EDWARDS THEATRES
Executive Officers and Directors
Philip F. Anschutz(a)	—		—		—		—	6,679,381	$
Stephen A. Kaplan(b)	—		—		—		—
Craig D. Slater(a)	57,313		—	$			—	1,786,963	$
Five Percent Stockholders
Anschutz(c)	—		—		—		—	6,679,321	$
ACE II LP	411,253	$			—		—	—		—
OCM Principal Opportunities Fund II, L.P.(d)	—		—		—		—	1,786,963	$
W. James Edwards III	1,743,732	$			—		—	—

REGAL CINEMEDIA
Executive Officers and Directors
Philip F. Anschutz(a)	—	—	—	—	850,828	$
Five Percent Stockholders
Anschutz(c)	—	—	—	—	850,828	$
ACE II LP	46,859

(a)
Includes shares received by Anschutz as described in note (c) below. Each of Mr. Slater and Mr. Bennet disclaims beneficial ownership in the shares held by Anschutz except to the extent of each's respective pecuniary interest in such shares.
(b)
Includes shares received by OCM Principal Opportunities Fund II, L.P. as described in note (d) below. Mr. Kaplan disclaims beneficial ownership in the shares held by OCM Principal Opportunities Fund II, L.P. except to the extent of his pecuniary interest in such shares.
(c)
Includes shares received by Anschutz Investment Group, LLP.
(d)
Includes shares received by OCM Principal Opportunities Fund II, L.P.

        In connection with the exchange transaction, Anschutz received warrants to purchase 3,928,185 shares of Class B common stock of Regal at a purchase price of $8.88 per share in exchange for its warrants to purchase United Artists stock. The purchase price will be proportionately reduced or increased, as the case may be, if the outstanding amount of Class B common stock is either divided into a greater number of shares (or a dividend is paid) or combined into a smaller number of shares. The warrants expire in March 2008.

Employment Agreements

        We have entered into Employment Agreements with each of our executive officers. For the details of these agreements, please refer to "Management—Employment Agreements" on page            above.

Reorganization Payments

        In the reorganizations of Regal Cinemas, Inc., United Artists and Edwards Theatres, Anschutz and Oaktree's Principal Activities Group, as holders of pre-petition claims, received payments in cash and stock in respect of certain of their claims.

        United Artists.    Anschutz converted 100% of its senior debt into a combination of convertible preferred stock, common stock and warrants ($10.00 exercise price) to purchase United Artists' common stock. In the aggregate, the securities received by Anschutz represented approximately 54% of the fully diluted common equity of United Artists.

        Edwards Theatres.    Anschutz and Oaktree's Principal Activities Group agreed to exchange certain of their pre-petition secured claims of approximately $14.6 million and cash of $41.4 million for $56 million in Edwards Theatres' Series A preferred stock and 51% of Edwards Theatres' newly-issued common stock.

        Under Edwards Theatres' plan of reorganization, Anschutz and Oaktree's Principal Activities Group will contribute to Edwards Theatres $0.90 for each $1.00 of certain allowed general unsecured claims in excess of $55.0 million, up to $13.5 million. For each $900 contributed, Anschutz and Oaktree's Principal Activities Group will receive one share of Edwards Theatres' Series B Preferred Stock, up to a maximum of 15,000 shares. Regal will also acquire up to 38,333 shares of Class A common stock owned by certain former stockholders of Edwards Theatres based on the dollar amount contributed by Anschutz and Oaktree's Principal Activities Group. Anschutz and Oaktree's Principal Activities Group will, in turn, receive up to 38,333 shares of our Class A common stock and up to $7,384,469 in cash based on the amount contributed and allocated between Anschutz and Oaktree's Principal Activities Group in relation to their respective contributions.

        In addition, under the Exchange Agreement, Anschutz and Oaktree's Principal Activities Group will contribute to Edwards Theatres $0.90 for each $1.00 of certain allowed general unsecured claims in excess of $70.0 million. In exchange for these contributions, we will reacquire up to 160,000 shares of Class A common stock owned by certain former stockholders of Edwards Theatres based on the amount contributed by Anschutz and Oaktree's Principal Activities Group. Under the Exchange Agreement, Anschutz and Oaktree's Principal Activities Group will, in turn, receive up to 160,000 shares of our Class A common stock and $5,935,531 based on the amount contributed and allocated between Anschutz and Oaktree's Principal Activities Group in relation to their respective contributions.

        Regal Cinemas.    As members of the class of holders of Regal Cinemas Inc's old senior credit facilities, Anschutz received $33.6 million, Oaktree's Principal Activities Group received $5.6 million and GSCP received $6.0 million in respect of accrued but unpaid interest. As members of the class of holders of Regal Cinemas Inc's subordinated debt, Anschutz received cash payments of approximately $129.5 million, Oaktree's Principal Activities Group received cash payments of approximately $29.8 million and GSCP received cash payments of approximately $5.5 million in satisfaction of these claims, which payments equaled approximately 20% of the principal amount of subordinated debt held by them. Anschutz has received cash payments of approximately $1.8 million, Oaktree's Principal Activities Group received cash payments of approximately $200,000 and GSCP received cash payments of approximately $50,000 in respect of certain documented expenses incurred in connection with Regal Cinemas, Inc.'s restructuring.

Regal Entertainment Group Stockholders' Agreement

        On March 8, 2002, we entered into an agreement with our stockholders, to be effective upon the closing of the exchange transaction, providing for certain rights and obligations among the stockholders, including rights of first refusal. Pursuant to this agreement, any stockholder, with the exception of Anschutz, who receives an offer to purchase all or any portion of his shares of securities must first deliver to Anschutz and Oaktree's Principal Activities Group, as applicable, such offer on the same terms as initially received by the stockholder. If Oaktree's Principal Activities Group, or its affiliates, receives an offer to purchase its shares, only Anschutz will have a right of first refusal.

        The agreement provides that each stockholder will vote to cause to be elected to our board of directors five directors designated by Anschutz, Stephen Kaplan or another designee of Oaktree approved by Anschutz, Michael Campbell, Kurt Hall and one director designated by a majority of our outstanding voting stock. The agreement also provides that the stockholders will be entitled to participate in offers to purchase at least a 50% voting interest in Regal Cinemas. Any stockholder who receives such offer cannot participate in the sale unless the offer is extended to the other stockholders. In the event we receive a proposal for any merger or sale of a significant portion of our assets or sale of shares of capital stock or other extraordinary transaction, all stockholders are obligated to vote their shares in favor of such transaction; provided that our board of directors has recommended the transaction or our stockholders who hold at least 2/3 of total voting power have indicated their approval. These rights and obligations, in addition to the rights of first refusal described above, will terminate upon the effectiveness of this offering.

        In addition, the agreement provides registration rights. After the six-month period following this offering, Anschutz or Oaktree's Principal Activities Group may require us to register all or a portion of the shares of common stock then held by such stockholder. Generally, we are not obligated to comply with more than three demands for registration from Anschutz and two demands for registration from Oaktree's Principal Activities Group.

United Artists Stockholders' Agreement

        We are party to an agreement with United Artists and certain of its stockholders which contains provisions for corporate governance, including a voting agreement with respect to the election of directors of United Artists. Pursuant to this agreement, certain stockholders have the right to designate members of the board of directors of United Artists. We are entitled to nominate four members and certain lenders of United Artists are entitled to nominate two members. Anschutz has assigned to us its right under the stockholders' agreement to nominate board members pursuant to an agreement between Anschutz and us.

        Certain lenders of United Artists have registration rights with respect to the common stock and Series A convertible preferred stock issued to them in connection with United Artists' plan of reorganization. At any time following an initial public offering of United Artists, holders including at least 30% of the total number of registrable securities held by all holders of registrable securities in a proposed registration may require United Artists to register those securities. The lender group may request a maximum of three registrations.

        In addition, the stockholders' agreement includes piggyback rights upon a public offering of United Artists shares, as well as rights with respect to share transfers, such as first refusal rights, bring along rights and tag along rights. The agreement also includes customary suspension, underwriter "cut-back", indemnification and contribution provisions.

        We have entered into an agreement with Anschutz that provides that we may not amend or terminate the United Artists stockholders agreement without the consent of Anschutz. Any shares of United Artists' capital stock, or warrants to purchase shares of United Artists' capital stock, that Anschutz acquires pursuant to its right of first refusal under the stockholders agreement may be exchanged for additional shares of our Class B common stock prior to the closing of this offering at the exchange ratio set forth in the Exchange Agreement.

Redemption of Edwards Theatres' Series A Preferred Stock and Series B Preferred Stock

        At the closing of this offering, we will pay Anschutz approximately $48.2 million and Oaktree's Principal Activities Group approximately $12.0 million to redeem the Edwards Theatres' Series A redeemable preferred stock held by Anschutz and Oaktree's Principal Activities Group. We will also pay Mr. W. James Edwards and two of his sisters approximately 15.8 million to redeem the Edwards Theatres' Series B redeemable preferred stock.

        In connection with the exchange transaction, Edwards issued 135,000 shares of its Class A common stock to the holders of Edwards' Class A preferred stock and 115,000 shares of its Class B preferred stock to the holders of Edwards' Class B common stock in consideration for the elimination of voting rights on such preferred stock.

Payment of Edwards Theatres' Senior Subordinated Notes

        At the closing of this offering, we will pay Anschutz approximately $9.7 million and Oaktree's Principal Activities Group approximately $2.4 million to pay amounts owed on the senior subordinated notes issued by Edwards Theatres to Anschutz and Oaktree's Principal Activities Group.

Guaranties of Certain Edwards Theatres' Lease Obligations

        On March 8, 2002, Anschutz entered into a Guaranty for the benefit of Starwood Wasserman Fresno LLC pursuant to which Anschutz unconditionally and irrevocably agreed to guaranty the full and timely payment and performance of all of the duties, obligations and covenants of Edwards under a certain Lease dated December 27, 1999 entered into by Edwards and Starwood Wasserman Fresno LLC. Under such Lease, Edwards Theatres leases property located in Fresno, California from Starwood Wasserman Fresno LLC for the purpose of operating a theatre on such property. Pursuant to the Guaranty, if Edwards Theatres defaults under the Lease, Starwood Wasserman Fresno LLC may proceed immediately against Anschutz or Edwards Theatres, or both, or may enforce against Anschutz or Edwards Theatres, or both, any rights it has under the Lease or pursuant to applicable laws. The Guaranty will remain in force until such time as Regal Entertainment Group executes a new guaranty, substantially in the form of the Guaranty, for the benefit of Starwood Wasserman Fresno LLC.

        On March 8, 2002, Anschutz entered into a Guaranty for the benefit of Starwood Wasserman Ontario LLC pursuant to which Anschutz unconditionally and irrevocably agreed to guaranty the full and timely payment and performance of all of the duties, obligations and covenants of Edwards Theatres under a certain Lease dated July 16, 1999 entered into by Edwards and Starwood Wasserman Ontario LLC. Under such Lease, Edwards Theatres leases property located in Ontario, California from Starwood Wasserman Ontario LLC for the purpose of operating a theatre on such property. Pursuant to the Guaranty, if Edwards Theatres defaults under the Lease, Starwood Wasserman Ontario LLC may proceed immediately against Anschutz or Edwards Theatres, or both, or may enforce against Anschutz or Edwards Theatres, or both, any rights it has under the Lease or pursuant to applicable laws. The Guaranty will remain in force until such time as Regal Entertainment Group executes a new guaranty, substantially in the form of the Guaranty, for the benefit of Starwood Wasserman Ontario LLC.

Indemnification Agreements

        Regal Cinemas, Inc. has entered into indemnification agreements with each of Mr. Campbell, Mr. Brandow, Mr. Dunn and Ms. Miles. The indemnification agreements provide that Regal Cinemas, Inc. will indemnify each of those individuals against claims arising out of events or occurrences related to that individual's service as an agent of Regal Cinemas, Inc., except among other restrictions to the extent such claims arise from conduct that was knowingly fraudulent, a knowing violation of law or of any policy of Regal Cinemas, Inc., deliberately dishonest or in bad faith or constituted willful misconduct.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Edwards Theatres Transactions

        As a privately held company, Edwards Theatres engaged in numerous transactions with its principal shareholders, including Mr. W. James Edwards III and his two sisters, prior to its bankruptcy reorganization. In connection with Edwards Theatres' bankruptcy reorganization, many of these transactions have been terminated.

        During 1999, Edwards Theatres Circuit paid approximately $5.2 million to Mr. Edwards and other members of his family. These amounts were related to salary and other compensation, business perquisites and taxes payable by these individuals attributable to Edwards Theatres' profits. At the time Edwards Theatres Circuit filed for bankruptcy protection, it held receivables from Mr. Edwards and other members of his family to Edwards Theatres Circuit in the amount of $5.2 million. Pursuant to Edwards Theatres Circuit's plan of reorganization it released the shareholders for any and all claims and liabilities relating to these receivables.

        Edwards Theatres owns a boat, valued at approximately $295,750, which is utilized solely by Mr. Edwards and his family. Mr. Edwards pays all costs and expenses relating to the operation of the boat.

        The following agreements were executed in connection with the operation and ownership of arcade and amusement game machines operated in theatres:

  •
  On January 1, 1999, Edwards Theatres, signed a five-year agreement with Cinema Amusement Management Company pursuant to which Cinema Amusement agreed to provide management services with respect to the arcade and amusement game machines located at the theaters. Cinema Amusement was owned by Mr. Edwards and his two sisters.
  •
  On January 4, 1999, Edwards Megaplex Holdings, LLC, a subsidiary of Edwards Theatres, signed a 25-year agreement with Cinema Amusement, granting Cinema Amusement the exclusive right to operate telecommunication equipment, such as payphones, at certain theatre properties operated by Megaplex.
  •
  On March 1, 1999, Cinema Amusement, Orange Coast Cinemas, Inc., Edwards Theatres and Megaplex signed a 10 year agreement with West Coast Services, under which West Coast Services provided repair, maintenance, collection and management services for Edwards Theatres and Cinema Amusement with respect to video games and telephones located at the theatres.
  •
  On September 9, 1999, Orange Coast Cinemas and Megaplex entered into a 25 year agreement, granting Orange Coast Cinemas the exclusive right to operate telecommunications equipment at certain theatre properties operated by Megaplex.
  •
  On September 28, 2001, Cinema Amusement, Edwards Theatres Circuit and Megaplex merged into Edwards Theatres. In exchange for their equity interest in Cinema Amusement, each shareholder (Mr. Edwards and his two sisters) received from Edwards Theatres a pro rata share of $6 million.
  •
  With respect to the March 1, 1999 and September 9, 1999 agreements, they were terminated pursuant to a global settlement between West Coast Services, Edwards Theatres (as successor-in-interest by merger to Edwards Theatres Circuit Inc., Megaplex and Cinema Amusement) and OCC.

        Edwards Theatre Circuit has entered into five-year non-compete agreements with each of Mr. Edwards and his two sisters pursuant to which Mr. Edwards receives guaranteed non-compete payments in the amount of $200,000 per annum, and his two sisters each receive guaranteed non-compete payments in the amount of $200,000 per annum, plus $20,000, representing the economic equivalent of health insurance and automobile expenses.

        Edwards Cinema Plaza Escondido, a company owned by Mr. Edwards and his two sisters leased a theatre complex to Edwards Theatres. As of December 28, 1999, Edwards Theatres had a note receivable approximately $2.2 million due from Edwards Cinema. In May 2000, the theatre complex was transferred from Edwards Cinema to Edwards Theatres in exchange for forgiving the note receivable.

        Eastlund Properties, LLC, as landlord, and Edwards Theatres, as tenant, are parties to a lease agreement dated June 19, 2000 which provides for the lease of property located at 200 Newport Center Drive, Newport Beach, California. Eastlund Properties, LLC is an entity which is wholly owned by Bernice Evelyn Edwards, as trustee of the Bernice Evelyn Edwards Trust u/d/t/ August 1, 1997.

        Trail Properties, LLC, as landlord, and Edwards Theatres, as tenant, are parties to a lease agreement dated June 27, 2000 which provides for the lease of property located at 300 Newport Center

Drive, Newport Beach, California. Trail Properties, LLC is an entity which is wholly owned by Bernice Evelyn Edwards, as trustee of the Bernice Evelyn Edwards Trust.

        PricewaterhouseCoopers LLP was retained by Mr. Edwards and his two sisters in February 2002, to advise and assist the family in connection with the proposed combination of Edwards Theatres, Regal Cinemas and United Artists. Edwards Theatres has agreed to be responsible for payment of the $250,000 advisory fee.

        Edwards Theatres sold property located at 275 Flower Street, Costa Mesa, California to Mr. Edward's sisters on April 28, 2000 based upon its appraised value of $395,000.

        Edwards Theatres sold property located at 3818 Channel Place, Newport Beach, California to Bernice Edwards and/or the Bernice Evelyn Edwards Trust April 14, 2000 based upon appraised value of $575,000.

        Edwards Entertainment 2000, Inc. ("EE2K"), incorporated in May 1997 and wholly owned by Mr. Edwards and his wife Patricia, was formed to pursue theatre development projects outside of California. EE2K intended to finance its development projects primarily through financing from third parties. EE2K (or its wholly owned subsidiaries) entered into several leases, the majority of which were guaranteed by Edwards Theatres. Edwards Theatres held a receivable of approximately $27 million for development costs incurred by EE2K but paid by Edwards Theatres. Edwards Theatres also paid any and all costs and expenses incurred by EE2K.

        In August 1999, EE2K became an "Affiliated Group Member", and accordingly, a guarantor under Megaplex's Credit Agreement with Bank of America. The Credit Agreement provided a mechanism for EE2K, under certain circumstances, to cease to be a member of the "Affiliated Group". However, EE2K did not obtain separate financing and remained a member of the Affiliated Group until the time Edwards Theatres and EE2K filed for bankruptcy protection in August 2000.

        Certain of these leases were part of a larger joint venture arrangement with PLC Commercial Inc. (a third party unrelated to Edwards Theatres). In May 1997, EE2K and Edwards Theatres entered into an agreement with PLC Commercial. The agreement contemplated that the parties would acquire, own, develop and operate property located in Houston, Texas as an entertainment complex, and further, would proceed with plans for the ownership, development and operation of not less than four future projects. In connection with the formation of this joint venture, a number of LLC's and limited partnerships were formed, and collateral agreements were executed (including a private placement memorandum and a subscription agreement). EE2K and certain Edwards Theatres affiliates were members/limited partners of some of the formed entities. Once EE2K became an affiliated group member, Edwards Theatres effectively assumed all EE2K's rights and obligations under the agreement with PLC. For additional information please see "Business—Legal Proceedings"

PRINCIPAL STOCKHOLDERS

        The following table shows information with respect to beneficial ownership of our common stock, as of March     , 2002, as adjusted to reflect the sale of the Class A common stock offered by us in this offering, for:

  •
  each of our directors and named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each person known by us to beneficially own five percent or more of either class of our common stock.

        We have calculated the percentage of beneficial ownership based on 27,340,240 shares of Class A common stock and 84,243,764 shares of Class B common stock outstanding as of March    , 2002, and                        shares of Class A common stock and 84,243,764 shares of Class B common stock outstanding after completion of this offering. This table assumes no exercise of the underwriters' over-allotment option. The address for each of the stockholders is listed below.

	Class A Common Stock			Class B Common Stock
							Percent of Voting Power(1)
		Percent of Class			Percent of Class
Name of Beneficial Owner	No. of Shares Beneficially Owned(2)	Prior to the Offering	Following the Offering	No. of Shares Beneficially Owned	Prior To the Offering	Following the Offering	Prior to the Offering	Following the Offering
Directors
Philip F. Anschutz (3)	73,446,391	72.9		73,446,391	78.8		82.8
Thomas D. Bell, Jr.	—	—	—	—	—	—	—	—
Michael F. Bennet	—	—	—	—	—	—	—	—
Alfred C. Eckert III (4)	9,223,244	33.7	—	—	—	—	—	—
Stephen A. Kaplan (5)	15,416,784	36.1		15,416,784	17.4		18.3
Craig D. Slater (6)	—	—	—	—	—	—	—	—
Robert F. Starzel	—	—	—	—	—	—	—	—
Executive Officers
Michael L. Campbell (7)	190,884	*	*	—	—	—	*	*
Kurt C. Hall (8)	97,603	*	*	—	—	—	*	*
Amy E. Miles (9)	59,083	*	*	—	—	—	*	*
Gregory W. Dunn (10)	59,083	*	*	—	—	—	*	*
Peter B. Brandow (11)	45,448	*	*	—	—	—	*	*
All directors and executive officers as a group (12 persons)	98,558,520	84.5%		88,863,175	100%
Five Percent Stockholders
Anschutz Investment Fund, LP (12)	73,446,391	72.9%		73,446,391	78.8%		82.8
OCM Principal Opportunities Fund II, L.P. (13)	15,416,784	36.1		15,416,784	17.4		18.3
GSCP Recovery, Inc. (14)	9,223,244	33.7		—	—	—	1.0	*
LB I Group Inc. (15)	5,638,333	20.6		—	—	—	*	*
ACE II LLC (16)	4,523,403	16.4		—	—	—	*	*
Putnam Investment Management, LLC (17)	4,046,175	14.8		—	—	—	*	*

W. James Edwards III and Patricia D. Edwards (18)	1,743,732	6.4	—	—	—	*	*

*
Represents less than 1%

(1)
Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted on by stockholders. This column represents the combined voting power of the shares of Class B common stock and Class A common stock held by such beneficial owner and assumes that no shares of Class B common stock have been converted into Class A common stock.

(2)
Beneficial ownership is determined under the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless indicated by footnote, the address for each listed director, officer and principal stockholder is 9100 East Nichols Avenue, Suite 200, Englewood, CO 80112. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown as beneficially owned by them. The number of shares of Class A common stock and Class B common stock outstanding used in calculating the percentage for each listed person includes the shares of Class A common stock and Class B common stock underlying warrants or options held by that person that are currently exercisable or are exercisable within 60 days of March     , 2002, but excludes shares of Class A common stock and Class B common stock underlying warrants or options held by any other person.

(3)
All of the shares shown as beneficially owned by Mr. Anschutz are held by Anschutz Investment Fund, LP, which is controlled by Mr. Anschutz. Of the 73,746,391 shares of Class B common stock, 3,928,185 represent shares of Class B common stock issuable upon the exercise of outstanding warrants. The 73,446,391 shares of Class A common stock represent 69,538,206 shares of Class A common stock issuable upon the conversion of a like number of shares of Class B common stock beneficially owned by Mr. Anschutz and 3,928,185 shares of Class A common stock issuable upon conversion of a like number of shares of Class B common that are issuable upon the exercise of outstanding warrants. Of the 73,446,391 shares of Class B common stock, 531,225 shares are subject to issuance upon the contribution by Mr. Anschutz to Regal of additional shares of common stock of United Artists.

(4)
All                  shares shown as beneficially owned by Mr. Eckert are held by GSCP Recovery, Inc., a Cayman Islands corporation, which Mr. Eckert may be deemed to control.

(5)
All shares shown as beneficially owned by Mr. Kaplan are held by OCM Principal Opportunities Fund II, L.P., which Mr. Kaplan may be deemed to control. The 15,416,784 shares of Class A common stock represent a like number of shares of Class A common stock issuable upon conversion of 15,416,784 shares of Class B common stock.

(6)
Excludes 893,059 shares of Class A common stock and warrants to purchase 54,266 shares of Class A common stock held in trusts for the benefit of Mr. Slater's family members and as to which Mr. Slater does not have voting or dispositive power.

(7)
Reflects shares subject to currently exercisable options.

(8)
Reflects shares subject to currently exercisable options.

(9)
Reflects shares subject to currently exercisable options.

(10)
Reflects shares subject to currently exercisable options.

(11)
Reflects shares subject to currently exercisable options.

(12)
The address of Anschutz Investment Fund L.P. is 555 17th Street, Suite 2400, Denver, CO 80202.

(13)
The address of OCM Principal Opportunities Fund II, L.P. is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(14)
The address of GSCP Recovery, Inc. is c/o Maples and Calder, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. The business address for Mr. Eckert is c/o Greenwich Street Capital Partners, Inc., 500 Campus Drive, Suite 220, Florham Park, New Jersey 07932.

(15)
The address of LB I Group Inc. is c/o Lehman Brothers Inc., 101 Hudson Street, Jersey City, NJ 07302.

(16)
The address of ACE II LLC is 555 17th Street, Suite 2400, Denver, CO 80202.

(17)
The address of Putnam Investment Management LLC is High Yield Group, One Post Office Square, 7th Floor Boston, MA 02109.

(18)
The address of W. James Edwards, III and Patricia D. Edwards is c/o Edwards Theatres, Inc., 300 Newport Center Drive, Newport Beach, CA 92660.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and the material provisions of our certificate of incorporation and bylaws is only a summary. You should refer to the complete terms of our capital stock contained in our amended and restated certificate of incorporation and bylaws, which will become effective upon the closing of this offering and which have been filed as exhibits to the registration statement of which this prospectus is a part.

General

        At the time of the offering, our authorized capital stock will consist of:

  •
  500,000,000 shares of Class A common stock, par value $0.001 per share;

  •
  200,000,000 shares of Class B common stock, par value $0.001 per share; and

  •
  50,000,000 shares of preferred stock, par value $0.001 per share.

        Of the authorized shares of Class A common stock,                        shares are being offered hereby, or                        shares if the underwriters exercise their over-allotment option in full. Of the authorized shares of Class B common stock, on the closing of this offering 84,243,764 shares will be outstanding and held by Anschutz and Oaktree's Principal Activities Group. The material terms and provisions of our certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described below. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to the forms of our certificate of incorporation and bylaws filed with the registration statement of which this prospectus forms a part, and to the Delaware General Corporation Law (DGCL).

Common Stock

        The Class A common stock and the Class B common stock will be identical in all respects, except with respect to voting and except that each share of Class B common stock will convert into one share of Class A common stock at the option of the holder or upon a transfer of the holder's Class B common stock, other than to certain transferees. Each holder of Class A common stock will be entitled to one vote for each outstanding share of Class A common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Each holder of Class B common stock will be entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Except as required by law, the Class A common stock and the Class B common stock will vote together on all matters. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The outstanding shares of common stock are, and the shares of common stock offered in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our certificate of incorporation allows us to issue without stockholder approval preferred stock having rights senior to those of the common stock. Following completion of this offering, no shares of preferred stock will be outstanding. Our board of directors will be authorized, without further stockholder approval, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock. We currently have no plans to issue any shares of preferred stock.

Power to Issue Additional Shares of Stock

        We believe that the power of our board of directors to issue additional shares of common stock or preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The preferred stock and the Class A common stock will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no intention of doing so, we could issue a class or series of stock that could have the effect of delaying or preventing a change in control or making removal of management more difficult.

Anti-Takeover Provisions

        Our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Options and Warrants

        Upon the closing of this offering, we will have outstanding options to purchase a total of 8,832,147 shares of common stock under our 2002 Stock Incentive Plan with exercise prices ranging from $4.47 to $12.87 per share and we will have outstanding warrants to purchase a total of 296,129 shares of Class A common stock and 3,928,185 shares of Class B common stock at an exercise price of $8.88 per share.

Indemnification of Directors and Officers

        Our certificate of incorporation and bylaws provide a right to indemnification to the fullest extent permitted by law to any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in our right or otherwise, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, and that such person will be indemnified and held harmless by us to the fullest extent authorized by, and subject to the conditions and procedures set forth in the DGCL, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person. Our certificate of incorporation and bylaws also provide for the advancement of expenses to an indemnified party. Additionally, we may indemnify any employee or agent of ours to the fullest extent permitted by law. Our bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

Limitations on Liability and Indemnification of Officers and Directors

        Our certificate of incorporation provides that none of the directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

  •
  Any breach of the director's duty of loyalty to us or our stockholders;

  •
  Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  The payment of unlawful dividends and certain other actions prohibited by Delaware General Corporation Law; and

  •
  Any transaction from which the director derived any improper personal benefits.

The effect of this provision of our certificate of incorporation is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care.

Additional Certificate of Incorporation and Bylaw Provisions

        General.    Upon the closing of this offering, our certificate of incorporation and bylaws will contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the DGCL, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. These provisions could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

        Board of Directors.    Our bylaws provide that our board of directors initially consist of nine members and that it may be increased or decreased in accordance with the bylaws. However, the total number of directors may not be fewer than three nor more than nine. Pursuant to our bylaws, the number of directors is fixed by our board of directors within the limits set forth in the bylaws. Following the completion of this offering, our certificate of incorporation and bylaws will provide for a board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. At any time that the outstanding shares of Class B common stock represent less than 50% of the combined voting power of the common stock, directors may not be removed by vote of the stockholders except for cause.

                                ,                         and                         have been designated Class I directors whose terms expire at the 2003 annual meeting of stockholders.                        ,                         and                         have been designated Class II directors whose terms expire at the 2004 annual meeting of stockholders.                        ,                         and                          have been designated Class III directors whose terms expire at the 2005 annual meeting of stockholders. The authorized number of directors may be changed only by resolution of our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control or management.

        Filling of Board Vacancies; Removal.    Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by the stockholders may be filled by the affirmative vote of a majority of our directors then in office. Whenever the holders of any class or classes of our stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by the affirmative vote of a majority of our directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each such director will hold office until the next election of directors of that director's class, and until such director's successor is elected and qualified, or until the director's earlier death, resignation or removal.

        Stockholder action by written consent. Pursuant to the DGCL and our bylaws, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such holders, and may not be effected by any consent in writing by such holders, unless such consent is unanimous.

        Call of special meetings.    Our bylaws provide that special meetings of the stockholders may be called by the President, our board of directors or the Chairman.

        Advance notice of director nominations and new business.    Our bylaws provide that:

  •
  with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

  •
  pursuant to the notice of meeting,

  •
  by our board of directors, or

  •
  by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws; and

  •
  with respect to special meetings of the stockholders, only the business specified in the notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only:

  •
  pursuant to the notice of the meeting,

  •
  by our board of directors, or

  •
  provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

        The advance notice provisions contained in the bylaws generally require nominations and new business proposals by stockholders to be delivered to our Secretary not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the preceding year's annual meeting.

        Delaware "business combination" statute.    We have elected not to be subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the transaction is approved by the board of directors or another exception is available. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute is intended to prohibit or delay the accomplishment of mergers or other takeover or change in control attempts. By virtue of our decision to elect out of the statute's provisions, the statute does not apply to us, but we could elect to be subject to Section 203 in the future.

        Amendments to our certificate of incorporation and bylaws.    Except where our board of directors is permitted by law or by our certificate of incorporation to act without any action by our stockholders, subject to any voting rights granted to our preferred stock, provisions of our certificate of incorporation may not be adopted, repealed, altered or amended, in whole or in part, without the approval of a majority of the combined voting power of the outstanding shares of our capital stock entitled to vote, voting as a single class. Our certificate of incorporation permits our board of directors to adopt, amend and repeal our bylaws.

Registration Rights

        After the six-month period following this offering, the holders of up to                        shares of our common stock will be entitled to registration rights. These rights include rights to require us to include the holders' common stock in future registration statements we file with the SEC subject to certain limitations and, in some cases, demand registration rights. See "Related Party Transactions—Regal Entertainment Group Stockholders' Agreement".

        In addition, if at any time after the date of this offering, we prepare to register any of our common stock under the Securities Act, on our behalf or on behalf of any of our stockholders, we must send notice of the registration to all holders with registration rights. Subject to certain conditions and limitations, these holders may elect to register their eligible shares.

        Registration of shares of common stock upon the exercise of demand registration rights would result in the covered shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement. If shares of common stock are included in a registration, the holder of such shares will pay all transfer taxes relating to the sale of its shares, the fees and expenses of its own counsel and its pro rata portion of any underwriting discounts or commissions or the equivalent thereof. We will pay all other expenses incurred in connection with these registrations. These sales could reduce the trading price of our Class A common stock.

Transfer Agent and Registrar

        We will retain a transfer agent and registrar for our Class A common stock prior to the closing of this offering.

Listing

        We intend to apply to have our Class A common stock approved for quotation on the New York Stock Exchange under the trading symbol "RGC."

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        This is a general summary of material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our common stock if you are a beneficial owner of shares other than:

  •
  A citizen or resident of the United States;

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  A corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision of the United States;

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  An estate, the income of which is subject to U.S. federal income taxation regardless of its source;

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  A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

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  A trust that existed on August 20, 1996, was treated as a U.S. person on August 19, 1996, and elected to be treated as a U.S. person.

        This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States income tax laws such as a:

  •
  Controlled foreign corporation;

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  Passive foreign investment company;

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  Foreign personal holding company;

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  Company that accumulates earnings to avoid U.S. federal income tax;

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  Foreign tax-exempt organization;

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  Financial institution;

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  Broker or dealer in securities; or

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  Former U.S. citizen or resident.

        This summary does not discuss any aspect of state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

        We urge prospective non-United States stockholders to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Dividends

        In general, any distributions we make to you with respect to your shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30.0% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Internal Revenue Code. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of our common stock and, to the extent it exceeds your basis, as gain from the disposition of your shares of our common stock.

        Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you, generally will not be subject to U.S. withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30.0%, or a lower rate specified by an applicable income tax treaty. Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Our Common Stock

        You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:

  •
  The gain is effectively connected with your conduct of a trade or business within the United States and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain;

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  You are an individual, you hold your shares of our common stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

  •
  We are or have been a "United States real property holding corporation" for U.S. federal income tax purposes (which we believe we are not) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of our common stock, more than 5.0% of our Class A common stock.

        Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax, as discussed above, also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. tax under the treaty. If you are described in the second bullet point above, you generally will be subject to U.S. tax at a rate of 30.0% on the gain realized, although the gain may be offset by some U.S. source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

        We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of our common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

        The United States imposes a backup withholding tax on dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of our common stock if you provide proper certification (usually on an IRS Form W-8BEN) of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption.

        Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of our common stock through a U.S. broker or the United States office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to you and also withhold backup withholding taxes unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption. Information reporting and backup withholding, if the appropriate certification is not provided, also apply if you sell your shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States.

        Any amounts withheld with respect to your shares of our common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Estate Tax

        Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal tax purposes, of the United States at the time of his or her death will be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

        If our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our Class A common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future and at a time and price that we deem appropriate.

        Upon the closing of this offering, we will have outstanding an aggregate of                        shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. This leaves                        shares eligible for sale in the public market commencing at various times after March    , 2003 (subject, in some cases, to volume limitations).

Lock-Up Agreements

        All of our officers and directors and stockholders holding all of the common stock outstanding before closing of this offering have signed the lock-up agreements described in "Underwriting."

Rule 144

        In general, under Rule 144, a person who has received shares of our Class A common stock under the Exchange Agreement, after beneficially owning such shares for at least one year, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our Class A common stock outstanding; or

  •
  the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. See "Related Party Transactions—The Exchange Agreement."

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. There will be no such shares eligible for resale under Rule 144(k) upon the closing of this offering.

Rule 701

        In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchased shares of our Class A common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. As of March    , 2002, no options had been exercised.

Registration Rights

        Each of the parties to the Exchange Agreement has registration rights for shares of our capital stock they hold. See "Description of Capital Stock—Registration Rights" and "Related Party Transactions—Regal Entertainment Group Stockholders Agreement."

        All of our stockholders with registration rights have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the prior consent of Credit Suisse First Boston Corporation.

Stock Options

        As soon as practicable after the closing of this offering, we intend to file a registration statement on Form S-8 covering the shares of Class A common stock reserved for issuance under our stock incentive plan. As of                        , 2002, options to purchase                        shares of Class A common stock were outstanding. The registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Shares of Class A common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions or the lock-up agreements described above.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated                        , 2002 we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation and Lehman Brothers Inc. are acting as representatives, the following respective numbers of shares of Class A common stock:

Underwriter	Number of Shares
Credit Suisse First Boston Corporation
Lehman Brothers Inc.

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to                        additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Class A common stock.

        The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $                        per share. The underwriters and selling group members may allow a discount of $                        per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	With Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us

        The representatives have informed us that they do not expect discretionary sales to exceed 5% of the shares of Class A common stock being offered.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

        Our officers and directors and all of our stockholders have agreed that they will not, subject to certain exceptions, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, whether any of these transactions are to be settled by delivery of our Class A common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

        The underwriters have reserved for sale at the initial public offering price up to                        shares of the Class A common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing Class A common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        We will apply to list the shares of Class A common stock on The New York Stock Exchange.

        Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price for the Class A common stock will be negotiated among us and the representatives. The principal factors to be considered in determining the initial public offering price will include:

  •
  market conditions for initial public offerings;

  •
  the history of and prospects for our business;

  •
  our past and present operations;

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  our past and present earnings and current financial position

  •
  an assessment of our management;

  •
  the market of securities of companies in businesses similar to ours; and

  •
  the general condition of the securities markets.

        There can be no assurance that the initial public offering price will correspond to the price at which the Class A common stock will trade in the public market subsequent to the offering or that an active trading market will develop and continue after the offering.

        As of March    , 2002, LB I Group Inc., an affiliate of Lehman Brothers Inc., held an aggregate of 5,638,333 shares of Class A common stock.

        Some of the underwriters or their affiliates have provided investment banking and financial advisory services for us from time to time for which they have received customary fees and reimbursements of expenses and may in the future provide additional services. In connection with Regal Cinemas, Inc.'s plan of reorganization, Lehman Brothers Inc. acted as sole advisor, sole lead arranger and sole book manager, Credit Suisse First Boston Corporation acted as syndication agent and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc. acted as administrative agent under Regal Cinemas' $370.0 million senior credit facility and each received customary fees in connection therewith. In addition, Credit Suisse First Boston Corporation and Lehman Brothers Inc. were initial purchasers of Regal Cinemas' offering of 9 3/8% Senior Subordinated Notes due 2012.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids, in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A common stock are made. Any resale of the Class A common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A common stock.

Representations of Purchasers

        By purchasing Class A common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the Class A common stock without the benefit of a prospectus qualified under those securities laws,
  •
  where required by law, that the purchaser is purchasing as principal and not as agent, and
  •
  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Class A common stock in their particular circumstances and about the eligibility of the Class A common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

        The validity of the shares of Class A common stock offered in this prospectus will be passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado. Certain legal matters relating to the sale of Class A common stock in this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom, LLP, Los Angeles, California.

EXPERTS

        The consolidated balance sheet of Regal Entertainment Group (a combination of certain theatre assets, as defined in note 1 to the financial statements) as of January 3, 2002 and the related consolidated statement of operations and comprehensive earnings, stockholder's equity and cash flow for the period from March 2, 2001 to January 3, 2002, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Regal Cinemas, Inc. as of December 27, 2001 and December 28, 2000, and for each of the three years in the period ended December 27, 2001, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as indicated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's voluntary petitions for reorganizations under Chapter 11 of the Bankruptcy Code and subsequent acquisition), and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

        The consolidated financial statements of United Artists Theatre Company (Reorganized Company or Successor) as of January 3, 2002 and of United Artists Theatre Company (Predecessor Company or Predecessor) as of December 28, 2000 and the related consolidated statement of operations and comprehensive income, stockholders' equity and cash flow for the period from March 2, 2001 to January 3, 2002 (successor period) and the nine weeks ended March 1, 2001 and the year ended December 28, 2000, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The report of KPMG LLP, dated February 8, 2002, contains an explanatory paragraph that states that effective March 1, 2001, United Artists Theatre Company emerged from protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to a reorganization plan, which was confirmed by the bankruptcy court on January 22, 2001. In accordance with AICPA Statement of Position 90-7, the Company adopted fresh start reporting whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair value as of March 1, 2001. As a result, the consolidated financial statements for the period subsequent to March 1, 2001 reflect the Reorganized Company's new basis of accounting and are not comparable to the Predecessor Company's pre-reorganization consolidated financial statements.

        The consolidated financial statements of United Artists Theatre Company for the fiscal year ended December 30, 1999, included in this prospectus and elsewhere in the registration statement to the extent and for the period indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

        The consolidated financial statements of Edwards Theatres, Inc. as of December 27, 2001 and December 26, 2000 and for each of the years in the three-year period ended December 27, 2001, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1, including amendments to it, relating to the Class A common stock offered by us. This prospectus does not contain all of the information in the registration statement and its exhibits and schedules. For further information with respect to our company and our Class A common stock, you should review the registration statement and its exhibits and schedules. You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the SEC's principal office in Washington, D.C. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, the Northeast Regional Office located at 233 Broadway, New York, New York 10279, and the Midwest Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The address of the SEC's Web site is www.sec.gov.

        We intend to furnish our stockholders with annual reports containing audited financial statements certified by our independent auditors.

REGAL ENTERTAINMENT GROUP

INDEX TO FINANCIAL STATEMENTS

REGAL ENTERTAINMENT GROUP
Report of KPMG, LLP, Independent Auditors	F-2
Combined Balance Sheet	F-3
Combined Statement of Operations	F-4
Combined Statement of Parent's Investment	F-5
Combined Statement of Cash Flows	F-6
Notes to Combined Financial Statements	F-7
REGAL CINEMAS, INC.
Report of Deloitte & Touche LLP, Independent Auditors	F-24
Consolidated Balance Sheets at December 27, 2001 and December 28, 2000	F-25
Consolidated Statements of Operations for the years ended December 27, 2001,
December 28, 2000 and December 30, 1999	F-26
Consolidated Statements of Shareholders' Equity (Deficit) for the years ended
December 27, 2001, December 28, 2000 and December 30, 1999	F-27
Consolidated Statements of Cash Flows for the years ended December 27, 2001,
December 28, 2000 and December 30, 1999	F-28
Notes to Consolidated Financial Statements	F-29
UNITED ARTISTS THEATRE COMPANY
Report of KPMG LLP, Independent Auditors	F-50
Report of Arthur Andersen LLP, Independent Auditors	F-51
Consolidated Balance Sheets	F-52
Consolidated Statements of Operations	F-53
Consolidated Statement of Stockholders' Equity (Deficit)	F-54
Consolidated Statements of Cash Flows	F-55
Notes to Consolidated Financial Statements	F-56
EDWARDS THEATRES, INC.
Report of KPMG, LLP, Independent Auditors	F-74
Balance Sheets	F-75
Statement of Operations and Comprehensive Loss	F-76
Statement of Stockholders' Equity	F-77
Statement of Cash Flows	F-78
Notes to Financial Statements	F-79

Independent Auditors' Report

The Board of Directors and Stockholder
Anschutz Company:

        We have audited the accompanying combined balance sheets of Regal Entertainment Group (a combination of certain theatre interests of Anschutz, see note 1) as of January 3, 2002, and the related combined statement of operations, parent's investment, and cash flows for the periods under common control then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Regal Entertainment Group (a combination of certain theatre interests of Anschutz, see note 1) as of January 3, 2002, and the results of its operations and its cash flows for the periods under common control then ended, in conformity with accounting principles generally accepted in the United States of America.

                      /s/  KPMG LLP

Denver, Colorado
March 8, 2002

REGAL ENTERTAINMENT GROUP

(A COMBINATION OF CERTAIN THEATRE INTERESTS OF ANSCHUTZ, SEE NOTE 1)

Combined Balance Sheet

January 3, 2002

(In Thousands)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$68,000
Restricted cash	28,100
Trade receivables, net	1,200
Other receivables	8,400
Inventory	1,000
Prepaid expenses and other current assets	26,000

TOTAL CURRENT ASSETS	132,700

INVESTMENTS AND OTHER ASSETS
Investment in Regal Cinemas, Inc.	292,700
Intangible assets, net	136,200
Other noncurrent assets, net	8,300

TOTAL INVESTMENTS AND OTHER ASSETS	437,200

PROPERTY AND EQUIPMENT, net	552,800

TOTAL ASSETS	$1,122,700

LIABILITIES AND PARENT'S INVESTMENT
CURRENT LIABILITIES
Accounts payable	$76,400
Accrued and other liabilities	45,000
Other current liabilities	500
Bankruptcy related liabilities and claims	43,900
Deferred revenue	15,000
Current portion of long-term debt	15,600

TOTAL CURRENT LIABILITIES	196,400

LONG-TERM DEBT	423,300

OTHER LIABILITIES
Deferred lease obligations	17,300
Deferred income taxes	3,800
Other noncurrent liabilities	15,300

TOTAL OTHER LIABILITIES	36,400

TOTAL LIABILITIES	656,100

MINORITY INTEREST OF SUBSIDIARIES	36,600

MANDATORY REDEEMABLE PREFERRED STOCK	47,000

PARENT'S INVESTMENT:
Contributed capital	378,100
Retained earnings	4,900

TOTAL PARENT'S INVESTMENT	383,000

COMMITMENTS AND CONTINGENCIES
TOTAL LIABILITIES AND PARENT'S INVESTMENT	$1,122,700

(SEE NOTES TO COMBINED FINANCIAL STATEMENTS)

REGAL ENTERTAINMENT GROUP

(A COMBINATION OF CERTAIN THEATRE INTERESTS OF ANSCHUTZ, SEE NOTE 1)

Combined Statement of Operations

For Periods Under Common Control (note 1)

(In Thousands)

OPERATING REVENUE
Admissions	$382,500
Concession sales	153,300
Other	21,100

TOTAL OPERATING REVENUE	556,900

OPERATING EXPENSES
Film rental and advertising expenses	212,900
Concession costs	18,100
Other theatre operating expenses	212,700
Sale and leaseback rentals	14,800
General and administrative	21,400
Depreciation and amortization	42,600
Asset impairments	2,900

TOTAL OPERATING EXPENSES	525,400

INCOME FROM OPERATIONS	31,500
OTHER INCOME (EXPENSE)
Interest and other income	400
Interest expense	(21,800)
Gain on sale of property and equipment	2,600
Minority interests in earnings of consolidated subsidiaries	400
Other, net	(4,600)

TOTAL OTHER EXPENSE, NET	(23,000)

INCOME BEFORE INCOME TAX EXPENSE	8,500
INCOME TAX EXPENSE	(3,600)

NET INCOME	$4,900

(SEE NOTES TO COMBINED FINANCIAL STATEMENTS)

REGAL ENTERTAINMENT GROUP

(A COMBINATION OF CERTAIN THEATRE INTERESTS OF ANSCHUTZ, SEE NOTE 1)

Combined Statement of Parent's Investment

For Periods Under Common Control (note 1)

(In Thousands)

Contributed capital	$378,100
Net income	4,900

Balance at January 3, 2002	$383,000

(SEE NOTES TO COMBINED FINANCIAL STATEMENTS)

REGAL ENTERTAINMENT GROUP

(A COMBINATION OF CERTAIN THEATRE INTERESTS OF ANSCHUTZ, SEE NOTE 1)

Combined Statement of Cash Flows

For Periods Under Common Control (note 1)

(In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,900
Adjustments to reconcile net income to net cash provided by operating activities:
Effect of leases with escalating minimum annual rentals	3,100
Depreciation and amortization	42,600
Provision for asset impairments	2,900
Reorganization items	800
Gain on disposition of assets, net	(2,600)
Minority interests in earnings of consolidated subsidiaries	(400)
Deferred income taxes	(2,400)
Changes in operational working capital, excluding cash and debt:
Receivables	(3,000)
Prepaid expenses and inventory	(1,900)
Other assets	(800)
Accounts payable	11,100
Accrued and other liabilities and deferred revenue	7,300

NET CASH PROVIDED BY OPERATING ACTIVITIES	61,600

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(20,800)
Proceeds from disposition of assets, net	19,500
Decrease in restricted cash	8,700
Other, net	2,000

NET CASH PROVIDED BY INVESTING ACTIVITIES	9,400

CASH FLOWS FROM FINANCING ACTIVITIES
Cash of subsidiaries at acquisition date	36,200
Debt borrowings	68,000
Debt repayments	(87,200)
Borrowings under capital leases	1,600
Interest on subordinated debt	300
Decrease in cash overdraft	(1,500)
Other, net	4,100

NET CASH PROVIDED BY FINANCING ACTIVITIES	21,500

NET CASH USED IN REORGANIZATION	(24,500)

NET INCREASE IN CASH AND CASH EQUIVALENTS	68,000
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$68,000

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$6,100

Cash paid for income tax	$100

(SEE NOTES TO COMBINED FINANCIAL STATEMENTS)

REGAL ENTERTAINMENT GROUP

(A COMBINATION OF CERTAIN THEATRE INTERESTS OF ANSCHUTZ, SEE NOTE 1)

Notes to Combined Financial Statements

January 3, 2002

(1)    THE COMPANY AND BASIS OF PRESENTATION

        Regal Entertainment Group (the Company) consists of the controlling equity interests in United Artists Theatre Company and its subsidiaries (United Artists), Edwards Theatres, Inc. and its subsidiaries (Edwards) and Regal Cinemas, Inc. and its subsidiaries (Regal) owned by The Anschutz Corporation (TAC). These contributions have been recorded in the consolidated financial statements of the Company at the combined historical cost basis of TAC ($378.1), which represents its net cost to acquire certain debt of Regal, United Artists and Edwards prior to them filing voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court (the Court). TAC exchanged these debt holdings for controlling equity interests following the emergence from bankruptcy of Regal (which emerged from bankruptcy on January 29, 2002), United Artists and Edwards.

        Regal, United Artists and Edwards operate multi-screen motion picture theatres throughout the United States. During 2000 and 2001, United Artists, Edwards and Regal filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the Court (the Chapter 11 Cases), as well as joint plans of reorganization. During 2001, the joint plans of reorganization, as amended, for United Artists and Edwards (the UA Plan and the Edwards Plan, respectively), were approved by the Court, and were declared effective on March 1, 2001 (the UA Effective Date) for United Artists and September 29, 2001 (the Edwards Effective Date) for Edwards. The Court approved Regal's joint plan of reorganization in 2002 and the effective date was declared to be January 29, 2002 (the Regal Effective Date). At January 3, 2002, the Company's investment in Regal has been accounted for as a cost investment as described in note 6.

        The combined statement of operations and combined statement of cash flows include the activities of United Artists from the UA Effective Date through January 3, 2002 and the activities of Edwards from the Edwards Effective Date through December 27, 2001 (Periods Under Common Control).

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination

        The combined financial statements include the accounts of Regal Entertainment Group (as defined in Note 1), including their majority owned and controlled subsidiaries of United Artists and Edwards. All significant intercompany accounts and transactions have been eliminated in consolidation. The portion of United Artists and Edwards equity relating to shares not owned by the Company and the related earnings or losses are included in minority interest.

  Cash and Cash Equivalents

        Investments with initial maturities of three months or less are classified as cash equivalents.

  Restricted Cash

        Edwards established a $35.0 million cash reserve, which was funded on the Edwards Effective Date for the payment of allowed Class 5A claims, which thereafter will be the lesser of (i) $20 million; or (ii) the sum of the unpaid: (a) disputed Class 5A claims that have elected the cash option; and

(b) allowed Class 5A claims that have elected the cash option. The restricted cash has been placed in a segregated account in which the holders of the allowed Class 5A claims that have elected the cash option have a first priority security interest. The restricted cash is classified as a current asset as the related claims are classified as current liabilities.

        In addition, Edwards has deposited an additional $1.9 million into a separate segregated account as part of a settlement agreement with one Class 5A claim holder.

  Financial Instruments

        The carrying amounts of cash, cash equivalents, accounts receivable, inventory, prepaid expenses, accounts payable and accrued liabilities approximate fair value due to their short-term maturities. The fair value of long-term debt is assumed to approximate its carrying value, except as discussed in Note 8.

  Inventory

        Inventory is accounted for on a first in, first out basis at the lower of cost or replacement value.

  Investments

        Investments in affiliated entities in which the Company generally has between a 20% and 50% ownership interest and has the ability to exercise significant influence are accounted for by the equity method. Under the equity method, the investment is initially recorded at cost and subsequently adjusted to recognize dividends received and the Company's share of the net income or losses of the affiliates as they occur. Investments in which the Company's ownership is less than 20% are accounted for using the cost method. Under the cost method, the investments are recorded at cost and any dividends received are recorded as income.

  Property and Equipment

        Property and equipment, net at January 3, 2002, consists of the following components (in thousands).

Land	$60,000
Theatre buildings, equipment and other	525,600

585,600
Less: accumulated depreciation and amortization	(32,800)

$552,800

        Property and equipment are stated at cost and include acquisition costs allocated to the tangible assets acquired. Construction costs, including applicable direct overhead and interest, are capitalized as incurred. Repairs and maintenance expenses are charged to operating expenses as incurred.

        Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to forty years. Leasehold improvements are amortized over the shorter of the terms of the leases, including certain renewal periods, or the estimated useful lives of the assets. The costs associated with new theatre construction are depreciated over the completed theatres' estimated useful life, beginning when the theatres are placed into service.

  Impairment of Long-Lived Assets

        Long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. Estimates of expected future cash flows are to represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flows exceed the carrying value of the asset, no impairment is recognized. If the carrying value of the asset exceeds the expected future cash flows, an impairment exists and is measured by the excess of the carrying value over the estimated fair value of the asset. Any impairment provisions are permanent and may not be restored in the future.

  Intangible Assets

        Intangible assets consist of theatre lease acquisition costs, which are amortized on a straight-line basis over the terms of the leases including certain renewal periods (weighted average life of approximately 19 years). Intangible assets and related accumulated amortization at January 3, 2002 are as follows (in thousands):

Theatre lease acquisition costs	$145,900
Accumulated amortization	(9,700)

$136,200

  Other Assets

        Other assets include deferred loan costs, long-term receivables and prepaid rent. Deferred loan costs are amortized over the terms of the loan agreements. Deferred loan cost amortization expense is included in interest expense. Other assets include the following components at January 3, 2002 (in thousands):

Deferred loan costs	$2,100
Other long-term receivables	800
Prepaid rent	500
Other	5,300

8,700
Accumulated amortization	(400)

$8,300

  Revenue Recognition

        Revenues are generated principally through admissions and concessions sales with proceeds received in cash at the point of sale. Revenue from advance ticket sales is recorded as deferred revenue and recognized when the tickets are redeemed. Unredeemed advance ticket sales are recognized when it is determined that redemption is unlikely.

  Operating Costs and Expenses

        Film rental and advertising expenses include the costs of renting films and the costs of co-op and directory advertising. Direct concession costs include product costs and concession promotional expenses. Film advertising and concession promotional expenses are expensed as incurred. Other operating expenses include common facility costs such as employee costs, theatre rental and utilities, which are common to both ticket sales and concession operations. Rental expense for operating leases which provide for escalating minimum annual rentals during the term of the lease, are accounted for on a straight-line basis over the terms of the leases.

  Income Taxes

        Income taxes are accounted for using the asset and liability method whereby deferred tax assets and liabilities are recognized for loss carryforwards and the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Such deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those loss carryforwards and temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date of such change. Deferred tax assets are reduced by a valuation allowance, if necessary, equal to the portion of such assets that are not expected to be realized.

  Accounting Estimates

        Preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date as well as the reported amounts of revenues and expenses during the reporting period. The actual results could differ significantly from those estimates. Film cost expense and related film cost payable are based on management's estimate of the ultimate settlement of the film costs with the distributors. These estimates are adjusted to the final film settlement in the period that the settlement with the distributors occurs. Actual film costs and film payable could differ from those estimates.

  Segments

        The Company manages its business based on one reportable segment.

  Stock-Based Compensation

        United Artists accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, which requires compensation costs to be recognized for the excess of the fair value of options on the date of grant over the option exercise price. Under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, entities are permitted to recognize as expense the fair value of all stock-based awards on the date of grant over the vesting period. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income or loss and earnings or loss per share disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. United Artists has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

  Reporting Period

        Reporting periods are based on a calendar that coincides with film playweeks and other public reporting theatre operators (January 3, 2002 for United Artists and December 27, 2001 for Edwards). This presentation is used to more accurately reflect the Company's natural business cycle.

  New Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, which requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method of accounting. SFAS No. 141 is not expected to have an impact on the Company's financial position or results of operations.

        In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", which United Artists will adopt on January 4, 2002, being the first day of our fiscal 2002 year. SFAS No. 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. The adoption of this standard will result in United Artists no longer amortizing the reorganization value in excess of identified assets and other intangible assets. This change, if adopted as of March 1, 2001, would have resulted in a reduction of amortization expense of $9.7 million and an increase in income (loss) before income tax expense, discontinued operations and extraordinary items of $9.7 million for the forty-four week period ended January 3, 2002.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual or Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. The provisions of the Statement are effective for fiscal years beginning after December 15, 2001.

(3)    UNITED ARTISTS CHAPTER 11 PROCEEDINGS

        On September 5, 2000 United Artists filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the "Chapter 11 Cases"), as well as a joint plan of reorganization. On January 22, 2001 the joint plan of reorganization, as amended, (the "Plan"), was approved by the Court, and the Debtors declared the Plan to be effective on March 1, 2001 (the "Effective Date).

        On the UA Effective Date, United Artists adopted fresh-start reporting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (SOP 90-7). For accounting purposes, the inception date of the reorganized company was deemed to be March 2, 2001. Under fresh start reporting, the reorganization value of United Artists, which represents the fair value of all of the assets (net of liabilities), was determined through negotiations between the United Artists' management and its pre-petition creditors and was allocated to United Artists' assets based on their relative fair values. Liabilities, other than deferred income taxes, were also stated at their fair values. Deferred income taxes are determined in accordance with SFAS No. 109, Accounting for Income Taxes. The application of SOP 90-7 creates a new reporting entity having no retained earnings or accumulated deficit.

        The implementation of the UA Plan also resulted in, among other things, the satisfaction or disposition of various types of claims against the United Artists, the assumption and rejection of certain leases and agreements, and the establishment of a new board of directors following the UA Effective Date, along with new employment and other arrangements with certain members of management.

        As a consequence of the UA Plan, on March 2, 2001, United Artists' reorganized capital structure consisted of approximately $252.1 million of debt under the Restructured Bank Credit Facility, $57 million of preferred stock and $39.1 million in common equity. TAC, affiliates of which were pre-petition senior lenders, converted 100% of its senior debt into a combination of convertible preferred stock, common stock and warrants ($10.00 exercise price) to purchase common stock of United Artists which, in aggregate, represents approximately 54% of the fully diluted common equity of the United Artists. Other senior lenders under the Pre-Petition Credit Facility received common stock in United Artists representing approximately 29% of the fully diluted common stock and subordinated lenders received common stock warrants with an exercise price of $10.00 per share representing approximately 7% of the fully diluted common stock, with the remaining fully diluted common stock reserved for management stock options.

(4)    EDWARDS CHAPTER 11 PROCEEDINGS

        On August 23, 2000, Edwards Theatres Circuit Affiliated Group (Debtors, as of September 28, 2001) filed a voluntary petition for relief under Chapter 11, Title 11 of the United States Code in the United States Bankruptcy Court in the Central District of California, Santa Ana Division (the Bankruptcy Court).

        On May 24, 2001 the Debtors filed a Plan of Reorganization and related disclosure statement, as subsequently amended on July 23, 2001 (the Plan). On September 24, 2001 (the Confirmation Date), the Bankruptcy Court confirmed the Second Amended Plan of Reorganization. On September 28, 2001

all conditions required for the effectiveness of the Plan were met, and the Plan became effective (the Effective Date).

        On the Effective Date, the Debtors restructured their corporate organization to effect the following transactions: (a) the creation of Edwards and (b) the merger of the Debtors with and into Edwards which is the surviving corporation.

        The underlying objective of the Plan is to provide a vehicle for the recapitalization of the Debtors and payment of allowed claims. The Plan provides for, among other things:

  •
  Substantive consolidation of the Debtors into Edwards;

  •
  Dissolution of the merging debtors and vesting of all of the Debtors' assets and liabilities into Edwards, whose common stock is 51% owned by Anschutz and another investor and 49% owned by the Debtors shareholders;

  •
  An equity infusion from Anschutz and another investor of approximately $56.0 million ($44.8 from Anschutz), which consisted of $41.4 million in cash and $14.6 million in bank debt held and accrued interest by Anschutz and another investor to be converted into redeemable preferred and common stock of Edwards;

  •
  Restructuring of the $250 million senior secured credit facility. The senior outstanding secured debt of $213.5 million as of December 26, 2000 was reduced by a cash payment of approximately $9.5 million. The remaining $204 million was restructured into (i) $180 million Restructured Term Credit Agreement, (ii) $10 million senior unsecured subordinated note held by Anschutz and another investor, and (iii) 16,000 shares of Series A preferred stock and approximately 146,000 shares of Class A common stock for the remaining $14.0 million;

  •
  Payment in full in cash on the Edwards Effective Date of all allowed administrative claims, allowed administrative tax claims, allowed priority tax claims, and allowed other priority claims;

  •
  Payment of allowed Class 5A claims. The Plan entitles the holders of allowed Class 5A claims to receive either (i) a cash payment equal to 90% of the allowed claim or (ii) 100% of the allowed Class 5A claim in an unsecured note, bearing interest at 9%, with a seven year term, requiring semi-annual principal and interest payments beginning March 28, 2002;

  •
  Merger of CAMCO, which is a non-debtor entity owned by the Debtor shareholders, into Edwards. On the Effective Date, CAMCO was merged with and Edwards. Each CAMCO shareholder received their pro-rata share of $6.0 million.

        Since Edwards's reorganization value immediately before the confirmation date was greater than the total of all postpetition liabilities and allowed prepetition claims, Edwards did not meet the criteria set forth in AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization (SOP 90-7) required to qualify for fresh start reporting. The reorganization value was determined by an independent valuation obtained by management using discounted projected cash flows and economic and industry information relevant to the operations of Edwards. The estimated reorganization value of Edwards as of September 27, 2001 was approximately $388 million.

(5)    PRO FORMA COMBINED RESULTS OF OPERATIONS

        If the contributions of the United Artists and Edwards equity interests had been made at the beginning of fiscal 2001 and the effects of the bankruptcy reorganization (including closed theatres and debt restructurings), the revenue and net income of the Regal Entertainment Group would have been approximately $917.5 million and $13.8 million. Comparable amounts for fiscal 2000 are not readily available. These proforma amounts are not necessarily indicative of those amounts that would have occurred had United Artists and Edwards actually been operated as a consolidated entity.

(6)    INVESTMENT IN REGAL CINEMAS, INC.

        Anschutz acquired debt of Regal in 2001 for a net acquisition cost of $292.7 million, which was converted to 60% of the common stock interests in Regal on January 29, 2002. Regal operates multi-screen motion picture theatres principally throughout the eastern and northwestern United States.

(7)    Bankruptcy Related Liabilities and Claims

        At December 27, 2001 remaining claims related to the bankruptcy proceedings are recorded in Bankruptcy Related Liabilities and Claims. The accrued amounts include Edwards's estimated costs to settle disputed claims. These liabilities were transferred from liabilities subject to compromise as of the Effective Date and are summarized as follows as of December 27, 2001 (in thousands):

Theatre lease rejection and contractual claims	$43,100
Other — tax claims	800

$43,900

(8)    LONG-TERM DEBT

        Long-term debt at January 3, 2002 is presented below (in thousands).

(A)	Term Credit Facility, interest at 5.93% at January 3, 2002	$240,600
(B)	Revolving Credit Facility, interest at 4.93% at January 3, 2002	—
(C)	Other	8,000
(D)	Senior Secured Term Loan, interest at 6.28% at December 27, 2001	180,000
(E)	Senior Unsecured Subordinated Notes, interest at 13% at December 27, 2001	10,300

		438,900
	Less current portion	(15,600)

	Total long-term debt	$423,300

(A)
The United Artists Term Credit Facility (Term Facility) represents amounts owed to all lenders. Borrowers under the Term Facility include United Artists and certain of its subsidiaries. The Term Facility provides for interest to be accrued at varying rates, with interest payable monthly. Principal payments under the Term Facility are $600 quarterly from June 30, 2001 through December 31, 2003 and $6.3 million each quarter during 2004, with the remaining principal balance due on February 2, 2005. Additional principal repayments may also be required as a result of asset sales or the issuance of certain debt or equity securities.

(B)
The United Artists Revolving Credit Facility (the Revolver) is a $35 million revolving credit facility with a sub-limit of $10 million related to the issuance of letters of credit. There were $800 of outstanding letters of credit at January 3, 2002. Outstanding borrowings bear interest at varying rates, with interest payable monthly. Such borrowings are secured by the same collateral as the Term Facility and are due in full on August 2, 2004. The commitment may be reduced as the result of issuance of certain debt or equity securities. Borrowers under the Revolver include United Artists and certain of its subsidiaries.

(C)
Included in other debt are $2.7 million of equipment capital lease obligations.

(D)
The Edwards senior secured term loan is secured by substantially all assets of Edwards and bears interest at Libor plus a margin, as defined (6.28% at December 27, 2001). Interest is payable monthly and principal payments are due in various amounts ranging from $2.1 million to $9.1 million beginning June 27, 2002 and continuing quarterly through March 31, 2005, with a final principal payment of $126.7 million due on the maturity date of June 30, 2005. Mandatory prepayments are required based on certain events such as receipt of cash proceeds related to dispositions of assets, refinancing of indebtedness or when allowed claims under the Plan elect or receive the unsecured note option. The senior secured term loan agreement contains various affirmative, restrictive and financial covenants, including various financial ratios and relationships. In addition to these covenants, there are also certain events, as defined, that would constitute an event of default including, but not limited to, cross-defaults, change in control, or conditions that could be expected to have a material adverse effect on Edwards, as defined. Edwards was not in compliance with the covenants at December 27, 2001 (see note 14).

(E)
The Edwards Senior Unsecured Subordinated Notes are payable to Anschutz ($8 million) and another shareholder. The notes bear interest at 11% - 13% per year, as defined, with principal and interest due on September 29, 2005.

        The Term Credit Facility and the Revolving Credit Facility are secured by, among other things, the capital stock of certain subsidiaries of United Artists, mortgages on certain of United Artists and its subsidiaries properties, and a security interest in substantially all of the assets of United Artists and its subsidiaries. All such security interests held by the lenders under the Term Credit Facility are subordinate to the security interests held by the lenders under the Revolver. The Senior Secured Term Loan is secured by substantially all of the assets of Edwards.

        The Term Credit Facility, the Revolving Credit Facility and the Senior Secured Term Loan contain certain provisions that require United Artists and Edwards to maintain certain financial ratios and places limitations on, among other things, capital expenditures and additional indebtedness.

        The scheduled maturities of the long-term debt, for the next five years and thereafter, are presented below (in thousands).

Fiscal year end:
2002	$15,600
2003	19,700
2004	45,900
2005	352,200
Thereafter	5,500
Total	$438,900

        Based on dealer quotes at January 3, 2002, the fair value of the Term Credit Facility is $237 million. The carrying amount of the Term Credit Facility is $240.6 million at January 3, 2002. The carrying amount of the Senior Secured Term Loan approximates fair value since the interest rate resets periodically. The carrying amount of the Senior Unsecured Subordinated Notes approximate fair value due to their recent origination

(9)    REDEEMABLE PREFERRED STOCK

        Edwards has authorized and issued 56,000 shares (44,000 shares to Anschutz) of $0.001 par value, mandatory redeemable Series A preferred stock and 15,000 shares of Edwards' mandatory redeemable Series B preferred stock, $0.001 par value, to three other shareholders. Additionally, 929,000 shares of undesignated preferred stock has been authorized, none of which is issued or outstanding at December 27, 2001.

        Dividends accrue cumulatively at 12% and 8% per year for the Series A and B preferred stock, respectively. The Series A preferred stock has a senior ranking to the Series B preferred stock, with respect to redemption on the mandatory redemption date of October 1, 2008, at a price equal to the liquidation preference ($1,000 per share) plus a redemption premium. The redemption premium is paid in shares of common stock, as defined. Edwards can redeem the preferred stock at any time that it can legally do so by paying the liquidation preference plus a liquidation premium, as defined. The preferred stock has priority over any junior securities. The preferred stock was recorded based on the discounted cash flows of the redeemable preferred stock. The preferred stock will accrete through retained earnings to its total aggregate redemption value represented as its liquidation preference plus accumulated and unpaid dividends. The Series A and B preferred stockholders each have four votes per share in all matters voted on by common shareholders.

(10)    EMPLOYEE BENEFITS PLAN

        United Artist's 401(k) Savings Plan (the Savings Plan) provides that employees may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations, to the Savings Plan. Employee contributions are invested in various investment funds based upon elections made by the employee. Depending on the amount of each employees' level of contribution, the Savings Plan currently matches up to 4% of their compensation. Contributions to the Savings Plan were approximately $600,000 for the Periods Under Common Control.

(11)    STOCK OPTIONS

        United Artists has adopted a stock option plan, whereby the Company's Board of Directors may issue common shares and grant incentive stock options to employees, directors and consultants. The plan authorizes common stock issuances and grants of options to purchase up to 2,746,666 shares of common stock. The options generally vest over 60 months and expire upon the earlier of three years after termination of employment or ten years from the date of grant. At January 3, 2002, there were 715,966 shares available for grant under the plan.

        The weighted average fair value of options on the date of grant during 2001 was $2.21 using the Black-Scholes option-pricing model with the following assumptions: no expected dividends or volatility, risk-free interest rate of approximately 5.4% and a term to maturity of 10 years. The remaining weighted average contractual life of options outstanding at January 3, 2002 was 9.17 years, with exercise prices ranging from $5.00 to $14.50.

        United Artists utilizes APB Opinion No. 25 to account for its employee stock options. If the Company determined compensation costs based on the fair value of the options at the grant date under SFAS No. 123, the Company's net earnings would have been approximately $4,300 for the Periods Under Common Control.

        Option activity during the Periods Under Common Control, consisted of the following:

	Number of Options	Weighted Average Exercise Price	Options Exercisable
Granted pursuant to reorganization	2,030,700	$6.05

Balance at January 3, 2002	2,030,700	$6.05	192,270

        The following table summarizes information about stock options outstanding at January 3, 2002.

Range of Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options Exercisable as of January 3, 2002	Weighted Average Exercise Price
$5.00	1,703,222	9.17	$5.00	170,322	$5.00
$10.00	219,478	9.17	10.00	21,948	10.00
$14.50	108,000	9.17	14.50	—	—

	2,030,700	9.17	$6.05	192,270	$5.57

(12)    INCOME TAXES

  United Artists

        The components of income tax expense of United Artists is as follows (amounts in thousands):

Current income taxes:
State expense	$600
Federal expense	5,400

6,000

Deferred income taxes:
State expense	(200)
Federal expense	(2,200)

(2,400)

Total income tax expense	$3,600

        Income tax expense differed from the amount computed by applying the U.S. federal income tax rate of 35% to income before income tax expense as a result of the following (amounts in thousands):

Expected tax provision	$2,300
State tax net of federal benefit	200
Fresh start adjustments	700
Other	400

$3,600

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at January 3, 2002 (amounts in thousands):

Deferred tax assets:
Net operating loss carryforwards	$33,600
Intangible and other assets	10,100
Accrued liabilities	1,100
Property and equipment	8,300
Deferred revenue	5,900
Other	8,300

67,300
Less valuation allowance	(66,200)

Net deferred tax assets	1,100

Deferred tax liabilities:
Property and equipment	3,800
Other	1,100

Net deferred tax liabilities	4,900

Total net deferred tax liabilities	$3,800

        At December 28, 2000, United Artists had a net operating loss carryforward for federal income tax purposes of approximately $361.9 million, which will begin to expire in 2007. United Artists' income tax returns for 1998 and 1999 have not been audited. An audit by the IRS of these years could reduce the amount of net operating loss carryforward and/or change the basis of the assets, thereby reducing future deductible amounts. The Company believes any future audit adjustments would not have a material adverse effect on their financial condition or results of operation.

        The net operating loss will be reduced, and possibly eliminated, due to the extinguishment of debt in conjunction with the bankruptcy. In addition, any available net operating loss will be limited due to the changes in ownership of United Artists.

  Edwards

        The components of the income tax provision for the years ended December 27, 2001 (in thousands):

2001
Federal:
Current	$—
Deferred	—
State:
Current	85
Deferred	—

Income taxes	$85

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 27, 2001 are as follows (in thousands):

2001
Deferred tax assets:
Impairment of long-lived assets	8,837
Deferred lease obligation	6,912
Net operating loss carryforward	5,192
Gain on sale leaseback	2,708
Bankruptcy related liabilities and claims	16,226
Goodwill—for tax purposes	2,360

Total gross deferred tax assets	43,255
Valuation allowance	(34,101)

Net deferred tax assets	9,154

Deferred tax liabilities:
Depreciation and amortization	9,154

Total gross deferred tax liabilities	9,154

Net deferred tax liabilities	$—

        The reconciliation of the difference between income taxes computed using the statutory U.S. income tax rate and the provision for income taxes is as follows (in thousands):

2001
Expected federal income tax benefit	$(139)
State taxes	13
Change in valuation allowance	211

$85

        In determining the possible future realization of deferred tax assets, future taxable income from the following sources are taken into account: (a) the reversal of taxable temporary differences, (b) future operations exclusive of reversing temporary differences and (c) tax planning strategies that, if necessary, would be implemented to accelerate taxable income into years in which net operating losses might otherwise expire. As of December 27, 2001 the valuation allowance against deferred tax assets amounted to $35.6 million. Net operating loss carryforwards at December 27, 2001 are approximately $13.0 million for federal tax purposes, expiring through 2021.

        The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an "ownership change" of a corporation. Accordingly, Edwards Theatres' ability to utilize net operating losses may be limited as a result of such an "ownership change," as defined in the Internal Revenue Code. The net operating loss carryforwards attributable to Edwards Entertainment 2000 before the Recapitalization by Edwards Theatres may be further limited according to these provisions.

(13)    COMMITMENTS AND CONTINGENCIES

  Lease Commitments

        The Company conducts a significant portion of its theatre and corporate operations in leased premises. These leases have non-cancelable terms expiring at various dates after January 3, 2002. Many leases have renewal options. Most of the leases provide for contingent rentals based on the revenue results of the theatre and require the payment of taxes, insurance, and other costs applicable to the property. Also, certain leases contain escalating minimum rental provisions that have been accounted for on a straight-line basis over the initial term of the leases.

        The Company incurred base and contingent rent expense including the effects of leases with escalating minimum annual rentals of approximately $84.5 million for the Periods Under Common Control.

        The Company is party to several sale and leaseback transactions whereby the land and buildings underlying 42 theatres and one corporate office were sold and leased back from unaffiliated third parties.

        Future minimum lease payments under noncancelable operating leases for each of the next five years and thereafter are summarized as follows (amounts in thousands):

Fiscal year end:
2002	$114,800
2003	113,700
2004	112,900
2005	111,100
2006	106,100
Thereafter	1,139,500

Total minimum payments	$1,698,100

  Claims, Lawsuits and Bankruptcy Proceedings

        Upon the filing of the Chapter 11 Cases and petitions, the Bankruptcy Code imposed a stay applicable to all entities of, among other things, the commencement or continuation of judicial, administrative, or other actions or proceedings against United Artists or Edwards that were or could have been commenced before the bankruptcy petition. Prepetition claims that were contingent, unliquidated, or undisputed as of the commencement of the Chapter 11 Cases, may be allowed or disallowed depending on the nature of the claim. The aggregate unsettled claims against Edwards approximate $153 million at December 27, 2001.

        The ultimate legal and financial liability of the Company in respect to all claims, lawsuits, and proceedings referred to above cannot be estimated with any certainty. However, the Company has recorded liabilities of approximately $43.9 million at January 3, 2002 for the estimated costs to resolve these outstanding matters. Management believes that no legal proceedings in which it is involved will have a material adverse effect on its financial position, although the resolution in any reporting period of one or more of these matters could have a significant impact on the Company's results of operations for that period. The owners have agreed to contribute $0.90 in cash for each $1.00 of Class 5A claims allowed in excess of $70 million.

  ADA Contingency

        The Americans with Disabilities Act of 1990 (the "ADA") and certain state statutes, among other things, require that places of public accommodation, including theatres (both existing and newly constructed), be accessible to and that assistive listening devices be available for use by certain patrons with disabilities. With respect to access to theatres, the ADA may require that certain modifications be made to existing theatres to make such theatres accessible to certain theatre patrons and employees who are disabled. The ADA requires that theatres be constructed in such a manner that persons with disabilities have full use of the theatre and its facilities and reasonable access to work stations. The ADA provides for a private right of action and reimbursement of plaintiff's attorneys' fees and expenses under certain circumstances. The Company has established a program to review and evaluate the Company's theatres and to make any changes that may be required by the ADA.

  Noncompete Agreements

        Edwards entered into three separate five-year noncompete agreements with three shareholders in connection with the Recapitalization. The present value of the future obligations of $2.7 million is included in other assets and other long term liabilities at December 27, 2001. The liability will be reduced as cash payments are made and the asset will be amortized ratably over the life of the agreements.

  Employment Agreement

        During 2001, Edwards entered into an employment agreement with a shareholder. The employment agreement provides for an annual base salary of $300 and expires in 2006.

  Litigation

        United Artists and Edwards are subject to other claims and lawsuits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(14)    SUBSEQUENT EVENTS

        On March 7, 2001, the Company amended certain non-financial terms of its $180 million Restructured Term Credit Agreement.

        On March 8, 2002, the holders of 100% of the common stock in Regal and Edwards and the holders of over 80% of the voting stock of United Artists entered into an agreement to exchange their capital stock of these entities for all of the outstanding capital stock of Regal Entertainment Group. We were formed and are controlled by Anschutz, the controlling equity holder of Regal, United Artists Edwards Theatres. As a result of this exchange transaction, Regal Entertainment Group's financial statements will reflect each theatre company's operations after emergence from bankruptcy and the predecessor cost basis of Anschutz and the fair value of stock of other exchanging parties as of March 8, 2002.

INDEPENDENT AUDITORS' REPORT

Board of Directors
Regal Cinemas, Inc.
Knoxville, Tennessee

        We have audited the accompanying consolidated balance sheets of Regal Cinemas, Inc. and subsidiaries (debtors-in-possession as of October 11, 2001) (the Company) as of December 27, 2001 and December 28, 2000, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 27, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Regal Cinemas, Inc. and subsidiaries as of December 27, 2001 and December 28, 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 27, 2001 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the consolidated financial statements, the Company filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Middle Tennessee on October 11, 2001. The Bankruptcy Court confirmed the plan of reorganization on December 7, 2001 and the plan became effective January 29, 2002, the date the Company emerged from bankruptcy. As described in Note 2, the Company has also been acquired subsequent to its emergence from bankruptcy. No effects of accounting for the reorganization or the acquisition are reflected in the accompanying financial statements.

/s/  DELOITTE & TOUCHE LLP

February 15, 2002
(March 8, 2002 as to Note 2)
Nashville, Tennessee

REGAL CINEMAS, INC. (DEBTORS-IN-POSSESSION AS OF OCTOBER 11, 2001)

CONSOLIDATED BALANCE SHEETS

DECEMBER 27, 2001 AND DECEMBER 28, 2000

(In Thousands, Except Share Amounts)

	December 27, 2001	December 28, 2000
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$237,688	$118,834
Accounts receivable	3,882	1,473
Reimbursable construction advances	2,234	10,221
Inventories	3,291	6,092
Prepaid and other current assets	13,730	22,690
Assets held for sale	5,328	3,808

Total current assets	266,153	163,118
PROPERTY AND EQUIPMENT:
Land	80,571	87,491
Buildings and leasehold improvements	1,014,319	1,119,677
Equipment	427,066	453,320
Construction in progress	1,842	8,195

	1,523,798	1,668,683
Accumulated depreciation and amortization	(297,261)	(246,850)

Total property and equipment, net	1,226,537	1,421,833
GOODWILL, net of accumulated amortization of $36,679 and $31,080, respectively	336,174	365,227
OTHER ASSETS	41,505	40,950

TOTAL ASSETS	$1,870,369	$1,991,128

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Current maturities of long-term obligations	$2,173	$1,823,683
Accounts payable	40,215	55,753
Accrued expenses	42,657	148,559
Liabilities subject to compromise	183,900	—

Total current liabilities	268,945	2,027,995
LONG-TERM OBLIGATIONS, less current maturities:
Long-term debt	3,219	3,709
Capital lease obligations	1,512	17,790
Lease financing arrangements	97,821	153,350
OTHER LIABILITIES	23,495	40,669
LIABILITIES SUBJECT TO COMPROMISE	1,899,274	—

Total liabilities	2,294,266	2,243,513
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' DEFICIT:
Preferred stock, no par; 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, no par; 500,000,000 shares authorized; 216,212,491 issued and outstanding in 2001; 216,282,348 issued and outstanding in 2000	196,452	196,804
Loans to shareholders	(3,062)	(3,414)
Retained deficit	(617,287)	(445,775)

Total shareholders' deficit	(423,897)	(252,385)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$1,870,369	$1,991,128

See notes to consolidated financial statements.

REGAL CINEMAS, INC. (DEBTORS-IN-POSSESSION AS OF OCTOBER 11, 2001)

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 27, 2001, DECEMBER 28, 2000, AND DECEMBER 30, 1999

(In Thousands)

	December 27, 2001	December 28, 2000	December 30, 1999
REVENUES:
Admissions	$799,769	$767,108	$690,469
Concessions	321,264	310,234	285,707
Other operating revenue	44,538	53,379	60,895

Total revenues	1,165,571	1,130,721	1,037,071
OPERATING EXPENSES:
Film rental and advertising costs	432,358	421,594	384,894
Cost of concessions	47,193	48,962	44,276
Theatre operating expenses	438,190	446,391	377,702
General and administrative expenses	31,593	32,686	32,134
Legal and professional fees—restructuring related	20,846	4,907	—
Depreciation and amortization	91,019	95,734	80,787
Theatre closing costs	12,015	55,802	4,269
Loss on disposal of operating assets	21,446	20,893	16,826
Loss on impairment of assets	78,504	113,734	98,587

Total operating expenses	1,173,164	1,240,703	1,039,475

OPERATING LOSS	(7,593)	(109,982)	(2,404)

OTHER INCOME (EXPENSE):
Interest expense (contractual interest of $189,999 for the year ended December 27, 2001)	(174,218)	(178,559)	(132,162)
Interest income	5,108	2,821	659

LOSS BEFORE REORGANIZATION ITEMS, INCOME TAXES, AND EXTRAORDINARY ITEM	(176,703)	(285,720)	(133,907)
REORGANIZATION ITEMS	(16,501)	—	—

LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM	(193,204)	(285,720)	(133,907)
BENEFIT FROM (PROVISION FOR) INCOME TAXES	—	(80,825)	45,357

LOSS BEFORE EXTRAORDINARY ITEM	(193,204)	(366,545)	(88,550)
EXTRAORDINARY ITEM:
Gain on extinguishment of debt, net of applicable taxes of $0	21,692	—	—

NET LOSS	$(171,512)	$(366,545)	$(88,550)

See notes to consolidated financial statements.

REGAL CINEMAS, INC. (DEBTORS-IN-POSSESSION AS OF OCTOBER 11, 2001)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

YEARS ENDED DECEMBER 27, 2001, DECEMBER 28, 2000, AND DECEMBER 30, 1999

(In Thousands, Except Share Amounts)

	Common Stock	Preferred Stock	Loans to Shareholders	Retained Earnings (Deficit)	Total
BALANCE, DECEMBER 31, 1998	$197,427	$—	$(4,140)	$9,320	$202,607
Issuance of 120,000 shares of common stock upon exercise of stock options	600	—	—	—	600
Issuance of 569,500 shares of common stock in exchange for shareholder loans	2,848	—	(2,848)	—	—
Repurchase and cancellation of 307,564 shares of common stock	(1,097)	—	600	—	(497)
Net loss	—	—	—	(88,550)	(88,550)

BALANCE, DECEMBER 30, 1999	$199,778	$—	$(6,388)	$(79,230)	$114,160
Cancellation of 591,153 shares of common stock	(2,974)	—	2,974	—	—
Net loss	—	—	—	(366,545)	(366,545)

BALANCE, DECEMBER 28, 2000	$196,804	$—	$(3,414)	$(445,775)	$(252,385)
Cancellation of 69,857 shares of common stock	(352)	—	352	—	—
Net loss	—	—	—	(171,512)	(171,512)

BALANCE, DECEMBER 27, 2001	$196,452	$—	$(3,062)	$(617,287)	$(423,897)

See notes to consolidated financial statements.

REGAL CINEMAS, INC. (DEBTORS-IN-POSSESSION AS OF OCTOBER 11, 2001)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 27, 2001, DECEMBER 28, 2000, AND DECEMBER 30, 1999

(In Thousands)

	December 27, 2001	December 28, 2000	December 30, 1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(171,512)	$(366,545)	$(88,550)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	91,018	95,734	80,787
Extraordinary gain on extinguishment of debt	(21,692)	—	—
Loss on impairment of assets	78,505	113,734	98,587
Loss on disposal of operating assets	21,446	20,893	16,826
Theatre closing costs	12,015	55,802	4,269
Deferred income taxes	—	86,708	(47,899)
Reorganization items	16,501	—	—
Changes in operating assets and liabilities:
Accounts receivable	(2,409)	1,279	409
Inventories	2,801	(1,042)	(1,036)
Prepaids and other current assets	8,630	(4,407)	(6,304)
Accounts payable	6,200	(45,399)	22,352
Accrued expenses and other liabilities	110,491	39,601	13,248

Net cash provided by (used in) operating activities	151,994	(3,642)	92,689
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(33,591)	(148,751)	(435,768)
Proceeds from sale of fixed assets	8,270	75,791	8,875
Decrease in reimbursable construction advances	3,169	10,029	(11,607)
Investment in goodwill and other assets	(1,102)	626	2,618

Net cash used in investing activities	(23,254)	(62,305)	(435,882)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under long-term obligations	—	177,000	390,000
Payments on long-term obligations	(9,886)	(41,426)	(26,927)
Purchase and retirement of common stock	—	—	(497)
Exercise of warrants, options, and stock compensation expense	—	—	600
Proceeds from interest rate swap terminations	—	8,603	—

Net cash (used in) provided by financing activities	(9,886)	144,177	363,176

NET INCREASE IN CASH AND EQUIVALENTS	118,854	78,230	19,983
CASH AND CASH EQUIVALENTS, beginning of period	118,834	40,604	20,621

CASH AND CASH EQUIVALENTS, end of period	$237,688	$118,834	$40,604

See notes to consolidated financial statements.

REGAL CINEMAS, INC. (DEBTORS-IN-POSSESSION AS OF OCTOBER 11, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 27, 2001, DECEMBER 28, 2000 AND DECEMBER 30, 1999

1.    The Company and Plan of Reorganization

        Regal Cinemas, Inc. and its wholly owned subsidiaries (the "Company" or "Regal") operate multi-screen motion picture theatres principally throughout the eastern and northwestern United States. The Company formally operates on a 52 week fiscal year with each quarter consisting of 13 weeks, unless otherwise noted.

        Over the past several years, the film exhibition industry has faced severe financial challenges due primarily to the rapid building of state of the art theatre complexes that resulted in an unanticipated oversupply of screens. The aggressive new build strategies generated significant competition in once stable markets and rendered many older theatres obsolete more rapidly than anticipated. This effect produced an oversupply of screens throughout the exhibition industry at a rate much quicker than the industry could effectively handle. The industry overcapacity coupled with declines in national box office attendance during previous fiscal years affected the operating results of the Company and many of its competitors.

        As the Company has funded expansion efforts over the past several years primarily from borrowings under its credit facilities, the Company's leverage position has grown significantly over this time. Consequently, since the fourth quarter of 2000, the Company has been in default of certain financial covenants contained in its Senior Credit Facilities, its equipment financing term note ("Equipment Financing"), its 9.5% Senior Subordinated Notes due 2008 (the "Regal Notes") and its 8.875% Senior Subordinated Notes due 2010 (the "Regal Debentures"). As a result of the defaults, the holders of the Company's Senior Credit Facilities and the indenture trustee for the Regal Notes and Regal Debentures exercised their right to accelerate the maturity of all of the outstanding indebtedness under the respective agreements. The Company did not have the ability to fund or refinance the accelerated maturity of the indebtedness.

        Following these events, on September 6, 2001, the Company solicited all holders of Regal Notes and Regal Debentures (the "Subordinated Notes") and its general unsecured creditors to vote for approval or rejection of the Company's proposed Chapter 11 joint plan of reorganization (the "Plan"). The Company established a record date of August 31, 2001 (for determining which note-holders and general unsecured creditors were entitled to vote on the Plan) and a voting deadline of October 5, 2001. The Plan and its related documents were the product of negotiations between the Company and the holders of approximately 82.3% of its senior bank debt and 93.7% of the Subordinated Notes (the "New Investors") who agreed to vote to accept the Plan. The Plan received in number and amount sufficient votes to enable the Company to file voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code, and to seek, as promptly as practicable thereafter, confirmation of the Plan. The following description of the Plan is not purported to be complete.

        On October 11, 2001, the Company and its subsidiaries (collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Middle District of Tennessee (the "Bankruptcy Court") under case numbers 301-11305 through 301-11320 (the "Chapter 11 Case"), seeking court supervision of the Company's restructuring efforts. In essence, the Plan provides for the substantive consolidation of the Debtors for Plan treatment and distribution purposes only, as well as the following:

  (i)
  Payment in full of allowed administrative claims; federal, state, and local tax claims; and other priority claims.

  (ii)
  Payment in full of the allowed claims under the Senior Credit Facility. This does not include certain claims held by the New Investors. The New Investors have agreed to the satisfaction in cash of the interest and certain expense components of their claims and 100% of the common stock of the reorganized Company in satisfaction of the remainder.

  (iii)
  Reinstatement or payment in full plus interest of, surrender of collateral securing, (or in the case of a right to setoff, offset to the extent of the Debtors' claims against the holder of) allowed miscellaneous secured claims and capitalized lease obligations.

  (iv)
  Payment in full, plus interest of general unsecured claims that are allowed.

  (v)
  Satisfaction and retirement of the Subordinated Notes by a cash payment equal to approximately 20%, or $181.0 million, of the Subordinated Notes claims represented by such instruments.

        In connection with the negotiation of the Plan, the Debtors and the New Investors entered into a Lock-Up Agreement providing for, among other things, their mutual agreement to support the Plan, the New Investors' agreement to certain restrictions on their sale or other disposition of their respective claims against the Debtors and the New Investors' agreement that their Senior Credit Facility claims would receive the treatment as specified in the Plan. The New Investors would receive, in lieu of their Senior Credit Facility claims, a cash payment in the amount of the accrued interest outstanding to them, 100% of the new common stock of the reorganized Company, and a payment of certain restructuring costs of approximately $2 million. Additionally, in satisfaction and retirement of their Subordinated Notes, the New Investors would receive a cash payment equal to, approximately 20% of Subordinated Note claims represented, by such instruments.

        The Company will not make any distributions in respect of the Company's existing common stock or other equity interests, and because of the substantive consolidation under the Plan, inter-company claims will be eliminated for Plan confirmation purposes only with no value ascribed to the stock of Regal's subsidiaries.

        In conjunction with the commencement of the Chapter 11 Case, the Company also presented its "first day" motions, which the Bankruptcy Court approved, principally consisting of requests relating to:

  (1)
  Payment of all pre-petition employee compensation, benefits and other employee obligations and the continued payment of these items.

  (2)
  Continued payment to vendors in the ordinary course of business for post-petition goods and services received after the Petition Date.

  (3)
  Payment in whole or in part on the pre-petition amounts owed to certain other vendors, known as "Critical Trade Vendors", assuming such vendors continue to supply the Company in accordance with normal trade terms.

  (4)
  Continued use of the Company's cash management system and accounts.

The Company requested the Bankruptcy Court's approval of these motions in order for the Debtors to continue business operations as debtors-in-possession in order to provide for a minimal impact on the day-to-day operations.

        As permitted under the Bankruptcy Code, the Debtors have elected to assume or reject certain real estate leases, personal property leases, service contracts and other executory pre-petition contracts. Since July 2000, the Company has conducted an extensive review of its theatre portfolio and closed 128 under-performing theatres representing approximately 942 screens. In addition, the Company renegotiated leases at over 50 of the Company's continuing theatres and obtained rent reductions and/or lease termination rights. The Company expects these closures and lease negotiations, along with the Company's reorganization through its Chapter 11 case will improve the Company's asset base, operating results and balance sheet.

        On December 7, 2001, Bankruptcy Court confirmed the Plan. As a result, the Company commenced actions to consummate the plan (the date of substantial consummation, the "Effective Date") and emerge as the reorganized Company (the "Reorganized Debtors"). Affiliates of Kohlberg Kravis Roberts & Co. L.P. ("KKR"), an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") (collectively, the "Initial Sponsors"), the New Investors, the DLJ Entities (defined in the Release and Indemnification Agreement) and the Debtors entered into a comprehensive Release and Indemnification Agreement, which such agreement would be assumed pursuant to the Plan. Pursuant to the Release and Indemnification Agreement, effective as of the Effective Date, (a) the Debtors and Reorganized Debtors are released by the Initial Sponsors and the DLJ Entities (collectively, the "Shareholder Release Parties") from liability in connection with the Debtors' relationships with the Shareholder Release Parties and (b) each of the New Investors and each of the Shareholder Release Parties mutually release each other from liability in collection the certain agreements between and among the Debtors and the initial sponsors, any claims held by them, and the restructuring of the Debtors. In addition, in consideration for the release of the Debtors and Reorganized Debtors by the Shareholder Release Parties, effective as of the Effective Date, the Reorganized Debtors will indemnify the Shareholder Release Parties from liability in connection with their relationship with the Debtors. The Release and Indemnification Agreement also contains a covenant between the New Investors and the Shareholder Release Parties not to sue and provides for the payment of certain management fees and certain director fees and the reimbursement of certain expenses for certain of the Shareholder Release Parties.

        In the Chapter 11 Case, substantially all liabilities of the Debtors as of the Petition Date are subject to compromise or other treatment under a plan of reorganization to be confirmed by the Bankruptcy Court. The Bankruptcy Code authorizes the Company, as debtors-in-possession, to operate in the ordinary course of business; however, the Company may not engage in transactions outside the ordinary course of business without approval of the Bankruptcy Court. The Bankruptcy Code stays, as of the Petition Date, actions to collect pre-petition indebtedness. In addition, the Bankruptcy Code bars enforcement of other pre-petition, contractual obligations against the Debtors. In addition, the Debtors may, subject to Bankruptcy Court approval, reject executory contracts and unexpired leases, and parties affected by such rejections may file claims with the Bankruptcy Court in accordance with procedures set by the Bankruptcy Court and the Bankruptcy Code. Schedules were filed by the Debtors with the

Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the Petition date as reflected in the Debtors' accounting records. The Company will investigate differences between the amounts reflected in such schedules and claims filed by creditors that may be either reconciled or adjudicated before the Bankruptcy Court. The ultimate allowed amounts of all such liabilities will not be known until proofs of claims have been filed and the claims reconciliation process has been completed. The Bankruptcy Court set November 26, 2001 as the bar date for non-governmental units and May 6, 2002 as the bar date for governmental units to file proofs of claims against the debtors. The Company emerged from bankruptcy effective January 29, 2002.

        The consolidated financial statements as of December 27, 2001 have been presented in conformity with the AICPA's Statement of Position 90-7, "Financial Reporting By Entities In Reorganization Under the Bankruptcy Code," ("SOP 90-7"). The statement requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date and identification of all transactions and events that are directly associated with the reorganization of the Company. The accompanying consolidated historical financial statements do not reflect the effects of the reorganization of the Company through the Chapter 11 Case and represent the Company's financial position and capital structure existing before the effective date of the Plan. These consolidated financial statements should be read with the understanding that the reorganization significantly altered the historical capital structure reflected in the accompanying balance sheet as of December 27, 2001.

        Under the provisions of SOP 90-7, "fresh start" accounting would normally be appropriate for the Company upon emergence from bankruptcy. However, as discussed in Note 2, the Company has been acquired therefore purchase accounting will be applied by the acquiring entity.

2.    Subsequent Event

        The Company emerged from bankruptcy on January 29, 2002 in accordance with the Plan of Reorganization confirmed by the bankruptcy court on December 7, 2001. On January 29, 2002, the Company also became a wholly-owned subsidiary of Regal Cinemas Corporation (RCC). The transaction was accomplished by the issuance of 7,500,000 shares of RCC common stock in exchange for 100% of the outstanding common stock of the Company. RCC was formed for the primary purpose of becoming the issuer of senior credit facilities and the $200 million of senior subordinated notes issued upon emergence from bankruptcy. The $1.817 billion of long-term debt plus $195.9 million of accrued and unpaid interest included in Liabilities Subject to Compromise (see Note 8) was discharged under the terms of the Plan in exchange for total payments of approximately $575.3 million. The Company funded these payments through 1) cash on hand, 2) a term loan ($270 million) borrowed under new senior credit facilities, and 3) the issuance of new senior subordinated notes ($200 million).

        RCC entered into a senior credit agreement with certain lenders on January 29, 2002. Under the credit agreement, the lenders advanced RCC $270.0 million through a senior secured term loan and have made available, subject to certain conditions, an additional $100.0 million through a senior secured revolving credit facility. The term loan will amortize at a rate of 5% per annum for the first five years, with the remaining 75% due on January 29, 2008. The revolving credit facility became available on January 29, 2002 and will be available until January 29, 2007.

        Borrowings bear interest, at RCC's option, at either the base rate or Eurodollar rate plus, in each case, an applicable margin. The applicable margin for loans under the revolving credit facility is subject to adjustment based upon the combined total leverage ratio of RCC. The base rate is a fluctuating interest rate equal to the higher of (a) the Bankers Trust Company's prime rate or (b) the Federal Funds Effective Rate plus 0.5%. RCC must also pay customary administration fees, expenses and commitment fees on the unused portions of the revolving credit facility and provide certain indemnities.

        The new senior credit facilities are secured by, among other things, the capital stock of certain subsidiaries of Regal Cinemas Corporation, mortgages on certain properties and a security interest in substantially all assets of Regal Cinemas, Inc.

        The new senior credit facilities contain customary covenants, including limitations on the company's ability to issue additional indebtedness, pay dividends, to make advances to affiliates. In addition, the new credit facilities specify that the company must meet or exceed defined interest and rent coverage ratios and must not exceed defined leverage ratios. The covenants also limit the annual amount of capital expenditures.

        The $200 million of senior subordinated notes are due 2012 and bear interest at 9 3/8%. These notes are redeemable in whole or in part on or after February 1, 2007 at the redemption prices set forth in the indenture. Up to 35% of the notes may be redeemed on or prior to February 1, 2005 with the proceeds of certain public equity offerings.

        As a result of the emergence from bankruptcy, certain holders of approximately $725 million of the company's old senior credit facilities exchanged these pre-petition claims and became 100% owners of RCC's newly issued common stock. As a result of this exchange, Anschutz and Oaktree's Principal Activities Group, the largest of the new investors, acquired approximately 75% of the RCC's common stock issued upon emergence.

        On March 8, 2002, the holders of 100% of the common stock in RCC entered into an agreement to exchange their stock for shares of stock in Regal Entertainment Group (REG). REG is an entity formed and controlled by Anschutz, the controlling stockholder of RCC. Also on March 8, 2002 REG agreed to exchange its stock for stock in two other theatre companies also commonly owned and controlled by Anschutz.

        The company's financial statements in the period of emergence will reflect the predecessor cost basis of Anschutz instead of full reorganization value as determined by the bankruptcy court and as would normally be required by SOP 90-7. The subsequent financial statements will also reflect the discharge of approximately $2.1 billion of liabilities subject to compromise reflected on the accompanying December 27, 2001 historical debtors-in-possession balance sheet.

3.    Summary of Significant Accounting Policies

        Principles of Consolidation—The consolidated financial statements include the accounts of Regal and its wholly-owned subsidiaries. The Company has eliminated all significant inter-company accounts and transactions from the consolidated financial statements.

        Cash Equivalents—The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At December 28, 2000, the Company held approximately $107.0 million in temporary cash investments in the form of certificates of deposit and variable rate investment accounts with major financial institutions.

        Inventories—Inventories consist of concession products and theatre supplies. The Company states inventories on the basis of first-in, first-out (FIFO) cost, which is not in excess of net realizable value.

        Start-up Costs—The Company expenses start-up costs of a new theatre as incurred.

        Reimbursable Construction Advances—Reimbursable construction advances consist of amounts due from landlords to fund a portion of the construction costs of new theatres that the Company will operate pursuant to lease agreements. The landlords repay the amounts either during construction on a percentage of completion basis, or upon completion of the theatre.

        Property and Equipment—The Company states property and equipment at cost. The Company charges repairs and maintenance to expense as incurred. Gains and losses from disposition of property and equipment are included in income and expense when realized. The Company records depreciation and amortization using the straight-line method over the following estimated useful lives. Depreciation expense for the years ended December 27, 2001, December 28, 2000 and December 30, 1999 was $80.6 million, $84.1 million and $68.2 million, respectively.

Buildings and leaseholds	20-30 years
Equipment	5-20 years

        Included in property and equipment is $126.0 million and $188.0 million of assets accounted for under capital leases and lease financing arrangements as of December 27, 2001 and December 28, 2000, respectively. The Company records amortization using the straight-line method over the shorter of the lease terms or the estimated useful lives noted above.

        The Company capitalizes interest in accordance with Statement of Financial Accounting Standards ("SFAS") No. 34, Capitalization of Interest. Capitalized interest was $0.4 million, $5.4 million, and $11.5 million for fiscal years 2001, 2000 and 1999, respectively.

        Goodwill—Goodwill, which represents the excess of acquisition costs over the net assets acquired in business combinations, has been allocated to the individual theatres acquired and is amortized on the straight-line method. Goodwill generated from the acquisition of Act III Cinemas, Inc. is amortized over a 40-year period; all other goodwill is amortized over a 25-30 year period.

        Impairment of Long-Lived Assets—In accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets to be Disposed of", the Company reviews long-lived assets, including allocated goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If the sum of the expected future cash flows, undiscounted and without interest charges is less than the carrying amount of the asset, the Company recognizes an impairment charge in the amount by which the carrying value of the assets exceeds its fair market value. The Company evaluates assets for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. The fair value of assets is determined using the present value of the estimated future cash flows or the expected selling price less selling costs for assets the Company expects to dispose of.

        Other Assets—Other assets consists primarily of equity method investments and debt acquisition costs. Debt acquisition costs are deferred and amortized over the terms of the related agreements using the straight-line method which approximates the interest method. Debt acquisition costs as of December 27, 2001 and December 28, 2000 were $29.2 million and $33.8 million, respectively, net of accumulated amortization of $17.3 million and $12.3 million, respectively.

        Income Taxes—Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

        Deferred Revenue—Deferred revenue relates primarily to vendor rebates and is included in accrued expenses. The Company recognizes these rebates in the accompanying financial statements when earned.

        Deferred Rent—The Company recognizes rent on a straight-line basis after considering the effect of rent escalation provisions resulting in a level monthly rent expense for each lease over its term. The deferred rent liability is included in other liabilities.

        Revenue recognition—Revenues are recognized when admissions and concessions sales are received at the theatres.

        Other Operating Revenues—Other operating revenues consist primarily of product advertising and other ancillary revenue which are recognized as income in the period earned.

        Advertising Costs—The Company expenses advertising costs as incurred.

        Interest Rate Swaps—The Company enters into interest rate swaps as a hedge against interest exposure of variable rate debt. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as subsequently amended by SFAS Nos. 137 and 138, the differences to be paid or received on swap agreements are included in interest expense. The Company bases the fair value of its interest rate swap on dealer quotes. These values represent the amounts the Company would receive or pay to terminate the agreements taking into consideration current interest rates.

        Stock-based Compensation—SFAS No.123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to adopt the fair value method of accounting for stock-based employee compensation. The Company accounts for stock-based employee compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (see Note 11).

        Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Segments—The Company manages its business based on one reportable segment.

        New Accounting Standards—In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 supersedes Accounting Principles Board Opinion No. 16 (APB 16), "Business Combinations," and primarily addresses the accounting for the cost of an acquired business (i.e., the purchase price allocation), including any subsequent adjustments to its cost. SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition (i.e., the post-acquisition accounting) and supersedes APB 17, Intangible Assets. The most significant changes made by SFAS No. 141 involve the requirement to use the purchase method of accounting for all business combinations, thereby eliminating the use of the pooling-of-interests method along with the establishment of new criteria for determining whether the Company should recognize intangible assets acquired in a business combination separately from goodwill. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001.

        Under SFAS No. 142, the Company will no longer amortize goodwill or indefinite lived intangible assets, and will test those assets for impairment, at least annually, at a reporting unit level. Additionally, the amortization period of any intangible assets with finite lives is no longer limited to forty years. Any identifiable intangible assets would continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 for all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. The Company's unidentifiable intangible assets, if any, will not be amortized but will be evaluated for impairment in accordance with SFAS No. 142.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which provides clarifications of certain implementation issues within SFAS No. 121 along with additional guidance on the accounting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB 30, "Reporting the Effects of Disposal of a Segment of a Business." SFAS No. 144 develops one accounting model (based on the model in SFAS No. 121) for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS No. 144 requires that entities measure long-lived assets that are to be disposed of by sale at the lower of book value or fair value less cost to sell. That requirement eliminates APB 30's requirement that discontinued operations be measured at net realizable value or that entities include under "discontinued operations" in the financial statements amounts for operating losses that have not yet occurred. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and early application is encouraged. The Company does not believe the adoption of SFAS No. 144 will have a significant impact on the consolidated financial statements.

4.    Sale-Leaseback Transactions

        During the third quarter of fiscal 2000, the Company completed sale-leaseback transactions involving 15 of its owned theatres. Under the terms of the transaction, the Company sold the land and related improvements of the theatres for $45.2 million and in turn leased them back for an initial lease term of 20 years. The leases include specified renewal options for up to 20 additional years and the Company accounts for these leases as operating leases. Rent expense during the initial term is approximately $5.0 million annually. The Company will amortize the gain on the sale of $2.1 million over the initial lease term of 20 years and will offset rent expense.

5.    Impairment of Long-Lived Assets

        Asset Impairment—As stated in Note 3, the Company periodically reviews the carrying value of long-lived assets, including allocated goodwill, for impairment based on expected future cash flows in accordance with SFAS No. 121. The Company performs such reviews as part of the Company's and on an individual theatre level, the lowest level of identifiable cash flows. Factors considered in management's estimate of future theatre cash flows include historical operating results over complete operating cycles, current and anticipated impacts of competitive openings in individual markets, and anticipated sales or dispositions of theatres.

        Management uses the results of this analysis to identify theatres with negative current or forecasted operating cash flows, thus indicating whether impairment may have occurred. The Company measures the resulting impairment loss as the amount by which the carrying value of the asset exceeds fair value, which the Company estimates using discounted cash flows. Projected cash flows also include estimated proceeds for the sale of owned properties in the instances where management intends to sell the location. The Company has recognized the following impairment losses due to this analysis:

	2001	2000	1999
	(In Thousands)
Write-down of theatre property and equipment	$59,845	$92,054	$68,477
Write-off of goodwill	18,659	21,680	30,110

Total	$78,504	$113,734	$98,587

        In accordance with SFAS No. 121, the Company has recorded assets held for sale, which consists of closed theatre properties, at the lower of carrying amount or fair value less costs to sell. Any required impairment charge is recorded at the time management formally makes the decision to close these theatres.

6.    Theatre Closing and Loss on Disposal Costs

        The Company's management team continually evaluates the status of the Company's under-performing locations. During 2001, the Company recorded $21.4 million as the net loss on disposal of these locations. In conjunction with certain closed or abandoned locations, the Company has a reserve for lease termination and related costs of $40.1 million at December 27, 2001. This reserve was initially established at December 30, 1999 and represents management's best estimate of the potential costs for exiting these leases at the time management makes the formal decision to close such theatres. These estimates are based on analyses of the properties, correspondence with the landlord, exploratory discussions with potential sub-lessees and individual market conditions. Also included in theatre closing costs are other expenses incurred by the Company upon closure of certain theatres.

        The following is a summary of the activity in this reserve:

	December 27, 2001	December 28, 2000
	(In Thousands)
Beginning balance, December 28, 2000	$41,463	$4,269
Rent and other termination payments	(10,471)	(14,967)
Additional closing and termination costs	43,063	56,124
Revision of prior estimates	(33,951)	(3,963)

Ending balance, December 27, 2001	$40,104	$41,463

        In accordance with SOP 90-7, the Company has revised prior estimates for the remaining leasehold obligations in accordance with Section 502(b)(6) of the Bankruptcy Code. Section 502(b)(6) limits a lessor's claim to the rent reserved by such lease, without acceleration, to the greater of one year or 15 percent, not to exceed three years, of the remaining term of the lease. Any unpaid rent is also included in the reserve. This reserve is included in Liabilities Subject to Compromise at December 27, 2001.

7.    Long-Term Obligations

        As a result of the Company's bankrupcty filing previously discussed in Note 1, substantially all of the Company's long-term obligations as of October 11, 2001, are classified as Liabilities Subject to

Compromise at December 27, 2001. Long-term obligations at December 27, 2001 and December 28, 2000, consists of the following:

		December 27, 2001	December 28, 2000
		(In Thousands)
$600,000 of the Company's senior subordinated notes due June 1, 2008, with interest payable semiannually at 9.5%. Notes are redeemable, in whole or in part, at the option of the Company at any time on or after June 1, 2003, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below together with accrued and unpaid interest to the redemption date, if redeemed during the 12 month period beginning on June 1 of the years indicated:
Year	Redemption Price
2003	104.750%
2004	103.167%
2005	101.583%
2006 and thereafter	100.000%	$600,000	$600,000

$200,000 of the Company's senior subordinated debentures due December 15, 2010, with interest payable semiannually at 8.875%. Debentures are redeemable, in whole or in part, at the option of the Company at any time on or after December 15, 2003, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below together with accrued and unpaid interest to the redemption date, if redeemed during the 12 month period beginning on December 15 of the years indicated:
Year	Redemption Price
2003	104.750%
2004	103.328%
2005	101.219%
2006	100.109%
2007	100.000%	200,000	200,000
Term Loans		505,000	505,000
Revolving credit facility		495,000	495,000
Equipment financing note payable, payable in varying quarterly installments through April 1, 2005, including interest at LIBOR plus 3.25% (5.61% at December 27, 2001), collateralized by related equipment		17,662	19,500
Capital lease obligations, 7.9%, maturing in 2009		1,570	19,597
Lease financing arrangements, 11.5%, maturing in various installments through 2021		99,445	155,165
Other		3,780	4,270

		1,922,457	1,998,532
Less current maturities		(2,173)	(1,823,683)
Less amounts subject to compromise		(1,817,732)	—

Total long-term obligations		$102,552	$174,849

        Credit Facilities—These credit facilities (the Senior Credit Facilities) include a $500.0 million Revolving Credit Facility (including the availability of Revolving Loans, Swing Line Loans, and Letters of Credit) and three term loan facilities: Term A, Term B, and Term C (the Term Loans). The Company must pay an annual commitment fee ranging from 0.2% to 0.425%, depending on the Company's Total Leverage Ratio, as defined in the Senior Credit Facilities, of the unused portion of the Revolving Credit Facility. The Revolving Credit Facility expires in June 2005. At December 27, 2001 and December 28, 2000, there were $495.0 million in outstanding borrowings under the Revolving Credit Facility.

        Borrowings under the Term A Loan or the Revolving Credit Facility can be made at the Base Rate plus a margin of 0% to 1%, depending on the Total Leverage Ratio. The Base Rate on revolving loans is the rate established by the Administrative Agent in New York as its base rate for dollars loaned in the United States. The outstanding balance under the Term A Loan was $235.2 million at both December 27, 2001 and December 28, 2000 with $2.4 million due annually through 2004 and the balance due in 2005.

        Under the Term B Loan, the Company may borrow funds at the Base Rate plus a margin of 0.75% to 1.25% depending on the Total Leverage Ratio. The outstanding balance under the Term B Loan was $137.5 million at both December 27, 2001 and December 28, 2000 with the balance due in 2006.

        Under the Term C Loan, the Company may borrow funds at the Base Rate plus a margin of 1.0% to 1.5% depending on the Total Leverage Ratio. The outstanding balance under the Term C Loan was $132.3 million at both December 27, 2001 and December 28, 2000 with $1.35 million due annually through 2006, and the balance due in 2007.

        A pledge of the stock of the Company's domestic subsidiaries collateralizes the Senior Credit Facilities. The Company's direct and indirect U.S. subsidiaries guarantee payment obligations under certain of the Credit Facilities.

        The Senior Credit Facilities contain customary covenants and restrictions on the Company's ability to issue additional debt, pay dividends or engage in certain activities and include customary events of default. In addition, the Credit Facilities specify that the Company must meet or exceed defined interest coverage ratios and must not exceed defined leverage ratios.

        Since the fourth quarter of 2000, the Company has been in default of certain financial covenants contained in its Credit Facilities and its equipment financing term note ("Equipment Financing"). As a result of the default, the administrative agent under the Company's Senior Credit Facilities delivered payment blockage notices to the Company and the indenture trustee of its 9 1/2% Senior Subordinated Notes due 2008 (the "Regal Notes") and its 8 7/8% Senior Subordinated Notes due 2010 (the "Regal Debentures"), prohibiting the payment by Regal of the semi-annual interest payments of approximately $28.5 million due holders of the Regal Notes on December 1, 2001, December 1, 2000 and June 1, 2001 and $8.9 million due to the holders of the Regal Debentures on December 15, 2001, December 15, 2000 and June 15, 2001. Because of the failure to make the interest payments, the Company was in default of the indentures related to the Regal Notes and Regal Debentures. Additionally, the Company was in payment default of its Senior Credit Facilities, as the Company failed to pay the 2001 interest payments totaling approximately $211.0 million and principal payments totaling approximately $3.8 million. As a result of the interest payment defaults, the holders of the Company's Senior Credit Facilities and the indenture trustee for the Regal Notes and Regal Debentures exercised their right to accelerate the maturity of all of the outstanding indebtedness under the respective agreements. The Company did not have the ability to fund or refinance the accelerated maturity of the indebtedness.

        Lease Financing Arrangements—These obligations primarily represent capitalized lease obligations resulting primarily from the requirements of Emerging Issues Task Force (EITF) Issue No. 97-10, The Effect of Lessee Involvement in Asset Construction, released in fiscal 1998.

        Interest Rate Swaps—In September 1998, the Company entered into interest rate swap agreements for five-year terms to hedge a portion of the Senior Credit Facilities variable interest rate risk. In September 2000, the Company monetized the value of these agreements for approximately $8.6 million. As the Company had accounted for these swap agreements as interest rate hedges, the Company has deferred the gain realized from the sale. The Company is amortizing the deferred gain as a credit to interest expense over the remaining original term of these swaps (through September 2003). The current portion of this gain is included in accrued expenses and the long-term portion in other liabilities. The fair value of the Company's remaining interest rate swap, which matures in March 2002, is $(0.2) million as of December 27, 2001. Upon emergence from bankruptcy, the remaining interest rate swap was terminated.

        In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended by SFAS Nos. 137 and 138. These statements specify how to report and account for derivative instruments and hedging activities, thus requiring the recognition of those items as assets or liabilities in the statement of financial position and measure them at fair value. The Company adopted these statements in the first quarter of fiscal 2001. The adoption of these statements resulted in a charge of $(0.5) million to establish a liability for the fair market value of the Company's interest rate swap agreement. Any changes in the fair market value of this swap agreement are included in interest expense.

        Extraordinary Gain—During 2001, the Company entered into agreements with certain of its landlords that resulted in the termination of certain leases, including eight which were accounted for as either capital leases or lease financing arrangements. Accordingly, the Company wrote-off the related debt obligations and net book value of the related property and equipment and other assets. During 2001, the Company also entered into lease modifications of certain lease financing arrangements which provided for a reduction of the total lease payments. In conjunction with these terminations and modifications the Company made payments of approximately $5.8 million, which, after the write-off of the related assets and liabilities, resulted in an extraordinary gain due to debt extinguishment of $21.7 million, net of applicable taxes of zero for the year ended December 27, 2001.

        Maturities of Long-Term Obligations—The Company's long-term debt, capital lease obligations, and lease financing arrangements are scheduled to mature as follows (in thousands):

	Long-Term Debt	Capital Leases	Lease Financing Arrangements	Total
	(in Thousands)
2002	$1,818,223	$58	$1,613	$1,819,894
2003	541	63	1,811	2,415
2004	597	68	2,098	2,763
2005	659	73	2,568	3,300
2006	501	80	2,946	3,527
Thereafter	921	1,228	88,409	90,558

	$1,821,442	$1,570	$99,445	$1,922,457

8.    Liabilities Subject to Compromise

        The filing of the Chapter 11 Case by the Debtors automatically stayed actions by creditors and other parties of interest to recover any claim that arose prior to the commencement of the cases. In accordance with SOP 90-7 the following table sets forth the liabilities of the Company subject to compromise as of December 27, 2001:

(in Thousands)
Debt:
Senior subordinated notes and debentures	$800,000
Senior credit facilities	1,000,000
Equipment financing note	17,662
Other long-term debt	70

1,817,732
Other:
Trade accounts payable and other	32,450
Reserve for lease termination and related costs	37,123
Accrued interest	195,869

Total liabilities subject to compromise	2,083,174
Amounts to be settled using current assets	(183,900)

Balance subject to compromise	$1,899,274

        Contractual interest expense not accrued or recorded on certain pre-petition debt totaled approximately $15.8 million for the year ended December 27, 2001.

        Additional liabilities subject to compromise may arise subsequent to the Petition Date resulting from rejection of executory contracts, including leases, and from the determination by the bankruptcy court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts.

8.    Liabilities Subject to Compromise (Continued)

        The above summary of liabilities subject to compromise excludes certain obligations on the Petition Date that the Company received approval from the court to continue to service in the normal course of business. These obligations primarily include the pre-petition film licensing agreements and other amounts owing to the motion picture studios, employee compensation and other essential trade creditors. The liabilities listed above that were settled through the use of current assets (cash) existing at December 27, 2001 have been classified as a current liability in the accompanying balance sheet.

9.    Reorganization Items

        In accordance with SOP 90-7, expenses and income directly incurred or realized as a result of the Chapter 11 Cases have been segregated from the normal operations and are disclosed separately. The major components are as follows:

(In Thousands)
Legal and professional fees	$2,793
Lease termination and related costs, net	10,382
Interest income	(492)
Additional claims	3,818

Total reorganization items	$16,501

10.    Commitments and Contingencies

        Leases—The Company accounts for a majority of its leases as operating leases. The Company, at its option, can renew a substantial portion of the leases at defined or then fair rental rates for various periods. Certain leases for Company theatres provide for contingent rentals based on revenues. Minimum rentals payable under all non-cancelable operating leases with terms in excess of one year as of December 27, 2001, are summarized for the following fiscal years:

(In Thousands)
2002	$110,678
2003	111,802
2004	112,439
2005	112,085
2006	111,094
Thereafter	1,338,613

        Rent expense under such operating leases amounted to $136.2 million, $158.2 million, and $130.3 million for fiscal years 2001, 2000 and 1999, respectively. Contingent rent expense was $4.3 million, $3.6 million, and $3.6 million for fiscal years 2001, 2000, and 1999, respectively.

        Contingencies—The Company is a defendant in a number of claims arising from its decision to file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code and to close theatre locations or to cease construction of theatres on sites for which the Company had a contractual obligation to lease such property. The Company believes it has adequately provided for the settlement of such claims. However, as discussed in Note 1, governmental units have until May 6, 2002 to file proofs of claims against the Company. The Company is also presently involved in various legal proceedings arising in the ordinary course of its business operations, including personal injury claims, employment matters and contractual disputes. Upon the filing of the petitions, the Bankruptcy Court imposed a stay applicable to all entities, of, among other things, the commencement or continuation of judicial, administrative, or other actions or proceedings against the Company that were or could have been commenced before the bankruptcy petition. Management believes any additional liability with respect to the above proceedings will not be material in the aggregate to the Company's consolidated financial position, results of operations or cash flows.

11.    Capital Stock and Stock Option Plans

        Earnings Per Share—The Company does not present earnings per share information herein as the Company's shares do not trade in a public market.

        Preferred Stock—The Company currently has 100,000,000 shares of preferred stock authorized with none issued. The Company may issue the preferred shares from time to time in such series having such designated preferences and rights, qualifications and limitations as the Board of Directors may determine.

        Stock Option Plans—The Company issued certain key members of management options under the 1998 Stock Purchase and Option Plan for Key Employees of Regal Cinemas, Inc. (the "Plan"). Under the Plan, the Board of Directors of the Company may award stock options to purchase up to 30,000,000 shares of the Company's common stock. Grants or awards under the Plan may take the form of purchased stock, restricted stock, incentive or nonqualified stock options or other types of rights as specified in the Plan.

        The following table summarizes information about fixed stock options outstanding at December 27, 2001:

		Weighted Average Exercise Shares Price	Options Exercisable At Year End
Under option at December 31, 1998	18,625,625	$3.76	8,021,889
Options granted in 1999	1,692,609	$5.00
Options exercised in 1999	(120,000)	$5.00
Options canceled or redeemed in 1999	(3,742,404)	$3.72

Under option at December 30, 1999	16,455,830	$3.78	9,027,781
Options granted in 2000	—	—
Options exercised in 2000	—	—
Options canceled or redeemed in 2000	(1,652,818)	$3.78

Under option at December 28, 2000	14,803,012	$3.78	9,920,444
Options granted in 2001	—	—
Options exercised in 2001	—	—
Options canceled or redeemed in 2001	(445,945)	$4.38

Under option at December 27, 2001	14,357,067	$3.76	11,444,711

Options Outstanding
				Options Exercisable
		Weighted Average Contractual Life
Range of Exercise Price	Number Outstanding at 12//27/01		Weighted Average Exercise Price	Number Exercisable at 12/27/01	Weighted Average Exercise Price
$0.34 - $0.62	1,403,311	3.1	$0.5370	1,403,311	$0.5370
$1.58 - $3.67	3,458,691	3.3	$2.0428	3,458,691	$2.0428
$4.03 - $5.00	9,495,065	6.4	$4.8659	6,582,709	$4.8080

	14,357,067	5.3	$3.7571	11,444,711	$3.4486

        Had the fair value of options granted under these plans been recognized in accordance with SFAS No. 123 as compensation expense on a straight-line basis over the vesting period of the grant, the Company's net loss would have been recorded in the amounts indicated below:

	2001	2000	1999
	(In Thousands)
Net Loss:
As Reported	$(171,512)	$(366,545)	$(88,550)
Pro Forma	(173,083)	(368,769)	(91,204)

        The pro forma results do not purport to indicate the effects on reported net income for recognizing compensation expense that is expected to occur in future years.

        The fair value for the employee and directors options granted during fiscal years 2001, 2000 and 1999, was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 5.9% for 1999 grants and an inconsequential volatility factor in 2001, 2000 and 1999. A weighted average expected life of 10 years was used for employee options granted in 1999 and the weighted average grant date fair value of options granted in 1999 was $2.24 per share. There were no options granted in fiscal years 2001 and 2000.

        Pursuant to the reorganization of the Company through the Chapter 11 Case, all of the outstanding stock options of the Company granted prior to the effective date of the Plan were cancelled effective January 29, 2002. New stock options were issued in Regal Cinemas Corporation upon the Company's emergence from bankruptcy on January 29, 2002 (Note 2).

12.    Income Taxes

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        Significant components of the Company's net deferred tax asset consisted of the following at:

	2001	2000
	(In Thousands)
Deferred tax assets:
Net operating loss carryforward	$171,788	$107,378
Excess of tax basis over book basis for leases	7,717	5,786
Accrued expenses	31,693	27,626
Interest expense deferred under IRC 163(j)	2,267	2,267
Favorable leases	476	476
Excess of tax basis over book basis of certain assets	24,178	42,263
AMT credit carryforward	7,176	1,316
Other	3,979	4,509

	249,274	191,621
Valuation allowance	(233,765)	(182,846)

Deferred tax assets	15,509	8,775
Deferred tax liabilities:
Excess of book basis over tax basis of certain intangible assets	(7,066)	(5,150)
Other	(8,443)	(3,625)

Deferred tax liabilities	(15,509)	(8,775)

Net deferred tax asset	$—	$—

        The Company has recorded a valuation allowance against deferred tax assets for the years ended December 27, 2001 and December 28, 2000 totaling approximately $233.7 million and $182.8 million, respectively, as management believed it was more likely than not that the deferred tax asset would not be realized in future tax periods.

        At December 27, 2001, the Company and certain of its subsidiaries have various federal and state net operating loss (NOL) carryforwards available to offset future taxable income. The Company has approximately $409.7 million of NOL carryforwards, in the aggregate, for federal purposes that begin to expire in the 2009 tax year. Additionally, the Company has approximately $527.6 million of NOL carryforwards for state tax purposes. At December 27, 2001, the Company has approximately $7.1 million of alternative minimum tax credit carryforwards available to reduce future federal income tax liabilities. Under current federal income tax taw, the alternative minimum tax credit can be carried forward indefinitely. However, due to the filing for protection under Chapter 11 of the federal bankruptcy laws on October 11, 2001 and pursuant to Internal Revenue Code, the Company must reduce tax attributes equal to the cancellation of debt income resulting from the bankruptcy filing. Thus management believes it is more likely than not that the net deferred tax assets will not be realized in future tax periods.

        The components of the provision for (benefit from) income taxes for income from continuing operations for each of the three fiscal years were as follows:

	2001	2000	1999
	(In Thousands)
Current	$—	$(5,883)	$—
Deferred	(50,919)	(96,138)	(45,357)
Increase in deferred income tax valuation allowance	50,919	182,846	—

Total income tax provision (benefit)	$—	$80,825	$(45,357)

        The increase in the valuation allowance in 2001 and 2000 of $50.9 million and $182.8 million, respectively, primarily reflects the change in assessment of the likelihood of utilization of the net deferred tax assets of the Company and its subsidiaries.

        A reconciliation of the provision for (benefit from) for income taxes as reported and the amount computed by multiplying the income before income taxes and extraordinary item by the U.S. federal statutory rate of 35% was as follows:

	2001	2000	1999
	(In Thousands)
Benefit computed at federal statutory income tax rate	$(60,029)	$(100,002)	$(46,868)
State and local income taxes, net of federal benefit	(7,575)	(12,763)	(2,029)
Reorganization costs	8,976	—	—
Goodwill amortization	3,079	3,414	3,481
Goodwill impairment	4,591	7,102	—
Increase in valuation allowance	50,919	182,846	—
Other	39	228	59

Total income tax provision (benefit)	$—	$80,825	$(45,357)

13.    Related Party Transactions

        The Company entered into a management agreement with the Initial Sponsors pursuant to which the Company has incurred $1.0 million of management fee expense during fiscal 2001, 2000 and 1999.

14.    Cash Flow Information

	2001	2000	1999
	(In Thousands)
Supplemental information on cash flows:
Interest paid	$29,228	$138,541	$128,909
Income tax refunds received, net	(147)	(215)	(4,884)

NONCASH TRANSACTIONS:

  2001:

        In accordance with agreements with certain landlords, the Company terminated or amended certain leases in 2001 resulting in an extraordinary gain of $21.7 million. The components of this gain were the write-offs of lease financing and capital lease obligations of $75.1 million, fixed assets totaling $49.2 million, and related accounts receivable and payable totaling $4.8 million and $2.5 million, respectively. In addition, the Company made a payment of $1.8 million to execute these transactions.

        The Company recorded lease financing arrangements and net assets of $7.1 million.

        The Company retired 69,587 shares of common stock valued at $0.3 million in exchange for canceling notes receivable from certain shareholders.

  2000:

        The Company recorded lease financing arrangements and net assets of $83.3 million during fiscal 2000.

        The Company retired 214,275 shares of common stock valued at $1.1 million in exchange for canceling notes receivable from certain shareholders.

  1999:

        The Company recorded lease financing arrangements and net assets of $75.5 million during the fourth quarter of 1999.

        The Company issued 569,500 shares of common stock valued at $2.8 million in exchange for notes receivables from certain shareholders.

        The Company cancelled 119,964 shares of common stock and the related notes receivable valued at $.6 million from certain shareholders.

15.    Employee Benefit Plans

        The Company sponsors employee benefit plans under section 401(k) of the Internal Revenue Code for the benefit of substantially all full-time employees. The Company made discretionary contributions of approximately $483,000, $508,000, and $426,000 to the plans in 2001, 2000 and 1999, respectively. Employees are immediately eligible; however, there is an age requirement of 21.

16.    Fair Value of Financial Instruments

        The methods and assumptions used to estimate the fair value of each class of financial instrument are as follows:

        Cash and cash equivalents, accounts receivable, accounts payable:    The carrying amounts approximate fair value because of the short maturity of these instruments.

        Long term debt, excluding capital lease obligations and lease financing arrangements:    The carrying amounts of the Company's term loans and the revolving credit facility are estimated based on quoted market prices as of the Company's fiscal year end for the Company's senior credit facility, which consists of the Company's term loans and revolving credit facility. The associated interest rates are based on floating rates identified by reference to market rates and are assumed to approximate fair value. The fair values of the Company's senior subordinated notes and debentures are estimated based on the Company's plan of reorganization, as confirmed by the Bankruptcy Court, which provides for a cash payment of approximately 20% of the face value of the subordinated notes and debenture. The fair values of the Company's other debt obligations are based on recent financing transactions for similar debt issuances and carrying value approximates fair value. The carrying amounts and fair values of long-term debt at December 27, 2001 and December 28, 2000 consists of the following:

	2001	2000
	(In Thousands)
Carrying amount	$1,821,442	$1,823,770
Fair value	$1,181,442	$779,770

        Interest rate swaps:    The fair value of the Company's one remaining interest rate swap, which matures in March 2002, is $(0.2) million as of December 27, 2001 based on dealer quotes. The Company terminated this interest rate swap in connection with its Chapter 11 filing.

INDEPENDENT AUDITORS' REPORT

         The Board of Directors
United Artists Theatre Company:

        We have audited the accompanying consolidated balance sheets of United Artists Theatre Company ("Reorganized Company") as of January 3, 2002, and of United Artists Theatre Company ("Predecessor Company") as of December 28, 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income, and cash flows for the forty-four weeks ended January 3, 2002 (Reorganized Period) and for the nine weeks ended March 1, 2001 and for the year ended December 28, 2000 (Predecessor Periods). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the aforementioned Reorganized Company consolidated financial statements present fairly, in all material respects, the financial position of the Reorganized Company as of January 3, 2002, and the results of their operations and their cash flows for the forty-four weeks ended January 3, 2002 in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the aforementioned Predecessor Company consolidated financial statements present fairly, in all material respects, the financial position of the Predecessor Company as of December 28, 2000, and the results of their operations and their cash flows for the nine-weeks ended March 1, 2001 and the year ended December 28, 2000 in conformity with the accounting principles generally accepted in the United States of America.

        As described in Note 1 and 2 to the consolidated financial statements, effective March 1, 2001, United Artists Theatre Company emerged from protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to a reorganization plan, which was confirmed by the Bankruptcy Court on January 22, 2001. In accordance with AICPA Statement of Position 90-7, the Company adopted fresh start reporting whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of March 1, 2001. As a result, the consolidated financial statements for the periods subsequent to March 1, 2001 reflect the Reorganized Company's new basis of accounting and are not comparable to the Predecessor Company's pre-reorganization consolidated financial statements.

KPMG LLP

Denver, Colorado
February 8, 2002

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To United Artists Theatre Company:

        We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit) and comprehensive income and cash flow for the fiscal year ended December 30, 1999 of United Artists Theatre Company and subsidiaries. These consolidated financial statements are the responsibility of United Artists Theatre Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flow of United Artists Theatre Company for the fiscal year ended December 30, 1999, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Denver, Colorado
April 13, 2000 (except with respect to the matter discussed in Note 1, as to which the date is March 2, 2001).

UNITED ARTISTS THEATRE COMPANY
AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in Millions)

	Reorganized Company January 3, 2002	Predecessor Company December 28, 2000
Assets
Current assets:
Cash and cash equivalents	$23.5	$11.4
Receivables, net:
Notes	—	1.5
Other	8.4	6.8

	8.4	8.3
Prepaid expenses, concession inventory, and other current assets	21.8	14.3

Total current assets	53.7	34.0
Investments and related receivables	2.5	3.0
Assets held for sale	2.8	—
Property and equipment, at cost:
Land	36.5	31.6
Theatre buildings, equipment and other	247.7	548.6

	284.2	580.2
Less accumulated depreciation and amortization	(25.5)	(230.4)

	258.7	349.8
Reorganization value in excess of amounts allocated to identifiable assets (note 2)	132.9	—
Intangible assets, net	—	39.3
Other assets, net (note 3)	3.0	6.4

	$453.6	$432.5

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable:
Film rentals	$18.0	$15.7
Other	35.0	37.9

	53.0	53.6
Accrued liabilities
Salaries and wages	5.7	5.3
Interest	0.1	2.9
Other	27.4	20.6

	33.2	28.8
Current portion of long-term debt (note 4)	3.0	1.9

Total current liabilities	89.2	84.3
Other liabilities	11.0	41.5
Debt (note 4)	245.6	4.2
Deferred income taxes (note 10)	3.8	—

Total liabilities not subject to compromise	349.6	130.0
Liabilities subject to compromise (note 1)	—	816.9

Total liabilities	349.6	946.9
Minority interests in equity of consolidated subsidiaries	4.6	4.9
Stockholders' equity (deficit) (note 6):
Convertible preferred stock (aggregate liquidation value $57 million, par value $.01 per share, authorized, issued and outstanding of 9.2 and 9.1 million shares, respectively)	0.1	—
Common stock (par value $.01 per share, authorized, issued and outstanding of 10.5 and 10.0 million shares, respectively)	0.1	0.1
Additional paid-in capital	96.0	51.1
Retained earnings (deficit)	3.2	(568.4)
Treasury stock	—	(2.1)

Total stockholders' equity (deficit)	99.4	(519.3)

	$453.6	$432.5

Commitments and contingencies (note 12)
Subsequent event (note 14)

See accompanying notes to consolidated financial statements.

UNITED ARTISTS THEATRE COMPANY
AND SUBSIDIARIES

Consolidated Statements of Operations

(Amounts in Millions)

	Reorganized Company	Predecessor Company
	Forty-Four Weeks Ended January 3, 2002		Fiscal Years Ended
		Nine Weeks Ended March 1, 2001
			December 28, 2000	December 30, 1999
Revenue:
Admissions	$322.2	$69.1	372.4	433.1
Concession sales	130.1	26.9	154.6	174.4
Other	19.2	3.2	23.3	23.9

	471.5	99.2	550.3	631.4

Costs and expenses:
Film rental and advertising expenses	179.3	36.2	204.9	244.0
Direct concession costs	14.8	3.1	18.0	22.7
Other operating expenses	181.4	35.7	227.5	264.0
Sale and leaseback rentals (note 12)	14.8	2.9	16.9	16.8
General and administrative	16.8	3.2	21.3	22.6
Depreciation and amortization	35.6	6.8	44.8	53.5
Asset impairments, lease exit and restructure costs (note 8)	2.9	1.1	55.1	61.6
Gain on disposition of assets, net	(2.1)	(4.6)	(14.4)	(4.5)

	443.5	84.4	574.1	680.7

Operating income (loss) from continuing operations	28.0	14.8	(23.8)	(49.3)
Other income (expense):
Interest, net (note 4)	(18.2)	(6.9)	(69.5)	(67.7)
Minority interests in earnings of consolidated subsidiaries	(0.1)	(1.1)	(2.0)	(1.0)
Other, net	(2.9)	0.1	(2.2)	(5.8)

	(21.2)	(7.9)	(73.7)	(74.5)

Income (loss) before reorganization items, income tax expense, discontinued operations, and extraordinary items	6.8	6.9	(97.5)	(123.8)
Reorganization items (note 1):	—	64.9	(25.4)	—

Income (loss) before income tax expense, discontinued operations and extraordinary item	6.8	71.8	(122.9)	(123.8)
Income tax expense (note 10)	(3.6)	—	(0.7)	(1.1)

Income (loss) before discontinued operations and extraordinary items	3.2	71.8	(123.6)	(124.9)
Discontinued operations (note 9)	—	—	—	(2.4)

Income (loss) before extraordinary item	3.2	71.8	(123.6)	(127.3)
Extraordinary item, net of income taxes (note 1)	—	462.6	—	—

Net income (loss)	$3.2	$534.4	(123.6)	(127.3)

See accompanying notes to consolidated financial statements

UNITED ARTISTS THEATRE COMPANY
AND SUBSIDIARIES

Consolidated Statement of Stockholders' Equity (Deficit) and Comprehensive Income

(Amounts in Millions)

	Preferred stock	Common stock	Additional paid-in capital	Retained earnings/ (Accumulated deficit)	Accumulated other comprehensive income	Treasury stock	Total stockholders' equity (deficit)
Balance at December 31, 1998	$—	0.1	51.1	(317.5)	—	(1.9)	$(268.2)
Treasury stock purchases	—	—	—	—	—	(0.2)	(0.2)
Comprehensive income
Net loss	—	—	—	(127.3)	—	—	(127.3)
Unrealized holding gain	—	—	—	—	1.6	—	1.6

Comprehensive income							(125.7)
Balance at December 30, 1999	—	0.1	51.1	(444.8)	1.6	(2.1)	(394.1)
Comprehensive income
Net loss	—	—	—	(123.6)	—	—	(123.6)
Realized holding gain	—	—	—	—	(1.6)	—	(1.6)

Comprehensive income							(125.2)
Balance at December 28, 2000	—	0.1	51.1	(568.4)	—	(2.1)	(519.3)
Net income	—	—	—	534.4	—	—	534.4
Adjustment to predecessor equity accounts in connection with fresh-start reporting	—	(0.1)	(51.1)	34.0	—	2.1	(15.1)
Issuance of equity in Reorganized Company	0.1	0.1	96.0	—	—	—	96.2

Balance at March 2, 2001	0.1	0.1	96.0	—	—	—	96.2
Net income and comprehensive income	—	—	—	3.2	—	—	3.2

Balance at January 3, 2002	$0.1	0.1	96.0	3.2	—	—	$99.4

See accompanying notes to consolidated financial statements.

UNITED ARTISTS THEATRE COMPANY
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in Millions)

	Reorganized Company	Predecessor Company
	Forty-Four Weeks Ended January 3, 2002		Fiscal Years Ended
		Nine Weeks Ended March 1, 2001
			December 28, 2000	December 30, 1999
Net income (loss)	$3.2	$534.4	(123.6)	(127.3)
Non-cash expense associated with discontinued operations	—	—	(0.2)	1.1
Effect of leases with escalating minimum annual rentals	3.1	0.6	4.7	4.8
Depreciation and amortization	35.6	6.8	44.8	53.5
Provision for impairments and lease exit costs	2.9	1.1	49.0	54.7
Reorganization items	—	(64.9)	25.4	—
Gain on disposition of assets, net	(2.1)	(4.6)	(14.4)	(4.5)
Minority interests in earnings of consolidated subsidiaries	0.1	1.1	2.0	1.0
Early lease termination payments	—	—	(0.5)	(2.1)
Extraordinary gain on extinguishments of debt	—	(462.6)	—	—
Deferred income taxes	(2.4)	—	—	—
Change in assets and liabilities:
Receivables	(4.1)	2.2	(0.5)	(0.2)
Prepaid expenses and concession inventory	(5.1)	(3.8)	3.8	(1.5)
Other assets	(0.8)	(0.2)	—	0.7
Accounts payable	—	(10.6)	(2.5)	5.6
Accrued and other liabilities	8.4	(2.2)	10.8	4.7

Net cash provided by (used in) operating activities	38.8	(2.7)	(1.2)	(9.5)

Cash flow from investing activities:
Capital expenditures	(12.8)	(0.6)	(18.2)	(64.5)
Change in receivable from sale and leaseback escrow	—	—	—	5.2
Proceeds from sale and leaseback transaction and escrow	—	—	—	5.4
Proceeds from disposition of assets, net	16.9	4.5	17.0	12.6
Change in investments and receivables, net	—	—	4.1	2.4
Other, net	2.0	(1.2)	(1.4)	3.5

Net cash provided by (used in) investing activities	6.1	2.7	1.5	(35.4)

Cash flow from financing activities:
Debt borrowings	68.0	22.5	17.0	144.0
Debt repayments	(87.2)	(16.8)	(16.1)	(76.3)
Decrease in cash overdraft	(1.5)	(3.1)	(0.1)	(9.8)
Other, net	(1.3)	—	(0.5)	(5.2)

Net cash provided by (used in) financing activities	(22.0)	2.6	0.3	52.7

Net cash used in reorganization items	(6.4)	(7.0)	(5.2)	—

Net increase (decrease) in cash and cash equivalents	16.5	(4.4)	(4.6)	7.8
Cash and cash equivalents:
Beginning of period	7.0	11.4	16.0	8.2

End of period	$23.5	$7.0	11.4	16.0

Supplemental cash flow information:
Cash paid for interest	$6.1	$7.9	50.1	64.1

Cash paid for income tax	$0.1	$—	0.6	0.5

See accompanying notes to consolidated financial statements.

UNITED ARTISTS THEATRE COMPANY
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    Chapter 11 Reorganization and Basis of Presentation

        The accompanying consolidated financial statements include the accounts of United Artists Theatre Company ("United Artists") and those of all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. United Artists owns all of the outstanding capital stock of the United Artists Theatre Circuit, Inc. ("UATC"), and all of the outstanding capital stock of United Artists Realty Company ("UAR"). UAR and its subsidiary United Artists Properties I Corp. ("Prop I") are the owners and lessors of certain operating theatre properties leased to and operated by UATC.

        On September 5, 2000 (the "Petition Date") United Artists Theatre Company and certain of its subsidiaries, (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the "Chapter 11 Cases"), as well as a joint plan of reorganization. On January 22, 2001 the joint plan of reorganization, as amended, (the "Plan"), was approved by the Court, and the Debtors declared the Plan to be effective on March 2, 2001 (the "Effective Date). In conjunction with the reorganization, the Predecessor Company's bank credit facility as it existed before the Petition Date (the "Pre-Petition Credit Facility") was restructured into a Restructured Term Credit Facility (the "Term Facility") of approximately $252.2 million, and an additional $35.0 million Revolving Credit Facility was obtained.

        On March 2, 2001, United Artists Theatre Company adopted fresh-start reporting in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). Under fresh-start reporting, the reorganization value of United Artists, which represents the fair value of all of United Artists' assets (net of liabilities), was determined through negotiations between United Artists' management and its pre-petition creditors and such reorganization value is allocated to United Artists' assets based on their relative fair values. Liabilities, other than deferred income taxes, are also stated at their fair values. Deferred taxes are determined in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 109. Application of SOP 90-7 creates a new reporting entity having no retained earnings or accumulated deficit. The estimated reorganization value of United Artists as of March 2, 2001 was approximately $360 million.

        United Artists' post-reorganization balance sheet, statement of operations and statements of cash flow which reflect the application of fresh-start reporting, have not been prepared on a consistent basis with the pre-reorganization financial statements and are not comparable in all respects to the financial statements prior to the reorganization. Accordingly, for periods prior to March 2, 2001, the assets and liabilities of United Artists and the related consolidated financial statements are referred to herein as "Predecessor Company", and for periods subsequent to March 1, 2001, the assets and liabilities of United Artists and the related consolidated financial statements are referred to herein as "Reorganized Company". The "Company" and "United Artists" refer to both Reorganized Company and Predecessor Company.

        As a consequence of the Plan, on March 2, 2001, the Reorganized Company's capital structure consisted of approximately $252.2 million of debt under the Term Facility, convertible preferred stock with a par value of $0.1 million and a liquidation value of $57 million and $96 million in Additional Paid-in Capital. The Anschutz Corporation ("TAC"), affiliates of which were pre-petition senior lenders, converted 100% of its senior debt into a combination of convertible preferred stock, common stock and 3.7 million warrants ($10.00 exercise price) to purchase common stock of United Artists which, in aggregate, represents approximately 54% of the fully diluted common equity of United Artists. Other senior lenders under the Pre-Petition Credit Facility received common stock in United Artists representing approximately 29% of the fully diluted common stock and subordinated lenders received 1.8 million common stock warrants with an exercise price of $10.00 per share representing approximately 7% of the fully diluted common stock, with the remaining fully diluted common stock (approximately 10%) reserved for management stock options.

        The filing of the Chapter 11 Cases by the Debtors (i) automatically stayed actions by creditors and other parties in interest to recover any claim that arose prior to the commencement of the Chapter 11 Cases, and (ii) served to accelerate, for purposes of allowance, all pre-bankruptcy filing liabilities of the Predecessor Company, whether or not those liabilities were liquidated or contingent on the Petition Date. In accordance with SOP 90-7 the following table sets forth the liabilities of the Predecessor Company subject to compromise as of March 1, 2001 (amounts in millions):

Trade accounts payable and other	$30.8
Debt and related accrued interest	740.7
Lease exit costs	39.6

Total liabilities subject to compromise	$811.1

        Additional liabilities subject to compromise may arise subsequent to the Petition Date resulting from the determination by the bankruptcy court (or through agreement by the parties in interest) of allowed claims for contingencies and other disputed amounts.

        The above summary of liabilities subject to compromise excludes certain obligations existing on the Petition Date with respect to which the Predecessor Company received approval from the court to continue to service in the normal course of business. These obligations primarily include the pre-petition film licensing agreements and other amounts owing to the motion picture studios, employee compensation and other essential trade creditors.

        A settlement agreement was reached with the committee representing the unsecured creditors in the Chapter 11 Cases. As a result of this agreement and its approval through confirmation of the Plan, a pool of $5.0 million in cash and $1.1 million in payment-in-kind notes was established for distribution on a pro rata basis to the Predecessor Company's unsecured creditors. The payment-in-kind notes earn "in-kind" interest at 8% with one third of the principal payable during March 2005, one-third payable during March 2006 and the remaining one third, along with all accrued interest, payable during March 2007.

        The discharge of obligations subject to compromise for less than the recorded amounts resulted in an extraordinary gain on discharge of debt of $462.6 million.

        In accordance with SOP 90-7, all costs and expenses incurred in connection with the Predecessor Company's reorganization from the Petition Date to the Effective Date have been reflected as reorganization items in the accompanying consolidated statement of operations.

        Reorganization items (expenses) recorded by the Predecessor Company during the nine weeks ended March 1, 2001 and the fifty-two weeks ended December 28, 2000 consisted of the following:

	March 1, 2001	December 28, 2000
Adjustments of assets and liabilities to fair value	$71.8	—
Professional fees	(6.4)	(4.9)
Asset impairments	(0.4)	(3.8)
Deferred loan costs	—	(16.4)
Other	(0.1)	(0.3)

	$64.9	(25.4)

(2)    Fresh-Start Reporting

        In connection with the emergence from bankruptcy, United Artists adopted fresh-start reporting in accordance with the requirements of SOP 90-7. The application of SOP 90-7 resulted in the creation of a new reporting entity.

        Under fresh-start reporting, the reorganization value of the entity has been allocated to United Artists' assets and liabilities on a basis substantially consistent with purchase accounting. The fresh-start reporting adjustments, primarily related to the adjustment of United Artists' assets and liabilities to fair market values, will have a significant effect on United Artists' future statements of operations.

        The effects of the reorganization and fresh-start reporting on United Artists' balance sheet as of March 2, 2001 are as follows (in millions):

	Predecessor Company				Reorganized Company
	March 2, 2001	(a) Discharge of Debt	(b) Settlement with Stockholders	(c) Fresh-Start Adjustments	March 2, 2001
Assets
Current assets:
Cash and cash equivalents	$7.5	—	—	(0.5)	7.0
Receivables, net
Notes	1.5	—	—	—	1.5
Other	4.5	—	—	—	4.5

	6.0	—	—	—	6.0
Prepaid expenses and concession inventory	16.5	—	—	(0.6)	15.9
Other assets	1.5	—	—	—	1.5

Total current assets	31.5	—	—	(1.1)	30.4
Investments and related receivables	3.0	—	—	(0.1)	2.9
Property and equipment, at cost:
Land	31.2	—	—	14.1	45.3
Theatre buildings, equipment and other	544.8	—	—	(300.2)	244.6

	576.0	—	—	(286.1)	289.9
Less accumulated depreciation and amortization	(233.3)	—	—	233.3	—

	342.7	—	—	(52.8)	289.9
Reorganization value in excess of amounts allocated to identifiable assets	—	—	—	142.6	142.6
Intangible assets, net	38.6	—	—	(38.6)	—
Other assets, net	6.7	—	—	(6.0)	0.7

	$422.5	—	—	44.0	466.5

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable
Film rentals	$19.4	—	—	—	19.4
Other	20.8	10.4	—	4.0	35.2

	40.2	10.4	—	4.0	54.6
Accrued liabilities
Salaries and wages	5.5	—	—	(1.5)	4.0
Interest	0.1	—	—	—	0.1
Other	24.4	2.9	—	—	27.3

	30.0	2.9	—	(1.5)	31.4
Current portion of long-term debt	7.0	1.9	—	—	8.9

Total current liabilities	77.2	15.2	—	2.5	94.9
Other liabilities	44.6	—	—	(36.5)	8.1
Debt	4.1	252.2	—	—	256.3
Deferred income taxes	—	—	—	6.2	6.2

Total liabilities not subject to compromise	125.9	267.4	—	(27.8)	365.5
Liabilities subject to compromise	811.1	(811.1)	—	—	—

Total liabilities	937.0	(543.7)	—	(27.8)	365.5
Minority interests in equity of consolidated subsidiaries	4.8	—	—	—	4.8
Stockholders' equity (deficit):
Convertible preferred stock	—	—	0.1	—	0.1
Common stock	0.1	—	—	—	0.1
Treasury stock	(2.1)	—	2.1	—	—
Additional paid-in capital	51.3	81.1	(36.4)	—	96.0
Accumulated deficit	(568.6)	462.6	106.0	—	—

Total stockholders' equity (deficit)	(519.3)	543.7	71.8	—	96.2

	$422.5	—	71.8	(27.8)	466.5

(a)
To record the debt discharge and the issuance of new debt under the Term Facility of $252.2 million, and to record the settlement with the Predecessor Company's creditors, up to $10.0 million of which may be available for distribution on a pro rata basis to the Predecessor Company's unsecured creditors.
(b)
To record the elimination of the Predecessor Company's equity and related accounts.
(c)
To record the adjustments to reflect the assets and liabilities at their fair values and to adjust the accumulated deficit to zero.

        The implementation of the Plan also resulted in, among other things, the satisfaction or disposition of various types of claims against the Predecessor Company, the assumption and rejection of certain leases and agreements, and the establishment of a new board of directors following the Effective Date, along with new employment and other arrangements with certain members of management.

(3)    Summary of Significant Accounting Policies

        (a)    Cash and Cash Equivalents

          United Artists considers investments with initial maturities of three months or less to be cash equivalents.

        (b)    Inventory

          United Artists accounts for inventory on a first in, first out basis and at the lower of cost and replacement value.

        (c)    Investments

          Investments in which United Artists' ownership is 20% to 50% are generally accounted for using the equity method. Under this method, the investment, originally recorded at cost, is adjusted to recognize dividends received and United Artists' share of net earnings or losses of the investee as they occur. Investments in which United Artists' ownership is less than 20% are accounted for using the cost method. Under this method, the investments are recorded at cost and any dividends received are recorded as income.

        (d)    Property and Equipment

          Property and equipment are stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, including applicable direct overhead and interest, are capitalized. United Artists capitalized $0.2 million, $0.0 million, $0.4 million and $0.8 million of interest related to its various construction projects during the forty-four weeks ended January 3, 2002, the nine weeks ended March 1, 2002, and the fiscal years ended December 28, 2000 and December 30, 1999, respectively. Repairs and maintenance are charged to operations.

          Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 40 years. Leasehold improvements are amortized over the terms of the leases, including certain renewal periods or, in the case of certain improvements, the estimated useful lives of the assets, if shorter. Costs associated with new theatre construction are depreciated once such theatres are placed in service.

        (e)    Impairment of Long-Lived Assets

          United Artists provides for the impairment of long-lived assets, including goodwill, pursuant to Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"), which requires that long-lived assets and certain identifiable intangibles held and used by an entity to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows to be generated by the asset are less than its carrying value. Measurement of the impairment loss is based on the estimated fair value of the asset, which is generally determined using valuation techniques such as the discounted present value of expected future cash flows.

        (f)    Reorganization Value in Excess of Amounts Allocated to Identifiable Assets

          United Artists has reorganization value in excess of amounts allocated to identifiable assets of $132.9 million, net of accumulated amortization of $9.7 million, at January 3, 2002. This asset is being amortized over approximately a 19 year period, based on the underlying lease terms of the specific locations. The carrying value of the reorganization asset will be periodically reviewed if the facts and circumstances suggest that it may be impaired. United Artists will measure the impairment based upon future cash flows of United Artists over the remaining amortization period.

        (g)    Other Assets

          Other assets consist primarily of deferred loan costs, long term receivables and other assets. Amortization of the deferred loan costs is calculated on a straight-line basis over the terms of the underlying loan agreements and is included as a component of interest expense. Other assets and related accumulated amortization as of the fiscal year ends 2001 and 2000 are summarized as follows (amounts in millions):

	January 3, 2002	December 28, 2000
Deferred loan costs	$2.1	$0.9
Other long term receivables	0.8	0.7
Prepaid rent	0.5	5.5

	3.4	7.1
Accumulated amortization	(0.4)	(0.7)

	$3.0	$6.4

        (h)    Operating Costs and Expenses

          Film rental and advertising expenses include film rental and co-op and directory advertising costs. Film advertising costs are expensed as incurred. Direct concession costs include direct concession product costs and concession promotional expenses. Concession promotional expenses are expensed as incurred. Other operating expenses include common facility costs such as employee costs, theatre rental and utilities, which are common to both ticket sales and concession operations. As such, other operating expenses are reported as a combined amount as the allocation of such costs to exhibition and concession activities would be arbitrary and not meaningful. Rental expense for operating leases which provide for escalating minimum annual rentals during the term of the lease are accounted for on a straight-line basis over the terms of the underlying leases.

        (i)    Income Taxes

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        (j)    Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          United Artists estimates its film cost expense and related film cost payable based on management's best estimate of the ultimate settlement of the film costs with the distributors. Film costs and the related film costs payable are adjusted to the final film settlement in the period that United Artists settles with the distributors. Actual film costs and film payable could differ from those estimates.

        (k)    Stock-Based Compensation

          United Artists accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, which requires compensation costs to be recognized for the excess of the fair value of options on the date of grant over the option exercise price. Under SFAS No. 123, Accounting for Stock-Based Compensation, entities are permitted to recognize as expense the fair value of all stock-based awards on the date of grant over the vesting period. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income or loss and earnings or loss per share disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. United Artists has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

        (l)    Reclassification

          Certain prior year amounts have been reclassified for comparability with the 2001 presentation.

        (m)    Reporting Period

          United Artists' reporting period is based on a calendar that coincides with film playweeks and other public reporting theatre operators. Each fiscal year ends on the Thursday closest to December 31, which results in a fifty-two or fifty-three week fiscal year. The year ended January 3, 2002 includes fifty-three weeks.

        (n)    Impact on Recently Issued Accounting Standards

          In June 2001, the FASB issued SFAS No. 141, "Business Combinations", which is effective immediately. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method.

  The adoption of this standard will not have a material impact on the financial position or the results of operations of United Artists.

          In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", which United Artists will adopt on January 4, 2002, being the first day of our fiscal 2002 year. SFAS No. 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. The adoption of this standard will result in United Artists no longer amortizing the reorganization value in excess of identified assets and other intangible assets. This change, if adopted as of March 1, 2001, would have resulted in a reduction of amortization expense of $9.7 million and an increase in income (loss) before income tax expense, discontinued operations and extraordinary items of $9.7 million for the forty-four week period ended January 3, 2002.

          In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 establishes one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The adoption of this standard is not expected to have a material impact on the financial position or the results of operations of United Artists.

(4)    Debt

        As a result of the Plan being declared effective on March 2, 2001, substantially all of the debt existing prior to that date was replaced by the Term Facility and a new $35.0 million Revolving Credit Facility.

        Debt is summarized as follows (amounts in millions):

	January 3, 2002	December 28, 2000
Term Facility(a)	$240.6	$—
Revolving Credit Facility(b)	—	—
Other(c)	8.0	7.8
Pre-Petition Credit Facility	—	439.7
Senior Subordinated Notes	—	275.0
Debtor in Possession Facility	—	—

	248.6	722.5
Less current portion	(3.0)	(1.9)
Less amounts subject to compromise	—	(716.4)

Long term debt	$245.6	$4.2

(a)
The Term Facility represents a 72.5% reinstatement of the amounts owed to all lenders, other than TAC and its affiliates, under the Pre-Petition Credit Facility. Borrowers under the Term Facility include United Artists, UATC, UAR, and certain of UAR's subsidiaries. The Term Facility provides for interest to be accrued at varying rates, with interest payable monthly. The interest rate at

  January 3, 2002 was 5.93%. Principal payments under the Term Facility are $0.6 million quarterly from June 30, 2001 through December 31, 2003 and $6.3 million payable each quarter during 2004, with the remaining principal balance due on February 2, 2005. Additional principal repayments may also be required as a result of asset sales or the issuance of certain debt or equity securities.

  The Term Facility is secured by, among other things, the capital stock of certain subsidiaries of UATC, mortgages on certain of UATC's, UAR's and Prop I's properties, and a security interest in substantially all assets of United Artists, UATC, and their subsidiaries. All such security interests held by the lenders under the Term Facility are subordinate to the security interests held by the lenders under the $35.0 million Revolving Credit Facility as described in (b).

  The Term Facility contains certain provisions that require United Artists to maintain certain financial ratios and places limitations on, among other things, capital expenditures and additional indebtedness.

(b)
The $35.0 million Revolving Credit Facility (the "Revolver") is a $35.0 million revolving credit facility (with a sublimit of $10.0 million related to the issuance of letters of credit, of which there were $0.8 million outstanding at January 3, 2002) repayable in full on August 2, 2004. The commitment may be reduced as the result of issuance of certain debt or equity securities. Borrowers under the Revolver include United Artists, UATC, UAR, and certain of UAR's subsidiaries. The Revolver provides for interest to be accrued at varying rates, with interest payable monthly. The interest rate at January 3, 2002 was 4.68%.

The Revolver is secured by the same collateral as is the Term Facility.

The Revolver contains certain provisions that require United Artists to maintain certain financial ratios and places limitations on, among other things, capital expenditures and additional indebtedness. Such provisions are substantially the same as those within the Term Facility as described in (a) above.

(c)
Other debt includes $2.7 million of equipment lease obligations, $1.1 million of payment-in-kind notes and $4.2 million of mortgages secured by land and buildings as of January 3, 2002 and $3.2 million of capital lease obligations and $4.6 million of mortgages secured by land and buildings as of December 28, 2000.

        The aggregate annual maturities of long-term debt are as follows:

Year ending December:
2002	$3.0
2003	2.9
2004	25.7
2005	211.5
Thereafter	5.5

Total	$248.6

(4)    Debt (Continued)

        Interest, net includes amortization of deferred loan costs of $0.5 million, $0.5 million, $2.6 million, and $2.2 million for the forty-four weeks ended January 3, 2002, the nine weeks ended March 1, 2001, and the fiscal years ended December 28, 2000, and December 30, 1999, respectively. Additionally, interest, net includes interest income of $0.3 million, $0.1 million, $0.4 million and $1.3 million for the forty-four weeks ended January 3, 2002, the nine weeks ended March 2, 2001 and the fiscal years ended December 28, 2000 and December 30, 1999, respectively.

        The Predecessor Company had contractual interest of $11.7 million for the nine weeks ended March 1, 2001 and $76.9 million for the fifty-two weeks ended December 28, 2000.

(5)    Disclosures About Fair Value of Financial Instruments

  Cash and Cash Equivalents

        The carrying amount of cash and cash equivalents approximates fair value because of its short maturity.

  Financial Instruments

        The carrying amount and estimated fair value of United Artists' financial instruments at January 3, 2002 are summarized as follows (amounts in millions):

	Carrying Amount	Estimated Fair Value
Term Facility	$240.6	237.0
Debt	8.0	8.0

        The fair value of United Artists borrowings under the Term Facility is estimated based on dealer quotes at January 3, 2002. The fair value of other debt is assumed to approximate its carrying value.

(6)    Stockholders' Equity (Deficit)

  Common Stock

        At January 3, 2002, United Artists had outstanding 10,000,000 shares of common stock, $0.01 par value per share.

  Convertible Preferred Stock

        United Artists has authorized for issuance 9.2 million shares of convertible preferred stock with a par value of $.01 per share. At January 3, 2002, United Artists has 9.1 outstanding shares of Series A Convertible Preferred Stock which are convertible into common stock at the option of the holder at a conversion price of $6.25 per share. The preferred shares have a stated liquidation preference of $6.25 per share or $57 million in the aggregate, are not entitled to receive cash dividends, are senior to all common stock, and have a weighted voting right equal to the number of shares of common stock into which they would be converted.

  Warrants

        In connection with the reorganization as discussed in Note 1 and 2, United Artists issued 5.6 million warrants to certain creditors with a fair value of $0.28 per warrant. Each warrant is convertible into one share of new common stock at an exercise price of $10 per share. The warrants expire in March 2008.

  Stock Option Plans

        United Artists has adopted a stock option plan, pursuant to which United Artists' Board of Directors may issue common shares and grant incentive stock options to employees, directors and consultants. The plan authorizes common stock issuances and grants of options to purchase up to 2,746,666 shares of common stock. The options generally vest over 60 months and expire upon the earlier of three years after termination of employment or ten years from the date of grant. At January 3, 2002, there were options for 2,030,700 shares outstanding, and options for 715,966 shares available for grant under the plan.

        The weighted average fair value of options on the date of grant during 2001 was $2.21 using the Black-Scholes option-pricing model with the following assumptions: no expected dividends or volatility, risk-free interest rate of approximately 5.4% and a term to maturity of 10 years. The remaining weighted average contractual life of options outstanding at January 3, 2002 was 9.17 years, with exercise prices ranging from $5.00 to $14.50.

        As discussed in note 3, United Artists utilizes APB Opinion No. 25 to account for its employee stock options. If United Artists determined compensation costs based on the fair value of the options at the grant date under FASB Statement No. 123, "Accounting for Stock Based Compensation", United Artists' net earnings would have been approximately $2.6 million for the forty-four weeks ended January 3, 2002 as compared to the reported $3.2 million.

        Option activity during the forty-four weeks ended January 3, 2002, consisted of the following:

	Number of Options	Weighted Average Exercise Price	Options Exercisable
Balance at March 2, 2001	—
Granted	2,030,700	6.05

Balance at January 3, 2002	2,030,700	6.05	192,270

        The following table summarizes information about stock options outstanding at January 3, 2002.

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable as of January 3, 2002	Weighted Average Exercise Price
$5.00	1,703,222	9.17	$5.00	170,322	$5.00
10.00	219,478	9.17	10.00	21,948	10.00
14.50	108,000	9.17	14.50	—	—

	2,030,700	9.17	6.05	192,270	$5.57

(7)    Employee Benefits Plan

        The UATC 401(k) Savings Plan (the "Savings Plan") provides that employees may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations, to the Savings Plan. Employee contributions are invested in various investment funds based upon elections made by the employee. Depending on the amount of each employee's level of contribution, the Savings Plan currently matches up to 4% of their compensation.

        Contributions to the Savings Plan were $0.6 million and $0.1 million, respectively, for the forty-four weeks ended January 3, 2002 and nine weeks ended March 1, 2001, and for the fiscal years ended December 2000 and 1999 were $0.8 million and $0.7 million, respectively and are included in the other operating expense category.

(8)    Asset Impairments, Lease Exit and Restructure Costs

        The following table relates the detailed components of the expenses for asset impairments, lease exit and restructure costs: (amounts in millions)

			Fiscal Years
	Forty-Four Weeks Ended January 3, 2002	Nine Weeks Ended March 1, 2001
			2000	1999
Asset impairments	$2.9	$1.1	37.8	35.7
Lease exit costs	—	—	11.3	22.7
Restructure costs	—	—	6.0	0.3
Other	—	—	—	2.9

	$2.9	$1.1	55.1	61.6

  Lease Exit Costs

        During 2000 and 1999, United Artists continued to pursue a strategy intended to identify and divest of or renegotiate the leases of under-performing and non-strategic theatres and properties. As part of the disposition plan United Artists recorded estimated lease termination costs of $11.3 million and $22.7 million in 2000 and 1999, respectively.

  Restructure Costs

        Costs relating to United Artists' restructuring and Chapter 11 reorganization, exclusive of those amounts incurred subsequent to the petition date which are classified as reorganization items in the accompanying statement of operations, were $6.0 million for the fiscal year ended December 28, 2000.

(9)    Discontinued Operations

        During 1998, United Artists established a plan to dispose of its entertainment center business operations, and operations in all of the entertainment centers ceased during 1999. At December 30, 1999, United Artists established an additional reserve of $2.4 million related to estimated costs necessary to terminate three remaining leases and settle remaining litigation related to the entertainment centers. At December 28, 2000, liabilities subject to compromise included a $2.2 million reserve for such lease termination costs. As part of the application of fresh start accounting, all liabilities subject to compromise were discharged on March 2, 2001.

(10)    Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operation gloss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The benefit of United Artists' deferred tax asset has been reduced by a valuation allowance.

        The components of the provision for income taxes are as follows (amounts in millions):

			Fiscal Years
	Forty-Four Weeks Ended January 3, 2002	Nine Weeks Ended March 1, 2001
			2000	1999
Current income taxes:
Federal	$5.4	$—	0.4	0.7
State	0.6	$—	0.3	0.4

Total	6.0	$—	0.7	1.1

Deferred income taxes:	$—
Federal	(2.2)	$—	$—	—
State	(0.2)	$—	$—	—

Total deferred provision (benefit)	(2.4)	$—	$—	—

Total income tax provision	$3.6	$—	0.7	1.1

        With respect to the nine weeks ended March 1, 2001, income tax expense pertains to both income before extraordinary times as well a certain adjustments necessitated by the effectiveness of the Plan and the required fresh start adjustment in accordance with SOP 90-7 to United Artists' financial statements.

        For the years ended 2000 and 1999, income tax expense pertains to income before extraordinary items, and is largely a result of activity related to subsidiaries consolidated for financial reporting purposes, but not for tax purposes. No income tax expense was recognized with respect to the extraordinary gain resulting from the cancellation of indebtedness that occurred in connection with the effectiveness of the Plan as such gain is exempt from income taxation.

        Income tax expense differed form the amount computed by applying the U.S. Federal income tax rat (35% for all periods) to income (loss) before income tax expense as a result of the following (amounts in millions):

			Fiscal Years
	Forty-Four Weeks Ended January 3, 2002	Nine Weeks Ended March 1, 2001
			2000	1999
Expected tax provision (benefit)	$2.4	$187.0	(43.2)	(44.2)
State tax net of federal benefit	0.4	—	—	—
Change in valuation allowance
Gain from discharge of indebtedness	—	(147.2)	—	—
Other	—	5.7	46.2	46.0
Fresh start adjustments	—	(49.0)	—	—
Reorganization costs	0.7	2.2	—	—
Increase in basis of assets	—	—	—	0.2
Other	0.1	1.3	(2.3)	(0.9)

Provision for income taxes	$3.6	$0.0	0.7	1.1

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at January 3, 2002 and December 28, 2000 are as follows (amounts in millions):

	January 3, 2002	December 28, 2000
Deferred tax assets:
Net operating loss carryforwards	$33.6	$137.5
Intangible and other assets	10.1	14.9
Accrued liabilities	1.1	7.5
Property and equipment	8.3	37.8
Deferred revenue	5.9	4.7
Other	8.3	6.0

	67.3	208.4
Less valuation allowance	(66.2)	(207.7)

Net deferred tax assets	1.1	0.7

Deferred tax liabilities:
Property and equipment	3.8	—
Other	1.1	0.7

Net deferred tax liabilities	4.9	0.7

Total net deferred tax liability	$(3.8)	$—

        At the effective date of the Plan, the Predecessor Company had available net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $359 million. These NOL carryforwards have been reduced as a result of the discharge and cancellation of various pre-petition liabilities under the Plan. The Reorganized Company has not recorded a financial statement benefit for the NOL carryforwards because the criterion to record a benefit has not been satisfied. After the reduction, for federal income tax purposes as of January 3, 2002, the Reorganized Company has available NOL carryforwards of approximately $83.5 million with expiration commencing during 2007. Further, as a result of a statutory "ownership change" (as defined in Section 382 of the Internal Revenue Code) that occurred as a result of the effectiveness of the Plan, the Reorganized Company's ability to utilize its NOL carryforwards and certain deferred tax assets for federal income tax purposes is restricted to approximately $5 million per annum.

        If United Artists, in future tax periods, were to recognize tax benefits attributable to tax attributes of the Predecessor Company (such as NOL carryforwards), such benefit would be applied to reduce certain balance sheet asset sin accordance with Financial Accounting Standards Board statement No. 109 Accounting for Income Taxes.

(11)    Segment Information

        United Artists' operations are classified into three business segments: Theatre Operations, In-Theatre Advertising and The Satellite Theatre Network® ("STN"). In-Theatre Advertising sells various advertising within its theatres and on United Artists' web page. STN rents theatre auditoriums for seminars, corporate training, business meetings and other educational or communication uses, product and consumer research and other entertainment uses. Theatre auditoriums are rented individually or on a networked basis.

        The following table presents certain information relating to the Theatre Operations, In-Theatre Advertising and STN segments for each of the last three years (amounts in millions):

	Theatre Operations	In-Theatre Advertising	STN	Total
As of and for the forty-four weeks ended January 3, 2002
Revenue	$460.0	8.7	2.8	471.5
Operating income	18.7	8.2	1.1	28.0
Depreciation and amortization	35.2	0.1	0.3	35.6
Assets	451.9	0.4	1.3	453.6
Capital expenditures	12.4	—	0.4	12.8

As of and for the nine weeks ended March 1, 2001
Revenue	$97.0	1.2	1.0	99.2
Operating income	13.3	1.2	0.3	14.8
Depreciation and amortization	6.8	—	—	6.8
Assets	415.9	1.2	5.4	422.5
Capital expenditures	0.6	—	—	0.6
As of and for the Year ended December 28, 2000
Revenue	$535.9	10.0	4.4	550.3
Operating income (loss)	(34.4)	9.3	1.3	(23.8)
Depreciation and amortization	44.3	0.1	0.4	44.8
Assets	425.6	1.2	5.7	432.5
Capital expenditures	18.2	—	—	18.2
As of and for the Year ended December 30, 1999
Revenue	$616.8	8.4	6.2	631.4
Operating income (loss)	(57.9)	7.3	1.3	(49.3)
Depreciation and amortization	53.2	0.2	0.1	53.5
Assets	528.7	1.7	3.9	534.3
Capital expenditures	64.5	—	—	64.5

(12)    Commitments and Contingencies

        United Artists conducts a significant portion of its theatre and corporate operations in leased premises. These leases have non-cancelable terms expiring at various dates after January 3, 2002. Many leases have renewal options. Most of the leases provide for contingent rentals based on the revenue results of the underlying theatre and require the payment of taxes, insurance, and other costs applicable to the property. Also, certain leases contain escalating minimum rental provisions that have been accounted for on a straight-line basis over the initial term of the leases.

        UATC and UAR are parties to several sale and leaseback transactions whereby the land and buildings underlying 37 theatres were sold and leased back from unaffiliated third parties pursuant to lease terms averaging 21 years with generally two 5 year renewal options. During late 2000 and early 2001, UATC amended the largest of these sale and leaseback transactions to allow UATC to terminate the master lease with respect to obsolete properties, allow the Owner Trustee to sell up to $35.0 million of those properties and pay down the underlying debt at 85% of par, and reduce the amount of rent paid by UATC on the master lease on a pro rata basis to the amount of debt repaid. Gains on the sale and leaseback transactions were deferred and amortized as a reduction of rent expense over the individual theatre lease terms prior to the adoption of SOP 90-7. Under fresh-start reporting the remaining unamortized deferred gain was eliminated. Unamortized deferred gains aggregated $17.7 million, $17.9 million and $19.0 million at March 1, 2001, December 28, 2000 and December 30, 1999, respectively.

        Rent expense for theatre and corporate operations is summarized as follows (amounts in millions):

			Fiscal Years
	Forty-Four Weeks Ended January 3, 2002	Nine Weeks Ended March 1, 2001
			2000	1999
Minimum rental	$70.7	$11.7	76.4	87.1
Contingent rental	2.9	0.4	1.5	2.4
Effect of leases with escalating Minimum annual rentals	2.7	0.6	4.7	4.8
Rent tax	0.3	0.1	0.5	0.6

	$76.6	$12.8	83.1	94.9

        Approximately $14.8 million, $2.9 million, $16.9 million and $16.8 million of the minimum rentals reflected in the preceding table for the forty-four weeks ended January 3, 2002, for the nine weeks ended March 1, 2001, 2000 and 1999, respectively, were incurred pursuant to the sale and leaseback transactions.

        Future minimum lease payments under noncancelable operating leases for each of the next five years and thereafter are summarized as follows (amounts in millions):

Fiscal Years	Third Party Leases
2002	$73.7
2003	72.7
2004	72.5
2005	71.5
2006	66.7
Thereafter	639.7

        Upon the filing of the Chapter 11 Cases and petitions, the Bankruptcy Code imposed a stay applicable to all entities, of, among other things, the commencement or continuation of judicial, administrative, or other actions or proceedings against United Artists that were or could have been commenced before the bankruptcy petition.

        The Americans with Disabilities Act of 1990 (the "ADA") and certain state statutes, among other things, require that places of public accommodation, including theatres (both existing and newly constructed), be accessible to and that assistive listening devices be available for use by certain patrons with disabilities. With respect to access to theatres, the ADA may require that certain modifications be made to existing theatres to make such theatres accessible to certain theatre patrons and employees who are disabled. The ADA requires that theatres be constructed in such a manner that persons with disabilities have full use of the theatre and its facilities and reasonable access to work stations. The ADA provides for a private right of action and reimbursement of plaintiff's attorneys' fees and expenses under certain circumstances. United Artists has established a program to review and evaluate United Artists theatres and to make any changes that may be required by the ADA. United Artists estimates the cost to comply with these requirements is $2.5 million to $5.0 million.

(13)    Comparative Quarterly Financial Information (unaudited)

	Fiscal Year 2001
	Forty-Four Weeks Ended January 3, 2001	Fourth Quarter	Third Quarter	Second Quarter	Four Weeks Ended March 29, 2001	Nine Weeks Ended March 1, 2001
Revenue	$471.5	155.0	158.6	128.5	29.4	$99.2
Operating income (loss) from continuing operations	28.0	13.2	13.0	5.7	(3.9)	14.8
Income (loss) before reorganization items, income tax expenses, and extraordinary item	6.8	8.6	6.3	(1.2)	(6.9)	6.9
Reorganization items	—	—	—	—	—	64.9
Extraordinary item	—	—	—	—	—	462.6
Net income (loss)	3.2	5.1	6.2	(1.2)	(6.9)	534.4
	Fiscal Year 2000
	Full Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Revenue	$550.3	136.7	149.5	138.6	125.5
Operating income (loss) from continuing operations	(23.8)	9.9	(15.4)	(17.9)	(0.4)
Loss before reorganization items and income tax expense	(97.5)	(3.6)	(37.3)	(37.4)	(19.2)
Reorganization items	(25.4)	(8.0)	(17.4)	—	—
Net loss	(123.6)	(11.7)	(54.8)	(38.0)	(19.1)

(14)    Events Subsequent to Audit Report Date (unaudited)

        On March 8, 2002, the holders of in excess of 80% of the voting stock in United Artists entered into an agreement to exchange their stock for shares of common stock in Regal Entertainment Group. Regal Entertainment Group is an entity formed and controlled by Anschutz, the 84% stockholder of United Artists. Also on March 8, 2002 Regal Entertainment Group agreed to exchange its stock for stock in two other theatre companies also commonly controlled by Anschutz.

Independent Auditors' Report

         The Boards of Directors
Edwards Theatres, Inc. and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Edwards Theatres, Inc. and Subsidiaries (the Company) (formerly Edwards Theatres Circuit Affiliated Group) as of December 27, 2001 and December 26, 2000 and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 27, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Edwards Theatres, Inc. and Subsidiaries (formerly Edwards Theatres Circuit Affiliated Group) as of December 27, 2001 and December 26, 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 27, 2001 in conformity with accounting principles generally accepted in the United States of America.

Orange County, California
February 22, 2002, except as to note 16,
    which is as of March 8, 2002.

EDWARDS THEATRES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 27, 2001 and December 26, 2000

(In Thousands, Except Share Data)

	2001	2000
Assets
Current assets:
Cash and cash equivalents	$44,575	42,145
Restricted cash	28,151	—
Accounts receivable	1,194	1,729
Inventories	997	1,100
Prepaid expenses and other current assets	4,163	3,617

Total current assets	79,080	48,591
Property and equipment, net	308,986	351,889
Other assets	9,337	8,237

	$397,403	408,717

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$23,358	19,432
Accrued liabilities	12,314	10,464
Deferred revenue	14,967	11,115
Current portion of long-term debt	12,600	213,500
Bankruptcy related liabilities and claims	43,948	—

Total current liabilities	107,187	254,511

Long-term debt	167,400	—
Senior unsecured subordinated notes payable to shareholders	10,325	—
Deferred gain on sale-leaseback of assets	6,297	6,769
Accrued lease obligations	17,281	13,048
Other long-term liabilities	4,272	714

Total long-term liabilities	205,575	20,531

Liabilities subject to compromise	—	68,316

	312,762	343,358

Commitments and contingencies
Subsequent events (note 16)
Preferred stock, $0.001 par value, 1,000,000 shares authorized in 2001:
Redeemable cumulative Series A preferred stock, $0.001 par value (liquidation and redemption value of $56,000,000), issued and outstanding 56,000 shares	39,703	—
Redeemable cumulative Series B preferred stock, $0.001 par value (liquidation and redemption value of $15,000,000), issued and outstanding 15,000 shares	7,337	—
Stockholders' equity:
Common stock (Debtor)	—	189
Common stock, $0.001 par value, 10,000,000 shares authorized in 2001:
Class A common stock, $0.001 par value. Authorized 2,000,000 shares; issued and outstanding 510,000 shares in 2001	1	—
Class B common stock, $0.001 par value. Authorized 2,000,000 shares; issued and outstanding 490,000 shares in 2001	1	—
Additional paid-in capital	38,889	39
Retained earnings (accumulated deficit)	(1,290)	65,131

Total stockholders' equity	37,601	65,359

	$397,403	408,717

See accompanying notes to consolidated financial statements.

EDWARDS THEATRES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

Years ended December 27, 2001, December 26, 2000, and December 28, 1999

(In Thousands)

	2001	2000	1999
Net revenues:
Admissions	$254,325	244,716	210,795
Concessions	91,901	78,855	75,520
Other	5,824	6,123	6,390

Total net revenues	352,050	329,694	292,705

Costs and expenses:
Film exhibition costs	139,237	125,082	115,951
Concession costs	14,681	15,270	13,302
Other theatre operating expenses	128,922	129,628	120,961
General and administrative expenses	15,924	23,807	17,556
Depreciation and amortization	27,509	27,722	21,543
Restructuring charges	1,880	—	—
Net loss on sales and impairments of long-lived assets	18,221	10,962	30,640

Total costs and expenses	346,374	332,471	319,953

Operating income (loss)	5,676	(2,777)	(27,248)

Other income (expense):
Interest and other income	399	561	1,202
Interest expense	(18,203)	(23,688)	(12,851)

Total other expense	(17,804)	(23,127)	(11,649)

Reorganization costs, net	19,452	18,106	—

Loss before income taxes and extraordinary item	(31,580)	(44,010)	(38,897)
Income taxes	114	380	636

Loss before extraordinary item	(31,694)	(44,390)	(39,533)
Extraordinary gain on extinguishment of debt	978	—	—

Net loss	(30,716)	(44,390)	(39,533)
Less accretion of redeemable preferred stock to redemption value	94	—	—

Net loss applicable to common stockholders	$(30,810)	(44,390)	(39,533)

Other comprehensive loss:
Net loss	$(30,716)	(44,390)	(39,533)
Change in unrealized gain on marketable equity securities	—	(613)	(191)

Total comprehensive loss	$(30,716)	(45,003)	(39,724)

See accompanying notes to consolidated financial statements.

EDWARDS THEATRES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Years ended December 27, 2001, December 26, 2000, and December 28, 1999

(In Thousands, Except Share Amounts)

		Class A common stock		Class B common stock
							Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)
	Common Stock					Additional Paid-in Capital
		Shares	Amount	Shares	Amount				Total
Balance, December 29, 1998	$87	—	$—	—	$—	29	154,511	804	155,431
Distribution to Ed-Pac stockholders	—	—	—	—	—	—	(400)	—	(400)
Distribution to stockholders	—	—	—	—	—	—	(4,945)	—	(4,945)
Issuance of common stock	102	—	—	—	—	10	—	—	112
Unrealized loss on marketable equity securities	—	—	—	—	—	—	—	(191)	(191)
Net loss	—	—	—	—	—	—	(39,533)	—	(39,533)

Balance, December 28, 1999	189	—	—	—	—	39	109,633	613	110,474
Distribution to stockholders	—	—	—	—	—	—	(112)	—	(112)
Reclassification adjustment for gains on marketable equity securities included in net income	—	—	—	—	—	—	—	(613)	(613)
Net loss	—	—	—	—	—	—	(44,390)	—	(44,390)

Balance, December 26, 2000	189	—	—	—	—	39	65,131	—	65,359
Distribution to controlling stockholders in excess of contributed net assets	—	—	—	—	—	—	(6,000)	—	(6,000)
Issuance of Class A common stock for cash	—	510,000	1	—	—	16,366	—	—	16,367
Distribution of Series B preferred stock under the Plan	—	—	—	—	—	—	(7,315)		(7,315)
Class B common stock issued under the Plan to existing common stockholders	(189)	—	—	490,000	1	188	—	—	—
Constructive capital contribution related to undistributed earnings on date S Corporation elections were terminated	—	—	—	—	—	22,296	(22,296)	—	—
Net loss	—	—	—	—	—	—	(30,716)	—	(30,716)
Series A preferred stock accretion	—	—	—	—	—	—	(71)	—	(71)
Series B preferred stock accretion	—	—	—	—	—	—	(23)	—	(23)

Balance, December 27, 2001	$—	510,000	$1	490,000	$1	38,889	(1,290)	—	37,601

See accompanying notes to consolidated financial statements.

EDWARDS THEATERS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Years ended December 27, 2001, December 26, 2000, and December 28, 1999

1)    Chapter 11 Reorganization and Basis of Reporting

        On August 23, 2000, Edwards Theatres Circuit Affiliated Group (as it existed before September 28, 2001, collectively the Predecessor Company or the Debtors) filed a voluntary petition for relief under Chapter 11, Title 11 of the United States Code in the United States Bankruptcy Court in the Central District of California, Santa Ana Division (the Bankruptcy Court).

        On May 24, 2001 the Debtors filed a Plan of Reorganization and related disclosure statement, as subsequently amended on July 23, 2001 (the Plan). On September 24, 2001 (the Confirmation Date), the Bankruptcy Court confirmed the Second Amended Plan of Reorganization. On September 28, 2001 all conditions required for the effectiveness of the Plan were met, and the Plan became effective (the Effective Date).

        On the Effective Date, the Debtors restructured their corporate organization to effect the following transactions: (a) the creation of New Edwards (Edwards Theatres, Inc. or the Company) and (b) the merger of the Debtors with and into the Company which is the surviving corporation.

        The underlying objective of the Plan is to provide a vehicle for the recapitalization of the Debtors and payment of allowed claims. The Plan provides for, among other things:

  •
  Substantive consolidation of the Debtors into New Edwards;
  •
  Merging of the debtors and vesting of all of the Debtors' assets and liabilities into New Edwards, whose common stock is 51% owned by the Investor Group and 49% owned by the Debtors shareholders;
  •
  An equity infusion from an Investor Group of approximately $56.0 million, which consisted of $41.4 million in cash and $14.6 million in bank debt held and accrued interest by the Investor Group to be converted into redeemable preferred and common stock of New Edwards;
  •
  Restructuring of the $250.0 million senior secured credit facility. The outstanding senior secured debt of $213.5 million as of December 26, 2000 was reduced by a cash payment of approximately $9.5 million. The remaining $204 million was restructured into (i) $180 million Restructured Term Credit Agreement, (ii) $10 million senior unsecured subordinated note held by the Investor Group, and (iii) 16,000 shares of Series A preferred stock and approximately 146,000 shares of Class A common stock for the remaining $14.0 million;
  •
  Payment in full in cash on the Effective Date of all allowed administrative claims, allowed administrative tax claims, allowed priority tax claims, and allowed other priority claims;
  •
  Payment of allowed Class 5A claims. The Plan entitles the holders of allowed Class 5A claims to receive either (i) a cash payment equal to 90% of the allowed claim or (ii) 100% of the allowed Class 5A claim in an unsecured note, bearing interest at 9%, with a seven year term, requiring semi-annual principal and interest payments beginning March 28, 2002 (see note 3);
  •
  Merger of CAMCO, which is a non-debtor entity owned by the Debtor shareholders, into New Edwards. On the Effective Date, CAMCO was merged with and into the Company. Each CAMCO shareholder received their pro-rata share of $6.0 million. The payment in excess of the CAMCO shareholders' nominal carryover basis in the assets was accounted for as a distribution in the accompanying consolidated financial statements.

        Since the Company's reorganization value immediately before the confirmation date was greater than the total of all postpetition liabilities and allowed prepetition claims, the Company did not meet the criteria set forth in AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization (SOP 90-7) required to qualify for fresh start reporting. The reorganization value was determined by an independent valuation obtained by management using discounted projected cash flows and economic and industry information relevant to the operations of the Company. The estimated reorganization value of the Company as of September 27, 2001 was approximately $388 million.

        The historical carrying values for the Company's assets and liabilities are reflected as the basis carried over from the pre-reorganization financial statements, and are comparable to the combined financial statements prior to the reorganization. Because the Company did not qualify for fresh-start accounting under SOP 90-7, and there was not a sufficient change in ownership to qualify for push-down purchase accounting under Statement of Financial Accounting Standards No. 141, the consolidation of the Debtors and CAMCO into New Edwards has been accounted for as a reorganization of entities under common control. The historical financial statements of the Debtors have been consolidated as if they were a single entity for all periods presented.

(2)    Summary of Significant Accounting Policies

  (a)
  Description of Business and Revenue Recognition

          The primary business of the Company is the operation of motion picture theatres. As of December 27, 2001 the Company operates 52 theatres in California, Idaho, and Texas.

          Revenues are generated principally through admissions and concessions sales with proceeds received in cash at the point of sale. The Company has an advance ticket sales program to sell Group Activity tickets and Ed Dollars. Ed Dollars are purchased and redeemed dollar for dollar, whereas Group Activity tickets are sold at a discounted price and are subject to certain restrictions. Revenues from advance ticket sales are recorded as deferred revenue and are recognized when the tickets are redeemed. Prior to 1999, the Company had recorded revenue on advance ticket sales based on estimates of usage. During 2000, the Company recognized $8.2 million of previously deferred revenue related to advance tickets sold prior to 1999, based on revised estimates of advance ticket sales not redeemed as of December 26, 2000.

          The ability of the Company to operate depends on the availability of marketable motion pictures. The Company currently obtains the motion pictures for its theatres from ten major film distributors as well as numerous smaller independent film distributors. Film rental costs are recognized based on the applicable box office receipts and the terms of the film licenses.

  (b)
  Basis of Presentation and Principles of Consolidation

          The financial statements of the Company as of December 26, 2000 and for the years ended December 26, 2000 and December 28, 1999 and for the period from December 27, 2000 to September 27, 2001 present the combined financial statements of the Debtors, which included 20 corporations, 20 partnerships and 19 LLC's, all of which were under common control. In connection with the recapitalization agreement described in note 1, 56 of the 59 entities under common ownership prior to the recapitalization were merged into Edwards Theatres, Inc., with the remaining entities becoming wholly owned subsidiaries of Edwards Theatres, Inc.

          The consolidated financial statements of the Company as of December 27, 2001 and for the period from September 28, 2001 to December 27, 2001 include Edwards Theatres, Inc. and its wholly owned subsidiaries. All intercompany amounts have been eliminated in consolidation.

  (c)
  Bankruptcy Accounting

          The Company has applied the provisions of Statement of Position (SOP) 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. SOP 90-7 does not change the application of generally accepted accounting principles in the preparation of financial statements. However, it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business (see note 6).

  (d)
  Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

  (e)
  Cash and Cash Equivalents

          The Company invests its excess cash in money market funds and short-term certificates of deposit. The Company considers short-term, highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

  (f)
  Restricted Cash

          The Company established a $35.0 million cash reserve, which was funded on the Effective Date for the payment of allowed Class 5A claims, which thereafter will be the lesser of (i) $20 million; or (ii) the sum of the unpaid: (a) disputed Class 5A claims that have elected the cash option (see note 3); and (b) allowed Class 5A claims that have elected the cash option. The restricted cash has been placed in a segregated account in which the holders of the allowed Class 5A claims that have elected the cash option have a first priority security interest. The restricted cash is classified as a current asset as the related claims are classified as current liabilities.

          In addition, the Company has deposited an additional $1.9 million into a separate segregated account as part of a settlement agreement with one Class 5A claim holder.

  (g)
  Marketable Equity Securities

          Management determines the appropriate classification of marketable equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. Prior to their sale in 2000, marketable equity securities were classified as available-for-sale. Accordingly, securities were carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of other comprehensive income. Realized gains and losses and declines in value judged to be other than temporary are included in results of operations. The cost of securities sold is based on the specific identification method. Dividends are included in results of operations.

(2)    Summary of Significant Accounting Policies (Continued)

        (h)    Property and Equipment

          Property and equipment are recorded at cost. For assets placed in service during 1987 to 1995, depreciation is computed using accelerated methods for financial reporting and tax purposes. For assets placed in service prior to 1987 and subsequent to 1995, depreciation is computed using the straight-line method for financial reporting purposes. The useful lives used for depreciation purposes are as follows:

Buildings and leasehold improvements	5 to 31 years
Furniture, fixtures, and equipment	3 to 10 years

          The useful life assigned to leasehold improvements has been estimated based upon the lesser of the useful life of the asset or the noncancelable lease term.

        (i)    Other Assets

          Included in other assets at December 27, 2001 and December 26, 2000 are approximately $6.1 million and $5.7 million, respectively, of costs related to debt financing, net of accumulated amortization. These costs are being amortized to interest expense using the effective-interest method over the terms of the underlying debt instruments. Also included in other assets are approximately $1.8 million and $2.2 million, respectively, in lease rights, net of accumulated amortization of $0.80 million and $1.0 million, respectively, as of December 27, 2001 and December 26, 2000, respectively. Lease rights represent the present value of the amounts that the fair market value lease rates, determined at the date the leases were acquired, exceed the stated lease rates contained in the leases. Lease rights are amortized on a straight-line basis over the remaining term of the underlying leases on the date of acquisition, which averages approximately 20 years. Amortization expense for lease rights approximated $131,000, $220,000, and $384,000 for 2001, 2000, and 1999, respectively. In connection with the write-offs recorded as a component of net loss on sales and impairment of long-lived assets during 2001 and 2000, approximately $168,000 and $3.0 million, respectively, of these lease rights were written off as the related theaters were closed (note 8).

        (j)    Advertising

          The Company expenses advertising costs when incurred. The Company incurred advertising expense of approximately $7.2 million, $9.0 million, and $9.6 million in 2001, 2000, and 1999, respectively.

        (k)    Income Taxes

          The Company provides for income taxes under the asset and liability method. Accordingly, deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income.

          During 1997, three of the corporations within the consolidated group elected to be taxed as S corporations under the Internal Revenue Code. Management of the Company made the same election during 1998 for the remaining corporations, except for Edwards Entertainment 2000, Inc. which was a C corporations.

          In connection with the Recapitalization, the Company became a C Corporation effective September 28, 2001. The conversion created a gross deferred tax asset of $18.9 million and gross deferred tax liability of $8.4 million, which were based upon the temporary book to tax differences existing at the date of termination of the Company's S Corporation status. A valuation allowance of $10.5 million was established at September 28, 2001 against the net deferred tax asset. Therefore, there was no recorded income tax expense or benefit resulting from the conversion from S Corporations to a C Corporation. The pro forma tax expense as if the Company and its subsidiary entities had been consolidated C Corporations is not materially different than historical tax expense for all periods presented. The undistributed retained earnings of the Company as of the date of termination of S Corporation status totaling $22.3 million has been reflected as a constructive capital contribution in the accompanying consolidated statement of stockholders' equity.

        (l)    Impairment of Long Lived Assets

          The Company applies the provisions of Statement of Financial Accounting Standards No. (Statement) 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company reviews for the impairment of long-lived assets to be held and used in the business whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. The Company considers a trend of operating results that are not inconsistent with management's expectation to be the primary indicator of potential impairment. For the purposes of Statement 121, assets are generally evaluated for impairment at the theatre level, which management believes is the lowest level for which there are identifiable cash flows. In certain limited cases, a theatre may be aggregated with another theatre if it is geographically located near another theatre, and where the closure of one theatre would impact the Company's ability to obtain motion pictures from major film distributors for either theatre. The Company considers a theatre to be impaired if a forecast of future operating cash flows directly related to the theatre, including disposal value, if any, is less than its carrying amount. If a theatre is determined to be impaired, the loss is measured as the amount by which the carrying amount of the theatre exceeds its fair value. Fair value is based on management's estimates determined using the best information available, including the results of valuation techniques such as discounting estimated future cash flows as if the decision to continue to use the impaired theatres was a new investment decision. Considerable management judgment is necessary to estimate discounted future cash flows and fair value. Actual fair value of an asset is the amount at which the asset could be bought or sold in a current transaction between willing parties, accordingly, actual fair value results could vary significantly from such estimates. It is reasonably possible that the Company's estimate that it will recover the remaining carrying value of theatre assets will change in the near term.

          Based on projected cash flows of underperforming theatres, a noncash impairment charge of approximately $4.4 million, $1.8 million, and $31.3 million was recorded in 2001, 2000, and 1999, respectively, to reduce the carrying amount of the Company's operating but impaired theatres and other long-lived assets to management's estimates of fair value. The impairment charges are included in Net Loss on Sales and Impairment on Long-Lived Assets. (note 8).

        (m)    Concentration of Business and Credit Risk

          The Company maintains bank accounts with financial institutions with funds insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Company's accounts at these institutions may exceed the FDIC insured limit at times. The Company has not experienced any losses in such accounts.

          The Company purchases concessions from several different vendors, however, during 2001, 2000, and 1999 approximately 80%, 77%, and 90% of the concessions, respectively, were purchased from one vendor. To date, the Company has been able to obtain concessions from this vendor as needed, and management believes that other suppliers could provide for the Company's needs on comparable terms.

        (n)    Fair Value of Financial Instruments

          Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are financial instruments for which the carrying value approximates fair value because of the short-term maturity of these instruments.

        (o)    Reclassifications

          Certain prior year amounts have been reclassified to conform to the current year presentation.

        (p)    Fiscal Year

          The Debtors' financial statements were kept on an accounting cycle through fiscal 2000 which resulted in 13 weeks being included in each accounting quarter. This method would have resulted in a fiscal year end of December 25, 2001. However, on the Effective Date, the Company changed to a Friday through Thursday accounting cycle, accordingly its fiscal year ends on the last Thursday of the month. As a result, fiscal year 2001 ended December 27, 2001. During 2000 and 1999, the Company's fiscal year ended on the last Tuesday in December. As a result, fiscal year 2000 ended on December 26, 2000 and fiscal year 1999 ended on December 28, 1999.

        (q)    New Accounting Pronouncements

          In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which the Company will adopt on December 28, 2001, the first day of its fiscal 2002 year. SFAS No. 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. The adoption of this standard is not expected to have a material impact on the financial position of the operation of the Company.

          In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company is required to adopt SFAS No. 144 on December 28, 2001.

(3)    Extraordinary Gain on Extinguishment of Debt

        In accordance with the Plan, the holders of allowed Class 5A claims are entitled to receive either (i) a cash payment equal to 90% of the allowed claim or (ii) 100% of the allowed Class 5A claim in an unsecured note, bearing interest at 9%, with a 7-year term, requiring semi-annual principal and interest payments beginning March 28, 2002. Generally, all of the holders of allowed Class 5A claims have elected to receive cash, totaling $8.8 million, resulting in an extraordinary gain of $978,000 related to allowed Class 5A claims paid as of December 27, 2001. The Company does not recognize the gain on extinguishment of debt until the holder of the allowed Class 5A claim makes the cash option election and the payment is made.

(4)    Liabilities Subject to Compromise and Bankruptcy Related Liabilities and Claims

        At December 26, 2000 liabilities subject to compromise include certain current and noncurrent liabilities of the Company as of the Petition Date. These liabilities were transferred from their respective prepetition balance sheet accounts to liabilities subject to compromise and have been treated as noncash items in the accompanying fiscal 2000 consolidated statements of cash flows. Nonoperating liabilities and liabilities subject to compromise as of December 26, 2000 are summarized as follows (in thousands):

Accounts payable, trade	$24,950
Estimated theatre lease rejection and contractual claims	19,676
Accrued interest	13,788
Capital lease obligations	9,902

$68,316

        At December 27, 2001 any remaining claims related to the bankruptcy proceedings are recorded in Bankruptcy Related Liabilities and Claims. The accrued amounts include the Company's estimated costs to settle disputed claims (see note 15). These liabilities were transferred from liabilities subject to compromise as of the Effective Date and are summarized as follows as of December 27, 2001 (in thousands):

Theatre lease rejection and contractual claims	$43,085
Other—tax claims	863

$43,948

(5)    Property and Equipment

        Property and equipment at December 27, 2001 and December 26, 2000 consists of the following (in thousands):

	2001	2000
Land	$23,486	28,616
Buildings and leasehold improvements	253,962	261,084
Furniture, fixtures, and equipment	131,553	149,180

	409,001	438,880
Accumulated depreciation and amortization	(100,015)	(87,171)

	308,986	351,709
Construction in progress	—	180

Property and equipment, net	$308,986	351,889

(6)    Reorganization Costs

        The Company has incurred Reorganization related charges of approximately $19.5 million and $18.1 million for the fiscal years ended December 27, 2001 and December 26, 2000, respectively. Reorganization Costs are directly associated with the reorganization proceedings under the Company's Chapter 11 Filings and subsequent Plan. Significant items included in such costs are amounts related to (a) landlord claims related to the rejection of unexpired leases, (net of deferred lease and capital lease obligations), (b) claims related to rejected executory contracts (including construction contracts), (c) the write-off of deferred financing costs, and (d) professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing. Reorganization costs (gains) recorded in fiscal 2001 and 2000 consisted of (in thousands):

	December 27, 2001	December 26, 2000
Theatre lease rejection claims and rejected executory contracts (net of write-off of deferred lease and capital lease obligations of $7,569 in 2001 and $5,865 in 2000)	$5,176	11,190
Professional advisory fees	13,907	4,184
Write-down of unamortized deferred financing costs associated with prepetition debt	—	1,052
Retention bonus (paid upon completion of Reorganization)	1,297	—
Other	567	1,874
Interest income (prior to Effective Date)	(1,495)	(194)

	$19,452	18,106

(7)    Restructuring Charges

        The Company incurred a charge of approximately $1.6 million associated with change in control payments for ten senior executives during the year ended December 27, 2001. These charges have been reflected as Restructuring Charges in the consolidated statement of operations and comprehensive loss. As of December 27, 2001, approximately $1.4 million has been paid.

(8)    Net Loss on Sale and Impairment of Long-Lived Assets

        The following table reflects the amounts recorded in operations relating to impaired assets, closed theatres, and sales of assets (in thousands):

	2001	2000	1999
Write-off of property and equipment associated with theatre closures	$14,374	19,202	—
Impairment charges	4,420	1,818	31,253
Gain on sale of assets	(741)	(13,027)	(613)
Write-off of lease rights related to closed theatres	168	2,969	—

	$18,221	10,962	30,640

(9)    Debt Obligations

        As a result of the Plan described in note 1, substantially all of the debt existing prior to the Effective Date was restructured into a $180 million senior credit facility and a $10 million senior unsecured subordinated note. Long-term debt consists of the following at December 27, 2001 and December 26, 2000 (in thousands):

	December 27, 2001	December 26, 2000
Senior secured term loan	$180,000	213,500
Less current portion	(12,600)	(213,500)

Long term debt	$167,400	—

        The senior secured term loan is secured by substantially all assets of the Company and bears interest at Libor plus a margin, as defined (6.28% at December 27, 2001). Interest is payable monthly and principal payments are due in various amounts ranging from $2.1 million to $9.1 million beginning June 27, 2002 and continuing quarterly through March 31, 2005, with a final principal payment of $126.7 million due on the maturity date of June 30, 2005. Mandatory prepayments are required based on certain events such as receipt of cash proceeds related to dispositions of assets, refinancing of indebtedness or when allowed claims under the Plan elect or receive the unsecured note option. The senior secured term loan agreement contains various affirmative, restrictive and financial covenants, including various financial ratios and relationships. In addition to these covenants, there are also certain events, as defined, that would constitute an event of default including, but not limited to, cross-defaults, change in control, or conditions that could be expected to have a material adverse effect on the Company, as defined. The Company was in compliance with the covenants at December 27, 2001.

        The senior unsecured subordinated notes are payable to shareholders of the Company. The notes bear interest at 13% per year with principal and interest due on September 29, 2005.

        The aggregate annual maturities of long-term debt and senior unsecured subordinated notes payable to shareholders are as follows:

Year ending December:
2002	$12,600
2003	16,800
2004	20,200
2005	140,725

Total	$190,325

(10)    Lease Obligations

        (a)    Lease Commitments

          Certain of the Company's theatres and equipment are leased under noncancelable leases expiring in various years through 2034. The theatre leases generally provide for the payment of fixed monthly rentals, contingent rentals based on a percentage of revenue over a specified amount, and the payment of property taxes, common area maintenance, insurance, and repairs. The Company, at its option, can renew a substantial portion of its theatre leases, at the then fair rental rate, for various periods with renewal periods ranging from 5 to 20 years. Certain lease agreements are subject to financial covenants. Based on financial results for the year ended December 27, 2001, the Company became in default on three lease agreements at December 27, 2001. However, Company has received waivers on two of the defaults in exchange for lease guarantees executed by certain Company shareholders. One of the landlords has not waived the default but has not taken any action with respect to the rights and remedies under the lease agreement. The Company does not believe that this matter could reasonably be expected to have a material adverse effect on its financial condition, results of operation, or liquidity.

          Upon the approval of the Bankruptcy Court, the Company rejected certain executory contracts, including leases, under the relevant provisions of the Bankruptcy Code. Rejection of a lease gives the lessor the right to assert a prepetition claim against the Company as though the lease had been terminated immediately before the date of the Chapter 11 filing. However, the amount of the claim may be limited by the Bankruptcy Code. Estimated claims for rejected leases and rejected executory contracts (net of deferred lease and capital lease obligations) of $5.2 million and $11.2 million are included in reorganization costs for fiscal 2001 and 2000, respectively (see note 6).

(10)    Lease Obligations (Continued)

          Future minimum noncancelable operating lease commitments are as follows (in thousands):

Other
Year ending December:
2002	$41,089
2003	40,958
2004	40,404
2005	39,613
2006	39,413
Thereafter	499,833

Total minimum lease payments	$701,310

          The Company incurred base and contingent rent expense of $40.3 million, $43.8 million, and $34.5 million for fiscal 2001, 2000, and 1999, respectively.

        (b)    Sale-Leaseback Transactions

          During 2000, the Company entered into two sale-leaseback transactions with a related party whereby the Company sold and leased back certain properties. The sale resulted in a $3.9 million gain which was deferred and is being amortized over the life of the leaseback. As part of this transaction, an additional location was sold ($3.7 million) with a portion of the building being leased back for corporate use. This resulted in a $621,000 gain being recognized in 2000 and the remaining $1.0 million gain being deferred and amortized over the life of the leaseback. The related leases are being accounted for as operating leases.

          During 1999, the Company entered into four sale-leaseback transactions whereby the Company sold and leased back four theatres. The sales of three theatres resulted in a $1.2 million gain which was deferred and is being amortized over the life of the leasebacks. The sale of the other theatre resulted in a $343,000 loss which was recognized in 1999. The related leases are being accounted for as operating leases.

(11)    Income Taxes

        The components of the income tax provision for the years ended December 27, 2001 and December 26, 2000 are as follows (in thousands):

	2001	2000	1999
Federal:
Current	$—	439	115
Deferred	—	(338)	—
State:
Current	114	279	200
Deferred	—	—	321

Income taxes	$114	380	636

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 27, 2001 and December 26, 2000 are as follows (in thousands):

	2001	2000
Deferred tax assets:
Capital leases	$—	32
Impairment of long-lived assets	8,837	5,195
Deferred lease obligation	6,912	244
Net operating loss carryforward	5,192	4,451
Gain on sale leaseback	2,708	—
Bankruptcy related liabilities and claims	16,226	2,895
Goodwill for tax purposes	2,360	—
Other	1,020	—

Total gross deferred tax assets	43,255	12,817
Valuation allowance	(34,101)	(11,764)

Net deferred tax assets	9,154	1,053

Deferred tax liabilities:
Depreciation and amortization	9,154	198
Other	—	855

Total gross deferred tax liabilities	9,154	1,053

Net deferred tax liabilities	$—	—

        In determining the possible future realization of deferred tax assets, future taxable income from the following sources are taken into account: (a) the reversal of taxable temporary differences, (b) future operations exclusive of reversing temporary differences and (c) tax planning strategies that, if necessary, would be implemented to accelerate taxable income into years in which net operating losses might otherwise expire. As of December 27, 2001 the valuation allowance against deferred tax assets amounted to $34.1 million. Net operating loss carryforwards at December 27, 2001 are approximately $13.0 million for federal tax purposes, expiring through 2021.

        The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize net operating losses may be limited as a result of such an "ownership change," as defined in the Internal Revenue Code. The net operating loss carryforwards attributable to Edwards Entertainment 2000 before the Recapitalization by the Company may be further limited according to these provisions.

        The reconciliation of the difference between income taxes computed using the statutory U.S. income tax rate and the provision for income taxes is as follows (in thousands):

	2001	2000
Expected federal income tax benefit	$(10,751)	(15,536)
State taxes	114	279
Expected tax expense on income earned by pass through entities	—	11,085
Net deferred tax assets recorded upon conversion to C Corporation	(10,545)	—
Change in valuation allowance	22,337	5,302
Other	(1,041)	(750)

	$114	380

(12)    Related Party Transactions

        (a)    Advances to Officers, Employees, and Others

          Through 2000, the Company had made advances to officers, employees, and others which were non-interest bearing and due on demand. During 2000, management of the Company determined the balance of the advances were not collectible, therefore, a valuation allowance of $1.2 million was recorded against the advances in 2000. The charge was recorded in general and administrative expenses.

        (b)    Advances to Stockholders

          As of December 26, 2000, advances to certain Debtor stockholders aggregated approximately $3.9 million, including accrued interest. During 2000, management of the Company determined the advances were not collectible; therefore, a valuation allowance of $3.9 million was recorded against the advances in 2000. The charge was recorded in general and administrative expenses.

        (c)    Edwards Cinema Plaza Escondido

          Edwards Cinema Plaza Escondido (ECPE), a company owned principally by Debtor stockholders, leased a theatre complex to Edwards Escondido Venture until May 2000. As of May 2000, the Company had a note receivable approximating $2.2 million due from ECPE. In May 2000, the theatre complex in Escondido was transferred from ECPE to the Company in exchange for forgiving the note receivable. The fair market value of the land was approximately $2.2 million, accordingly, no gain or loss was recorded.

        (d)    Employment Agreement

          During fiscal 2001, the Company entered into an employment agreement with a shareholder. The employment agreement provides for an annual base salary of $300,000 and expires in 2006.

        (e)    Noncompete Agreements

          The Company entered into three separate five-year noncompete agreements with three Debtor shareholders in connection with the Recapitalization. The present value of the future obligations of

  $2.7 million are included in other assets and other long-term liabilities at December 27, 2001. The liability will be reduced as cash payments are made over the five-year term, and the asset will be amortized ratably over the life of the agreements.

        (f)    Debt Conversion by Shareholder

          The Investor Group held approximately $24.0 million in bank debt and approximately $0.6 million in accrued interest as of the Effective Date, which was converted into a (i) $10 million senior unsecured subordinated note and (ii) 16,000 shares of Series A preferred stock and approximately 146,000 shares of Class A common stock.

        (g)    Shareholder Distribution

          In connection with the Plan, the Debtors shareholders received a $6.0 million cash distribution for 100% of their equity interest in CAMCO, which was a nondebtor entity owned by the Debtor shareholders. CAMCO was merged with and into the Company on the Effective Date.

        (h)    Legal Services

          A board member is a partner of a law firm that provided legal services to the Debtors and the Company during fiscal 2001 and which received approximately $3.0 million in cash payments.

(13)    Stockholders' Equity

        (a)    Authorized Shares

          The Company's Amended and Restated Certificate of Incorporation authorizes the issuance of two classes of stock designated as common stock and preferred stock. The Company is authorized to issue 11,000,000 shares. The total authorized number of shares of common stock, par value $0.001 per share, is 10,000,000, of which 2,000,000 shares are designated Class A common stock and 2,000,000 shares are designated Class B common stock. The total authorized number of shares of preferred stock, par value $0.001 is 1,000,000, of which 56,000 shares are designated Series A preferred stock and 15,000 shares are designated Series B preferred stock.

        (b)    Voting Rights

          Class A common stockholders have the right to two votes per share. Class B common stockholders have the right to one vote per share. Series A and B preferred stockholders have the right to four votes per share. The Class A common stock, Class B common stock, the Series A preferred stock, and the Series B preferred stock shall vote together, without distinction between classes or series.

        (c)    Dividends and Distributions

          Any dividends declared by the board of directors in excess of preferred dividends will be paid as follows: (i) 10.2% to the Series A preferred stockholders, (ii) 9.8% to the Series B stockholders, and (iii) 80% to common stockholders, on a pro rata basis in each respective category.

(14)    Redeemable Preferred Stock

        In connection with the Plan, the Company issued 56,000 and 15,000 shares of $0.001 par value, mandatorily redeemable Series A preferred stock and Series B preferred stock, respectively. The Company received $41.4 million in cash and $14.6 million in bank debt for the Series A preferred stock and Class A common stock. The Company estimated the fair value of the Series A preferred stock and Series B preferred stock to be $707.73 and $487.61 per share, respectively, using a discounted cash flow approach. The fair value of the Series B preferred stock issued to the Debtor shareholders of $7.3 million was treated as a distribution in the accompanying consolidated statement of stockholders' equity. The increase in fair value of the Series A preferred stock and Series B preferred stock, from $707.73 and $487.61 per share, respectively, to their redemption value of $1,000 per share, will accrete through a charge directly to retained earnings through the mandatory redemption date of October 2, 2008, using the effective interest method. The total discount from the liquidation value for the Series A and B preferred stock was $16.4 million and $7.7 million, respectively.

        The rights, preferences and privileges of the Series A preferred stock and Series B preferred stock are as follows:

        (a)    Dividend Provisions

          Dividends, if declared by the board of directors, are payable annually in arrears on October 1st of each year, commencing on October 1, 2002. The Series A preferred stockholders are entitled to receive an annual dividend of $120 per share and if not declared by the board of directors or if paid after the payment date, interest will accrue on the dividend at a rate of 12% per year, compounded annually. The Series B preferred stockholders are entitled to receive an annual dividend of $80 per share and if not declared by the board of directors or if paid after the payment date, interest will accrue on the dividend at a rate of 12% per year, compounded annually.

        (b)    Liquidation Preference

          Upon the occurrence of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (Liquidation), the holders of the Series A preferred stock will be paid, before any distribution or payment is made to the holders of Series B preferred stock and common stock, (i) $1,000 per share (as adjusted for any unpaid dividends, splits or recapitalizations) plus (ii) all accrued and unpaid dividends (Series A Preferred Liquidation Preference).

          After the Series A Liquidation Preference has been paid to the holders of the Series A preferred stock, the holders of the Series B preferred stock are entitled to be paid (i) $1,000 per share (as adjusted for any unpaid dividends, splits, or recapitalizations) plus (ii) all accrued and unpaid dividends (Series B Preferred Liquidation Preference).

          After the holders of the Series A and B preferred stock have received their Liquidation Preferences, the remaining assets of the Company will be distributed (i) 10.2% on a pro rata basis to the holders of the Series A preferred stock (ii) 9.8% on a pro rata basis to the holders of the Series B preferred stock and (iii) 80% on a pro rata basis to the holders of the common stock

        (c)    Conversion Rights

          The Series A and B preferred stock have no conversion rights.

        (d)    Voting Rights

          Holders of the each share of both Series A and B preferred stock have the right to vote four votes for each share.

        (e)    Optional Redemption

          The Company has the right to redeem, at any time, all or any of the shares of the Series A and B preferred stock by paying the liquidation preferences plus a redemption premium.

        (f)    Mandatory Redemption

          The Company will redeem, on October 2, 2008 all of the outstanding shares of the Series A and B preferred stock by paying the liquidation preferences plus the redemption premiums.

        (g)    Conditional Investment and Equity Redemption

          As part of the Plan, the Series A preferred stockholders are required to contribute to the Company $0.90 in cash for each $1.00 of allowed Class 5A general unsecured claims that exceed $55 million but are less than $70 million, and the Series A preferred stockholders will concurrently receive from the existing Series B preferred stockholders $1.00 in Series B preferred stock (with a liquidation preference of $1.00 per share) for each $0.90 in cash so contributed.

          If the amount of allowed Class 5A general unsecured claims exceed $70 million, the Series A preferred stockholders are required to contribute to the Company $0.90 in cash for each $1.00 of claims allowed in excess of $70 million (see note 15(a)), and the Series A preferred stockholders will concurrently receive $1.00 in Series C convertible preferred stock for each $1.00 in cash so contributed. In addition, for each $93.75 contributed in cash under this provision by the Series A preferred stockholders for claims allowed in excess of $70 million, the Company will redeem one share of Series B common stock, up to a total of 480,000 shares.

          In accordance with the Plan, the proceeds from the Series B preferred stock will be deposited into the restricted cash account and distributed in payment of allowed Class 5A claims.

          The proceeds from the sale of the Series C convertible preferred stock will be applied by the Company to purchase shares of Class B common stock at a price of $93.75 per share until a total of 480,000 shares of Class B common stock have been purchased. The cash will be deposited into the restricted cash account and will be used to pay allowed Class 5A claims.

(15)    Commitments and Contingencies

        (a)    Claims, Lawsuits, and Bankruptcy Proceedings

          The Company is involved in a number of claims, lawsuits and proceedings that arose from filing its voluntary petition for relief under Chapter 11 in U.S. Bankruptcy Court. During the period from the Petition Date to the Effective Date of the Plan, the Company had the right, subject to the approval of the Bankruptcy Court, under the relevant provisions of the Bankruptcy Code, to assume or reject certain executory contracts (including construction contracts) and unexpired leases, including real property leases. Certain parties to such executory contracts and unexpired leases with the Company, including parties to such real property leases, may file motions with the Bankruptcy Court seeking to require the Company to assume or reject those contracts or leases. In this context, "assumption" requires that the Company cure, or provide adequate assurance that it will cure, all existing defaults under the contract or lease and provide adequate assurance of future performance under relevant provisions of the Bankruptcy Code; and "rejection" means that the Company is relieved from its obligations to perform further under the contract or lease. Rejection of an executory contract or lease may constitute a breach of that contract assuming, among other things, the enforceability of that contract, and may afford the nondebtor party the right to assert a claim against the bankruptcy estate for damages arising out of the breach, which claim shall be allowed or disallowed as a pre-petition claim.

          Prepetition claims that were contingent, unliquidated, or disputed as of the commencement of the Company's Chapter 11 cases, including, without limitation, those that arose in connection with rejection of executory contracts or unexpired leases, may be allowed or disallowed. Certain claims were fixed by the Bankruptcy Court or otherwise settled or agreed upon by the parties. However, certain claims remained unsettled upon Reorganization and are subject to ongoing negotiation and possible litigation. The aggregate unsettled claims against the Company approximate $150 million at December 27, 2001 based upon the claims filed with the Bankruptcy Court.

          Based on the complexity of the matters and the number of cases, management is not able to estimate a reasonably possible range of loss for these claims. Under Statement of Financial Accounting Standards No. 5, Accounting For Contingencies, the Company has not accrued for any possible losses that cannot be estimated. However, the Company has a balance accrued of approximately $44 million as of December 27, 2001 as its estimate of the probable costs to resolve the outstanding matters for which an estimate of probable loss can be made, which is recorded in bankruptcy related liabilities and claims (see note 4). These amounts were determined by management, based on its examination of these matters, its experience to date, and discussions with legal counsel. It is reasonably possible in the near term that the resolution in any reporting period of one or more of these matters could have a material adverse effect on the Company's results of operations for that period. The Company has a Conditional Investment and Equity Redemption provision with the Investor Group if the ultimate settlement of these claims exceeds certain amounts (see note 14(g)). As a result, the Company does not expect the ultimate resolution of these matters to have a material adverse effect on its financial position or liquidity.

        (b)    Litigation

          The Company is subject to other claims and lawsuits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(16)    Subsequent Events

        On March 7, 2002 the Company amended its $180 million Restructured Term Credit Agreement (the Amendment). The Amendment cured the covenant violations which existed at December 27, 2001.

        On March 8, 2002, the holders of approximately 69% (unaudited) of the voting stock in Edwards Theatres entered into an agreement to exchange their stock for shares of stock in Regal Entertainment Group (REG). REG is an entity formed and controlled by Anschutz, the 55% (unaudited) stockholders of Edwards. Also on March 8, 2002 REG agreed to exchange its stock for stock in two other theatre companies also commonly controlled by Anschutz.

[Back Cover]

[Regal Cinemas Logo]	[United Artists Theatres Logo]	[Edwards Theatres Logo]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table shows the various fees and expenses, other than the underwriting discounts and commissions, payable by Registrant in connection with the sale of the Class A common stock being registered under this registration statement. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Registration fee		$31,740
NASD filing fee		30,500
NYSE listing fee		350,000
PRINTING AND ENGRAVING EXPENSES		*
LEGAL FEES AND EXPENSES		*
Accounting fees and expenses		*
Blue Sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*
To be included by amendment.

Item 14. Indemnification of Directors and Officers.

        The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability: for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the Delaware General Corporation Law (unlawful dividends); or for transactions from which the director derived improper personal benefit.

        Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We will also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to us of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

        Regal Cinemas, Inc. has entered into indemnification agreements with each of Mr. Campbell, Mr. Brandow, Mr. Dunn and Ms. Miles. The indemnification agreements provide that Regal Cinemas, Inc. will indemnify each of those individuals against claims arising out of events or occurrences related to that individual's service as an agent of Regal Cinemas, Inc., except among other restrictions to the extent such claims arise from conduct that was fraudulent, a knowing violation of law or of any policy of Regal Cinemas, Inc., deliberately dishonest, in bad faith or constituted willful misconduct.

        We maintain insurance to protect ourselves and our directors, officers and representatives against any such expense, liability or loss, whether or not we would have the power to indemnify him against such expense, liability or loss under the Delaware General Corporation Law.

Item 15. Recent Sales of Unregistered Securities.

        The following information relates to securities issued or sold by Registrant within the last three years. All such securities were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering, including offers and sales under Regulation D, or Rule 701 under the Securities Act.

        The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or pursuant to an exemption from registration under the Securities Act.

(1)
On March    , 2002, in connection with its formation, Registrant sold an accredited investor 1 share of Class B common stock for a purchase price of $1.00. This sale was effected without registration under the Securities Act in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act.

(2)
Prior to filing this Registration Statement, Registrant agreed to issue approximately            shares of Class A common stock and approximately                        shares of Class B common stock to            persons and entities in exchange for all of the capital stock of Regal Cinemas Corporation and Edwards Theatres, Inc. and approximately 80% of the outstanding voting stock of United Artists Theatre Company prior to the completion of Registrant's initial public offering. The closing of this exchange occurred on                        , 2002. Prior to the completion of the offering, Registrant may also issue additional shares of Class B common stock to certain stockholders in exchange for additional shares of United Artists Theatre Company, or warrants to purchase shares of United Artists Theatre Company, acquired by such stockholders after the completion of this transaction. The capital stock to be acquired by Registrant has been valued at a total of approximately $            million by Registrant. These transactions were effected without registration under the Securities Act in reliance upon the exemptions from registration contained in Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act.

(3)
On                        , 2002, in connection with the closing of the exchange transaction referred to above, Registrant granted to holders of outstanding options to purchase capital stock of Regal Cinemas Corporation and United Artists Theatre Company replacement options to purchase            shares of Class A common stock at $    per share. Registrant also granted to holders of outstanding warrants to purchase capital stock of United Artists Theatre Company replacement warrants to purchase            shares of Class A common stock at $    per share and            shares of Class B common stock at $            per share. These transactions were effected without registration under the Securities Act in reliance upon the exemption from registration contained in Rule 701 of Regulation F promulgated under the Securities Act.

The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Registrant or had access, through employment or other relationships, to information about Registrant.

Item 16. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits:

Exhibit Number	Description
1	Form of Underwriting Agreement*
2.1	Regal Cinemas Amended Joint Plan of Reorganization dated December 5, 2001
2.2
Regal Cinemas Disclosure Statement dated September 6, 2001 (filed as exhibit 2.3 to Regal Cinemas, Inc.'s Form 10-Q for the fiscal quarter ended September 27, 2001 (Commission File No. 333-52943), and incorporated herein by reference)
2.3
United Artists Second Amended Joint Plan of Reorganization (filed as exhibit 2 to United Artists' Current Report on Form 8-K filed on March 6, 2001 (Commission File No. 033-49598), and incorporated herein by reference)
2.4
United Artists Second Amended and Restated Disclosure Statement (filed as exhibit 2 to United Artists' Current Report on Form 8-K filed on March 6, 2001 (Commission File No. 033-49598), and incorporated herein by reference)
2.5	Edwards Theatres Second Amended Plan of Reorganization dated July 23, 2001
2.6	Edwards Theatres Disclosure Statement to Accompany Debtor's Second Amended Plan of Reorganization
2.7	Exchange Agreement, dated as of March 8, 2002, by and among Regal Entertainment Group and certain stockholders of Regal Cinemas, United Artists and Edwards Theatres
3.1	Registrant's Certificate of Incorporation
3.2	Registrant's Amended and Restated Certificate of Incorporation*
3.3	Registrant's Bylaws
3.4	Registrant's Amended and Restated bylaws*
4.1	Specimen Class A Common Stock Certificate*
4.2	Specimen Class B Common Stock Certificate*
4.3
Revolving Credit Agreement, dated February 2, 2001, among United Artists Theatre Company, United Artists Theatre Circuit, Inc., United Artists Realty Company, United Artists Properties I Corp., United Artists Properties II Corp., the lenders party thereto, and Bankers Trust Company, as Administrative Agent (filed as exhibit 10.3 to United Artists Theatre Circuit's Form 10-Q for the fiscal quarter ended March 29, 2001 (Commission File No. 033-49598), and incorporated herein by reference).
4.4
Restructured Term Credit Facility, dated as of February 2, 2001, among United Artists Theatre Company, United Artists Theatre Circuit, Inc., United Artists Realty Company, United Artists Properties I Corp., United Artists Properties II Corp. lenders party thereto and Bank of America, N.A., as Administrative Agent (filed as exhibit 10.1 to United Artists Theatre Circuit's Form 10-Q for the fiscal quarter ended March 29, 2001 (Commission File No. 033-49598), and incorporated herein by reference).

4.5
Credit Agreement, dated as of January 29, 2002, among Regal Cinemas Corporation and Regal Cinemas, Inc. as Co-Borrowers, the lenders party thereto, Lehman Brothers Inc., as Sole Advisor, Sole Lead Arranger and Sole Book Manager, Credit Suisse First Boston, as Syndication Agent, General Electric Capital Corporation, as Documentation Agent, and Lehman Commercial Paper Inc., as Administrative Agent
4.6	Indenture, dated as of January 29, 2002, by and among Regal Cinemas Corporation, the guarantors party thereto and U.S. Trust National Association, as trustee
5	Opinion of Hogan & Hartson L.L.P. with respect to legality*
10.1	Regal Entertainment Group Stockholders' Agreement
10.2	2002 Regal Entertainment Group Stock Incentive Plan*
10.2.1	Form of Incentive Stock Option Agreement*
10.2.2	Form of Non-Qualified Stock Option Agreement*
10.2.3	Form of Warrant Agreement
10.3	Employment Agreement, dated , 2002, between Regal Entertainment Group and Michael L. Campbell*
10.4	Employment Agreement, dated , 2002, between Regal Entertainment Group and Kurt C. Hall*
10.5	Employment Agreement, dated , 2002, between Regal Entertainment Group and Amy E. Miles*
10.6	Employment Agreement, dated , 2002, between Regal Entertainment Group and Gregory W. Dunn*
21	Subsidiaries of the Registrant
23.1	Consent of KPMG LLP, Independent Public Accountants
23.2	Consent of KPMG LLP, Independent Public Accountants
23.3	Consent of KPMG LLP, Independent Public Accountants
23.4	Consent of Deloitte & Touche LLP, Independent Auditors
23.5	Consent of Arthur Andersen LLP, Independent Auditors
23.6	Consent of Hogan & Hartson L.L.P. (set forth in Exhibit 5)*
24	Powers of Attorney (included on the signature page of the Registration Statement)

    *
    to be filed by amendment

  (b)
  Financial Statement Schedules:

        All other schedules are omitted because they are not required, are not applicable or the information is included in the consolidated financial statements or notes thereto.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, Colorado, on March 8, 2002.

Regal Entertainment Group
By:	/s/ MICHAEL L. CAMPBELL Michael L. Campbell Co-Chief Executive Officer
By:	/s/ KURT C. HALL Kurt C. Hall Co-Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Michael L. Campbell, Kurt C. Hall, Amy E. Miles and Peter B. Brandow and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ MICHAEL L. CAMPBELL Michael L. Campbell	Director, Vice Chairman and Co-Chief Executive Officer and Chief Executive Officer of Regal Cinemas Corporation (Co-Principal Executive Officer)	March 8, 2002
/s/ KURT C. HALL Kurt C. Hall	Director, Vice Chairman and Co-Chief Executive Officer and President and Chief Executive Officer of Regal CineMedia Corporation (Co-Principal Executive Officer)	March 8, 2002

/s/ AMY E. MILES Amy E. Miles	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 8, 2002
/s/ PHILIP F. ANSCHUTZ Philip F. Anschutz	Director	March 8, 2002
/s/ MICHAEL F. BENNET Michael F. Bennet	Director	March 8, 2002
/s/ STEPHEN A. KAPLAN Stephen A. Kaplan	Director	March 8, 2002
/s/ CRAIG D. SLATER Craig D. Slater	Director	March 8, 2002
/s/ ALFRED C. ECKERT III Alfred C. Eckert III	Director	March 8, 2002
/s/ ROBERT STARZEL Robert Starzel	Director	March 8, 2002
/s/ THOMAS D. BELL, JR. Thomas D. Bell, Jr.	Director	March 8, 2002

Exhibit Index

Exhibit Number	Description
1	Form of Underwriting Agreement*
2.1	Regal Cinemas Amended Joint Plan of Reorganization dated December 5, 2001
2.2
Regal Cinemas Disclosure Statement dated September 6, 2001 (filed as exhibit 2.3 to Regal Cinemas, Inc.'s Form 10-Q for the fiscal quarter ended September 27, 2001 (Commission File No. 333-52943), and incorporated herein by reference)
2.3
United Artists Second Amended Joint Plan of Reorganization (filed as exhibit 2 to United Artists' Current Report on Form 8-K filed on March 6, 2001 (Commission File No. 033-49598), and incorporated herein by reference)
2.4
United Artists Second Amended and Restated Disclosure Statement (filed as exhibit 2 to United Artists' Current Report on Form 8-K filed on March 6, 2001 (Commission File No. 033-49598), and incorporated herein by reference)
2.5	Edwards Theatres Second Amended Plan of Reorganization dated July 23, 2001
2.6	Edwards Theatres Disclosure Statement to Accompany Debtor's Second Amended Plan of Reorganization
2.7	Exchange Agreement, dated as of March 8, 2002, by and among Regal Entertainment Group and certain stockholders of Regal Cinemas, United Artists and Edwards Theatres
3.1	Registrant's Certificate of Incorporation
3.2	Registrant's Amended and Restated Certificate of Incorporation*
3.3	Registrant's Bylaws
3.4	Registrant's Amended and Restated Bylaws*
4.1	Specimen Class A Common Stock Certificate*
4.2	Specimen Class B Common Stock Certificate*
4.3
Revolving Credit Agreement, dated February 2, 2001, among United Artists Theatre Company, United Artists Theatre Circuit, Inc., United Artists Realty Company, United Artists Properties I Corp., United Artists Properties II Corp., the lenders party thereto, and Bankers Trust Company, as Administrative Agent (filed as exhibit 10.3 to United Artists Theatre Circuit's Form 10-Q for the fiscal quarter ended March 29, 2001 (Commission File No. 033-49598), and incorporated herein by reference).
4.4
Restructured Term Credit Facility, dated as of February 2, 2001, among United Artists Theatre Company, United Artists Theatre Circuit, Inc., United Artists Realty Company, United Artists Properties I Corp., United Artists Properties II Corp. lenders party thereto and Bank of America, N.A., as Administrative Agent (filed as exhibit 10.1 to United Artists Theatre Circuit's Form 10-Q for the fiscal quarter ended March 29, 2001 (Commission File No. 033-49598), and incorporated herein by reference).
4.5
Credit Agreement, dated as of January 29, 2002, among Regal Cinemas Corporation and Regal Cinemas, Inc. as Co-Borrowers, the lenders party thereto, Lehman Brothers Inc., as Sole Advisor, Sole Lead Arranger and Sole Book Manager, Credit Suisse First Boston, as Syndication Agent, General Electric Capital Corporation, as Documentation Agent, and Lehman Commercial Paper Inc., as Administrative Agent
4.6	Indenture, dated as of January 29, 2002, by and among Regal Cinemas Corporation, the guarantors party thereto and U.S. Trust National Association, as trustee

5	Opinion of Hogan & Hartson L.L.P. with respect to legality*
10.1	Regal Entertainment Group Stockholders' Agreement
10.2	2002 Regal Entertainment Group Stock Incentive Plan*
10.2.1	Form of Incentive Stock Option Agreement*
10.2.2	Form of Non-Qualified Stock Option Agreement*
10.2.3	Form of Warrant Agreement
10.3	Employment Agreement, dated , 2002, between Regal Entertainment Group and Michael L. Campbell*
10.4	Employment Agreement, dated , 2002, between Regal Entertainment Group and Kurt C. Hall*
10.5	Employment Agreement, dated , 2002, between Regal Entertainment Group and Amy E. Miles*
10.6	Employment Agreement, dated , 2002, between Regal Entertainment Group and Gregory W. Dunn*
21	Subsidiaries of the Registrant
23.1	Consent of KPMG LLP, Independent Public Accountants
23.2	Consent of KPMG LLP, Independent Public Accountants
23.3	Consent of KPMG LLP, Independent Public Accountants
23.4	Consent of Deloitte & Touche LLP, Independent Auditors
23.5	Consent of Arthur Andersen & Co., Independent Auditors
23.6	Consent of Hogan & Hartson L.L.P. (set forth in Exhibit 5)*
24	Powers of Attorney (included on the signature page of the Registration Statement)

    *
    to be filed by amendment

QuickLinks

TABLE OF CONTENTS
MARKET INFORMATION
Dealer Prospectus Delivery Obligation
PROSPECTUS SUMMARY
REGAL ENTERTAINMENT GROUP
The Offering
Summary Unaudited Pro Forma Combined Financial Data for 2001 (with combined adjusted historical amounts for 2000)
RISK FACTORS
Risks Related to Our Business and Industry
Risks Related to Our Corporate Structure
Stock Market Risks
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
ABOUT REGAL ENTERTAINMENT GROUP
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
REGAL ENTERTAINMENT GROUP UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
REGAL ENTERTAINMENT GROUP UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 27, 2001
REGAL ENTERTAINMENT GROUP Notes to Unaudited Pro Forma Combined Statement of Operations
REGAL ENTERTAINMENT GROUP UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 27, 2001
SELECTED HISTORICAL FINANCIAL DATA FOR REGAL ENTERTAINMENT GROUP
SELECTED HISTORICAL FINANCIAL AND OTHER DATA FOR REGAL CINEMAS, INC.
SELECTED HISTORICAL FINANCIAL AND OTHER DATA FOR UNITED ARTISTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
REGAL ENTERTAINMENT GROUP INDEX TO FINANCIAL STATEMENTS
Independent Auditors' Report
REGAL ENTERTAINMENT GROUP (A COMBINATION OF CERTAIN THEATRE INTERESTS OF ANSCHUTZ, SEE NOTE 1) Combined Balance Sheet January 3, 2002 (In Thousands)
REGAL ENTERTAINMENT GROUP (A COMBINATION OF CERTAIN THEATRE INTERESTS OF ANSCHUTZ, SEE NOTE 1) Combined Statement of Operations For Periods Under Common Control (note 1) (In Thousands)
REGAL ENTERTAINMENT GROUP (A COMBINATION OF CERTAIN THEATRE INTERESTS OF ANSCHUTZ, SEE NOTE 1) Combined Statement of Parent's Investment For Periods Under Common Control (note 1) (In Thousands)
REGAL ENTERTAINMENT GROUP (A COMBINATION OF CERTAIN THEATRE INTERESTS OF ANSCHUTZ, SEE NOTE 1) Combined Statement of Cash Flows For Periods Under Common Control (note 1) (In Thousands)
REGAL ENTERTAINMENT GROUP (A COMBINATION OF CERTAIN THEATRE INTERESTS OF ANSCHUTZ, SEE NOTE 1) Notes to Combined Financial Statements January 3, 2002
INDEPENDENT AUDITORS' REPORT
REGAL CINEMAS, INC. (DEBTORS-IN-POSSESSION AS OF OCTOBER 11, 2001) CONSOLIDATED BALANCE SHEETS DECEMBER 27, 2001 AND DECEMBER 28, 2000 (In Thousands, Except Share Amounts)
REGAL CINEMAS, INC. (DEBTORS-IN-POSSESSION AS OF OCTOBER 11, 2001) CONSOLIDATED STATEMENTS OF OPERATIONS YEARS ENDED DECEMBER 27, 2001, DECEMBER 28, 2000, AND DECEMBER 30, 1999 (In Thousands)
REGAL CINEMAS, INC. (DEBTORS-IN-POSSESSION AS OF OCTOBER 11, 2001) CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT) YEARS ENDED DECEMBER 27, 2001, DECEMBER 28, 2000, AND DECEMBER 30, 1999 (In Thousands, Except Share Amounts)
REGAL CINEMAS, INC. (DEBTORS-IN-POSSESSION AS OF OCTOBER 11, 2001) CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 27, 2001, DECEMBER 28, 2000, AND DECEMBER 30, 1999 (In Thousands)
REGAL CINEMAS, INC. (DEBTORS-IN-POSSESSION AS OF OCTOBER 11, 2001) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 27, 2001, DECEMBER 28, 2000 AND DECEMBER 30, 1999
INDEPENDENT AUDITORS' REPORT
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
UNITED ARTISTS THEATRE COMPANY AND SUBSIDIARIES Consolidated Balance Sheets (Amounts in Millions)
UNITED ARTISTS THEATRE COMPANY AND SUBSIDIARIES Consolidated Statements of Operations (Amounts in Millions)
UNITED ARTISTS THEATRE COMPANY AND SUBSIDIARIES Consolidated Statement of Stockholders' Equity (Deficit) and Comprehensive Income (Amounts in Millions)
UNITED ARTISTS THEATRE COMPANY AND SUBSIDIARIES Consolidated Statements of Cash Flows (Amounts in Millions)
UNITED ARTISTS THEATRE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report
EDWARDS THEATRES, INC. AND SUBSIDIARIES Consolidated Balance Sheets December 27, 2001 and December 26, 2000 (In Thousands, Except Share Data)
EDWARDS THEATRES, INC. AND SUBSIDIARIES Consolidated Statements of Operations and Comprehensive Loss Years ended December 27, 2001, December 26, 2000, and December 28, 1999 (In Thousands)
EDWARDS THEATERS, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements Years ended December 27, 2001, December 26, 2000, and December 28, 1999
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
Exhibit Index